     As filed with the Securities and Exchange Commission on June 24, 1996
                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                _______________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________
                      VETERINARY CENTERS OF AMERICA, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                            0742                    95-4097995
(State or Other Jurisdiction        (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or Organization)     Classification Code No.)     Identification No.)

           3420 OCEAN PARK BOULEVARD, SANTA MONICA, CALIFORNIA  90405
                                 (310) 392-9599
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                ROBERT L. ANTIN
                           3420 OCEAN PARK BOULEVARD
                            SANTA MONICA, CALIFORNIA
                                 (310) 392-9599
         (Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                                _______________

                                   COPIES TO:


   C.N. Franklin Reddick III, Esq.               Andrew J. Beck, Esq.
        Julie M. Kaufer, Esq.                      Haythe & Curley
Troop Meisinger Steuber & Pasich, LLP              237 Park Avenue
      10940 Wilshire Boulevard                 New York, New York 10017
   Los Angeles, California 90024                   (212) 880-6000
          (310) 824-7000

                                 _____________

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                   Proposed Maximum      Proposed Maximum
   Title of Each Class of       Amount to be     Offering Price Per     Aggregate Offering          Amount of Registration
 Securities to be Registered    Registered(1)          Unit(2)               Price(2)                       Fee(3)
- -------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3,411,434            $9.25              $31,555,764                     $28,292.51
- -------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares expected to be issued in connection with the transaction described herein.
(2) Estimated solely for the purposes of determining the registration fee in accordance with Rule 457(f)(1). The proposed maximum offering price is based on the average of the high and low prices of Pet Practice Common Stock on June 18, 1996 on the Nasdaq National Market. The proposed maximum aggregate offering price is based on the product of $9.25 (the proposed maximum aggregate offering price per unit) and 3,411,434 (the maximum number of shares expected to be issued in connection with the transaction described herein).
(3) Pursuant to Rule 457(b), includes the fee of $16,392.31 previously paid in connection with the filing with the Commission of the preliminary proxy materials relating to the transactions described herein on April 30, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CROSS REFERENCE SHEET


ITEM NO.                        FORM S-4 ITEM NUMBER                               HEADING IN PROSPECTUS
  1.       Forepart of Registration Statement and Outside Front Cover        Outside Front Cover Page
           Page of Prospectus

  2.       Inside Front and Outside Back Cover Pages of Prospectus           Inside Front Cover Page; Available
                                                                             Information; Table of Contents

  3.       Risk Factors, Ratio of Earnings to Fixed Charges and Other        Summary of Joint Proxy Statement/
           Information                                                       Prospectus; Risk Factors; The Merger;
                                                                             Comparative Per Share Data; Market Price
                                                                             Information; Selected Historical and
                                                                             Unaudited Pro Forma Financial Data;
                                                                             Unaudited Pro Forma Financial Data

   4.      Terms of the Transaction                                          Summary of Joint Proxy
                                                                             Statement/Prospectus; The Merger; The
                                                                             Merger Agreement; Comparison of
                                                                             Stockholders' Rights

   5.      Pro Forma Financial Information                                   Summary of Joint Proxy
                                                                             Statement/Prospectus; Unaudited Pro Forma
                                                                             Financial Data

   6.      Material Contracts With the Company Being Acquired                Summary of Joint Proxy
                                                                             Statement/Prospectus; The Merger

   7.      Additional Information Required for Reoffering by Persons                              *
           and Parties Deemed to be Underwriters

   8.      Interests of Named Experts and Counsel                            Legal Opinion; Experts

   9.      Disclosure of Commission Position on Indemnification For                               *
           Securities Act Liabilities

  10.      Information With Respect to S-3 Registrants                                            *

  11.      Incorporation of Certain Information by Reference                                      *

  12.      Information with Respect to S-2 or S-3 Registrants                                     *

  13.      Incorporation of Certain Information by Reference                                      *

  14.      Information With Respect to Registrants Other than S-3 or S-      Summary of Joint Proxy
           2 Registrants                                                     Statement/Prospectus; The Merger;
                                                                             Selected Historical and Unaudited Pro Forma Financial
                                                                             Data; Management's Discussion and Analysis of Financial
                                                                             Condition and Results of Operations of VCA; Business of
                                                                             VCA
  15.      Information With Respect to S-3 Companies                                              *

  16.      Information With Respect to S-2 or S-3 Companies                                       *


ITEM NO.                  FORM S-4 ITEM NUMBER                                    HEADING IN PROSPECTUS
  17.      Information With Respect to Other Than S-2 or S-3                 Summary of Joint Proxy
           Companies                                                         Statement/Prospectus; The Merger; Selected
                                                                             Historical and Unaudited Pro Forma
                                                                             Financial Data; Management's Discussion
                                                                             and Analysis of Financial Condition and
                                                                             Results of Operations of Pet Practice;
                                                                             Business of Pet Practice

  18.      Information if Proxies, Consents or Authorizations Are to be      The Meetings of Stockholders; The Merger
           Solicited

  19.      Information If Proxies, Consents of Authorizations Are Not                             *
           to be Solicited, or in an Exchange Offer
- -----------------------------

*    None or not applicable.

[VCA LOGO]



                                 June __, 1996


 Dear Stockholder:

     As most of you are aware, Veterinary Centers of America, Inc. ("VCA") has entered into an Agreement and Plan of Reorganization with The Pet Practice, Inc. At our Annual Meeting on July 19, 1996, you will be asked to consider and approve the Merger and related items. The attached Joint Proxy
 Statement/Prospectus presents the details of this proposed strategic combination.

     VCA's Board of Directors has unanimously approved the Merger and recommends that you vote FOR all proposals presented.

     Our Board believes that VCA through this Merger will be better able to compete effectively in the companion animal care market. The addition of a large portfolio of strong, quality animal hospitals, the complementary geographic locations of these hospitals, the increased market capitalization, the opportunities for economies of scale and operating efficiencies as well as the potential expansion of VCA's veterinary diagnostic laboratory and pet food businesses should all result from the combination of VCA and The Pet Practice, Inc. For further information regarding the potential benefits of the Merger, I urge that you read carefully the section "The Merger -- VCA's Reasons for the Merger; Recommendations of the VCA Board" in the attached document.

     Even if you plan to attend the Annual Meeting in person, please complete, sign and promptly return the enclosed proxy in the enclosed postage-prepaid envelope.


                                         Sincerely,



                                         Robert L. Antin
                                         Chief Executive Officer

                             THE PET PRACTICE, INC.
                             1018 West Ninth Avenue
                      King of Prussia, Pennsylvania 19406


                                                                   June __, 1996



 To our stockholders:

     Your Board of Directors has approved an Agreement and Plan of Reorganization, dated as of March 21, 1996, whereby The Pet Practice, Inc. ("The Pet Practice") would become a wholly owned subsidiary of Veterinary Centers of America, Inc, ("VCA"). In the merger, each outstanding share of The Pet Practice common stock will be converted into the right to receive a fractional number of shares of VCA common stock.

     Consummation of the merger is subject to, among other things, the approval of the stockholders of The Pet Practice voting at a Special Meeting of the Stockholders on July 19, 1996. Information concerning the Special Meeting, the merger transaction, and other matters concerning The Pet Practice and VCA is set forth in the accompanying proxy material. Because of the importance of the merger to The Pet Practice and its stockholders, we urge you to read this material carefully.

     Your Board of Directors and management have studied the proposed merger and have recommended that it be approved by the stockholders of The Pet Practice. Your Board of Directors and management believe that, by combining the complementary strengths of The Pet Practice and VCA, the merger will enhance the business prospects of both companies and that stockholders will benefit from the opportunity for continued equity participation in the combined enterprise.

     Your Board of Directors unanimously recommends that you vote FOR the merger. Since your vote is important at the Special Meeting of the Stockholders of The Pet Practice, we ask that you promptly complete, sign, date, and return the enclosed proxy in the enclosed envelope.

     We join with your Board of Directors in urging you to vote FOR the approval and adoption of the Agreement and Plan of Reorganization.

                    Sincerely,



                    STEPHEN F. NAGY      PETER J. COHEN
                    Chairman of the Board    President and Chief
                                         Executive Officer



                             YOUR VOTE IS IMPORTANT

     To ensure that your interests will be represented at the Meeting, whether or not you plan to attend, please complete, date, sign, and mail your proxy promptly in the enclosed postage-paid envelope. Stockholders who attend the Meeting in person may revoke their proxies and vote in person if they desire.

                      VETERINARY CENTERS OF AMERICA, INC.
                                  ___________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  ___________

                            To Be Held July 19, 1996

 TO THE STOCKHOLDERS OF VETERINARY CENTERS OF AMERICA, INC.:


     Notice is hereby given that the 1996 Annual Meeting of Stockholders (the "VCA Annual Meeting") of Veterinary Centers of America, Inc. ("VCA") will be held at VCA's offices at 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, on July 19, 1996, at 10:00 a.m., Los Angeles time, for the following purposes:

     1. To approve the issuance of shares of Common Stock, par value $.001 per share, of VCA (the "VCA Common Stock"), pursuant to the Agreement and Plan of Reorganization, dated as of March 21, 1996, by and among VCA, Golden Merger Corporation, a Delaware corporation and a wholly owned subsidiary of VCA ("Merger Corp."), and The Pet Practice, Inc., a Delaware corporation ("Pet Practice"), pursuant to which, among other things, (i) Pet Practice will be merged with and into Merger Corp., which will be the surviving corporation, and Pet Practice will become a wholly owned subsidiary of VCA (the "Merger") and
 (ii) each outstanding share of Common Stock, par value $.01 per share, of Pet Practice will be converted into the right to receive a fraction of a share of VCA Common Stock determined by reference to an Exchange Ratio;

     2. To elect two Class II Directors to the Board of Directors of VCA, each to hold office for three years and until their respective successors are elected;

     3. To amend VCA's Certificate of Incorporation to increase the number of authorized shares of VCA Common Stock and VCA Preferred Stock;

     4.  To adopt the VCA 1996 Stock Incentive Plan;

     5.  To adopt the VCA 1996 Employee Stock Purchase Plan; and

     6. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

     Only holders of record of the VCA Common Stock at the close of business on May 20, 1996 are entitled to notice of and to vote at the VCA Annual Meeting and adjournments or postponements thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person, even though he or she has returned a Proxy.

                                         By Order of the Board of Directors


                                         Arthur J. Antin
                                         Secretary

 3420 Ocean Park Boulevard
 Santa Monica, CA 90405
 June __, 1996

 IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                             THE PET PRACTICE, INC.
                             1018 West Ninth Avenue
                      King of Prussia, Pennsylvania 19406

                   Notice of Special Meeting of Stockholders
                            to be held July 19, 1996


                                                   King of Prussia, Pennsylvania
                                                                   June __, 1996


 To the Holders of Common Stock of
 The Pet Practice, Inc.:

     A Special Meeting of the Stockholders of The Pet Practice, Inc., a Delaware corporation ("The Pet Practice"), will be held at the Park Ridge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania, on July 19, 1996, at 2:00 p.m., for the following purposes, as more fully described in the accompanying Joint Proxy Statement/Prospectus.

     1. To consider and act upon a proposal to approve and adopt the Agreement and Plan of Reorganization (the "Merger Agreement") dated as of March 21, 1996, by and among Veterinary Centers of America, Inc., a Delaware corporation ("VCA"), Golden Merger Corporation, a Delaware corporation and a wholly owned subsidiary of VCA ("Merger Corp."), and The Pet Practice (a copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy
                          -------- -
 Statement/Prospectus), providing for the merger of The Pet Practice with and into Merger Corp., whereupon The Pet Practice will become a wholly owned subsidiary of VCA.

     2. To transact such other business as may properly come before the Meeting or any adjournment or postponements thereof.

     The Board of Directors has fixed the close of business on May 20, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. A list of the stockholders entitled to vote at the Meeting may be examined at The Pet Practice's executive offices located in King of Prussia, Pennsylvania, during the ten-day period preceding the Meeting.

                         By Order of the Board of Directors



                         Warren D. Barratt
                         Secretary



         YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT

     You are cordially invited to attend the Meeting in person. If you do not expect to be present, please promptly mark, sign, and date the enclosed form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that your vote can be recorded.

                             JOINT PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                     OF VETERINARY CENTERS OF AMERICA, INC.
                                      AND
           SPECIAL MEETING OF STOCKHOLDERS OF THE PET PRACTICE, INC.
                            TO BE HELD JULY 19, 1996
                                _______________

                      VETERINARY CENTERS OF AMERICA, INC.
                                   PROSPECTUS
                                 ______________

     This Joint Proxy Statement/Prospectus is being furnished to holders of common stock of Veterinary Centers of America, Inc., a Delaware corporation ("VCA"), in connection with the solicitation of proxies by the Board of Directors of VCA (the "VCA Board") for use at the 1996 Annual Meeting of Stockholders (the "VCA Annual Meeting"), to be held on July 19, 1996 at VCA's offices at 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California, commencing at 10:00 a.m., local time, and at any adjournments or postponements thereof.

     This Joint Proxy Statement/Prospectus is also being furnished to holders of common stock, par value $.01 per share (the "Pet Practice Common Stock"), of The Pet Practice, Inc., a Delaware corporation ("Pet Practice"), in connection with the solicitation of proxies by the Board of Directors of Pet Practice (the "Pet Practice Board") for use at the Special Meeting of Stockholders of Pet Practice (the "Pet Practice Special Meeting") to be held on July 19, 1996, at the Park Ridge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania, commencing at 2:00 p.m., local time, and at any adjournments or postponements thereof.

     VCA has filed a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to shares of the VCA Common Stock that are proposed to be issued in connection with the merger (the "Merger") of Pet Practice with and into Golden Merger Corporation, a Delaware corporation and a wholly owned subsidiary of VCA ("Merger Corp."), pursuant to the Agreement and Plan of Reorganization, dated as of March 21, 1996, among VCA, Merger Corp. and Pet Practice (the "Merger Agreement") in exchange for outstanding securities of Pet Practice. Pursuant to the Merger Agreement, each share of Pet Practice Common Stock will be converted into a fraction of a share of VCA Common Stock based upon the Exchange Ratio described on page __ hereof under the caption "The Merger Agreement -- Consideration to be Received in the Merger." Based upon the closing sale price of the VCA Common Stock ($___) on the Nasdaq National Market on June __, 1996 (the last practicable day before printing this Joint Proxy Statement/Prospectus) each share of Pet Practice Common Stock will be converted into the right to receive ___ shares of VCA Common Stock in the Merger. The actual Exchange Ratio will be determined by reference to the average of the closing sale prices of the VCA Common Stock over the 20 trading days ending on the third trading day prior to the day of the VCA Annual Meeting and the Pet Practice Special Meeting (the "Average Price") and could result in a greater or lower number of shares of VCA Common Stock issued in the Merger than reflected in the prior sentence.

     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of VCA filed as part of the Registration Statement. This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the respective stockholders of VCA and Pet Practice on or about June __, 1996. All information contained in this Joint Proxy Statement/Prospectus concerning VCA has been furnished by VCA and information with respect to Pet Practice has been furnished by Pet Practice. Information contained in this Joint Proxy Statement/Prospectus concerning Pets' Rx, Inc. has been furnished by Pets' Rx, Inc.

     SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY VCA AND PET PRACTICE STOCKHOLDERS COMMENCING ON PAGE 23 AND ENDING ON PAGE 28 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY
STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Joint Proxy Statement/Prospectus does not cover any resales of the VCA Common Stock to be received by the stockholders of Pet Practice upon the consummation of the transactions contemplated by the Merger Agreement, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resales.

      The date of this Joint Proxy Statement/Prospectus is June __, 1996
            ________________________________________________________

     No person has been authorized to give any information or to make any representations not contained herein and the documents incorporated by reference herein, and any information or representation not contained herein or therein must not be relied upon as having been authorized by VCA, Merger Corp. or Pet Practice. Neither the delivery hereof nor any distribution of the securities being offered pursuant hereto shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

     VCA and Pet Practice are each subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. VCA Common Stock and Pet Practice Common Stock are listed on the Nasdaq National Market and such material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     VCA has filed with the Commission the Registration Statement relating to shares of VCA Common Stock that are proposed to be issued in connection with the Merger to holders of Pet Practice Common Stock. See "THE MERGER AGREEMENT-- Consideration to be Received in the Merger." This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement filed by VCA with the Commission, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated into this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document.

                               TABLE OF CONTENTS

                                                                                              PAGE
 AVAILABLE INFORMATION..................................................................        3

 SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS............................................        8
    The Companies.......................................................................        8
    Meetings of Stockholders............................................................        9
    The Merger..........................................................................       10

 SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA.............................       17

 MARKET PRICE INFORMATION...............................................................       21

 COMPARATIVE PER SHARE DATA.............................................................       22

 RISK FACTORS...........................................................................       23
    Pending Transactions................................................................       23
    Anticipated Effects of Acquisitions.................................................       24
    Rapid Expansion and Management of Growth............................................       24
    Dependence on Acquisitions for Future Growth........................................       25
    Leverage............................................................................       25
    Risks Associated with Intangible Assets.............................................       25
    Guaranteed Payments.................................................................       26
    Seasonality and Fluctuating Quarterly Results.......................................       26
    Dependence on Key Management........................................................       26
    Joint Ventures......................................................................       27
    Competition.........................................................................       27
    Government Regulation...............................................................       27
    Anti-takeover Effect................................................................       27
    Impact of Shares Eligible for Future Sale...........................................       28
    Possible Volatility of Stock Price..................................................       28

 THE MEETINGS OF STOCKHOLDERS...........................................................       29
    General.............................................................................       29
    Matters to be Considered at the Meetings............................................       29
    Record Dates; Voting Rights; Votes Required for Approval............................       30
    Proxies.............................................................................       31
    No Dissenters' Rights...............................................................       32
    Proxy Solicitation..................................................................       32

 THE MERGER.............................................................................       32
    Background of the Merger............................................................       32
    VCA's Reasons for the Merger; Recommendations of the VCA Board......................       34
    Pet Practice's Reasons for the Merger; Recommendations of the Pet Practice Board....       36
    Opinions of Financial Advisors......................................................       37
    Interests of Certain Persons in the Merger..........................................       43
    Accounting Treatment................................................................       44
    Certain Federal Income Tax Consequences.............................................       44
    Resale Restrictions.................................................................       45
    Regulatory Matters..................................................................       46
    Nasdaq National Market..............................................................       46

                                                                                            PAGE
 THE MERGER AGREEMENT...................................................................     47
    General.............................................................................     47
    Consideration to be Received in the Merger..........................................     47
    Exchange of Shares..................................................................     48
    Representations and Warranties......................................................     49
    Certain Covenants...................................................................     50
    Conditions to the Merger............................................................     51
    Termination of the Merger Agreement.................................................     52
    Amendment and Waiver................................................................     53

 BUSINESS OF VCA........................................................................     53
    General.............................................................................     53
    Recent Developments.................................................................     53
    The Companion Animal Health Care Industry...........................................     54
    Business Strategy...................................................................     55
    Acquisition Strategy................................................................     56
    Operations and Marketing............................................................     60
    Fees and Sources of Payment.........................................................     60
    Systems.............................................................................     60
    Competition.........................................................................     60
    Joint Venture Agreements............................................................     61
    Government Regulation...............................................................     61
    Employees...........................................................................     62
    Properties..........................................................................     62
    Legal Proceedings...................................................................     62
    Executive Officers and Directors of VCA.............................................     63
    Board Meetings and Committees.......................................................     64
    Compensation of Directors...........................................................     64
    Compensation Committee Interlocks and Insider Participation.........................     65
    Report of the Compensation Committee................................................     65
    Summary Compensation Table..........................................................     67
    Option Grants in Last Fiscal Year...................................................     68
    Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values...     68
    Employment Agreements...............................................................     69
    Compliance with Section 16(a) of the Securities Exchange Act........................     69
    Stock Performance Graph.............................................................     70
    Security Ownership of Certain Beneficial Owners and Management of VCA...............     71

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF VCA................................................................................     72

 BUSINESS OF PET PRACTICE...............................................................     84
    General.............................................................................     84
    The Veterinary Services Industry....................................................     84
    Strategy............................................................................     85
    Patient Services....................................................................     85
    Network Development.................................................................     86
    Marketing...........................................................................     87
    Clinical Leadership.................................................................     88
    Employer of Choice Programs.........................................................     88
    Management Information Systems......................................................     88
    Competition.........................................................................     89
    Licensing and Certification; Professional Associations; Regulation..................     89
    Trademarks..........................................................................     90
    Employees...........................................................................     90
    Insurance...........................................................................     90
    Properties..........................................................................     91

                                                                                           PAGE
    Legal Proceedings...................................................................    91
    Executive Officers of Pet Practice..................................................    91
    Security Ownership of Certain Beneficial Owners and Management of Pet Practice......    97

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS OF PET PRACTICE..................................................    98
    Overview............................................................................    98
    Seasonality.........................................................................    99
    Results of Operations...............................................................   100
    Results of Operations for the Thirteen Weeks Ended April 3, 1996 Compared to
   the Thirteen Weeks Ended March 29, 1995..............................................   100
    Results of Operations for the Year Ended January 3, 1996 Compared to
   the Year Ended December 28, 1994.....................................................   101
    Results of Operations for the Year Ended December 28, 1994 Compared to
   the Period October 27, 1993 (Commencement of Operations)
   through December 29, 1993............................................................   102
    Liquidity and Capital Resources.....................................................   103

 UNAUDITED PRO FORMA FINANCIAL DATA.....................................................   105

 DESCRIPTION OF VCA CAPITAL STOCK.......................................................   126
    Common Stock........................................................................   126
    Redeemable Warrants.................................................................   126
    VCA Preferred Stock.................................................................   127
    VRI Warrants........................................................................   127
    Debentures..........................................................................   127
    Anti-takeover Provisions............................................................   127
    Section 203 of the DGCL.............................................................   128
    Transfer Agent......................................................................   128

 COMPARISON OF STOCKHOLDERS' RIGHTS.....................................................   128

 ELECTION OF CLASS II DIRECTORS.........................................................   130
    Information with Respect to Nominees, Continuing Directors and Executive Officers...   130

 PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF VCA
 TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF VCA COMMON STOCK AND
 VCA PREFERRED STOCK....................................................................   131
    The Amendment.......................................................................   131
    Certain Effects of the Proposed Amendment...........................................   132
    Recommendation and Vote.............................................................   132

 PROPOSAL TO APPROVE THE ADOPTION OF THE VCA 1996 STOCK INCENTIVE PLAN..................   132
    Introduction........................................................................   132
    Purpose.............................................................................   133
    Administration......................................................................   133
    Eligibility and Nondiscretionary Grants.............................................   133
    Terms of Options....................................................................   133
    Adjustments upon Changes in Capitalization..........................................   134
    Amendment and Termination of the 1996 Plan..........................................   134
    Effect of Section 16(b) of the Exchange Act.........................................   134
    Federal Income Tax Consequences.....................................................   135
    Required Vote.......................................................................   136




                                                                                           PAGE
 PROPOSAL TO APPROVE THE ADOPTION OF THE VCA 1996 EMPLOYEE STOCK PURCHASE PLAN..........   136
    Summary of Plan.....................................................................   136
    Required Vote.......................................................................   137

 PROPOSALS OF STOCKHOLDERS..............................................................   137

 INDEPENDENT PUBLIC ACCOUNTANTS.........................................................   137

 LEGAL OPINION..........................................................................   137

 EXPERTS................................................................................   137

 OTHER MATTERS..........................................................................   137

 ANNUAL REPORT TO STOCKHOLDERS..........................................................   138

 INDEX TO FINANCIAL STATEMENTS..........................................................   F-1

 APPENDICES

 Appendix A  Agreement and Plan of Reorganization
 Appendix B  Opinion of National Westminster Bank PLC
 Appendix C  Opinion of Smith Barney Inc.
 Appendix D  VCA 1996 Stock Incentive Plan
 Appendix E  VCA 1996 Employee Stock Purchase Plan
 Appendix F  Exchange Ratios

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and is qualified in its entirety by reference to the more detailed information and financial statements and notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus and in the Appendices hereto. Unless the context otherwise requires, all references herein to "VCA" refer to Veterinary Centers of America, Inc. and its consolidated subsidiaries, and all references to "Pet Practice" refer to The Pet Practice, Inc. and its consolidated subsidiaries. This Joint Proxy Statement/Prospectus contains forward looking statements, which are inherently uncertain. Actual results may differ from those discussed in such forward looking statements for the reasons, among others, discussed in "Risk Factors."


                                            THE COMPANIES

VCA ............  VCA was founded in 1986 and is a leading companion animal health care company. VCA has established a premier position in the animal hospital and veterinary diagnostic laboratory segments and has an emerging presence in the premium pet food segment. VCA operates the largest network of free-standing, full service animal hospitals in the country. This network has grown from one animal hospital in 1988 to 80 full service animal hospitals located in 16 states at June 20, 1996. As a leader in the industry, VCA also operates one of the largest networks of veterinary-exclusive laboratories in the nation with three full service laboratories and eight STAT (quick response) laboratories servicing over 8,000 animal hospitals located in 40 states. VCA also markets both a life-stage and a therapeutic line of premium pet food through Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company. The mailing address of VCA's principal executive offices is 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405; its telephone number is (310) 392-9599. See "BUSINESS OF VCA."

Pet Practice ...  Pet Practice owns and operates veterinary care group practices. Pet Practice is one of the largest and fastest growing providers of companion animal veterinary care in the United States. Pet Practice typically establishes comprehensive networks that include day clinics and 24-hour emergency/acute care clinics. In certain markets, Pet Practice also provides pet boarding and grooming services. Pet Practice believes it currently is one of the few companies pursuing a national strategy of consolidating veterinary care group practices in an effort to create comprehensive veterinary care networks. Pet Practice currently operates 84 veterinary clinics in 11 states. Of those 84 clinics, 54 operate in three established networks, 18 operate in one network in the integration stage and 12 operate in two networks still in the development stage. All of Pet Practice's services are provided on a fee-for-service basis and customers generally remit payment at the time services are delivered. The mailing address of Pet Practice's principal executive offices is 1018 West Ninth Avenue, King of Prussia, Pennsylvania 19406; its telephone number is (610) 992-8800. See "BUSINESS OF PET PRACTICE."

                        MEETINGS OF STOCKHOLDERS

VCA ............  The 1996 Annual Meeting of Stockholders of VCA (the "VCA
                  Annual Meeting") will be held on July 19, 1996 at 10:00 a.m. (Pacific Daylight Time), at VCA's offices, 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California. The purpose of the VCA Annual Meeting is to consider and vote on the following proposals: (i) the issuance of shares of VCA Common Stock in exchange for shares of Pet Practice Common Stock pursuant to the Merger Agreement, (ii) to elect two Class II Directors to the VCA Board, (iii) an amendment to VCA's Certificate of Incorporation to increase the number of authorized shares of VCA Common Stock from 30,000,000 shares to 75,000,000 shares and to increase the number of authorized shares of VCA Preferred Stock from 1,000,000 shares to 2,000,000 shares, (iv) to adopt the VCA 1996 Stock Incentive Plan, (v) to adopt the VCA 1996 Employee Stock Purchase Plan, and (vi) such other matters as may properly be brought before the VCA Annual Meeting.

                  Holders of record of VCA Common Stock at the close of business on May 20, 1996 (the "VCA Record Date") will be entitled to notice of and to vote at the VCA Annual Meeting. On the VCA Record Date, there were 13,179,882 shares of VCA Common Stock outstanding and entitled to vote. Each share of VCA Common Stock is entitled to one vote on each matter that is properly presented to the stockholders for a vote at the VCA Annual Meeting. Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of a majority of the shares of VCA Common Stock present at the VCA Annual Meeting and entitled to vote is required to approve the issuance of shares of VCA Common Stock in exchange for shares of Pet Practice Common Stock pursuant to the Merger Agreement (the "Merger Proposal"). See "THE MEETINGS OF STOCKHOLDERS -- Record Dates; Voting Rights; Votes Required for Approval."

                  Proxies (including revocations of previously delivered proxies) may be delivered (i) by United States mail or courier service to Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, New York 10004, or (ii) by facsimile to (212) 509-5150.

                  As of the VCA Record Date, directors and executive officers of VCA and their affiliates as a group beneficially owned 810,017 shares of VCA Common Stock (excluding shares subject to exercisable options), or approximately 6.1% of those shares outstanding as of such date.

Pet Practice ...  The Special Meeting of Stockholders of Pet Practice (the "Pet
                  Practice Special Meeting" and collectively with the VCA Annual Meeting, the "Stockholder Meetings") will be held on July 19, 1996 at 2:00 p.m. (Eastern Daylight Time) at the Park Ridge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania. The purpose of the Pet Practice Special Meeting is to consider and vote on (i) a proposal to approve and adopt the Merger Agreement, and (ii) such other matters as may properly be brought before the Pet Practice Special Meeting.

                  Holders of record of Pet Practice Common Stock at the close of business on May 20, 1996 (the "Pet Practice Record Date") will be entitled to notice of and to vote at the Pet Practice Special Meeting. On the Pet Practice Record Date, there were 8,623,720 shares of Pet Practice Common Stock outstanding and entitled to vote. Each share of Pet Practice Common Stock is entitled to one vote on each matter that is properly presented to stockholders for a vote at the Pet Practice Special Meeting. Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of Pet Practice Common Stock is required to approve and adopt the Merger Agreement. See "THE MEETINGS OF STOCKHOLDERS -- Record Dates; Voting Rights; Votes Required for Approval."

                  Proxies (including revocations of previously delivered proxies) may be delivered (i) by United States mail or courier service to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, or (ii) by facsimile to
                  (718) 921-8331.

                  As of the Pet Practice Record Date, directors and executive officers of Pet Practice and their affiliates as a group beneficially owned 3,901,567 shares of Pet Practice Common Stock (excluding shares subject to exercisable options), or approximately 45.2% of those shares outstanding as of such date.

                  In connection with the Merger Agreement, a holder of 41.8% of the outstanding shares of Pet Practice Common Stock has executed and delivered an irrevocable proxy to VCA to vote its shares in favor of the Merger. See "THE MEETINGS OF STOCKHOLDERS -- Record Dates; Voting Rights; Votes Required for Approval."

                                  THE MERGER

Conversion of
   Securities ..  Upon consummation of the transactions contemplated by the
                  Merger Agreement, (a) Pet Practice will be merged with and into Merger Corp., which will result in Pet Practice becoming a wholly owned subsidiary of VCA, (b) each issued and outstanding share of Pet Practice Common Stock will be converted into the right to receive shares of VCA Common Stock by reference to an Exchange Ratio, and (c) each outstanding option of Pet Practice will be assumed by VCA in accordance with the Merger Agreement and will be exercisable upon the same terms and conditions as under the applicable agreement or plan representing such option, except that each option shall be exercisable for that number of shares of VCA Common Stock (to the nearest whole share) into which the number of shares of Pet Practice Common Stock subject to such option immediately prior to the Effective Time (as defined below) would be converted under the Merger Agreement and the exercise price per share of each such option shall be adjusted in the manner set forth in the Merger Agreement.

Conversion (cont.) .... The Exchange Ratio will be determined by reference to the average closing price of VCA Common Stock over the 20 trading days ending on the third trading day before the meetings at which the stockholders of VCA and Pet Practice consider the merger (the "Average Price"). If the Average Price of the VCA Common Stock ranges from $25 to $30 per share, the Exchange Ratio shall be determined by dividing $10 by the Average Price of the VCA Common Stock, resulting in a valuation of $10 per share of Pet Practice Common Stock throughout the range.

                        If the Average Price of the VCA Common Stock is less than $24 per share, the Exchange Ratio will be increased (from 0.395 at $24 per share) by 0.005 for each dollar of such reduction down to $18.50 per share of VCA Common Stock, and if the Average Price of VCA Common Stock is more than $31 per share, the Exchange Ratio shall be reduced (from 0.3350 at $31 per share) by 0.005 for each dollar of such increase up to $49.00 per share.

                        No further adjustment shall be made if the Average Price of VCA Common Stock shall be less than $18.50. If the Average Price of the VCA Common Stock is greater than $49.00, the Exchange Ratio shall be determined by dividing $12.005 by the Average Price. In all cases, a proportionate reduction or increase, as the case may be, shall be made if the price of VCA Common Stock is less than a round dollar.

                        Based on the foregoing, the resulting valuation of the merger consideration per share of Pet Practice Common Stock will range from $7.82 per share (if the Average Price is $18.50 per share) to $12.005 per share (if the Average Price is $49.00 per share).

                        By way of illustration (i) at $___ per share of VCA Common Stock (the closing price of the VCA Common Stock on June ___, 1996, the last practicable date before the printing of this Joint Proxy Statement/Prospectus), the Exchange Ratio would be ___, resulting in a valuation of $___ per share of Pet Practice Common Stock, (ii) at $20 per share of VCA Common Stock, the Exchange Ratio would be 0.4150, resulting in a valuation of $8.30 per share of Pet Practice Common Stock, and (iii) at $28.00 per share of VCA Common Stock, the Exchange Ratio would be 0.3571, resulting in a valuation of $10.00 per share of Pet Practice Common Stock.

                        Based upon the number of shares of Pet Practice Common Stock outstanding at the Pet Practice Record Date and upon the closing price of VCA Common Stock ($_____) on the Nasdaq National Market on June __, 1996 (the last practicable date before the printing of this Joint Proxy Statement/Prospectus), the former Pet Practice stockholders will hold, immediately after the Merger, approximately ___% of the aggregate number of outstanding shares of VCA Common Stock.

                        Pet Practice and VCA have established a phone number which may be called by VCA stockholders and Pet Practice stockholders to obtain more current estimates of the Exchange Ratio based upon the foregoing. Please call
                        (800) 223-2064 for a current estimate of the Exchange Ratio based upon more recent market closing prices of the VCA Common Stock. See "THE MERGER AGREEMENT -- Consideration to be Received in the Merger."

Fractional Shares .......  Fractional shares of VCA Common Stock will not be issued in connection with the Merger. A holder otherwise entitled to a fractional share will be paid cash in lieu of such fractional share in an amount equal to the product of the Average Price (as defined) of a share of VCA Common Stock multiplied by the fraction of a share to which such holder would otherwise be entitled. See "THE MERGER AGREEMENT -- Consideration to be Received in the Merger."

Concurrent Transactions... VCA's growth strategy is dependent principally on its ability to acquire existing animal hospitals and veterinary diagnostic laboratories. During the period from January 1, 1996 to June 20, 1996, VCA acquired
                           (i) Pets' Rx, the owner and operator of 16 animal hospitals, (ii) three veterinary diagnostic laboratories, and (iii) 11 individual animal hospitals, one of which was consolidated into an existing facility. VCA continues to evaluate acquisitions and negotiate with several potential acquisition candidates. VCA may effect one or more such acquisitions from the date of this Joint Proxy Statement/Prospectus through the date of the closing of the Merger with Pet Practice.

VCA's Reasons for the
  Merger; Recommendations
  of the VCA Board.......  The VCA Board, by unanimous vote, has determined that the Merger is in the best interests of the stockholders of VCA and recommends that the stockholders of VCA vote in favor of the Merger Proposal. The decision of the VCA Board to enter into the Merger Agreement and to recommend that stockholders vote in favor of the Merger Proposal is based upon its evaluation of a number of factors including, among others, the opinion of National Westminster Bank PLC, New York Branch ("NatWest"), VCA's financial advisor for the Merger, to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by VCA pursuant to the Merger Agreement is fair to VCA from a financial point of view. See "THE MERGER -- VCA's Reasons for the Merger; Recommendations of the VCA Board" and " -- Opinions of Financial Advisors -- VCA."

Pet Practice's Reasons
  for the Merger;
  Recommendations of the
  Pet Practice Board ....  The Pet Practice Board, by unanimous vote, has determined that the Merger is in the best interests of the stockholders of Pet Practice and recommends that the stockholders of Pet Practice vote to approve the Merger and the Merger Agreement. The decision of the Pet Practice Board to enter into the Merger Agreement and to recommend that stockholders vote to approve the Merger and the Merger Agreement is based upon its evaluation of a number of factors. See "THE MERGER -- Pet Practice's Reasons for the Merger; Recommendations of the Pet Practice Board" and " -- Opinions of Financial Advisors -- Pet Practice."

Opinion of VCA's
  Financial Advisor....... On March 21, 1996, prior to the execution of the
                           Merger Agreement, NatWest rendered to the VCA Board its written opinion to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by VCA pursuant to the Merger Agreement is fair to VCA from a financial point of view. A copy of the full text of the written opinion of NatWest, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached to this Joint Proxy Statement/Prospectus as Appendix B, and should be read carefully in its entirety. NatWest's opinion does not address any other aspect of the Merger or the related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the VCA Annual Meeting. See "THE MERGER -- Opinions of Financial Advisors -- VCA."

Opinion of Pet Practice's
  Financial Advisor......  Smith Barney Inc. ("Smith Barney") has acted as financial advisor to Pet Practice in connection with the Merger and delivered an oral opinion to the Pet Practice Board on March 21, 1996 (subsequently confirmed by delivery of a written opinion dated such date) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Pet Practice Common Stock. The full text of the written opinion of Smith Barney dated March 21, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Pet Practice Special Meeting. See "THE MERGER -- Opinions of Financial Advisors -- Pet Practice."

Interests of Certain
  Persons in the Merger..  In considering the recommendation of the Pet Practice
                           Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Pet Practice and the Pet Practice Board have certain interests in the Merger that are in addition to the interests of stockholders of Pet Practice generally. See "THE MERGER-- Interests of Certain Persons in the Merger."

Conditions to the Merger.  The obligations of VCA and Pet Practice to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) obtaining requisite stockholder approvals, (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the effectiveness of the Registration Statement, and receipt of approvals under state securities laws, (iv) the absence of any material adverse change in the financial condition, business, operations or prospects of the other party,
                           (v) the absence of any injunction prohibiting consummation of the Merger, (vi) the receipt of certain legal opinions with respect to the tax consequences of the Merger and (vii) the receipt of accountants' letters with respect to customary "cold comfort" matters. See "THE MERGER AGREEMENT -- Conditions to the Merger."

Effective Time of the
  Merger.............      The Merger will become effective (the "Effective
                           Time") upon the filing of a Certificate of Merger
                           (the "Certificate of Merger") with the Secretary of State of the State of Delaware which certificate will be filed as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived. Subject to the satisfaction (or waiver) of the other conditions to the obligations of VCA and Pet Practice to consummate the Merger, it is presently expected that the Merger will be consummated on July 19, 1996 or as soon thereafter as such conditions are satisfied. See "THE MERGER
                           AGREEMENT -- General."

Exchange of Stock
  Certificates...........  Upon consummation of the Merger, each holder of a certificate or certificates representing shares of Pet Practice Common Stock ("Certificates") outstanding immediately prior to the Merger will, upon the surrender thereof (duly endorsed, if required) to a designated exchange agent (the "Exchange Agent"), be entitled to receive a certificate or certificates representing the number of whole shares of VCA Common Stock into which such shares of Pet Practice Common Stock will have been automatically converted as a result of the Merger. After the consummation of the Merger, the Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Pet Practice Common Stock as of the Effective Time for use in surrendering their Certificates in exchange for certificates representing shares of VCA Common Stock. Certificates should not be surrendered until the letter of transmittal and instructions are received. See "THE MERGER AGREEMENT -- Exchange of Shares."

No Dissenters' Rights....  Holders of Pet Practice Common Stock are not entitled to dissenters' rights in connection with the Merger. See "THE MEETINGS OF STOCKHOLDERS --No Dissenters' Rights."

Termination..............  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of VCA and Pet Practice, respectively, in a number of circumstances, which include, among others: (a) by the mutual written consent of VCA and Pet Practice; (b) by either VCA or Pet Practice if the Average Price of VCA Common Stock is equal to or less than $18.50; (c) by action of the Board of Directors of either VCA or Pet Practice if (i) the Merger shall not have been consummated by September 1, 1996, (ii) the approval of the Merger Proposal by VCA's stockholders shall not have been obtained at a stockholders' meeting duly convened for such purpose (or any adjournment thereof) or (iii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by Pet Practice's stockholders shall not have been obtained at a stockholders' meeting duly convened for such purpose (or any adjournment thereof); (d) by action of the Pet Practice Board, if (i) any material condition to the obligations of Pet Practice is not substantially satisfied at the times contemplated and the condition is not waived, or (ii) there has been a breach by VCA of any representation, warranty, covenant or agreement contained in the Merger Agreement such that the conditions to the obligations of Pet Practice would not be satisfied which is not curable or, if curable, VCA does not exercise reasonable efforts to cure; or
                           (e) by action of the VCA Board, if (i) any material condition to the obligations of VCA is not substantially satisfied at the times contemplated and the condition is not waived, or (ii) there has been a breach by Pet Practice of any representation, warranty, covenant or agreement contained in the Merger Agreement such that the conditions to the obligations of VCA would not be satisfied which is not curable or, if curable, Pet Practice does not exercise reasonable efforts to cure. See "THE MERGER AGREEMENT -- Termination of the Merger Agreement."

Termination Fee..........  If, following any proposal relating to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Pet Practice or any of its subsidiaries, Pet Practice effects any such transaction, or the Merger Agreement is terminated, Pet Practice is obligated to pay to VCA $3.5 million. See "THE MERGER AGREEMENT -- Certain Covenants -- Termination Fee."

Certain Federal Income
  Tax Consequences.......  The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss would be recognized by VCA, Pet Practice or Merger Corp. and no gain or loss would be recognized by the stockholders of Pet Practice, except in respect of cash received in lieu of fractional shares. No ruling from the Internal Revenue Service will be obtained with respect to the tax consequences. A condition to the consummation of the Merger is that VCA and Pet Practice each receive from their respective counsel a legal opinion to the effect that the Merger will constitute a tax free reorganization. See "THE MERGER -- Certain Federal Income Tax Consequences."

Nasdaq National Market...  The VCA Common Stock is traded on the Nasdaq National
                           Market under the symbol "VCAI." VCA will apply for listing of the additional shares of VCA Common Stock issued to the Pet Practice stockholders in connection with the Merger on the Nasdaq National Market. See "THE MERGER -- Nasdaq National Market."

Regulatory Matters.......  The Merger is subject to the requirements of the HSR
                           Act, and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the requisite waiting period has expired or is terminated. VCA and Pet Practice filed the required information and materials with the Antitrust Division and the FTC effective April 26, 1996 and the requisite waiting period has expired. See "THE
                           MERGER -- Regulatory Matters."

Accounting Treatment.....  The Merger will be accounted for as a "purchase"
                           under generally accepted accounting principles. See "THE MERGER -- Accounting Treatment."

Resale Restrictions......  All shares of VCA Common Stock received by Pet
                           Practice stockholders in the Merger will be freely transferable, except that shares of VCA Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Act) of Pet Practice and/or VCA will be subject to certain resale restrictions. Abbingdon Venture Partners Limited Partnership - II, a Delaware limited partnership which is the principal stockholder of Pet Practice (the "Principal Stockholder"), has agreed not to transfer or otherwise dispose of the Pet Practice Common Stock owned by it except to its partners who agree not to transfer or otherwise dispose of the VCA Common Stock received in the Merger with respect to such Pet Practice Common Stock for a period ending on April 30, 1997; provided, that, 33% of such shares of VCA Common Stock shall no longer be subject to such restriction on November 1, 1996 and the remaining shares shall no longer be subject to such restriction on May 1, 1997. See "THE MERGER -- Resale Restrictions."

          SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     The historical financial data of VCA, Pet Practice and Pets' Rx for the periods indicated have been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, certain of which are incorporated by reference or included in this Joint Proxy Statement/Prospectus.

     The selected unaudited pro forma financial data of VCA and Pet Practice and the selected unaudited pro forma financial data of VCA, Pet Practice and Pets' Rx are derived from, or prepared on a basis consistent with, the unaudited pro forma combined condensed financial statements of VCA and Pet Practice and VCA, Pet Practice and Pets' Rx, respectively, and should be read in conjunction with such unaudited pro forma statements and notes thereto which are included in this Joint Proxy Statement/Prospectus. The unaudited pro forma data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have existed if the Merger had occurred on January 1, 1995 (in the case of VCA and Pet Practice) or if the Merger had occurred on January 1, 1995 and the transaction with Pets' Rx (collectively, the "Transactions") had been consummated on January 1, 1993 (in the case of VCA, Pet Practice and Pets' Rx pro forma data), nor are they necessarily indicative of future operating results or financial position of VCA. No pro forma data reflecting the combination of VCA and Pets' Rx have been presented because such information would not be relevant to any transaction involving Pet Practice.


                                             Years Ended December 31,                                    Pro Forma
                                 -----------------------------------------------                -------------------------
                                                                                    Three                        Three
                                                                                    Months                       Months
VCA:                                                                                Ended       Year Ended       Ended
(In thousands, except per                                                          March 31,      December      March 31,
 share data)                      1991      1992       1993      1994      1995      1996         31, 1995        1996
                                 -------   -------   -------    -------  --------  ---------    ----------      ---------

STATEMENT OF OPERATIONS DATA:
Revenues                         $14,572   $18,476   $25,313    $42,233  $ 92,072  $ 31,004       $143,514      $ 36,390

Operating income (loss)            1,640     1,115    (2,140)     1,796     9,351     3,453         14,447         3,470

Net income (loss)                    510       258    (1,858)       589     2,564     1,012          2,479           878

Earnings (loss) per common
 share:
  Primary                          $0.14     $0.05    $(0.36)     $0.09  $   0.24  $   0.07       $   0.22      $   0.06

  Fully diluted                    $0.14     $0.05    $(0.29)     $0.09  $   0.23  $   0.07       $   0.21      $   0.06

Weighted average common
 shares used
 for computing earnings
  (loss) per share:
 Primary                           3,560     5,471     5,165      6,432    10,703    15,110         11,448        15,377

 Fully diluted                     3,842     5,639     6,238      6,906    11,238    15,492         11,983        15,759


BALANCE SHEET DATA:
Cash and equivalents             $13,668   $11,067   $12,419    $ 5,553  $ 46,799  $ 37,615                     $115,548

Total assets                      30,141    35,596    40,273     52,199   141,465   157,048                      245,170

Current portion of long-term
 obligations and notes
  payable                          2,312     1,303     1,542      4,850     6,009     7,563                        8,020
Long-term obligations, less
 current portion                   6,533     9,152    11,285     14,071    27,352    29,588                      116,506
Guaranteed purchase price
 contingently
 payable in cash or common
  stock                              665       542       542         72        --                  --                           --
Total stockholders' equity        18,956    22,299    20,590     23,397    91,794             102,145                      102,382


                                For the Period
                                 October 27,                                                       Pro Forma
                                    1993                                                    -----------------------
                                (Commencement                                    Thirteen                   Thirteen
                                      of         Year Ended                       Weeks                       Weeks
PET PRACTICE:                   Operations) to    December       Year Ended       Ended        Year Ended     Ended
(In thousands, except per        December 29,        28,            January      April 3,      January 3,    April 3,
 share data)                        1993            1994           3, 1996        1996            1996         1996
                                --------------   ----------      ----------     ----------     -----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues                             $1,201        $15,111         $40,571        $13,404         $58,828     $13,579
Operating (loss) income                (446)        (3,101)         (1,230)          (650)          1,254        (639)
Net loss                               (629)        (4,888)         (3,175)          (899)         (1,727)       (910)
Net loss per common share            $(0.15)       $ (1.20)        $ (0.54)       $ (0.10)        $ (0.29)    $ (0.11)
Weighted average common
 shares used for computing
 loss per share                       4,059          4,059           5,863          8,614           6,044       8,626

BALANCE SHEET DATA:
Cash and equivalents                $    74        $   910         $10,097        $ 4,916
Total assets                         11,653         35,417          80,462         79,715
Current portion of long-term
 obligations and notes
  payable (1)                            65          1,609           3,696          3,820
Long-term obligations, less
 current portion                      9,503         18,885          15,786         16,216
Total stockholders' (deficit)
 equity                                (427)        (3,649)         53,220         52,521


                                May 28, 1991
                                (Commencement
                                     of                                                                    Three
                                 Operations)                                                               Months
PETS' RX:                       to December                   Years Ended December 31,                     Ended
(In thousands, except per            31,            ------------------------------------------------       March
 share data)                        1991              1992          1993         1994         1995        31, 1996
                                -------------       -------       -------       -------      -------      --------
STATEMENT OF OPERATIONS DATA:
Revenues                          $  346             $3,657       $ 5,785       $ 9,638      $15,622      $ 4,228
Operating loss                      (282)              (726)       (1,191)       (1,837)      (1,017)        (116)
Net loss                            (292)              (844)       (1,522)       (2,805)      (1,977)        (358)
Net loss per common share         $(0.22)            $(0.55)      $ (0.85)      $ (0.46)     $ (0.32)     $ (0.06)
Average common shares used
 for computing loss per share      1,309              1,527         1,793         6,069        6,266        6,267

BALANCE SHEET DATA:
Cash and equivalents              $  2024            $  889       $   548       $ 2,254      $   752      $   251
Total assets                        3,821             6,418        12,316        17,283       15,332       14,581
Current portion of long-term
 obligations and notes                 67               428           776           702        1,412        1,167
  payable
Long-term obligations, less
 current portion                      477             3,007         9,280        10,986        9,426        9,219
Total stockholders' equity
 (deficit)                            523               268        (1,315)          606       (1,142)     (1,299)

________________________
(1)  Excludes $10,067 of borrowings under line of credit at December 28, 1994.


                                                                     Year Ended December 31, 1995
                                                        -------------------------------------------------------
                                                                                                    VCA and Pet
                                                                                                     Practice
VCA AND PET PRACTICE PRO FORMA:                            VCA      Pet Practice     Pro Forma       Pro Forma
(In thousands, except per share data)                   Pro Forma     Pro Forma     Adjustments       Combined
                                                        ---------   ------------    -----------     -----------

STATEMENT OF OPERATIONS DATA:
Revenues                                                 $143,514        $58,828                      $202,342
Operating income                                           14,447          1,254        $(1,612)        14,089
Net income (loss)                                           2,479         (1,727)          (974)          (222)
Earnings (loss) per common share:
  Primary                                                $   0.22                                     $  (0.02)
  Fully diluted                                          $   0.21
Weighted average common shares
 used for computing earnings (loss) per share:
  Primary                                                  11,448                         3,273         14,721
  Fully diluted                                            11,983


                                                                Three Months Ended March 31, 1996
                                                        --------------------------------------------------------
                                                                                                    VCA and Pet
                                                                                                     Practice
                                                           VCA      Pet Practice     Pro Forma       Pro Forma
                                                        Pro Forma    Pro Forma      Adjustments      Combined
                                                        ---------   ------------    -----------     -----------
Revenues                                                 $ 36,390        $13,579                      $ 49,969
Operating income                                            3,470           (639)       $  (215)         2,616
Net income (loss)                                             878           (910)            61             29
Earnings per common share:
  Primary                                                $   0.06                                     $   0.00
  Fully diluted                                          $   0.06                                     $   0.00
Weighted average common shares
 used for computing earnings per share:
  Primary                                                  15,377                         3,273         18,650
  Fully diluted                                            15,759                         3,273         19,032



                                                                                                       VCA and
                                                                                                         Pet
                                                                                                      Practice
                                                           VCA       Pet Practice     Pro Forma       Pro Forma
BALANCE SHEET DATA:                                     Pro Forma     Historical     Adjustments      Combined
                                                        ---------    ------------    -----------      ---------
Cash and equivalents                                     $115,548        $ 4,916        $(3,400)      $117,064
Total assets                                              245,170         79,715         33,804        358,689
Current portion of long-term
 obligations and notes payable                              8,020          3,820                        11,840
Long-term obligations, less
 current portion                                          116,506         16,216                       132,722
Total stockholders' equity                                102,382         52,521         33,804        188,707


                                                                          Year Ended December 31, 1995
                                                     ------------------------------------------------------------------------
                                                                                                                   VCA, Pet
                                                                                                                 Practice and
                                                                                                                  Pets' Rx
VCA, PET PRACTICE AND PETS' RX:                      VCA Pro    Pet Practice      Pets' Rx      Pro Forma         Pro Forma
(In thousands, except per share data)                Forma       Pro Forma      Historical     Adjustments         Combined
                                                     --------   ------------    ----------     -----------       ------------
STATEMENT OF OPERATIONS DATA:
Revenues                                             $143,514        $58,828        $15,622                        $217,964
Operating income (loss)                                14,447          1,254         (1,017)      $(3,413)           11,271
Net income (loss)                                       2,479         (1,727)        (1,977)       (2,775)           (4,000)
Earnings (loss) per common share:
 Primary                                             $   0.22                                                        $(0.26)
 Fully diluted                                       $   0.21
Weighted average common shares
 used for computing earnings (loss) per share:
  Primary                                              11,448                                       4,074            15,522
  Fully diluted                                        11,983

                                                                       Three Months Ended March 31, 1996
                                                   --------------------------------------------------------------------------
                                                                                                                  VCA, Pet
                                                                                                                 Practice and
                                                                                                                  Pets' Rx
                                                     VCA Pro     Pet Practice     Pets' Rx       Pro Forma        Pro Forma
                                                     Forma        Pro Forma      Historical     Adjustments       Combined
                                                     --------    ------------    ----------     -----------      ------------
Revenues                                             $ 36,390        $13,579        $ 4,228                        $ 54,197
Operating income (loss)                                 3,470           (639)          (116)       $ (109)            2,606
Net income (loss)                                         878           (910)          (358)          167              (223)
Earnings (loss) per common share:
  Primary                                            $   0.06                                                        $(0.01)
  Fully diluted                                      $   0.06
Weighted average common shares
 used for computing earnings (loss) per share:
  Primary                                              15,377                                        4,074           19,451
  Fully diluted                                        15,759


                                                                                                                    VCA, Pet
                                                                                                                  Practice and
                                                                                                                    Pets' Rx
                                                       VCA       Pet Practice      Pets' Rx       Pro Forma        Pro Forma
                                                    Pro Forma     Historical      Historical     Adjustments       Combined
                                                    ---------    ------------     ----------     -----------      ------------
BALANCE SHEET DATA:
Cash and equivalents                                 $115,548        $ 4,916        $   251        $(3,400)        $117,315
Total assets                                          245,170         79,715         14,581         30,529          369,995
Current portion of long-term
 obligations and notes payable                          8,020          3,820          1,167                          13,007
Long-term obligations, less
 current portion                                      116,506         16,216          9,219                         141,941
Total stockholders' equity (deficit)                  102,382         52,521         (1,299)        33,476          187,080


                           MARKET PRICE INFORMATION

     The VCA Common Stock and the Pet Practice Common Stock are listed for quotation on the Nasdaq National Market.

     The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share reported on the Nasdaq National Market for the VCA Common Stock and the Pet Practice Common Stock. Price information for the Pet Practice Common Stock is supplied since August 1, 1995, the first business day following Pet Practice's initial public offering.

                                                       VCA                  PET PRACTICE
                                                   COMMON STOCK             COMMON STOCK
                                               ---------------------    ----------------------
                                                  HIGH         LOW        HIGH           LOW
                                               ---------     -------    --------       -------
1994:
   First Quarter...........................       9            6
   Second Quarter..........................       8            6
   Third Quarter...........................       7 1/4        5 7/8
   Fourth Quarter..........................       9 1/2        6 5/8
1995:
   First Quarter...........................      11 3/16       8
   Second Quarter..........................      12 1/4       10 3/8
   Third Quarter...........................      17 11/16     11 1/2     14 3/4          12 5/8
   Fourth Quarter..........................      16 29/32     12 5/8     14 5/8           9 3/4
1996:
  First Quarter............................      29 3/8       13 5/8     10 3/4           7
  Second Quarter (through June 19, 1996)...      32 3/8       23         10 1/8           8 3/4


     The last reported sale prices per share of the VCA Common Stock and the Pet Practice Common Stock on March 21, 1996, the last trading day preceding public announcement of the Merger, were $25.75 and $8.875, respectively. On June ___, 1996, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus, the closing sale price per share of VCA Common Stock was $_____________ and the closing sale price per share of Pet Practice Common Stock was $___________.

     Because the market price of VCA Common Stock is subject to fluctuation, and because the number of shares of VCA Common Stock to be received by Pet Practice stockholders in the Merger fluctuates based upon the market price of the VCA Common Stock, the market value of the shares of VCA Common Stock that holders of Pet Practice Common Stock will receive in the Merger may increase or decrease prior to the Merger. See "THE MERGER -- Consideration to be Received in the Merger."

     As of May 20, 1996, VCA and Pet Practice had approximately 356 and 68 holders of record, respectively. Neither VCA nor Pet Practice has paid any dividends on their common stock. Each of VCA and Pet Practice currently intends to retain earnings for use in their respective businesses and does not anticipate paying cash dividends on their common stock in the foreseeable future. In addition, the Merger Agreement prohibits the payment of any dividends by Pet Practice prior to the Effective Time.

                          COMPARATIVE PER SHARE DATA

     The following table contains historical per share data of VCA, Pet Practice, and Pets' Rx and unaudited pro forma combined per share data after giving effect to the Merger or the Transactions assuming (x) that .379 of a share of VCA Common Stock (based upon an assumed Average Price of $26.38) is issued in exchange for each share of Pet Practice Common Stock, and (y) that
 .08592 of a share of VCA Common Stock is issued in exchange for each share of common stock, par value $.001 per share, of Pets' Rx. This data should be read in conjunction with the Selected Historical and Unaudited Pro Forma Financial Data, the pro forma condensed combined financial statements and historical financial statements of VCA, Pet Practice and Pets' Rx, and the notes thereto, incorporated in or included elsewhere in this Joint Proxy Statement/Prospectus.

     The unaudited pro forma condensed combined financial data are not necessarily indicative of the operating results that would have been achieved had the Merger or the Transactions been effected as of the beginning of the periods presented and should not be construed as representative of future operations.


                                                                 Years Ended December 31,        Three Months
                                                                --------------------------          Ended
                                                                 1993      1994      1995        March 31, 1996
                                                                ------    ------    ------       ---------------
VCA
 Primary (Loss) Earnings Per Share (based on VCA
  equivalent shares) :
  VCA pro forma combined (1)................................    $(0.36)   $ 0.09    $ 0.22            $ 0.06
  VCA and Pet Practice pro forma (2)........................     (0.36)     0.09     (0.02)             0.00
  VCA, Pet Practice and Pets' Rx pro forma (3)..............     (0.90)    (0.26)    (0.26)            (0.01)
 Book Value
  VCA pro forma combined....................................                                            7.77
  VCA and Pet Practice pro forma............................                                           11.47
  VCA, Pet Practice and Pets' Rx pro forma..................                                           10.84
Pet Practice
 Primary (Loss) Earnings Per Share (based on Pet Practice
  equivalent shares):
  Pet Practice pro forma combined...........................                         (0.29)            (0.11)
  Pet Practice and VCA pro forma............................                         (0.01)             0.00
  Pet Practice, VCA and Pets' Rx pro forma..................                         (0.09)             4.35
 Book Value
  Pet Practice pro forma combined...........................                                            6.08
  Pet Practice and VCA pro forma............................                                            4.35
  Pet Practice, VCA and Pets' Rx pro forma..................                                            4.11

- --------------------------

(1) For the years ended December 31, 1993 and 1994, the amounts shown represent the historical net earnings per share of VCA Common Stock. For the year ended December 31, 1995 and the three months ended March 31, 1996, the amounts shown represent the pro forma combined net earnings per share of VCA Common Stock as if each acquisition completed by VCA during fiscal 1995 and 1996 had been effected as of January 1, 1995 and January 1, 1996, respectively.

(2) For the years ended December 31, 1993 and 1994, the amounts shown represent the historical net earnings per share of VCA Common Stock. For the year ended December 31, 1995 and the three months ended March 31, 1996, the amounts shown represent VCA and Pet Practice pro forma net earnings per share.

(3) For the years ended December 31, 1993 and 1994, the amounts shown represent VCA and Pets' Rx pro forma net earnings per share. For the year ended December 31, 1995 and the three months ended March 31, 1996, the amounts shown represent VCA, Pet Practice and Pets' Rx pro forma net earnings per share.

                                 RISK FACTORS

     VCA stockholders and Pet Practice stockholders should consider carefully the following factors, as well as the other information appearing elsewhere or incorporated in this Joint Proxy Statement/Prospectus in evaluating the Merger.


PENDING TRANSACTIONS

     VCA acquired Pets' Rx, the owner and operator of 16 animal hospitals in California and Nevada, on June 19, 1996.

     VCA has entered into the Merger Agreement with Pet Practice and acquired Pets' Rx with the expectation that the transactions will result in beneficial synergies for the combined business. These include the potential to realize improved operating margins at animal hospitals through a strategy of centralizing various corporate and administrative functions and leveraging fixed costs while providing customers with improved services.

     Achieving these anticipated business benefits will depend in part on whether the operations of Pet Practice and Pets' Rx, or either of them, can be integrated with the operations of VCA in an efficient, effective and timely manner. There can be no assurance that this will occur. The combination of two or three of the companies will require, among other things, integration of the companies' management staffs, coordination of the companies' sales and marketing efforts, integration and coordination of the companies' development teams and the identification and elimination of redundant and/or unnecessary overhead and poor-performing hospitals. The success of this process will be significantly influenced by the ability of the combined business to retain key management and marketing and development personnel. There is no assurance that this integration will be accomplished smoothly or successfully or that VCA will be successful in retaining key members of management. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of operations of two or three of the companies following the mergers will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined business. The inability of management to integrate successfully the operations of two or three of the companies could have an adverse effect on the business and results of the combined business. In addition, even if the operations of the three companies are ultimately successfully integrated, it is anticipated that the integration will be accomplished over time and, in the interim, the combination may have an adverse effect on the business, results of operations and financial condition of the combined business.

     In addition, there can be no assurance that the present and potential customers of VCA, Pet Practice and Pets' Rx will continue their current utilization patterns without regard to the proposed mergers or that the proposed mergers will not have an adverse impact upon relationships with veterinarians and other animal health care professionals currently employed by VCA, Pet Practice and Pets' Rx. Any significant reduction in utilization patterns by VCA, Pet Practice and Pets' Rx's customers, or any significant adverse impact on relationships with the veterinarians and other animal health care professionals currently employed by VCA, Pet Practice or Pets' Rx, could have an adverse effect on the near-term business and results of operations of the combined business.

     Pet Practice commenced operations in October 1993, although the initial business Pet Practice acquired has, and most of the veterinary hospitals acquired since have, operated over a substantial period. Pet Practice had net losses of $4,888,000 in fiscal 1994, $3,175,000 in fiscal 1995 and $899,000 for the thirteen weeks ended April 3, 1996 and an accumulated deficit of $9,591,000 as of April 3, 1996 relating to net losses in the period from October 27, 1993 (commencement of operations) through December 29, 1993, fiscal 1994 and 1995 and the thirteen weeks ended April 3, 1996. In view of Pet Practice's significant recent growth and the impact of certain charges on Pet Practice's 1994 and 1995 results, Pet Practice's historical financial performance may not be indicative of its future performance (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PET PRACTICE"). There can be no assurance that Pet Practice will achieve profitability or successfully implement its business strategy. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PET PRACTICE."

     Pets' Rx commenced operations on May 28, 1991. Pets' Rx had net losses of approximately $2,805,000 in fiscal 1994, $1,977,000 in fiscal 1995 and $358,000 for the three months ended March 31, 1996 and an accumulated deficit of $8,505,000 as of March 31, 1996. Further losses are expected to be recorded for fiscal 1995 if the Pets' Rx merger with VCA is consummated as a result of anticipated pooling adjustments. In view of Pets' Rx's recent growth and the impact of nonrecurring charges and certain other charges on Pets' Rx's 1994 and 1995 results, Pets' Rx's historical financial performance may not be indicative of its future performance. There can be no assurance that Pets' Rx will achieve profitability or successfully implement its business strategy.

ANTICIPATED EFFECTS OF ACQUISITIONS

          VCA is currently evaluating the operations of the businesses of Pet Practice and Pets' Rx for purposes of developing a plan for the integration of the businesses to be acquired with VCA's existing operations. Although this plan is not complete at the time of the mailing of this Joint Proxy Statement/Prospectus, it is anticipated that a significant restructuring of the combined operations will be required as a result of the mergers. As a consequence of this restructuring and the consummation of the mergers, VCA anticipates incurring one-time restructuring and related charges in the second and/or third quarters of 1996. The magnitude of these charges has not been quantified at this time.

          The Pets' Rx acquisition is intended to be accounted for on a pooling of interests basis. Under the pooling rules, the historical financial results of VCA will be restated to reflect the combination, following certain adjustments. Pets' Rx incurred a loss in each of the three fiscal years ended December 31, 1995 and in the first quarter ended March 31, 1996. Following the consummation of the merger, the historical results of VCA will be restated to reflect the historical losses of Pets' Rx. In addition, Pets' Rx is expected to continue to incur losses in the second quarter of 1996. Further, under the pooling rules, the costs incurred by VCA and Pets' Rx in consummating the merger will be expensed during the second quarter.

          The Pet Practice Merger is intended to be accounted for as a purchase. Under the purchase rules, the Merger is expected to result in a significant increase in the goodwill and other intangibles recorded on VCA's balance sheet. This increase in goodwill and other intangibles will be in addition to the increase resulting from the combination with Pets' Rx, which also has significant goodwill and other intangibles recorded on its balance sheet. As a result, VCA expects that its amortization expense will significantly increase over historical levels.

          The combined effect of the restructuring and other charges discussed above, the pooling treatment in the Pets' Rx acquisition and the increased amortization expense will have an adverse effect on the results of operations of VCA in each of the second and third quarters of 1996. Further, the effect of the increased amortization expense is expected to temper reported earnings of VCA in the fourth quarter and subsequent periods.

RAPID EXPANSION AND MANAGEMENT OF GROWTH

          Due to the number and size of acquisitions completed since January 1, 1994, VCA and Pet Practice have experienced rapid growth. In 1994, VCA completed six acquisitions (five animal hospitals and one veterinary diagnostic laboratory) and in 1995, VCA completed 32 acquisitions (25 animal hospitals, six veterinary diagnostic laboratories and the remaining 30 percent interest in Professional Animal Laboratory ("PAL")). As a result of these acquisitions, VCA's revenues have grown from $25.3 million in 1993 to $42.2 million in 1994 and to $92.1 million in 1995. In addition, during this period, VCA entered two new lines of business, veterinary diagnostic laboratories and premium pet food.

          In 1994, Pet Practice acquired 30 veterinary hospitals and in 1995, Pet Practice acquired 38 veterinary hospitals. As a result of these acquisitions, Pet Practice's revenues have grown from $1.2 million in the period from October 27, 1993 to December 29, 1993 to $15.1 million in fiscal 1994 and to $40.6 million in fiscal 1995.

          VCA's and Pet Practice's growth and pace of acquisitions have placed, and will continue to place, a substantial strain on their respective management, operational, financial and accounting resources. The successful management of this growth will require VCA and Pet Practice to continue to implement and improve their respective financial and management information systems and to train, motivate and manage their respective employees. There can be no assurance that the combined business will be able to identify, consummate or integrate acquisitions without substantial delays, costs or other problems.
Once integrated, acquisitions may not achieve sales, profitability and asset productivity commensurate with the combined business' other operations. In addition, acquisitions involve several other risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities. The combined business' failure to manage growth effectively would have a material adverse effect on the combined business' results of operations and its ability to execute its business strategy.

          In addition, the growth experienced by VCA and Pet Practice, and the corresponding increased need for timely information, have placed significant demands on VCA's and Pet Practice's existing accounting and management information systems. As a result, Pet Practice is in the process of upgrading, and VCA intends to upgrade, these systems in 1996. No assurance can be given that these upgrades will be completed successfully or that the new systems can be successfully integrated or that the new systems will effectively serve the combined business' future information requirements.

DEPENDENCE ON ACQUISITIONS FOR FUTURE GROWTH

          VCA's, Pet Practice's and the combined business' respective growth strategies are dependent principally on their ability to acquire existing animal hospitals and (in the case of VCA and the combined business) veterinary diagnostic laboratories. Successful acquisitions involve a number of factors which are difficult to control, including the identification of potential acquisition candidates, the willingness of the owners to sell on reasonable terms and the satisfactory completion of negotiations. In addition, acquisitions may be subject to pre-merger or post-merger review by governmental authorities for antitrust and other legal compliance. Adverse regulatory action could negatively affect VCA, Pet Practice and the combined business' respective operations through the assessment of fines or penalties against VCA, Pet Practice and the combined business or the possible requirement of divestiture of one or more of VCA's, Pet Practice's and the combined business' operations.

          There can be no assurance that the combined business will be able to identify and acquire acceptable acquisition candidates on terms favorable to the combined business in a timely manner in the future. Assuming the availability of capital, VCA's plans include an aggressive acquisition program involving the acquisition by the combined business of at least 15 to 25 facilities per year. During the period from January 1, 1996 to June 20, 1996, VCA acquired (i) Pets' Rx, the owner and operator of 16 animal hospitals, (ii) three veterinary diagnostic laboratories and (iii) 11 animal hospitals, one of which was consolidated into an existing facility. During this same period, Pet Practice has acquired three veterinary hospitals. Each of VCA and Pet Practice continues to evaluate acquisitions and negotiate with several potential acquisition candidates (although Pet Practice is precluded by the Merger Agreement from effecting any acquisition while the Merger is pending without the approval of
VCA). The failure to complete acquisitions and continue expansion could have a material adverse effect on VCA's, Pet Practice's and the combined business' financial performance. As the combined business proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.

LEVERAGE

          VCA, Pet Practice and Pets' Rx have each incurred substantial indebtedness to finance the acquisition of their respective animal hospitals and (in the case of VCA) veterinary diagnostic laboratories. Giving effect to debt incurred in acquisitions subsequent to March 31, 1996 through June 20, 1996 (excluding the acquisition of Pets' Rx), VCA had at March 31, 1996, consolidated long-term obligations (including current portion) of approximately $38.8 million. Pet Practice had at April 3, 1996 consolidated long-term obligations (including current portion) of approximately $20.0 million. At March 31, 1996, Pets' Rx had consolidated long-term obligations (including current portion) of $10.4 million. In addition, on April 17, 1996, VCA issued subordinated debt in an aggregate principal amount of $84.4 million (the "Debentures"). At December 31, 1995 and March 31, 1996, VCA's ratio of long-term debt to total stockholders' equity was 36.3% and 36.4%, respectively. As of March 31, 1996, after giving effect to the Transactions and the sale of the Debentures, the ratio of long-term debt to total stockholders' equity will be 82.8%. VCA expects to incur additional indebtedness in the future to continue its acquisition strategy.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

          A substantial portion of the assets of VCA, Pet Practice and Pets' Rx consists of intangible assets, including goodwill and covenants not to compete relating to the acquisition of animal hospitals and veterinary diagnostic laboratories. At March 31, 1996, VCA's balance sheet reflected $85.2 million of intangible assets of these types, a substantial portion of VCA's $157.0 million in total assets at such date. At April 3, 1996, Pet Practice's balance sheet reflected $53.8 million of intangible assets of these types, a significant portion of Pet Practice's $79.7 million in total assets. At March 31, 1996, Pets' Rx's balance sheet reflected $9.3 million of intangible assets of these types, a significant portion of Pets' Rx's $14.6 million in total assets at such date. VCA expects the aggregate amounts of goodwill and other intangible assets on its balance sheet to increase in the future in connection with additional acquisitions. This increase will have an adverse impact on earnings as goodwill and other intangible assets will be amortized against earnings. In the event of any sale or liquidation of VCA, there can be no assurance that the value of these intangible assets will be realized. In addition, the respective companies continually evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that these intangible assets should be evaluated for possible impairment, they may be required to reduce the carrying value of intangible assets, which could have a material adverse effect on results of operations during the periods in which such reduction is recognized. In accordance with this policy, VCA recognized a writedown of goodwill and related assets in the amount of $2.3 million in 1993 in connection with three of VCA's facilities which were not performing. There can be no assurance that the combined business will not be required to writedown assets further in future periods. In connection with an accounting change related to the pooling of interests of Pets' Rx, the combined company will recognize a pretax writedown of $2.1 million in each of 1993 and 1995.

GUARANTEED PAYMENTS

          In connection with acquisitions in which the purchase price consists, in part, of VCA Common Stock (the "Guarantee Shares"), VCA often guarantees (the "Guarantee Right") that the value of such stock (the "Measurement Price") two to three years following the date of the acquisition (the "Guarantee Period") will equal or exceed the value of the stock on the date of acquisition (the "Issue Price"). In the event the Measurement Price does not equal or exceed the Issue Price, VCA typically is obligated either to (i) pay to the seller in cash, notes payable or additional shares of VCA Common Stock the difference between the Issue Price and the Measurement Price multiplied by the number of Guarantee Shares then held by the seller, or (ii) purchase the Guarantee Shares then held by the seller. Once the Guarantee Shares are registered for resale under the Act, which registration VCA covenants to effect generally within six months of issuance of the Guarantee Shares, the seller's Guarantee Right typically terminates if the VCA Common Stock trades at 110% to 120% of the Issue Price for five to 15 consecutive days, depending on the terms of the specific acquisition at issue. There are 285,444 Guarantee Shares outstanding at March 31, 1996 with Issue Prices ranging from $11.70 to $17.49 that have not been registered for resale. If the value of the VCA Common Stock decreases and is less than an Issue Price at the end of the respective Guarantee Period for these shares, VCA may be obligated to compensate these sellers.

          In connection with the Pet Practice merger, VCA will assume the Guarantee Rights issued by Pet Practice (which generally operate similarly to the Guarantee Rights issued by VCA, except that there is no provision for a release of the Guarantee Right). Giving effect to the terms of the Merger, the number of Guarantee Shares issued by Pet Practice is not material to the capitalization of the combined business.

SEASONALITY AND FLUCTUATING QUARTERLY RESULTS

          A large portion of the businesses of VCA, Pet Practice and Pets' Rx is seasonal, with operating results varying substantially from quarter to quarter. Historically, VCA's revenues have been greater in the second and third quarters than in the first and fourth quarters. The demand for VCA's veterinary services are significantly higher during warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, and the number of daylight hours, as well as general economic conditions. A substantial portion of VCA's and the combined business' costs are fixed and do not vary with the level of demand. Consequently, net income for the second and third quarters at individual animal hospitals generally has been higher than that experienced in the first and fourth quarters.

DEPENDENCE ON KEY MANAGEMENT

          VCA's and the combined business' success will continue to depend to a significant extent on VCA's executive officers and other key management, particularly its Chief Executive Officer, Robert L. Antin. VCA has an employment contract with Mr. Robert Antin, Mr. Arthur Antin, Chief Operating Officer of VCA, Mr. Neil Tauber, Senior Vice President of VCA, and Mr. Tomas Fuller, Chief Financial Officer of VCA, each of which expires in December 1998. VCA has no other written employment agreements with its executive officers.
None of VCA's officers are parties to noncompetition covenants which extend beyond the term of their employment with VCA. VCA maintains "key man" life insurance on Mr. Robert Antin in the amount of $3.0 million, of which VCA is the sole beneficiary. VCA does not maintain any insurance on the lives of its other senior management. As VCA continues to grow, it will continue to hire, appoint or otherwise change senior managers and other key executives. There can be no assurance that VCA will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. In addition, the success of certain of VCA's acquisitions may depend on VCA's ability to retain selling veterinarians of the acquired companies. The loss of services of any key manager or selling veterinarian could have a material adverse effect upon VCA's business.

JOINT VENTURES

          VCA conducts a portion of its veterinary diagnostic laboratory business through a joint venture with Vet Research, Inc. ("VRI"), and conducts its pet food business through a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company. VCA has an option (the "VCA Option Agreement") in January 1997 to acquire the remaining 49 percent interest in the laboratory joint venture for $18.6 million in cash plus an additional amount based upon the earnings of the joint venture to be paid over six years. Based on current information available to it, VCA expects to exercise its purchase option in January 1997. If for any reason VCA does not exercise the option, VRI has the option to purchase from VCA its entire 51 percent interest for $3.5 million. On the earlier of a change in control of VCA or January 1, 2000, Heinz Pet Products has the option to purchase all of VCA's interest in the Vet's Choice joint venture at a purchase price equal to the fair market value of such interest.
The proposed acquisition of Pet Practice will not result in a change in control for purposes of the Vet's Choice joint venture. There can be no assurance that VCA will not have to sell these joint venture interests.

COMPETITION

          The companion animal health care industry is highly competitive and subject to continual change in the manner in which services are delivered and providers are selected. VCA believes that the primary competitive factors in connection with animal hospitals are convenient location, recommendation of friends, reasonable fees, quality of care and convenient hours. VCA's primary competitors for its animal hospitals in most markets are individual practitioners or small, regional multi-clinic practices. In addition, certain national companies in the pet care industry, including the operators of super-stores, are developing multi-regional networks of animal hospitals in markets which include VCA's animal hospitals. Among veterinary diagnostic laboratories, VCA believes that quality, price and the time required to report results are the major competitive factors. There are many clinical laboratory companies which provide a broad range of laboratory testing services in the same markets serviced by VCA. In addition, several national companies provide on-site diagnostic equipment that allows veterinarians to perform their own laboratory tests. VCA's major competitors in the premium pet food industry are Hill's and Iams, both of which have extensive experience in the manufacture of premium pet food and possess research and development, marketing and financial resources far greater than that of Vet's Choice.

GOVERNMENT REGULATION

          The laws of some states prohibit veterinarians from splitting fees with non-veterinarians and prohibit business corporations from providing veterinary services through the direct employment of veterinarians. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Although VCA and Pet Practice believe their respective operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that VCA's and Pet Practice's existing operational structure will not be successfully challenged in one or more states as constituting the unlicensed practice of veterinary medicine. Such a determination in a state could adversely affect the operations of VCA and the combined business through the assessment of fines or penalties against VCA or the combined business or the possible requirement of divestiture of VCA's operations in the state. In addition, there can be no assurance that state legislation or regulations will not change so as to restrict VCA's or, in the future, the combined business' existing operations or the expansion of such operations.

ANTI-TAKEOVER EFFECT

          A number of provisions of VCA's Certificate of Incorporation and bylaws and certain Delaware laws and regulations relating to matters of corporate governance, certain rights of directors and the issuance of preferred stock without stockholder approval, may be deemed to have and may have the effect of making more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than VCA's principal stockholders consider such a transaction to be in their best interest. In addition, H.J. Heinz Company has an option to purchase VCA's interest in the Vet's Choice joint venture upon the occurrence of a change in control (as defined in the joint venture agreement), which may have the same effect. Accordingly, stockholders may be deprived of an opportunity to sell their shares at a substantial premium over the market price of the shares.

IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

          Future sales by existing stockholders could adversely affect the prevailing market price of the VCA Common Stock. As of March 31, 1996, VCA had 12,873,129 shares of common stock outstanding, most of which are either freely tradeable in the public market without restriction or tradeable in accordance with Rule 144 under the Act. There are also 159,197 shares which VCA is obligated to issue in connection with certain acquisitions; 583,333 shares issuable upon conversion of outstanding preferred stock; 1,505,821 shares of VCA Common Stock issuable upon exercise of outstanding stock options; 1,607,983 shares of VCA Common Stock issuable upon exercise of outstanding warrants; and 6,635 shares issuable upon conversion of convertible notes. Shares may also be issued under price guarantees delivered in connection with acquisitions. These shares will be eligible for immediate sale upon issuance. In addition, if the Pets' Rx and the Pet Practice transactions are consummated, VCA will be obligated to issue an aggregate of approximately 801,000 shares (subject to adjustment) and approximately 3,273,000 shares (assuming the VCA Common Stock has an average price at that time of $26.375), respectively. In addition, on April 17, 1996, VCA issued $84.4 million of 5.25% convertible subordinated debentures which are convertible into 2,457,060 shares of VCA Common Stock at a rate of $34.35 per share.

POSSIBLE VOLATILITY OF STOCK PRICE

          The market price of the VCA Common Stock could be subject to significant fluctuations caused by variations in quarterly operating results, litigation involving VCA, announcements by VCA or its competitors, general conditions in the companion animal health care industry and other factors. The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. The broad fluctuations may adversely affect the market price of the VCA Common Stock. See "MARKET PRICE INFORMATION."

                         THE MEETINGS OF STOCKHOLDERS

GENERAL

          This Joint Proxy Statement/Prospectus is being furnished to holders of VCA Common Stock in connection with the solicitation of proxies by the VCA Board for use at the VCA Annual Meeting to be held on July 19, 1996, at VCA's offices located at 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

          This Joint Proxy Statement/Prospectus is also being furnished to holders of Pet Practice Common Stock in connection with the solicitation of proxies by the Pet Practice Board for use at the Pet Practice Special Meeting to be held on July 19, 1996 at the Park Ridge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania 19406, commencing at 2:00 p.m., local time, and at any adjournment or postponement thereof.

          This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of VCA and Pet Practice on or about June __, 1996.

MATTERS TO BE CONSIDERED AT THE MEETINGS

          VCA Annual Meeting. At the VCA Annual Meeting, holders of VCA Common Stock will consider and vote upon:

          (i) the issuance of shares of VCA Common Stock in exchange for shares of Pet Practice Common Stock pursuant to the Merger Agreement (the "Merger Proposal");

          (ii) the election of two Class II Directors to the VCA Board (the "Director Proposal");

          (iii) the amendment to VCA's Certificate of Incorporation to increase the number of authorized shares of VCA Common Stock from 30,000,000 to 75,000,000 and to increase the number of authorized shares of VCA Preferred Stock from 1,000,000 to 2,000,000 (the "Certificate Proposal");

          (iv) the adoption of the VCA 1996 Stock Incentive Plan;

          (v) the adoption of the VCA 1996 Employee Stock Purchase Plan (collectively with the proposal set forth in clause (iv) above, the "Plan Proposals"); and

          (vi) such other matters as may properly be brought before the VCA Annual Meeting, or any postponements or adjournments of the VCA Annual Meeting.

          Pet Practice Special Meeting. At the Pet Practice Special Meeting, holders of Pet Practice Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the Pet Practice Special Meeting, or any postponements or adjournments of the Pet Practice Special Meeting.

          Boards of Directors' Recommendations. THE VCA BOARD HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL, THE DIRECTOR PROPOSAL, THE CERTIFICATE PROPOSAL AND THE PLAN PROPOSALS AND RECOMMENDS A VOTE FOR APPROVAL OF SUCH PROPOSALS.

          THE PET PRACTICE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATES; VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

          VCA. The VCA Board has fixed the close of business on May 20, 1996, as the VCA Record Date. Only holders of record of shares of VCA Common Stock on the VCA Record Date are entitled to notice of and to vote at the VCA Annual Meeting. As of May 20, 1996, there were 13,179,882 shares of VCA Common Stock outstanding and entitled to vote held by approximately 356 stockholders of record. Each holder of record as of the VCA Record Date of VCA Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of VCA Common Stock entitled to vote is necessary to constitute a quorum at the VCA Annual Meeting.

          The approval of the Certificate Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of VCA Common Stock. Approval of the Director Proposal will require the affirmative vote of a plurality of the votes cast for the election of directors at the VCA Annual Meeting. The approval of the Merger Proposal and the Plan Proposals will require the affirmative vote of the holders of a majority of the shares of VCA Common Stock present at the VCA Annual Meeting and entitled to vote. The approval of the issuance of shares of VCA Common Stock pursuant to the Merger is required by the rules of the National Association of Securities Dealers, Inc. governing corporations with securities listed on the Nasdaq National Market.

          As of May 20, 1996, directors and executive officers of VCA, and their affiliates as a group beneficially owned 810,017 shares of VCA Common Stock (excluding shares subject to exercisable options), or approximately 6.1% of the shares of VCA Common Stock outstanding as of such date. Each of the directors and executive officers of VCA has advised VCA that he or she intends to vote or direct the vote of all shares of VCA Common Stock over which he or she has voting control for approval of the Merger Proposal, the Certificate Proposal, the Director Proposal and the Plan Proposals.

          As of May 20, 1996, Pet Practice owned no outstanding shares of VCA Common Stock.

          Pet Practice. The Pet Practice Board has fixed the close of business on May 20, 1996 as the Pet Practice Record Date. Only holders of record of shares of Pet Practice Common Stock on the Pet Practice Record Date are entitled to notice of and to vote at the Pet Practice Special Meeting. On May 20, 1996, there were 8,623,720 shares of Pet Practice Common Stock outstanding and entitled to vote at the Pet Practice Special Meeting held by approximately 68 stockholders of record. Each holder of record as of the Pet Practice Record Date of Pet Practice Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Pet Practice Common Stock entitled to vote is necessary to constitute a quorum at the Pet Practice Special Meeting.

          Under the DGCL, the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Pet Practice Common Stock outstanding on the Pet Practice Record Date and entitled to vote on the Merger and the Merger Agreement is required to approve and adopt the Merger and the Merger Agreement.

          In connection with the Merger Agreement, the Principal Stockholder, the holder of approximately 41.8% of the outstanding shares of Pet Practice Common Stock, has executed and delivered an irrevocable proxy (the "Proxy") to VCA to vote its shares in favor of the Merger.

          As of May 20, 1996, directors and executive officers of Pet Practice and their affiliates as a group beneficially owned approximately 3,901,567 shares of Pet Practice Common Stock (including the 3,600,000 shares beneficially owned by the Principal Stockholder which are subject to the Proxy, but excluding shares subject to exercisable options), or approximately 45.2% of the shares of Pet Practice Common Stock outstanding as of the Pet Practice Record Date. Each of the directors and executive officers of Pet Practice has advised Pet Practice that he or she intends to vote or direct the vote of all shares of Pet Practice Common stock over which he or she has voting control for approval and adoption of the Merger Agreement.

          As of May 20, 1996, VCA owned no outstanding shares of Pet Practice Common Stock.

          Effects of Abstentions and "Broker Non-Votes." At the VCA Annual Meeting, (i) in determining whether the Certificate Proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such Proposal; (ii) in determining whether the Director Proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote on the Director Proposal; and (iii) in determining whether the Merger Proposal or a particular Plan Proposal has received the requisite number of affirmative votes, (a) abstentions will be counted and will have the same effect as a vote against such Proposal and (b) broker non-votes will have no effect on the outcome of the vote on such Proposal. At the Pet Practice Special Meeting, in determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such proposal. At both the VCA Annual Meeting and the Pet Practice Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

PROXIES

          This Joint Proxy Statement/Prospectus is being furnished to VCA and Pet Practice stockholders in connection with the solicitation of proxies by and on behalf of the VCA Board and the Pet Practice Board for use at the VCA Annual Meeting and the Pet Practice Special Meeting, respectively.

          All shares of VCA Common Stock and Pet Practice Common Stock which are entitled to vote and are represented at the relevant stockholder meeting by properly executed proxies received prior to or at the relevant stockholder meeting, and not revoked, will be voted at such stockholder meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted:

          (i) in the case of the VCA Annual Meeting, for approval of the Merger Proposal, the Certificate Proposal, the Director Proposal and the Plan Proposals; and

          (ii) in the case of the Pet Practice Special Meeting, for approval and adoption of the Merger Agreement.

          Proxies may be delivered by United States mail or courier service, in the case of VCA stockholders, to Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, New York 10004 or by facsimile to (212) 509-5150 and in the case of Pet Practice stockholders, to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 or by facsimile to (718) 921-8331.

          If any other matters are properly presented at the stockholder meetings for consideration, including, among other things, consideration of a motion to adjourn either stockholder meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of VCA or Pet Practice, as the case may be, c/o Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, New York 10004 (or if by facsimile, to (212) 509-5150) or c/o American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 or by facsimile to (718) 921-8331, respectively, at or before the taking of the vote at the relevant stockholder meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of VCA or Pet Practice, as the case may be, c/o Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, New York 10004 (or if by facsimile, to (212) 509-5150) or c/o American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 (or by facsimile to (718) 921-8331), respectively, before the taking of the vote at the relevant stockholder meeting or (iii) attending a stockholder meeting and voting in person (although attendance at a stockholder meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered in the case of VCA stockholders, to Secretary, Veterinary Centers of America, Inc., c/o Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, New York 10004 (or if by facsimile, to (212) 509-5150), and in the case of Pet Practice stockholders, to Secretary, The Pet Practice, Inc., c/o American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 or by facsimile to (718) 921-8331, at or before the taking of the vote at the relevant stockholder meeting.

NO DISSENTERS' RIGHTS

          No holder of Pet Practice Common Stock will have any dissenters' rights in connection with, or as a result of, the matters to be acted upon at the Pet Practice Special Meeting.

PROXY SOLICITATION

          All expenses of this solicitation, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne by VCA and Pet Practice. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of VCA or Pet Practice or by telephone, telegram, facsimile or other means of communication. Such directors, officers or employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and VCA or Pet Practice, as the case may be, will, upon request, reimburse them for their reasonable expenses in so doing. VCA and Pet Practice each have retained Georgeson & Company Inc. to aid in the solicitation of proxies at a fee in the aggregate of approximately $11,000 plus expenses. To the extent necessary in order to ensure sufficient representation at the VCA Annual Meeting or the Pet Practice Special Meeting, VCA or Pet Practice, as the case may be, may request by telephone or telegram the return of proxies. The extent to which this will be necessary depends entirely upon how promptly proxies are returned.

          HOLDERS OF PET PRACTICE COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING PET PRACTICE COMMON STOCK WITH THE ENCLOSED PROXY CARD. IF THE TRANSACTION IS APPROVED, A LETTER OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF PET PRACTICE COMMON STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. PET PRACTICE STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING PET PRACTICE COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN, THE LETTER OF TRANSMITTAL.

                                   THE MERGER

          This section of the Joint Proxy Statement/Prospectus describes certain of the more important aspects of the Merger. The following description does not purport to be complete and the reader is encouraged to review the entire Merger Agreement, a copy of which is set forth in Appendix A to this Joint Proxy
                                           -------- -
Statement/Prospectus, and the other Appendices to this Joint Proxy Statement/Prospectus, all of which are incorporated herein by this reference.

BACKGROUND OF THE MERGER

          VCA has been one of the premier owners and operators of animal hospitals in the United States for several years. Pet Practice has also been a premier owner-operator of animal hospitals in the United States for over two years. Both companies have been engaged in a business strategy emphasizing growth by acquisition and consolidation of the industry. The possibility of a strategic combination was first raised in general terms in several conversations in January 1996 between senior executives of VCA and Pet Practice at a professional veterinary conference they were both attending. Following this conversation, the senior management teams of both companies began exploring the feasibility of a strategic business combination.

          On January 22, 1996, as part of a regularly scheduled VCA board meeting, the management of VCA made an initial presentation on the considerations regarding, and received the questions and comments of the VCA Board with respect to, a possible combination with Pet Practice, including (i) a preliminary analysis of the strategic factors associated with a possible strategic business combination, (ii) a preliminary comparative review of VCA's and Pet Practice's market capitalization, revenues, earnings, and margins, and
(iii) a preliminary presentation regarding each companies' respective positioning in their respective market places. The VCA Board authorized and instructed management to explore the possibility of combining VCA with Pet Practice and to continue discussions with representatives of Pet Practice.

          Also, during this period, VCA had been considering a concurrent, but unrelated, acquisition of Pets' Rx. Discussions between representatives of VCA and representatives of Pets' Rx continued through February 27, 1996, at which time an

Agreement and Plan of Reorganization was entered into between VCA and Pets' Rx. On April 11, 1996, May 23, 1996 and June 7, 1996, the Agreement and Plan of Reorganization was amended in a writing signed by representatives of both VCA and Pets' Rx. The closing of the merger between VCA and Pets' Rx is not conditioned upon the consummation of the Merger with Pet Practice and the closing of the Merger between VCA and Pet Practice is not conditioned upon the consummation of the merger between VCA and Pets' Rx.

          There were ongoing discussions between Pet Practice management and members of the Pet Practice Board from time to time in late January 1996 about a possible business combination with VCA. On January 28, 1996 and during the following week, Robert L. Antin, Chief Executive Officer of VCA, and Mr. Nagy as well as Peter J. Cohen, President and Chief Executive Officer of Pet Practice, had various telephone conversations during which they each expressed their interest in pursuing exploratory discussions regarding a proposed transaction. On February 5, 1996, VCA and Pet Practice executed a non-disclosure agreement providing for the exchange of non-public information.

          On February 6, 1996, as part of a regularly scheduled meeting of the Pet Practice Board which convened telephonically, Mr. Nagy, Chairman of the Pet Practice Board, made an initial presentation to the Pet Practice Board regarding, and received the questions and comments of the Pet Practice Board with respect to, a possible combination with VCA. The Pet Practice Board authorized Mr. Nagy and other members of Pet Practice's management to pursue discussions with VCA with respect to a possible combination.

          On February 14, 1996, several senior executives of VCA met with senior executives of Pet Practice in Los Angeles, California. Discussions at this meeting focused on long-term business and market strategies and possible synergies that could be realized through a business combination.

          From February 14, 1996 through February 28, 1996, representatives of VCA and Pet Practice and their respective counsel and financial advisors conducted preliminary business, legal and financial due diligence regarding a proposed Merger. On February 28, 1996, senior executives of VCA and senior executives of Pet Practice and their respective counsel and financial advisors, met in New York City to discuss preliminarily the basis upon which a possible strategic business combination might be possible and to discuss the organizational, operational and financial issues attendant thereto.

          Between February 28, 1996 and March 21, 1996, VCA's and Pet Practice's legal counsel and executive officers had further discussions regarding the terms of a proposed Merger Agreement and related documents, VCA's and Pet Practice's financial advisors had further discussions regarding valuation issues relevant to negotiation of a mutually acceptable Exchange Ratio, and VCA and Pet Practice, and their respective counsel, accountants and financial advisors conducted business, legal and financial due diligence and exchanged draft Merger Agreements. The Exchange Ratio was determined by negotiation between the representatives of VCA and Pet Practice and not by any third party. During this same period, there were numerous discussions between Mr. Nagy and the members of the Pet Practice Board on an individual basis concerning the status of the ongoing negotiations with VCA and the terms of the draft Merger Agreement and the proposed Exchange Ratio. Throughout this period, the Pet Practice Board instructed Mr. Nagy that it was reasonable and appropriate for Pet Practice management to proceed with negotiations.

          On March 18, 1996, the VCA Board met and heard presentations from management and from its financial and legal advisors concerning the ongoing negotiations with Pet Practice. VCA's financial advisor presented a preliminary evaluation of the proposed Exchange Ratio and the draft Merger Agreement and the VCA Board discussed various factors and alternatives to the proposed Merger.
The VCA Board reviewed the terms of the draft Merger Agreement and related valuation issues. The VCA Board concluded that it was reasonable and appropriate for the officers to proceed with negotiations.

          Negotiations regarding the terms of the proposed Merger Agreement were held in separate sessions between March 18, 1996 and March 21, 1996. On March 21, 1996, VCA and Pet Practice reached preliminary agreement with one another on the terms of the proposed Merger Agreement, including the Exchange Ratio, subject to the approval of the respective boards of directors.

          The Merger was unanimously approved at a special meeting of the VCA Board held on March 21, 1996 at 7:00 p.m., Pacific Standard Time, at the executive offices of VCA. At that meeting, NatWest reviewed in detail its financial analysis of the proposed Merger. The VCA Board received a written opinion from NatWest that, as of March 21, 1996 and based upon and subject to certain matters stated therein, the consideration to be paid by VCA pursuant to the Merger Agreement is fair to VCA from a financial point of view. The VCA Board reviewed and fully discussed the terms of the Merger Agreement and then unanimously approved the Merger Agreement and the Merger.

          On March 21, 1996 at 6:00 p.m., Eastern Standard Time, a special meeting of the Pet Practice Board was held in New York at the offices of Haythe & Curley, Pet Practice's legal advisors. At the meeting, Mr. Nagy made a brief address to the Pet Practice Board in which he reiterated his views of the strategic advantages and business fit of the proposed combination previously discussed on an individual basis with the members of the Pet Practice Board. Smith Barney then made a presentation to the Pet Practice Board of its financial analysis and rendered to the Pet Practice Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 21,
1996) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Pet Practice Common Stock. (See "Opinions of Financial Advisors--Pet Practice.") Pet Practice's legal advisors reviewed various legal considerations with the Pet Practice Board as well as the significant provisions of the Merger Agreement. The Pet Practice Board voted unanimously to approve and adopt the Merger and the Merger Agreement and to recommend that the Pet Practice stockholders vote in favor of the Merger and approve and adopt the Merger Agreement.

          On the evening of March 21, 1996, VCA and Pet Practice executed and delivered the Merger Agreement. The Merger Agreement was announced by the issuance of a joint press release at 7:30 a.m., New York time, on March 22, 1996.

VCA'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE VCA BOARD

          The VCA Board has unanimously approved the Merger and determined that the Merger is advisable and fair and in the best interests of VCA and its stockholders. The VCA Board unanimously recommends to the VCA stockholders that they vote FOR the approval and the adoption of the Merger Proposal. The VCA Board believes that the Merger will enhance VCA's position as the leading animal health care company in the United States. Upon consummation of the Merger, the combined business will have over 145 animal hospitals making it the largest chain of animal hospitals in the United States. The combined business will be further enhanced by the consummation of the merger with Pets' Rx, which will increase the size of the VCA chain to in excess of 160 animal hospitals.

          The Merger also will accelerate the expansion of VCA's hospital operations into several new markets and strengthen VCA's position in the Chicago, Boston and Florida areas and the mid-Atlantic states. The combined business' animal hospital operations will extend to 20 states located in each region of the country.

          The VCA Board also considered the positive effect on VCA's complementary businesses, veterinary laboratory services and the marketing and distribution of premium pet food. The expanded veterinary hospital operations provide the combined business new markets for its laboratory services and pet food and provide a basis for expansion into additional geographic regions. The Merger also provides the combined business with significant opportunities to realize the efficiencies and synergies available by operating with one corporate overhead. VCA believes that it can realize significant cost savings in the combination of the two companies, particularly in the areas of purchasing (both medical supplies and office supplies), insurance, communications and other administrative expense. VCA believes economies can also be realized in such areas as marketing, advertising, training and continuing education.

          The VCA Board also considered negative factors relating to the Merger, including (i) the risks that the benefits sought in the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated, and the effect of the public announcement of the Merger on VCA's sales and operating results, (iii) the risks attendant to the integration of the two companies and possibly a third company, Pets' Rx, and (iv) the other risks described above under "RISK FACTORS." The VCA Board believes that these risks were outweighed by the potential benefits to be gained by the Merger.

          In the course of its deliberations during board meetings held on January 22, 1996, March 18, 1996 and March 21, 1996, the VCA Board reviewed with VCA management a number of factors relevant to the Merger, including the strategic overview and prospects for VCA. The VCA Board also considered among other factors (i) information concerning VCA's and Pet Practice's respective businesses, prospects, financial performance and condition, operations, management and competitive position; (ii) the financial condition, results of operations and businesses of VCA and Pet Practice before, and after, giving effect to the Merger; and (iii) current financial market conditions and historical market prices, volatility and trading information with respect to the VCA Common Stock and the Pet Practice Common Stock. In addition, the directors reviewed the consideration to be issued to Pet Practice's stockholders in the Merger and the principal terms of the Merger Agreement and related agreements. The VCA Board considered the financial analyses prepared by NatWest, including the written opinion of NatWest delivered at the March 21, 1996 meeting of the VCA Board, to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by VCA pursuant to the Merger Agreement is fair to VCA from a financial point of view. The VCA Board also took into account that VCA would be the surviving corporation and its board of directors and officers would continue as senior management of the combined business.

          In view of the wide variety of factors, both positive and negative, considered by the VCA Board, the VCA Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

          THE VCA BOARD UNANIMOUSLY RECOMMENDS THAT VCA STOCKHOLDERS VOTE TO APPROVE THE MERGER PROPOSAL.

PET PRACTICE'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE PET PRACTICE BOARD

          THE PET PRACTICE BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT PET PRACTICE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

          Prior to taking action on the Merger, the Pet Practice Board reviewed a draft of the Merger Agreement and received presentations from, and reviewed the terms and conditions of the transactions contemplated by the Merger Agreement with, Pet Practice management and Pet Practice's legal and financial advisors.

          The Pet Practice Board considered a number of factors in reaching the recommendations described above. The factors considered favorably by the Pet Practice Board include the following:

          i) the opportunity for Pet Practice stockholders to receive an equity interest in a larger, financially stronger, veterinary services company and the prospects for that combined company;

          ii) the financial condition, results of operations and prospects of Pet Practice as an independent public company, including the dependency of a portion of Pet Practice's projected future growth on effecting the acquisition of a substantial number of veterinary hospitals each year and the constraints on its ability to finance that growth, including the dilutive impact of additional equity financing;

          iii) the similar cultures and strategies of Pet Practice's and VCA's management;

          iv) the financial condition, results of operations and prospects of VCA;

          v) the synergies created by combining the management systems possessed by each of VCA and Pet Practice, which would create a more highly developed infrastructure than on a stand-alone basis without having to incur costs and management time to duplicate, and which could be utilized without significant additional development expense;

          vi) the combined benefits from VCA's and Pet Practice's pooling of their experienced managers to assist in managing their projected rapid growth, as well as the significant number of veterinarians in the combined network, and their recruitment capabilities, which could help service their recruitment needs;

          vii) the ability to provide enhanced levels of care by offering a more comprehensive range of veterinary services through a combination of the various operations of the two companies;

          viii) recent and historical market prices of Pet Practice Common Stock and VCA Common Stock;

          ix) based upon the market prices of Pet Practice Common Stock and VCA Common Stock at the close of business on March 21, 1996, Pet Practice stockholders would receive a premium in excess of 12.67% over the then closing sale price of Pet Practice Common Stock of $8.875 per share;

          x) the oral opinion of Smith Barney (which opinion was subsequently confirmed by delivery of a written opinion dated March 21, 1996) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Pet Practice Common Stock;

          xi)  the tax-free nature of the proposed transaction; and

          xii) the negotiations regarding the Merger and the Merger Agreement.

          In evaluating VCA and its business, the Pet Practice Board also considered the following factors to be generally negative:

          (i) the value placed on the Pet Practice Common Stock implicit in the proposed Exchange Ratio compared with the initial public offering price of Pet Practice Common Stock; and

          (ii) the risks attendant to the integration of the two companies.

          The members of the Pet Practice Board evaluated the factors listed above in light of their knowledge of the business and operations of Pet Practice and their business judgment. In view of the variety of factors considered in connection with their respective evaluations of the transaction, the Pet Practice Board found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in its determination. However, the Pet Practice Board placed special emphasis on the complementary strengths of the Pet Practice and VCA and the potential for revenue and profit enhancing synergies to result from a combination, the prospects for the Pet Practice remaining as an independent public company and its ability to sustain revenue and earnings growth, and the opportunity provided by the Merger for Pet Practice stockholders to maintain, on a tax-free basis, an equity interest in a combined enterprise that has greater assets and financial resources, a more diversified position in the veterinary services industry and for which there will be a larger public market with respect to its common stock than, in each case, currently exists for Pet Practice.


          THE PET PRACTICE BOARD UNANIMOUSLY RECOMMENDS THAT PET PRACTICE STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.


OPINIONS OF FINANCIAL ADVISORS

          VCA

          VCA engaged NatWest to render financial advisory services and to render a written opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, to VCA, of the consideration to be paid in the Merger. NatWest is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers, acquisitions, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. VCA selected NatWest to be its financial advisor in this transaction because of NatWest's significant experience in providing investment banking services to companies in the health care industry.

          NatWest rendered the Fairness Opinion on March 21, 1996 to the effect that, as of such date and based upon and subject to certain matters set forth therein, the consideration to be paid by VCA pursuant to the Merger Agreement is fair to VCA from a financial point of view. NatWest's opinion does not address any other aspect of the Merger or the related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the VCA Annual Meeting. The scope of NatWest's engagement and NatWest's review of the transaction was limited as set forth in the Fairness Opinion. The complete text of the Fairness Opinion is included as Appendix B to this Joint
                                                     -------- -
Proxy Statement/Prospectus and is incorporated herein by reference.
Stockholders of VCA are urged to read in its entirety the Fairness Opinion, which sets forth the assumptions made and matters considered by NatWest.

          Upon consummation of the Merger, VCA will pay NatWest a fee (the "Success Fee") for its services equal to 1.1% of the consideration to be paid by VCA in the Merger. VCA agreed to pay NatWest a fee of $200,000 (the "Fairness Opinion Fee") upon delivery of the Fairness Opinion. The Fairness Opinion Fee shall be credited against the Success Fee. NatWest shall bear the out-of-pocket expenses incurred by it in connection with its engagement, including all fees and expenses of its counsel. VCA has agreed to indemnify NatWest against certain expenses and liabilities in connection with its engagement.

          In arriving at the Fairness Opinion, and as the basis therefor, NatWest, among other things, (i) reviewed the Merger Agreement; (ii) reviewed historical financial and operating data of VCA and Pet Practice; (iii) reviewed financial and operating forecasts with respect to Pet Practice provided to NatWest by management representatives of VCA; (iv) considered public information of selected comparable companies, and compared Pet Practice, from a financial point of view, with such companies; (v) considered the terms, to the extent publicly available, of selected transactions comparable to the Merger and compared the consideration to be paid by VCA with the consideration involved in such transactions; (vi) reviewed market price data and trading activities for VCA's and Pet Practice's Common Stock; and (vii) conducted such other financial studies, analysis and investigations as NatWest deemed appropriate. NatWest also held discussions with management representatives and representatives of the independent accountants of VCA and Pet Practice concerning the business and prospects of Pet Practice and the strategic and operating benefits anticipated by VCA to be derived from the Merger.

          NatWest was not engaged to verify independently the accuracy or completeness of any information which it reviewed in arriving at the Fairness Opinion, and in rendering such opinion it relied on the accuracy and completeness of all such information without independent verification. With respect to the financial and operating forecasts provided to it, NatWest assumed, with the VCA Board's approval, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of VCA as to the future financial and operating performance of Pet Practice, consistent with historical data. NatWest also assumed, with the VCA Board's approval, that a reasonable likelihood exists that the strategic and operating benefits anticipated by VCA to be derived from the Merger will be realized. NatWest was not engaged to conduct a physical inspection of any properties or make an independent valuation or appraisal of the assets or liabilities, including any contingent liabilities, of Pet Practice, nor were any such valuations or appraisals furnished to NatWest. NatWest was not engaged to review any legal, accounting or tax aspects of the Merger. The Fairness Opinion is based upon economic, monetary, regulatory and market conditions existing on the date of such opinion. No limitations were imposed by VCA on NatWest with respect to the investigation made or procedures followed by NatWest.

          NatWest calculated the total value of the consideration to be paid by VCA pursuant to the Merger Agreement to be $86 million, based upon the closing price of the VCA Common Stock of $25.75 on March 21, 1996.

          The following paragraphs summarize the significant qualitative and quantitative analyses performed by NatWest in arriving at its opinion. In its analysis, NatWest made numerous assumptions with respect to VCA, Pet Practice, general business, economic, market and financial conditions, industry performance and other matters, many of which are beyond the control of the parties to the Merger. The Fairness Opinion and the financial analyses performed by NatWest were only one of several factors considered by the VCA Board in its evaluation of the Merger, and they should not be viewed as determinative of the VCA Board's or VCA management's views with respect to the consideration to be paid by VCA in the proposed Merger.

          Strategic Considerations. In reaching its opinion as to the fairness of the consideration to be paid by VCA, NatWest considered the strategic and operating benefits anticipated by VCA to be realized from the Merger, and assumed, with the approval of the VCA Board, that a reasonable likelihood exists that such benefits will be realized. Such anticipated benefits include the enhancement of VCA's position as the leading animal health care company in the United States, the combined business having over 145 animal hospitals and being the largest chain of animal hospitals in the United States; the expansion of VCA's hospital operations into several new markets and the strengthening of VCA's position in the Chicago, Boston and Florida areas and the mid-Atlantic states; the positive effect on VCA's complementary businesses, veterinary laboratory services and the marketing and distribution of premium pet food; and the significant opportunities to realize the efficiencies and synergies available by operating with one corporate overhead. NatWest was unable to, and did not, quantify the extent of such anticipated benefits.

          Comparable Company Trading Multiple Analysis. NatWest used VCA's adjusted forecasts of Pet Practice's profitability in 1996 and 1997 to derive implied purchase price multiples and compared those multiples to the trading multiples of selected publicly traded companies. The selected companies were divided into two (2) groups: a "Physician Practice Peer Group" of companies, which consisted of Apogee, Inc., EMCR Holdings, Inc., FPA Medical Management, Inc., MedCath, Inc., MedPartners, Inc., NovaCare, Inc., Occusystems, Inc., Orthodontic Centers of America, Inc., Pediatric Services of America, Inc. and Physicians Resource Group, Inc.; and a "Pet Products Peer Group" of companies, which consisted of Petco Animal Supplies, Inc. and PETsMART, Inc. The Physician Practice Peer Group and the Pet Products Peer Group are referred to herein as, the "Comparable Companies." NatWest believes that the Comparable Companies are comparable in certain respects to Pet Practice, although none of them is, of course, identical to Pet Practice. Accordingly, a complete analysis of the results of the calculations performed by NatWest cannot be limited to a quantitative review of such results and involves considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies. In addition, the 1996 and 1997 earnings per share ("EPS") estimates for the Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

          For the Comparable Companies, NatWest examined certain financial data that was publicly available, including the last 12 months ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), LTM earnings before interest and taxes ("EBIT") and LTM EPS. In view of the 1995 net loss sustained by Pet Practice, however, comparable LTM financial data for Pet Practice did not exist.

          NatWest examined calendar year 1996 and 1997 analysts' projections of EPS for the Comparable Companies published by First Call (an on-line data service which compiles estimates developed by research analysts) and the per share closing stock prices of the Comparable Companies on March 20, 1996. Using this data, NatWest calculated the price/earnings multiples for the respective Peer Groups based on 1996 and 1997 EPS estimates for each of the Comparable Companies. NatWest observed that Pet Practice was projected to be only slightly profitable in 1996 using VCA's adjusted forecast figures.

          Using the data for 1997, the Physician Practice Peer Group trading multiples of projected EPS were as follows: the multiples ranged from 11.7x to 35.5x with a mean of 23.4x and a median of 24.4x. The Pet Products Peer Group trading multiples ranged from 29.2x to 30.1x with the mean and median both being 29.7x.

          NatWest used two scenarios provided by VCA of Pet Practice's adjusted forecast 1997 financial performance to derive an implied purchase price multiple. The first case assumed 1997 Pet Practice earnings of approximately $3.56 million and the more conservative second case assumed 1997 Pet Practice earnings of $2.72 million. These two cases yielded implied Pet Practice purchase price multiples of 1997 earnings of 24.2x and 31.6x, respectively.

          Comparable Transaction Analysis. NatWest considered the terms, to the extent publicly available, of selected transactions comparable to the Merger and sought to compare the consideration to be paid by VCA with the consideration involved in such transactions. In view of the 1995 net loss sustained by Pet Practice, there was no basis for the comparison of transaction multiples.

          NatWest reviewed and analyzed the premiums paid per share above market value in selected merger and acquisition transactions in the health care industry (collectively, the "Comparable Transactions") and compared these premiums paid to the premium to be paid for Pet Practice implied by an assumed equity value of $10.00 per share of Pet Practice Common Stock. For purposes of the following calculations, market value equals the per share closing stock price as of the relevant measuring date. The Comparable Transactions and the dates they were announced were as follows: HealthSouth Corporation acquisition of Advantage Health Corporation (December 1995); MedPartners/Mullikin, Inc. acquisition of Pacific Physician Services, Inc. (December 1995); Living Centers of America, Inc. acquisition of Rehability Corporation (April 1995); HealthSouth Corporation acquisition of ReLife, Inc. (September 1994); NovaCare, Inc. acquisition of RehabClinics, Inc. (October 1993); NovaCare, Inc. acquisition of Rehab Systems Company (June 1991). NatWest analyzed the premiums paid in these transactions at three different times prior to the public announcement of the transactions. As of the date four (4) weeks prior to announcement of the acquisitions, the premiums paid above market value ranged from 16.9% to 91.9% with a mean of 48.2% and a median of 42.8%. As of the date one week prior to public announcement of the acquisitions, the premiums paid above market value ranged from 15.4% to 87.6% with a mean of 39.5% and a median of 34.8%. As of the date one day prior to public announcement of the acquisitions, the premiums paid above market value ranged from 12.2% to 74.4% with a mean of 33.4% and a median of 31.1%.

          No company, transaction or business used in the "Comparable Company Trading Multiple Analysis" or the "Comparable Transaction Analysis" as a comparison is identical to VCA, Pet Practice or the Merger. Accordingly, an analysis of the foregoing results is not solely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Comparable Companies, Comparable Transactions or the business segment, company or transactions to which they are being compared.

          Pro Forma Merger Analysis. NatWest analyzed the financial impact resulting exclusively from the Merger on the pro forma combined company's EPS for 1996 and 1997 based on forecasts provided by VCA and compared the pro forma EPS with VCA's EPS as projected by various research analysts. NatWest considered the pro forma merger analysis to be relevant to its fairness determination because, among other things, such analysis estimated the extent to which the transaction could be accretive or dilutive to the existing stockholders of VCA. This analysis indicated that in 1996 the pro forma impact of the Merger could be dilutive. The analysis further indicated that in 1997 the pro forma impact of the Merger could be accretive. Using the first scenario provided by VCA of Pet Practice's adjusted forecast 1997 earnings of approximately $3.56 million, the impact of the Merger also could be accretive. Using the more conservative second case provided by VCA of Pet Practice's adjusted forecast 1997 earnings of approximately $2.72 million, the impact of the Merger could be accretive. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position and variations could be material.

          Contribution Analysis. NatWest analyzed, among other things, the respective contributions of VCA and Pet Practice to the estimated revenue, EBITDA, EBIT and net income of the combined company for the years 1995 through 1997. This analysis indicated that in the years 1995 through 1997, VCA would contribute approximately 69.4%, 70.8% and 70%, respectively, of revenue, 96%, 84.2% and 79.7%, respectively, of EBITDA, 100%, 89.9% and 82.7%, respectively, of EBIT and 100%, 96.1% and 85.5%, respectively, of net income, and Pet Practice would contribute approximately 30.6%, 29.2% and 30%, respectively, of revenue, 4%, 15.8% and 20.3%, respectively, of EBITDA, 0%, 10.1% 17.3%, respectively, of EBIT and 0%, 3.9% and 14.5%, respectively, of net income of the combined company. Immediately following consummation of the Merger, stockholders of VCA and Pet Practice would own approximately 80.1% and 19.9%, respectively, of the combined company.

          The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, NatWest did not attribute any particular weight to any analysis or factor considered by it described above. Subject to the matters set forth in the Fairness Opinion, the judgments made by NatWest as to its analyses and the factors considered by it caused NatWest to be of the opinion that the consideration payable by VCA in the Merger, having a value of $86 million, based on the $25.75 closing price of the VCA Common Stock on March 21, 1996, is fair, from a financial point of view, to VCA. NatWest believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future and such estimates are inherently subject to uncertainty.

          NatWest has performed investment banking and financial advisory services for VCA from time to time, for which it has received customary compensation. In the ordinary course of business, NatWest's affiliates actively trade the securities of VCA and Pet Practice for their own account and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. NatWest may provide investment banking and financial advisory services to VCA in the future.

          See Appendix B, "Opinion of National Westminster Bank PLC."  It is not
              -------- -
currently contemplated that such opinion will be updated.

          Pet Practice

          Smith Barney was retained by Pet Practice to act as its financial advisor in connection with the Merger. In connection with such engagement, Pet Practice requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of Pet Practice Common Stock of the consideration to be received by such holders in the Merger. On March 21, 1996, at a meeting of the Pet Practice Board held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated such date) to the Pet Practice Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Pet Practice Common Stock.

          In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Pet Practice and certain senior officers and other representatives and advisors of VCA concerning the businesses, operations and prospects of Pet Practice and VCA. Smith Barney examined certain publicly available business and financial information relating to Pet Practice and VCA as well as certain financial forecasts and other data for Pet Practice and VCA which were provided to Smith Barney by or otherwise discussed with the respective managements of Pet Practice and VCA, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Pet Practice Common Stock and VCA Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of Pet Practice and VCA. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of Pet Practice and VCA. Smith Barney also evaluated the potential pro forma financial impact of the Merger on VCA. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

          In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the respective managements of Pet Practice and VCA advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Pet Practice and VCA as to the future financial performance of Pet Practice and VCA and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Pet Practice Board, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion, as set forth therein, relates to the relative values of Pet Practice and VCA. Smith Barney did not express any opinion as to what the value of the VCA Common Stock actually will be when issued to Pet Practice stockholders pursuant to the Merger or the price at which the VCA Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pet Practice or VCA nor did Smith Barney make any physical inspection of the properties or assets of Pet Practice or VCA. Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Pet Practice or the effect of any other transaction in which Pet Practice might engage. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which consideration was determined by Pet Practice and VCA through negotiation. No other limitations were imposed by Pet Practice on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion. It is not currently contemplated that such opinion will be updated.

          THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED MARCH 21, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED
                                                -------- -
HEREIN BY REFERENCE. HOLDERS OF PET PRACTICE COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE PET PRACTICE SPECIAL MEETING.

          In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Pet Practice, VCA, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pet Practice and VCA. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are
inherently subject to substantial uncertainty.   Smith Barney's opinion and
financial analyses were only one of many factors considered by the Pet Practice Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Pet Practice Board or management with respect to the Exchange Ratio or the proposed Merger.

          Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Pet Practice and the following selected companies in the pet care industry: VCA, PETsMART, Inc. and Petco Animal Supplies, Inc. (the "Selected Companies"), and compared these multiples with the multiples implied for Pet Practice by the Exchange Ratio. Smith Barney compared market values as multiples of, among other things, estimated calendar 1996 and 1997 net income, and adjusted market values (market value, plus total debt, less cash) as multiples of, among other things, latest 12 months net revenue. Net income projections for the Selected Companies were based on estimates of selected investment banking firms and net income projections for Pet Practice and VCA were based on estimates of selected investment banking firms and internal estimates of the managements of Pet Practice and VCA. All multiples were based on closing stock prices as of March 20, 1996 (the last trading day prior to the execution of the Merger Agreement). Applying representative multiples for the Selected Companies of estimated calendar 1996 and 1997 net income of 39.4x to 48.3x and 31.0x to 34.3x, respectively, and latest 12 months revenue of 1.6x to 3.1x, this analysis resulted in an equity reference range for Pet Practice of approximately $8.00 to $11.50 per share, as compared to the per share value implied by the Exchange Ratio of approximately $10.00 based on a closing stock price of VCA Common Stock on March 20, 1996.

          Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed, among other things, the implied transaction value multiples paid or proposed to be paid in the following selected merger and acquisition transactions (acquiror/target): PETsMART, Inc./Petstuff Inc.; and VCA/Pets' Rx, Inc. (the "Selected Transactions"), and compared these multiples with the multiples implied for Pet Practice by the Exchange Ratio. Smith Barney compared transaction values as a multiple of, among other things, latest 12 months revenue. All multiples were based on information available at the time of announcement of the transaction. Applying representative multiples for the Selected Transactions of latest 12 months revenue of 0.8x to 1.6x, this analysis resulted in an equity reference range for Pet Practice of approximately $2.68 to $6.45 per share, as compared to the per share value implied by the Exchange Ratio of approximately $10.00 based on a closing stock price of VCA Common Stock on March 20, 1996.

          No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Pet Practice, VCA or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

          Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Pet Practice for the fiscal years ending December 31, 1996 through 2000, assuming, among other things, discount rates of 20.0%, 22.5% and 25.0% and terminal multiples of unlevered net income of 14.0x to 20.0x. This analysis resulted in an equity reference range for Pet Practice of approximately $5.52 to $9.96 per share.

          Contribution Analysis. Smith Barney analyzed, among other things, the respective contributions of Pet Practice and VCA to the estimated revenue, EBITDA, EBIT and net income of the combined company for fiscal years 1995 through 1997. This analysis indicated that in fiscal years 1995 through 1997, Pet Practice would contribute approximately 30.6%, 34.4% and 38.3%, respectively, of revenue, 9.2%, 26.2% and 34.6%, respectively, of EBITDA, (6.9%), 20.3% and 31.5%, respectively, of EBIT and (334.2%), 18.7% and 27.7%, respectively, of net income, and VCA would contribute approximately 69.4%, 65.6% and 61.7%, respectively, of revenue, 90.8%, 73.8% and 65.4%, respectively, of EBITDA, 106.9%, 79.7% and 68.5%, respectively, of EBIT and 434.2%, 81.3% and 72.3%, respectively, of net income, of the combined company. Immediately following consummation of the Merger, stockholders of Pet Practice and VCA would own approximately 19.9% and 80.1%, respectively, of the combined company.

          Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of VCA for fiscal years 1996 and 1997 based on internal estimates of the managements of VCA and Pet Practice. The results of the pro forma merger analysis suggested that the Merger could be accretive to VCA's EPS in each of the fiscal years analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

          Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things: (i) a review of historical and projected financial results of Pet Practice and VCA; (ii) the history of trading prices and volume for Pet Practice Common Stock and VCA Common Stock and the relationship between movements of such Common Stock and movements in the S&P 500 index; (iii) selected analysts' reports on VCA, including analysts' estimates as to the earnings growth potential of VCA; (iv) the premiums paid in selected stock-for-stock transactions having transaction values of $75 million to $150 million; and (v) the pro forma ownership of the combined company.

          Pursuant to the terms of Smith Barney's engagement, Pet Practice has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee equal to 1.5% of the total consideration payable in connection with the Merger. Pet Practice has also agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including reasonable legal fees and expenses, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

          Smith Barney has advised Pet Practice that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of Pet Practice and VCA for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided certain investment banking services to Pet Practice unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Pet Practice, VCA and their respective affiliates.

          Smith Barney is a nationally recognized investment banking firm and was selected by Pet Practice based on Smith Barney's experience, expertise and familiarity with Pet Practice and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          As of the VCA Record Date directors and executive officers of VCA and their affiliates may be deemed to be beneficial owners of approximately 6.1% of the outstanding shares of VCA Common Stock (excluding shares subject to exercisable options). Each of the directors and executive officers of VCA has advised VCA that he or she intends to vote or direct the vote of all of the outstanding shares of VCA Common Stock over which he or she has voting control in favor of approval of the Merger Proposal, the Certificate Proposal, the Director Proposal and the Plan Proposals.

          As of the Pet Practice Record Date, directors and executive officers of Pet Practice and their affiliates may be deemed to be beneficial owners of approximately 45.2% of the outstanding shares of Pet Practice Common Stock (excluding shares subject to exercisable options). Each of the directors and executive officers of Pet Practice has advised Pet Practice that he or she intends to vote or direct the vote of all of the outstanding shares of Pet Practice Common Stock over which he or she has voting control in favor of approval and adoption of the Merger Agreement.

          The executive officers of Pet Practice who will continue as officers and employees of VCA will participate in the VCA 1996 Stock Incentive Plan. See "PROPOSAL TO APPROVE THE ADOPTION OF THE VCA 1996 STOCK INCENTIVE PLAN."

          As provided in the Merger Agreement, by virtue of the Merger, all options (the "Pet Practice Options") outstanding at the Effective Time under the Pet Practice 1994 Stock Option Plan, whether or not then exercisable, will be assumed by VCA and converted into and become a right with respect to VCA Common Stock. Each Pet Practice Option assumed by VCA will be exercisable upon the same terms and conditions as under the Pet Practice 1994 Stock Option Plan and the option agreement issued thereunder, and VCA will assume the Pet Practice 1994 Stock Option Plan for such purposes. Pursuant to the Merger Agreement, at and after the Effective Time, (i) each Pet Practice Option assumed by VCA may be exercised solely for VCA Common Stock, (ii) the number of shares of VCA Common Stock subject to each Pet Practice Option will be equal to the number of shares of VCA Common Stock (rounded to the nearest whole share) into which the number of shares of Pet Practice Common Stock subject to the Pet Practice Option immediately prior to the Effective Time, would be converted under the Merger Agreement, (iii) the per share exercise price for each Pet Practice Option will be equal to (a) the per share exercise price of the Pet Practice Option in effect immediately prior to the Effective Time multiplied by the number of shares of Pet Practice Common Stock subject to such Pet Practice Option immediately prior to the Effective Time, divided by (b) the number of shares of VCA Common Stock subject to such Pet Practice Option immediately after the Effective Time. Approval of the Merger Proposal by the stockholders of VCA will constitute stockholder approval of the assumption by VCA of the rights and obligations of Pet Practice under the Pet Practice 1994 Stock Option Plan and of the amendment of such plan to provide for, among other things, the conversion at the Effective Time of each outstanding stock option into an option to purchase shares of VCA Common Stock at the exercise price set forth above.

          Pet Practice has agreed, upon the consummation of the Merger at the Effective Time, to award a bonus (the "Merger Bonuses") to each of the President and the Chief Financial Officer of Pet Practice in the amounts of $100,000 and $25,000, respectively, each in recognition of their efforts in effectuating the Merger. In addition, in connection with the Merger, the vesting provisions with respect to 5,000 shares of Pet Practice Common Stock held by each of the members of the Pet Practice Board (other than Messrs. Foster and Nagy) have been waived, subject to consummation of the Merger.

          The Merger Agreement provides that, from and after the Effective Time, VCA shall cause Merger Corp. to include as part of its Certificate of Incorporation and bylaws provisions relating to the indemnification of all current and former directors, officers, employees and agents of Pet Practice which are substantially similar to the provisions contained in Pet Practice's Certificate of Incorporation and bylaws. Such provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of Pet Practice in respect to actions or omissions occurring at or prior to the Effective Time (including, without limitation, actions or omissions which occur in connection with the transactions contemplated by the Merger Agreement), unless such modification is required by law.

ACCOUNTING TREATMENT

          The Merger will be accounted for as a "purchase" under generally accepted accounting principles. Under the purchase method of accounting, the purchase price of Pet Practice, including direct costs of the Merger, will be allocated to the assets acquired and liabilities assumed based upon their estimated relative fair values, with the excess purchase consideration allocated to goodwill.

          The merger between VCA and Pets' Rx is expected to be treated as a "pooling of interests" for accounting purposes. This accounting method permits the recorded assets and liabilities of both VCA and Pets' Rx to be carried forward to the surviving corporation at the recorded historical amounts and no recognition of goodwill in the combination is required of either company in the merger.

          The Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Joint Proxy Statement/Prospectus are based upon certain assumptions and allocate the purchase price in the Merger to assets and liabilities based upon preliminary estimates of their respective fair values. The unaudited pro forma adjustments and combined amounts are included for informational purposes only. If the Merger is consummated, VCA's financial statements will reflect effects of acquisition adjustments only from the Effective Time. The actual allocation of the purchase price may differ significantly from the allocation reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. See "UNAUDITED PRO FORMA FINANCIAL DATA."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of the material federal income tax consequences of the Merger to Pet Practice and the stockholders of Pet Practice and reflects the opinions of tax counsel attached as Exhibits 8.1 and 8.2 to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. Such opinions are based upon certain assumptions noted in such opinions. The discussion below is based on current law. This summary is provided for information purposes only and relates only to Pet Practice Common Stock held as a capital asset within the meaning of Section 1221 of the Code by persons who are citizens or residents of the United States. This discussion does not address aspects of federal taxation other than income taxation, nor does it address all aspects of federal income taxation, including, without limitation, aspects of income taxation that may be applicable to particular stockholders, such as stockholders who are foreign persons, tax-exempt organizations, insurance companies, financial institutions and dealers in stocks and securities or persons who acquired all their Pet Practice Common Stock in a compensation transaction, such as an exercise of an employee option. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the Merger.

          PET PRACTICE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

          Based upon the advice of its legal counsel, VCA and Pet Practice believe that the Merger will be treated as a reorganization within the meaning of Section 368 of the Code, and accordingly (i) no gain or loss will be recognized by Pet Practice as a result of the Merger; (ii) no gain or loss will be recognized by the Pet Practice stockholders upon the receipt of VCA Common Stock in exchange for Pet Practice Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of a fractional interest in VCA Common Stock); (iii) the tax basis of the VCA Common Stock to be received by the Pet Practice stockholders in connection with the Merger will be the same as the basis in the Pet Practice Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the VCA Common Stock to be received by the Pet Practice stockholders in connection with the Merger will include the holding period of the Pet Practice Common Stock surrendered in exchange therefor, provided that the Pet Practice Common Stock is held as a capital asset at the Effective Time. Pet Practice's obligation to consummate the Merger is conditioned upon the receipt of a written opinion from its legal counsel to this effect. Based upon the advice of its legal counsel, VCA believes that the Merger will result in no gain or loss to VCA on the exchange of shares of Pet Practice Common Stock. VCA's obligation to consummate the Merger is conditioned upon the receipt of a written opinion from its legal counsel to this effect. See "THE MERGER AGREEMENT --- Conditions to the Merger."

          A Pet Practice stockholder who is entitled to receive cash in lieu of a fractional share interest of VCA Common Stock in connection with the Merger will recognize gain (or loss) equal to the difference between such cash amount and the stockholder's basis in the fractional share interest as long as the cash payment is not essentially equivalent to a dividend. In such event, any gain or loss recognized will be capital gain (or loss) if the Pet Practice Common Stock is held by such stockholder as a capital asset at the Effective Time.

          THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGES COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH VCA AND PET PRACTICE STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAWS OR OTHER TAX LAWS.


RESALE RESTRICTIONS

          All shares of VCA Common Stock received by Pet Practice stockholders in the Merger will be freely transferable, except that shares of VCA Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Act) of Pet Practice prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Act (or Rule 144 in the case of such persons who become affiliates of VCA) or as otherwise permitted under the Act. Persons who may be deemed to be affiliates of Pet Practice or VCA generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires Pet Practice to exercise its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the shares of VCA Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Act or (c) in the opinion of counsel, such sale, transfer or other disposition is exempt from registration under the Act.

          In addition, the Principal Stockholder has agreed not to transfer or otherwise dispose of the Pet Practice Common Stock owned by it except to its partners who agree not to transfer or otherwise dispose of the VCA Common Stock received in the Merger with respect to such Pet Practice Common Stock for a period ending on April 30, 1997; provided, that, 33% of such shares of VCA Common Stock shall no longer be subject to such restriction on November 1, 1996 and the remaining shares shall no longer be subject to such restriction on May 1, 1997.

REGULATORY MATTERS

          Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. VCA and Pet Practice each filed with the Antitrust Division and the FTC a Notification and Report Form (the "Notification and Report Form") with respect to the Merger on April 26, 1996. The initial waiting period for each of these filings expired on May 26, 1996.

          The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Stockholder Meetings, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of substantial assets of Pet Practice or its subsidiaries or VCA or its subsidiaries.

          In addition, state antitrust authorities may also bring legal action under the antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of VCA or Pet Practice. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

NASDAQ NATIONAL MARKET

          VCA expects to apply for the listing of the additional shares of VCA Common Stock to be issued to the Pet Practice stockholders in connection with the Merger on the Nasdaq National Market. It is a condition to the Merger that these shares shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

                             THE MERGER AGREEMENT

          The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy
                                          -------- -
Statement/Prospectus and is incorporated herein by reference. Stockholders of VCA and Pet Practice are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

GENERAL

          Pursuant to the Merger Agreement, subject to the terms and conditions thereof, at the Effective Time, Pet Practice will be merged with and into Merger Corp. As a result of the Merger, Pet Practice will become a wholly owned subsidiary of VCA. As part of the Merger, stockholders of Pet Practice will receive the consideration described below.

          Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, VCA and Pet Practice will cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in
Section 251 of the DGCL. Such filing is anticipated to take place as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement have been satisfied or, where permissible, waived, which is expected to occur shortly after the Stockholder Meetings.

CONSIDERATION TO BE RECEIVED IN THE MERGER

          Upon consummation of the Merger, pursuant to the Merger Agreement, (i) each share of Pet Practice Common Stock issued and outstanding at the Effective Time, will be converted into a fraction of a share of VCA Common Stock determined by reference to the Exchange Ratio (defined below), (ii) all shares of Pet Practice Common Stock will be canceled and cease to exist, and (iii) all Pet Practice treasury stock, if any, will be canceled and retired without payment of any consideration therefor. The Exchange Ratio is determined by reference to the following formula: (a) if the Average Price (defined below) is between $25.00 and $30.00 (inclusive), the Exchange Ratio shall be determined by dividing $10.00 by the Average Price, (b) if the Average Price is between $24.00 and $19.00 (inclusive), the Exchange Ratio shall be 0.3950 at $24.00 and increased 0.005 for each whole dollar by which the Average Price is less than $24.00, (c) if the Average Price is $18.50 or less, the Exchange Ratio shall be 0.4225, (d) if the Average Price is equal to or greater than $31.00 and less than $49.00, the Exchange Ratio shall be 0.3350 at $31.00 and reduced 0.005 for each whole dollar by which the Average Price is greater than $31.00, (e) if the Average Price is within the ranges described in clause (b) and (d) above, but the Average Price is not a whole dollar, then the Exchange Ratio shall be determined as that which would have been computed at the nearest whole dollar increased or decreased (as applicable) by an amount equal to 0.005 multiplied by a fraction, the numerator of which shall be the difference between the Average Price and such nearest whole dollar, and the denominator of which shall be $1.00, (f) if the Average Price is between $19.00 and $18.50 (exclusive), the Exchange Ratio shall be 0.4200 increased by an amount equal to 0.0025 multiplied by a fraction, the numerator of which is the difference between $19.00 and the Average Price and the denominator of which is $.50, (g) if the Average Price is between $24.00 and $25.00 (exclusive), the Exchange Ratio shall be 0.3950 increased by an amount equal to 0.005 multiplied by a fraction, the numerator of which is the difference between the Average Price and $24.00 and the denominator of which is $1.00, (h) if the Average Price is between $30.00 and $31.00 (exclusive), the Exchange Ratio shall be 0.3333 increased by an amount equal to
0.0017 multiplied by a fraction, the numerator of which is the difference between the Average Price and $30.00 and the denominator of which is $1.00, and
(i) if the Average Price is equal to or greater than $49.00, the Exchange Ratio shall be determined by dividing $12.005 by the Average Price. The Average Price means the average of the closing prices of the VCA Common Stock on the Nasdaq National Market over the 20 trading day period ending on (and including) the third trading day immediately preceding the date of the Pet Practice Special Meeting.

          Based on the foregoing, the resulting valuation of the merger consideration per share of Pet Practice Common Stock will range from $7.82 per share (if the Average Price is $18.50 per share) to $12.005 per share (if the Average Price is $49.00 per share).

          The following table presents the Exchange Ratios and resulting valuation of the merger consideration to be received in the Merger for each share of Pet Practice Common Stock at the Average Prices indicated.


Average Price     $ 18.50  $ 19.00   $ 20.00   $ 21.00    $ 22.00    $ 23.00    $ 24.00    $ 25.00    $ 26.00     $ 27.00    $ 28.00

Exchange Ratio     0.4225   0.4200    0.4150    0.4100     0.4050     0.4000     0.3950     0.4000     0.3846      0.3704     0.3571

Market Value of   $  7.82  $  7.98   $  8.30   $  8.61    $  8.91    $  9.20    $  9.48    $ 10.00    $ 10.00     $ 10.00    $ 10.00
 Merger
 Consideration

Average Price     $ 29.00   $ 30.00   $ 31.00   $32.00    $ 33.00    $ 34.00    $ 35.00    $ 36.00    $ 37.00     $ 38.00    $ 39.00

Exchange Ratio     0.3448    0.3333    0.3350    0.3300    0.3250     0.3200     0.3150     0.3100     0.3050      0.3000     0.2950

Market Value of   $ 10.00   $ 10.00   $ 10.39   $ 10.56   $ 10.73    $ 10.88    $ 11.03    $ 11.16    $ 11.29     $ 11.40    $ 11.51
 Merger
 Consideration

Average Price     $ 40.00   $ 41.00   $ 42.00   $ 43.00   $ 44.00    $ 45.00    $ 46.00    $ 47.00    $ 48.00     $ 49.00
Exchange Ratio     0.2900     0.285    0.2800    0.2750    0.2700     0.2650     0.2600     0.2550     0.2500      0.2450
Market Value of   $ 11.60   $ 11.69   $ 11.76   $ 11.83   $ 11.88    $ 11.93    $ 11.96    $ 11.99    $ 12.00     $12.005
 Merger
 Consideration


          For a more complete listing of the Exchange Ratios applicable at various Average Prices, see Appendix F to this Proxy Statement.

          Pet Practice and VCA have established a toll-free phone number which may be called by VCA stockholders and Pet Practice stockholders to obtain more current estimates of the Exchange Ratio based upon the foregoing. Please call
(800) 223-2064 for a current estimate of the Exchange Ratio based upon more recent market closing prices of the VCA Common Stock.

          Each outstanding Pet Practice Option will be assumed by VCA in accordance with the Merger Agreement and will be exercisable upon the same terms and conditions as under the applicable agreement or plan representing such option, except that (i) each option shall be exercisable for that number of shares of VCA Common Stock (to the nearest whole share) into which the number of shares of Pet Practice Common Stock subject to such option immediately prior to the Effective Time would be converted under the Merger Agreement and (ii) the exercise price per share of each such option shall be equal to (x) the per share exercise price of such option in effect immediately prior to the Effective Time multiplied by the number of shares of Pet Practice Common Stock subject to such option immediately prior to the Effective Time, divided by (y) the number of shares of VCA Common Stock subject to such option immediately after the Effective Time. Approval of the Merger Agreement by the stockholders of VCA will constitute stockholder approval of the assumption by VCA of the rights and obligations of Pet Practice under the Pet Practice 1994 Stock Option Plan and of the amendment of such plan to provide for, among other things, the conversion at the Effective Time of each outstanding stock option into an option to purchase shares of VCA Common Stock.

EXCHANGE OF SHARES

          Promptly after the Effective Time, transmittal forms will be mailed to each holder of record of shares of Pet Practice Common Stock to be used in forwarding Certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of VCA Common Stock to which such holder has become entitled and, if applicable, cash in lieu of a fractional share of VCA Common Stock. After receipt of such transmittal form, each holder of Certificates formerly representing Pet Practice Common Stock should surrender such Certificates, together with a duly completed transmittal form, to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the whole number of shares of VCA Common Stock to which he or she is entitled and any cash which may be payable in lieu of a fractional share. Such transmittal forms will be accompanied by instructions specifying other details of the exchange.

          PET PRACTICE STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

          No fractional shares of VCA Common Stock will be issued and any holder of shares of Pet Practice Common Stock entitled under the Merger Agreement to receive a fractional share will be entitled to receive only a cash payment in lieu thereof, which payment will be in an amount equal to the product of the Average Price (defined above) of a share of VCA Common Stock multiplied by the fractional percentage of a share of VCA Common Stock to which such holder would otherwise be entitled.

          No dividends or other distributions on shares of VCA Common Stock will be paid with respect to any shares of Pet Practice Common Stock until the Certificate representing such shares is surrendered for exchange as provided in the Merger Agreement. Subject to applicable laws, such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends and distributions, together with any cash payment in lieu of a fractional share, will be paid, without interest.

          At or after the Effective Time, there will be no transfers on the transfer books of Pet Practice of shares of Pet Practice Common Stock which were outstanding immediately prior to the Effective Time.

          Any portion of the monies from which cash payments in lieu of fractional interests in shares of VCA Common Stock will be made (including the proceeds of any investments thereof) and any shares of VCA Common Stock that are unclaimed by the former stockholders of Pet Practice one year after the Effective Time will be delivered to VCA. Any former stockholders of Pet Practice who have not theretofore complied with the exchange procedures in the Merger Agreement may thereafter look to VCA only as a general creditor for payment of their shares of VCA Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of VCA Common Stock, deliverable in respect of each share of Pet Practice Common Stock such stockholder holds. Notwithstanding the foregoing, none of Pet Practice, VCA, the Exchange Agent or any other person will be liable to any former holder of shares of Pet Practice Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by VCA, the posting by such person of a bond in such reasonable amount as VCA may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of VCA Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of VCA Common Stock, as described above.

REPRESENTATIONS AND WARRANTIES

          The Merger Agreement contains various customary representations and warranties relating to, among other things, (i) due organization, valid existence and good standing of each of VCA and Pet Practice and each of their respective subsidiaries and certain corporate matters; (ii) the capital structure of each of VCA and Pet Practice; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters; (iv) conflicts under charters or bylaws, required consents or approvals and violations of any instruments or laws; (v) documents and financial statements filed by each of VCA and Pet Practice with the Commission and the accuracy of information contained therein; (vi) undisclosed liabilities; (vii) the absence of certain material adverse events or changes; (viii) taxes, tax returns and audits; (ix) properties; (x) intellectual properties; (xi) agreements, contracts and commitments; (xii) litigation; (xiii) environmental matters, hazardous materials and hazardous material activities; (xiv) employee benefit plans; (xv) compliance with laws; (xvi) interested party transactions; (xvii) the accuracy of information supplied by each of VCA and Pet Practice in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (xviii) the absence of existing discussions with other parties; (xix) opinions of financial advisors; (xx) inapplicability to the Merger of certain provisions of the DGCL; and (xxi) the interim operations of Merger Corp.

CERTAIN COVENANTS

          Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, VCA and Pet Practice have made various customary covenants relating to the Merger. Pet Practice has agreed that, prior to the Effective Time, Pet Practice and its subsidiaries will conduct their operations according to their usual, regular and ordinary course of business. Specifically, Pet Practice has agreed, among other things: (i) to preserve intact its business organization, relationships and goodwill and to keep available the services of its officers and employees; (ii) not to amend its certificate of incorporation or bylaws;
(iii) not to grant, confer or award any bonuses (other than the Merger Bonuses) or other forms of cash incentives to any officer, director or key employee except consistent with past practice or grant or confer any awards (other than those granted as of the date of the Merger Agreement) under the Pet Practice 1994 Stock Option Plan, not to increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or director or amend any such agreement in any material respect other than severance arrangements which are consistent with past practice with respect to employees terminated by Pet Practice, and not to adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect; (iv) not to issue new Pet Practice capital stock (except pursuant to the exercise of contractual rights existing prior to the execution of the Merger Agreement to acquire any shares of its capital stock), effect a stock split or change its current capitalization; (v) not to declare any dividends or make any distributions with respect to its capital stock or redeem any of its capital stock or stock of its subsidiaries; (vi) not to acquire any corporation, partnership or any other business organization or division thereof; (vii) not to incur any indebtedness for borrowed money; (viii) not to sell, pledge, dispose of or encumber any of its properties or assets except in the ordinary course of business consistent with past practices; (ix) not to change its accounting practices; and (x) not to authorize or make capital expenditures in excess of $500,000 in the aggregate.

          VCA has agreed that, prior to the Effective Time, it will, among other things: (i) conduct its operations in the ordinary course of business and in a manner consistent with past practices, (ii) preserve intact its business organization, relationships and goodwill and keep available the services of its officers and employees, and (iii) not amend any of the material terms of its securities, except such amendments that affect all shares of VCA Common Stock equally.

          No Solicitation of Transactions. Pursuant to the Merger Agreement, Pet Practice has agreed that prior to the Effective Time, neither it nor any of its subsidiaries will permit its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) to initiate, solicit or encourage, directly or indirectly, any inquiries or make or implement any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Pet Practice or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Pet Practice also agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing and to take the necessary steps to inform the individuals or entities referred to above of Pet Practice's obligations with respect to an Acquisition Proposal. Pet Practice has further agreed that it will notify VCA immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated or continued with, it. However, the Pet Practice Board is not prohibited from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Pet Practice pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that (A) the Pet Practice Board determines in good faith that such action is required for the Pet Practice Board to comply with its fiduciary duties to stockholders imposed by law, (B) the Pet Practice Board has received a legal opinion from its legal counsel that such action is required for the Pet Practice Board to comply with its fiduciary duties to stockholders imposed by law, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Pet Practice provides written notice to VCA to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (D) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the Pet Practice Board to comply with its fiduciary duties to stockholders imposed by law), Pet Practice keeps VCA informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Pet Practice may not terminate the Merger

Agreement (except pursuant to the termination provisions contained in the Merger Agreement), enter into any agreement with respect to, or in any way facilitate, an Acquisition Proposal while the Merger Agreement remains in effect, or fail to comply with any of its obligations under the Merger Agreement.

          Termination Fee. If, following any Acquisition Proposal, Pet Practice subsequently effects any merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Pet Practice or any of its subsidiaries, or the Merger Agreement is thereafter terminated, Pet Practice shall pay to VCA an amount equal to $3.5 million.

          Meetings of Stockholders. Pursuant to the Merger Agreement, each of VCA and Pet Practice has agreed to take all necessary action, in accordance with applicable law and its respective Certificate of Incorporation and bylaws, to convene promptly the Stockholder Meetings. The VCA Board and the Pet Practice Board have agreed to recommend such approval and to take all lawful action to solicit such approvals. However, either the VCA Board or Pet Practice Board, in the exercise of its good faith judgment and based on the advice of outside counsel as to its fiduciary duties to its stockholders imposed by law, may change its recommendation or withdraw its solicitation.

          Indemnification and Insurance. The Merger Agreement provides that, from and after the Effective Time, VCA shall cause Merger Corp. to include as part of its Certificate of Incorporation and bylaws provisions relating to the indemnification of all current and former directors, officers, employees and agents of Pet Practice which are substantially similar to the provisions contained in Pet Practice's Certificate of Incorporation and bylaws. Such provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of Pet Practice in respect to actions or omissions occurring at or prior to the Effective Time (including, without limitation, actions or omissions which occur in connection with the transactions contemplated by the Merger Agreement), unless such modification is required by law.

          Other Actions. Pursuant to the Merger Agreement, both VCA and Pet Practice have agreed to use their best efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or appropriate to consummate the transactions contemplated by the Merger Agreement.

          Certain Other Covenants.  Both VCA and Pet Practice have also agreed:
(i) to make promptly their respective filings, and any other submissions, under the HSR Act and obtain all other consents, approvals or permits from the necessary federal and state governments and regulatory agencies (including any national securities exchange) prior to the Effective Time; (ii) to consult with each other prior to issuing any press release or public statement; (iii) to allow all designated officers, attorneys, accountants and representatives of the other reasonable access to offices, records and files (including information relating to commitments, contracts, titles and financial position) and to instruct their respective employees, counsel and financial advisors to cooperate with each other's investigation; (iv) to cooperate in the filing of the Registration Statement and obtain all necessary state securities laws permits or approvals; (v) that Pet Practice will use all reasonable efforts to deliver or cause to be delivered to VCA an affiliate letter, in a form reasonably acceptable to VCA, from each of the persons deemed to be "affiliates" of Pet Practice as such term is defined under the Act at least 20 days prior to the Effective Time; and (vi) that all costs and expenses incurred in connection with the Merger shall be paid by the party incurring such costs and expenses except that the filing fees associated with the HSR filing and the Registration Statement filing as well as the expenses incurred in connection with the printing and mailing of the Registration Statement and the Joint Proxy Statement/Prospectus shall be shared equally by VCA and Pet Practice.

CONDITIONS TO THE MERGER

          The obligations of VCA and Pet Practice to consummate the Merger are conditioned on the fulfillment of the following: (i) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof and no proceeding for that purpose having been initiated by the Commission; (ii) approval, in the manner required by law or the applicable stock exchange or regulatory body, of the stockholders of VCA and the stockholders of Pet Practice, of the Merger Agreement and all transactions contemplated thereby; (iii) expiration or termination of the applicable waiting period under the HSR Act; (iv) neither VCA nor Pet Practice shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated in the Merger Agreement; (v) the approval for listing of the VCA Common Stock issued to the Pet Practice stockholders in connection with the Merger on the Nasdaq National Market;

(vi) the receipt by VCA and Pet Practice from their respective counsels of an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code; and
(vii) for a period of 30 days prior to the Effective Date, there will not have been a suspension in trading on the Nasdaq National Market, the declaration of a banking moratorium, any suspension of payments in respect of banks, an outbreak or major escalation of hostilities between the United States and any foreign power or any limitation by any governmental authority on credit by financial institutions.

          The obligation of VCA to consummate the Merger is conditioned on the fulfillment of the following conditions: (i) the performance by Pet Practice, in all material respects, of its obligations required to be performed on or prior to the Effective Time and contained in the Merger Agreement; (ii) the representations and warranties made by Pet Practice in the Merger Agreement shall be true in all material respects as of the Effective Time; (iii) the receipt by VCA of an opinion from counsel for Pet Practice customary in merger transactions; (iv) no material adverse changes in the business, financial condition or operations of Pet Practice shall have occurred; (v) all material filings, registrations, covenants, permits, authorizations and regulatory approvals necessary for the consummation of the Merger shall have been obtained or made; (vi) VCA shall have received a "comfort" letter from Pet Practice's independent public accountants; (vii) VCA shall have received an "affiliate" letter from each affiliate of Pet Practice; (viii) VCA shall have received a letter from the Principal Stockholder of Pet Practice agreeing not to dispose of the shares of VCA Common Stock received in the Merger for a period ending on April 30, 1997; provided, that, 33% of such shares of VCA Common Stock shall no longer be subject to such restriction on November 1, 1996; and (ix) no law or order has been enacted or entered which would make the Merger illegal or materially delay the Effective Time, require VCA or Pet Practice to divest shares of Pet Practice Common Stock or a material portion of the business, assets or properties of VCA or Pet Practice or impose any material limitation on the ability of either of them to conduct their respective businesses and own their respective assets or properties, or impose limitations on the ability of VCA to control in any material respect the business operations of Pet Practice.

          The obligation of Pet Practice to consummate the Merger is conditioned on the fulfillment of the following conditions: (i) the performance by VCA, in all material respects, of its obligations required to be performed on or prior to the Effective Time and contained in the Merger Agreement; (ii) the representations and warranties made by VCA in the Merger Agreement shall be true in all material respects as of the Effective Time ; (iii) the receipt by Pet Practice of an opinion from counsel for VCA customary in merger transactions; and (iv) no law or order has been enacted or entered which would make the Merger illegal or delay the Effective Time beyond September 1, 1996.

TERMINATION OF THE MERGER AGREEMENT

          The Merger Agreement is subject to termination at the option of either VCA or Pet Practice if the Merger is not consummated on or before September 1, 1996. In addition, prior to such time, the Merger Agreement is subject to termination upon: (i) the disapproval of the Merger Proposal by the VCA stockholders voting thereon or the disapproval of the Merger Agreement by the Pet Practice stockholders voting thereon; (ii) the issuance by a court or governmental, regulatory or administrative agency, of an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; (iii) the Average Price being equal to or less than $18.50; or
(iv) the mutual consent of VCA and Pet Practice.

          The Merger Agreement may be terminated by the Pet Practice Board at any time prior to the Effective Time if (i) there has been a breach by VCA of any representation, warranty, covenant or agreement in the Merger Agreement such that the conditions to the obligations of Pet Practice would not be satisfied and such breach is not curable, or if curable prior to September 1, 1996, VCA is not exercising reasonable efforts to cure such breach; or (ii) any material condition to the obligations of Pet Practice is not substantially satisfied at the time contemplated thereby and such condition is not waived by Pet Practice.

          The Merger Agreement may be terminated by the VCA Board at any time prior to the Effective Time if (i) there has been a breach by Pet Practice of any representation, warranty, covenant or agreement in the Merger Agreement such that the conditions to the obligations of VCA would not be satisfied and such breach is not curable, or if curable prior to September 1, 1996, Pet Practice is not exercising reasonable efforts to cure such breach; or (ii) any material condition to the obligations of VCA is not substantially satisfied at the time contemplated thereby and such condition is not waived by VCA.

AMENDMENT AND WAIVER

          The Merger Agreement may be amended at any time by action taken or authorized by the respective boards of directors of VCA and Pet Practice, but after approval by the stockholders of VCA and Pet Practice of the matters presented in connection with the Merger to them, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. VCA and Pet Practice by action taken or authorized by their respective boards of directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement, and may waive compliance with any agreements or conditions contained in the Merger Agreement.


                                BUSINESS OF VCA

GENERAL

          VCA was founded in 1986 and is a leading companion animal health care company. VCA has established a premier position in the animal hospital and veterinary diagnostic laboratory segments and has an emerging presence in the premium pet food segment. VCA operates one of the largest networks of free-standing, full service animal hospitals in the country and one of the largest networks of veterinary-exclusive laboratories in the nation. VCA also markets both a life-stage and a therapeutic line of premium pet foods through Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company.

          Animal hospitals, veterinary diagnostic laboratories and premium pet foods represented approximately 55%, 40% and 5%, respectively, of VCA's revenues for the year ended December 31, 1995. VCA's animal hospitals offer a full range of general medical and surgical services and also perform specialty surgeries such as orthopedics for small animals, including dogs, cats, birds and other household pets. In addition to treating disease and injury, VCA's animal hospitals emphasize pet wellness and offer programs to encourage routine vaccinations, health examinations, spaying and neutering and dental care. VCA's veterinary laboratories offer a full range of diagnostic and reference tests. Laboratory tests are used by veterinarians to diagnose, monitor and treat diseases through the detection of substances in blood, urine or tissue samples and other specimens. VCA does not conduct experiments on animals and is not engaged in animal research. Vet's Choice markets a complete line of life-stage and therapeutic premium pet foods under the brand names Select Balance and Select Care, respectively.

RECENT DEVELOPMENTS

Recent Acquisitions

          Since January 1, 1996 through June 20, 1996, VCA has acquired (i) Pets' Rx, Inc., the owner and operator of 16 animal hospitals in California and Nevada, and (ii) 11 animal hospitals in the states of Maryland, Massachusetts, Pennsylvania, Florida, Hawaii, Virginia and California. In addition, VCA has acquired three veterinary laboratories, one of which was Southwest Veterinary Diagnostics, Inc. ("Southwest"), a veterinary diagnostic laboratory located in Phoenix, Arizona. The acquisition of Southwest, which services more than 1,900 veterinary hospitals in the states of Arizona, California, New Mexico, Texas, Kansas, Nebraska and Missouri, and other portions of the Midwest, expands the customer base of VCA's laboratory division, providing VCA with the opportunity to serve over 8,000 veterinary hospitals daily. In connection with the acquisitions which were accounted for as a purchase, VCA paid an aggregate consideration of $28,718,000 consisting of $13,614,000 in cash, $8,066,000 in debt, 242,926 shares of VCA Common Stock, with a value of $3,868,000, and the assumption of liabilities totaling $3,170,000, including acquisition costs. In connection with the acquisitions which were treated as a pooling of interests, VCA issued 952,091 shares of VCA Common Stock.

The Pet Practice, Inc.

          On March 21, 1996, VCA signed the Merger Agreement with Pet Practice, pursuant to which VCA will acquire all of the outstanding securities of Pet Practice. Pet Practice operates 84 veterinary hospitals in 11 states. For a description of the Merger with Pet Practice, see "THE MERGER."

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Debt Offering

          On April 17, 1996, VCA issued $84.4 million of 5.25% convertible subordinated debentures due in 2006. The debentures, non-callable for three years, will be convertible into approximately 2.5 million shares of VCA Common Stock at a price of $34.35 per share. The proceeds of this offering are intended to be used to repay acquisition related debt and for general corporate purposes.

THE COMPANION ANIMAL HEALTH CARE INDUSTRY

          The market segments in which VCA operates had total domestic revenues in 1994 of approximately $10.0 billion, composed of approximately $8.2 billion for veterinary care (animal hospitals and veterinary diagnostic laboratories) and approximately $1.8 billion for premium pet food. Approximately 95% of VCA's revenues for the year ended December 31, 1995 were derived from the veterinary care segment of the market with the balance coming from premium pet food sales. VCA classifies its markets by service or product type into three segments, Animal Hospital, Laboratory and Premium Pet Food.

Animal Hospitals

          Veterinarians diagnose and treat animal illnesses and injuries, perform surgeries, provide routine medical exams and prescribe medication. Some veterinarians specialize by type of medicine, such as orthopedics, dentistry, ophthalmology or dermatology and may specialize by type of animal. The United States market for veterinary services is highly fragmented with approximately 115 million dogs and cats cared for by an estimated 55,000 veterinarians practicing at 16,000 animal hospitals. These animal hospitals are primarily single site, sole practitioner facilities. VCA believes that the principal factors in a pet owner's decision as to which veterinarian to use include convenient location, recommendation of friends, reasonable fees and convenient hours.

          The animal hospital industry is consolidating. Factors contributing to this trend include (i) the desire of some owners of animal hospitals to diversify their investment portfolio by selling all or a portion of their investment in the animal hospital, (ii) the buying, marketing and administrative cost advantages which can be realized by a large, multiple location, multi-practitioner veterinary provider, (iii) the desire of veterinarians to practice veterinary medicine rather than spend a large portion of their working time performing the administrative tasks necessary to operate an animal hospital,
(iv) the cost of financing equipment purchases and upgrading technology necessary for a successful practice, and (v) the desire of many veterinarians for more flexible work hours and benefits than are typically available to a sole practitioner or single site provider.

Veterinary Diagnostic Laboratories

          Given the inability of the patient to communicate verbally with the doctor, laboratory testing is an important part of the diagnostic process in veterinary medicine. Clinical laboratory tests are used by veterinarians to diagnose, monitor and treat diseases through the detection of substances in blood or tissue samples and other specimens.

          Veterinary laboratory tests are performed primarily at the animal hospital, using on-site diagnostic equipment, or at outside veterinary diagnostic laboratories. On-site diagnostic equipment is sold by a number of manufacturers. For many types of tests, on-site diagnostic equipment can provide more timely results than outside laboratories but requires the animal hospital or veterinarian to purchase the equipment and provide trained personnel to operate it. Veterinary diagnostic laboratories, such as those operated by VCA, can provide a wider range of tests than are generally available on-site at most animal hospitals and do not require any up-front investment on the part of the animal hospital or veterinarian. Veterinary laboratory services are also available through universities and several national laboratory companies.

          The veterinary laboratory industry is highly fragmented and is primarily characterized by local and regional competitors. VCA believes that veterinarians usually prefer to use laboratories that specialize in the veterinary market and that offer individual attention, rapid test reporting and response to inquiries by veterinary professionals, a broad spectrum of tests, convenient sample pick-up times, and customized testing services.

          Achieving rapid sample pick-up, diagnostics and reporting, at competitive prices, is benefited by high throughput volumes. VCA believes that the industry will continue to consolidate as participants seek to gain a cost advantage.

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Premium Pet Food

          Retail sales of pet food in 1994 approximated $8.8 billion, of which premium pet food accounted for approximately $1.8 billion. Over the past ten years, the supermarket share of pet food retail sales has decreased from approximately 95% to approximately 55% as customers have gained increased product knowledge and sought higher quality products offered by premium pet food retailers, including super-stores and veterinary professionals. Moreover, a recommendation from a veterinarian can be instrumental in heightening awareness and stimulating demand for a particular premium brand.

          Premium pet food differentiates itself from pet food typically offered by supermarkets primarily through its fixed formulas and high quality ingredients. Within the premium pet food segment, brands distinguish themselves through superior palatability and digestibility as well as offering product lines tailored to specific life-stages and health conditions.

BUSINESS STRATEGY

          VCA's goal is to become the leading companion animal health care company serving the animal hospital and veterinary diagnostic laboratory markets. VCA intends to achieve this goal by continuing to (i) expand its animal hospital and laboratory businesses through acquisitions and internal growth, (ii) achieve cost savings by consolidating operations and realizing economies of scale in purchasing and administrative support functions and by implementing VCA's standard management programs, (iii) take advantage of its unique opportunity to deliver its products and services through multiple channels to its customers, primarily veterinarians and pet owners, and (iv) capitalize on its leadership position within the companion animal health care industry to expand into other products and services for veterinarians and pet owners.

          Expand through Acquisitions in New and Existing Markets. Since 1988 VCA has expanded rapidly from a single animal hospital in Los Angeles to a nationwide network of 80 animal hospitals in 16 states at June 20, 1996. As a result of these acquisitions and their successful integration into VCA's operations, VCA has gained a leadership position in the animal hospital industry, allowing it to expand into the veterinary diagnostic laboratory business. Since March 1994, VCA has acquired 10 veterinary diagnostic laboratories, making it the nation's largest network of veterinary-exclusive diagnostic laboratories serving over 8,000 animal hospitals located in 40 states. Assuming the availability of capital, VCA plans to continue its aggressive acquisition program. VCA will also consider acquiring multiple hospital organizations and veterinary diagnostic laboratories, as opportunities arise.

          Consolidate Operations to Enhance Profitability. Upon the acquisition of an animal hospital or veterinary diagnostic laboratory, VCA immediately begins to implement management programs to enhance the productivity of veterinarians and to improve operating results. VCA's business model enables it to realize improved operating margins at its animal hospitals and veterinary diagnostic laboratories through a strategy of centralizing various corporate and administrative functions and leveraging fixed costs while providing its customers with improved services. This model includes the following objectives:

     Centralize Administrative Functions. VCA consolidates most administrative functions at its corporate office, including purchasing, accounting, payroll, data processing, personnel, accounts payable, information services, marketing, planning and budgeting and other administrative functions.

     Consolidate Purchasing. When advantageous, VCA purchases its supplies on a consolidated basis in order to negotiate better prices and terms from vendors.

     Standardize Training Procedures. VCA implements standardized training procedures for its administrators and professional personnel. These programs are developed in conjunction with the Medical Advisory Board and Client Services Advisory Board, two entities which are staffed by VCA personnel to recommend medical standards and to establish service and training standards for local hospitals and laboratories.

          Increase Internal Revenues. VCA also seeks to expand through internal growth. To achieve this, VCA (i) increases veterinarian productivity by freeing the veterinarian from administrative tasks and providing state-of-the-art equipment and technical support, (ii) expands the services and operating hours of certain of its facilities in selected markets, (iii) provides its facilities with access to medical specialists, (iv) adds VCA's name to the acquired facilities to enhance customer awareness, and

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

(v) implements sales programs to attract new customers. By implementing these strategies, VCA seeks to become the most convenient and most recognized provider of veterinary services in its markets.

          Improve Management Information Systems. As soon as possible, the acquired company's computer system is replaced with one compatible with VCA's main computer system. VCA's financial and customer records and laboratory results are stored in computer databases, most of which may be accessed by VCA's management. VCA's management information systems provide VCA with efficient access to financial and operating data to monitor operating data and target marketing programs to highly specific customer bases.

          Continue to Capitalize on Existing Relationships to Leverage Lines of Business. VCA believes that its three lines of business -- animal hospitals, veterinary diagnostic laboratories and premium pet food -- are complementary.
As a result of VCA's national presence and name recognition throughout the veterinary services industry, VCA believes it is building a reputation of professional integrity and trust among veterinary professionals and brand identification among pet owners. VCA's strategy is to leverage this professional reputation and leadership position to expand its operations, both in other geographic areas and related products and services. An example of the results of this strategy is VCA's joint venture, Vet's Choice, to market premium pet food. VCA uses its relationships, as well as its national presence and name recognition in one line of business to facilitate growth in other lines. Often, new business opportunities arise in one line of business from contacts made in connection with and relations developed through VCA's other lines of business. For example, animal hospital acquisitions may be developed through contacts initially established in VCA's veterinary diagnostic laboratory business or from marketing and other promotional efforts in connection with the sale of its premium pet food.

ACQUISITION STRATEGY

          Animal Hospitals. VCA seeks to enter a new market through the acquisition of one or more relatively large, high quality animal hospitals. It has been VCA's experience that this initial acquisition in a new market requires substantially more time to identify, negotiate and consummate than additional acquisitions in the same market. Following this initial acquisition, VCA seeks to increase its presence in such market as opportunities arise.

          VCA identifies potential candidates for acquisition through its reputation in the professional community, direct contacts, finder relationships and advertisements. VCA believes that acquisition opportunities will continue to increase as it expands the geographic scope of its operations and the products and services it offers to the companion animal health care community. The typical acquisition candidate targeted by VCA is located in a 4,000-6,000 square foot, free-standing facility, has annual revenues of between $700,000 and $1.5 million per year, employs two to six veterinarians, has an operating history of at least five years and has achieved positive cash flow at an attractive location with an established reputation in the community.

          Veterinary Diagnostic Laboratories. VCA intends to expand its nationwide network of veterinary-exclusive diagnostic laboratories through acquisitions and internal growth. VCA seeks acquisition opportunities in the veterinary diagnostic laboratory industry which will complement its existing business or which will expand the geographic area which it services. VCA has been able to realize significant cost savings at its veterinary diagnostic laboratories by consolidating acquired operations into the existing operations, reducing fixed overhead, sample collection, analysis and the reporting of results to veterinarians. By obtaining additional testing volume for the laboratories and spreading fixed costs over a larger revenue base, the unit costs of providing laboratory services to clients should decline, producing improved operating margins. As a result of these economies of scale, VCA has the ability to reduce or maintain prices for testing services to customers.

          Acquisition Consideration.   Historically, consideration for
acquisitions has consisted of a combination of cash, the assumption of liabilities, promissory notes and VCA Common Stock. VCA normally obtains noncompetition and employment agreements from the selling owners. VCA presently is evaluating and negotiating a number of potential acquisitions, none of which are, individually, material to VCA. There can be no assurance, however, that VCA will be able to identify and acquire animal hospitals or veterinary diagnostic laboratories on terms favorable to VCA in the future, or in a timely manner, or convert the acquisitions to the VCA business model as planned. See "RISK FACTORS--Rapid Expansion and Management of Growth."

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OPERATIONS AND MARKETING

Animal Hospitals

          VCA believes it operates one of the largest networks of free-standing full-service animal hospitals in the United States. At June 20, 1996, VCA owned 80 animal hospitals, 19 of which were located in Northern California, 18 in Southern California, eight in Pennsylvania, six in Massachusetts, five in Nevada, four in Maryland and three in each of Alaska, Florida and New Mexico, two in each of Colorado, Utah and Virginia, and one in each of Arizona, Georgia, Hawaii, Illinois and Delaware.

          VCA's animal hospitals offer a full range of general medical and surgical services for small animals, including dogs, cats, birds and other household pets. In addition to treating disease and injury, VCA's hospitals emphasize pet wellness through pet health education and preventative care and offer programs to encourage routine vaccinations, health examinations, spaying and neutering and dental care. VCA offers specialized treatment, including advanced diagnostic services, internal medicine, surgery, oncology, ophthalmology, dermatology and cardiology. Additional services provided by VCA at certain locations include grooming, bathing and boarding. VCA also sells specialty pet products at its hospitals, including pet food, a full range of pharmaceuticals, vitamins, therapeutic shampoos and conditioners, flea collars and sprays and other accessory products.

          VCA's facilities are open an average of 10 to 15 hours per day, six to seven days per week. Several of its facilities provide 24-hour emergency care service.

          VCA seeks to provide a uniform and broad range of quality veterinary services. To accomplish this goal, VCA actively recruits highly qualified veterinarians and technicians and is committed to supporting continuing professional education for its professional and lay staff. VCA operates two of the largest teaching programs maintained at privately owned animal hospitals. VCA believes that these programs enhance its reputation in the veterinary profession and provide it with access to qualified recruits among graduating classes of veterinarians. VCA believes it is an employer of choice for veterinarians because it offers an increased patient flow and a diverse case mix, employee benefits not generally available to a sole practitioner, continuing education, management opportunities, scheduling flexibility to accommodate personal lifestyles and the ability to relocate to different regions of the country.

          To support VCA's operations, VCA has established a Medical Advisory Board, whose function is to recommend medical standards, and a Service Advisory Committee that establishes service and training standards for local hospitals. The committees are comprised of leading veterinarians and managers representing different geographic regions and medical specialties served by VCA.

          Seeking to provide state-of-the-art medical care in a clean, attractive environment, VCA renovates facilities and upgrades its equipment on a periodic basis. In addition, VCA provides, at some of its locations, board certified or board eligible veterinarians in such specialized fields as internal medicine, surgery, oncology, ophthalmology, dermatology, orthopedics and cardiology to expand the range of services available at its facilities.

          VCA's animal hospitals generally require a staff of between 10 to 60 full-time equivalent employees, depending upon the facility's size and customer base. The staff includes administrative and technical support personnel, two or more veterinarians, an office manager who supervises the day-to-day activities of the facility and a small office staff. VCA employs a relatively small corporate staff to provide centralized administrative services to all of its veterinary hospitals. Financial control is maintained through uniform fiscal and accounting policies which are established at the corporate level for use at the hospitals. Financial information is centralized through a computerized data collection and processing system at the corporate level.

          Use of veterinary services has traditionally been seasonal. In addition, use of veterinary services may be affected by weather conditions, levels of infestation of fleas, heartworms and ticks, the number of daylight hours and general economic conditions. The seasonality of the use of veterinary services may cause operating results to vary significantly from quarter to quarter. In each of the last five years, demand for VCA's services has been greater in the second and third quarters than in the first and fourth quarters.

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          VCA's internal marketing programs rely heavily on its existing client-
base in order to increase the frequency and intensity of the services used by its clients. Reminder notices are used to increase awareness among VCA's customers of the advantages of regular, comprehensive veterinary medical care, including preventive care, such as vaccinations, dental screening and geriatric care. VCA seeks to obtain referrals from veterinarians by promoting its specialized diagnostic and treatment capabilities to veterinarians and veterinary practices which cannot offer their clients such services.

          As the number of hospitals in a single regional network grows, media advertising of VCA's services will become increasingly cost effective. VCA believes that an effective media advertising program will allow VCA to establish brand identification as well as expand the revenues derived from the sale of new and existing services and products. Such programs, services and products, VCA believes, may increase the opportunities to expand VCA's market share in the regional markets for veterinary services in which it competes.

Veterinary Diagnostic Laboratories

          VCA operates one of the largest networks of veterinary-exclusive diagnostic laboratories in the United States, servicing approximately 8,000 animal hospitals located in 40 states. VCA operates three full-service laboratories located in Irvine, California (serving Southern California and the Southwest), Valparaiso, Indiana (serving the Chicago metropolitan area and other parts of the Midwest) and Farmingdale, New York (serving the East Coast). These laboratories also serve as STAT (quick response) laboratories, which are in addition to VCA's STAT laboratories located in Dallas and Houston, Texas; Kansas City, Missouri; Phoenix, Arizona; Orlando, Florida; Reno, Nevada; San Jose, California; and Portland, Oregon.

          The veterinary laboratory industry is highly fragmented with many local and regional competitors, as well as several large independent laboratory companies. Veterinarians usually prefer to use laboratories that specialize in the veterinary market and that offer individual attention, rapid test reporting and response to inquiries by veterinary professionals, a broad spectrum of tests, convenient sample pick-up times and customized testing services.

          Because the patient cannot communicate verbally with the veterinarian, laboratory testing is an important diagnostic tool. VCA regularly performs numerous types of diagnostic laboratory tests, including chemistry, hematology, cytology, anatomical pathology as well as other disease-specific tests.
Clinical tests are performed on animal fluids such as blood or urine and provide information that is used by veterinarians for medical diagnosis. VCA does not conduct experiments on animals and is not engaged in animal research. VCA performs most of its clinical tests with state-of-the-art automated laboratory testing equipment.

          The first step in the testing process is for a veterinarian to take a specimen from the patient and complete a test request form indicating the tests to be performed on that specimen. The specimen is then picked up by the laboratory's driver or by a commercial courier service and delivered to one of VCA's laboratories for testing. When received at the laboratory, each specimen and related request form is checked for accuracy and completeness and then given a unique identification number to ensure that the results are attributed to the appropriate animal. The test request information is entered into the laboratory's computer system, where a file of testing and billing information is established for each specimen. Once this information is entered, the tests are performed by one of the laboratory technicians or by utilizing VCA's automated testing equipment. Test results are entered into the computer system through a computer interface or, in some instances, manually, depending upon the test and the type of equipment used to conduct the test. Most routine testing is completed at night and the test results are automatically transmitted via modem or fax machine to the veterinarian before the start of business the next morning.

          VCA's STAT laboratories perform certain routine tests quickly and report results to veterinarians within hours of being picked up from the veterinarian. The turnaround time at VCA's STAT laboratories for reporting test results is generally three hours or less. The STAT laboratories are located in geographic areas where there is high concentration of veterinarians and an airline hub-operation. VCA may establish or close STAT laboratories depending upon the volume of tests performed and the needs of its veterinarian-clients.

          In addition to testing operations, VCA provides a variety of laboratory services to its veterinarian-clients which VCA believes enhances its competitive position. These include:

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               Reporting.  Rapid turnaround of test results is critical to the successful operation of a clinical laboratory. Usually, routine testing is performed overnight and results are transferred to the veterinarian by modem or fax machine before 8:00 a.m. the following day.

          Specimen Transportation. VCA has developed an extensive network of drivers and independent couriers which enables VCA to provide timely pickup and delivery of specimens to its laboratories. Specimens are picked up from clients and transported to VCA's laboratory facilities on a daily basis, and in some areas, twice each day.

          Client Service. Veterinarians are not obligated to use any particular laboratory's services and can change laboratory service providers at any time. Therefore, the services offered by a laboratory are critical to client satisfaction and retention. In addition to emphasizing client service through rapid turnaround time and electronic reporting, VCA has veterinarian specialists on staff to assist the veterinarians to interpret the lab's results, make diagnoses or treat disease. Accordingly, the laboratories' staff of professionals includes board certified specialists in pathology, internal medicine, oncology, cardiology, dermatology, neurology and endocrinology.

          Quality Assurance. VCA's quality assurance programs are intended to ensure that specimens are collected and transported properly, tests are performed accurately, and client, patient and test information is reported and billed correctly. The quality assurance programs include testing quality control specimens of known concentration or reactivity in order to ensure accuracy and precision, routine checks and preventive maintenance of laboratory testing equipment, and personnel standards which ensure that only qualified personnel perform testing.

          VCA has eight full-time sales and marketing staff in its Laboratory segment. VCA also augments its sales force with field service representatives whose primary responsibility is maintaining relationships with existing customers. To support its marketing efforts, VCA, among other activities, develops marketing literature, attends trade shows, involves itself in trade associations and provides educational services.

Premium Pet Food

          Products

          Through its Vet's Choice joint venture with Heinz Pet Products, VCA markets and distributes two lines of premium pet food. The first line of products offered by Vet's Choice was a complete line of premium, life-stage pet foods marketed under the brand name Select Balance. The Select Balance line consists of dry and canned dog and cat food products nutritionally tailored to meet the specific dietary needs of dogs and cats in different stages of their lives. In March 1995, the joint venture commenced to market and distribute a second product line of premium therapeutic pet foods, marketed under the brand name Select Care. The Select Care line consists of dry and canned dog and cat food products, nutritionally tailored to meet the specific dietary needs of dogs and cats afflicted with illness or disease or other medical conditions requiring special diets.

          Marketing and Distribution

          VCA began selling the Select Balance line of pet foods to veterinary hospitals and clinics in the Spring of 1994. In January 1995, VCA expanded distribution of the Select Balance line to specialty pet store and pet food super-store markets. In March 1995, VCA commenced distribution of its Select
Care line of pet foods to veterinary hospitals and clinics.   The Select Care
line may be consumed throughout all stages of an animal's life, but because of its therapeutic attributes, the products should be used only upon the recommendation of a veterinarian. For this reason, VCA does not intend to expand distribution of the Select Care pet food line beyond veterinary hospitals and clinics.

          VCA markets its products to veterinary hospitals and clinics principally through its own direct sales force. VCA's sales force generates sales by calling on animal hospitals and assisting customers in inventory planning, arranging and displaying VCA's products and educating the staff about the product line. VCA intends to market its pet food to retail pet stores jointly through its sales force and through distributors. VCA is currently engaged in discussions with several other distributors throughout the United States. The activities of VCA's direct sales force are supervised by a national sales manager and three

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

regional sales managers. VCA's sales force is compensated by a salary plus commission on net sales made in their respective territories.

          Knowledge and acceptance of VCA's brands by veterinarians and other veterinary professionals is of significant importance to achieving widespread consumer acceptance of VCA's pet products. VCA believes that its leadership position in the animal hospital industry can therefore play a significant role in creating customer awareness and acceptance of the Select Balance and Select Care products. To assist in marketing its pet food products to the veterinary community, VCA has formed affiliations with groups of veterinary professionals in the regional markets in which it competes. These professional affiliations are established and maintained in conjunction with VCA's Partners In Management program, which provides discount purchasing programs, training and marketing programs, continuing education and other professional hospital management services to veterinary hospital owners. More than 1,300 hospitals and 5,800 animal hospital employees have joined VCA's Partners In Management program. In addition to the Partners In Management program's promotional efforts, VCA intends to actively participate in seminars, trade shows and professional conferences and to contact veterinarians and clinic personnel through direct mailings, advertising and promotional campaigns.

          Manufacturing

          VCA's Select Balance product line is manufactured by Heinz Pet Products pursuant to a manufacturing agreement between Heinz Pet Products and Vet's Choice. VCA's Select Care product line is manufactured under a contract with an independent manufacturer located in Canada. If either Heinz Pet Products or VCA's other manufacturer were to cease supplying VCA with product, VCA believes it could arrange for manufacture of its product by alternate sources.

FEES AND SOURCES OF PAYMENT

          VCA's fees for provision of veterinary and laboratory services vary upon the complexity of the required procedure, the relative involvement of the applicable professionals and local market conditions. VCA does not incur a significant amount of accounts receivable for the provision of veterinary services since payment for these services is generally received at the time services are provided. VCA offers its laboratory services and sells its pet food on customary commercial terms, requiring payment within 30 days of the date the service or product is performed or shipped. VCA is not dependent upon third party payors for collection of its fees.

SYSTEMS

          VCA realized the importance of management information systems in the past and thus has made a significant investment in these systems. Currently, substantially all of the animal hospitals operate on a common computer system which is linked to a computer at VCA's headquarters. All of VCA's financial and customer records and laboratory results are stored in computer databases, most of which may be accessed by VCA's management.

          The computer system provides VCA with efficient access to all financial and operating data to monitor operating data and target marketing programs to highly specific customer bases.

          VCA intends to further upgrade and integrate its management information system. When completed, VCA believes that this enhanced management information system will allow for further cost savings and provide management with a powerful tool in implementing its marketing and operating strategies.

COMPETITION

          The companion animal health care industry is highly competitive. In its Animal Hospital segment, VCA competes primarily with independent veterinarians established in private practices or small regional multi-clinic practices. In addition, certain national companies in the pet care industry, including the operators of super-stores, are developing multi-regional networks of animal hospitals in markets which include VCA's markets. The provision of veterinary services is highly fragmented, with approximately 55,000 veterinarians nationwide practicing in an estimated 16,000 veterinary hospitals and clinics. VCA believes that convenient location, recommendation of friends, reasonable fees and convenient hours are the principal factors in a pet owner's decision as to which veterinarian to use. VCA believes its facilities are competitive and are designed to respond to the needs of the pet owner.

          Competition in the veterinary diagnostic laboratory industry is intense. VCA believes that there are many diagnostic laboratory companies which provide a broad range of laboratory testing services in the same markets serviced by VCA. Additionally, there are many animal hospitals that provide in-house laboratory services. Competition is based primarily upon quality, price and the time required to report results.

          Competition among manufacturers of premium pet products is intense among all segments of the dog and cat food markets. Distribution in the veterinary practice and specialty pet shops segment is dominated by two competitors, Hill's, which manufactures Science Diet products, and Iams, which manufactures Iams and Eukanuba products. These companies have extensive experience in the manufacture of premium pet food products, use highly competitive tactics and possess research, development, manufacturing, marketing and financial resources far greater than that of Vet's Choice. VCA believes that its ability to penetrate these markets will be significantly enhanced by its leadership position in the veterinary professional market and by the experience and resources of its joint venture partner, Heinz Pet Products.

JOINT VENTURE AGREEMENTS

          VCA is a party to joint venture agreements relating to the operation of Vet Research Laboratories, LLC ("Vet Research") and Vet's Choice. The following is a brief summary of each of these agreements.

          Vet Research. In January 1995, VCA significantly expanded its laboratory services to include coverage on the East Coast with the acquisition of Cenvet, Inc. ("Cenvet"). VCA then contributed the Cenvet assets to a joint venture, Vet Research, and its joint venture partner, Vet Research, Inc. ("VRI") contributed the operations of its full service laboratory. VCA is the managing partner in the joint venture and has a 51.0% undivided interest in Vet Research. The operating results of Vet Research are accounted for as part of the consolidated operations of VCA. Cash is allocated pursuant to a formula during each contract year, whereby the first $1.5 million is allocated to VRI; the next $3.0 million is allocated to VCA and the remaining cash is allocated 25 percent to VCA and 75 percent to VRI. The 1995 results include minority interest expense of 52.4 percent of Vet Research's income. VCA has the option in January 1997 to acquire the remaining 49.0 percent interest in Vet Research.

          Vet's Choice. VCA entered the premium pet foods market in January 1993 when it formed Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company, to develop, manufacture, market, distribute and sell premium pet products. VCA is the managing general partner in the venture, with a 50.5% equity interest and is responsible for managing the day-to-day operations of the partnership. Allocation of profits and losses is in proportion to the respective interests of the partners. On or after the earlier of a change of control in VCA or January 1, 2000, Heinz Pet Products may purchase all of VCA's interest in the partnership at a purchase price equal to the fair market value of such interest. If Heinz Pet Products fails to exercise its option prior to January 1, 2001, VCA may purchase all of Heinz Pet Products' interest in the partnership at a purchase price equal to the fair market value of such interest. The proposed acquisition of Pet Practice will not result in a change of control for purposes of the Vets' Choice joint venture.

          In connection with the formation of Vet's Choice, Heinz Pet Products invested $3.0 million in VCA through its purchase of 583,333 shares of non-voting Series A Convertible Preferred Stock which, at the time of the investment, represented an investment in ten percent of the outstanding equity of VCA.

          Other Joint Venture Arrangements. VCA also operates several of its animal hospitals through joint ventures or partnerships with one or more of the veterinarians employed at the facility. In each case, VCA is the majority owner and managing partner of the joint venture. When appropriate, VCA anticipates forming similar joint ventures in the future.

GOVERNMENT REGULATION

          The operation of veterinary hospitals and laboratories is not subject to significant government regulation. All of the states in which VCA operates, however, impose various registration requirements. To fulfill these requirements, VCA has properly registered each of its facilities with appropriate governmental agencies and, where required, has appointed a licensed veterinarian to act on behalf of each facility. All veterinary doctors practicing in VCA's clinics are required to maintain valid, unexpired and unrevoked state licenses to practice. VCA believes that some states, in which it does not currently do business, may limit the ability of a corporation to operate facilities at which veterinary medicine is practiced. In addition, although VCA does not anticipate significant additional government regulation, such developments could significantly limit its business or expansion.

          VCA's growth strategy is dependent principally on its ability to acquire existing animal hospitals and veterinary diagnostic laboratories. Acquisitions may be subject to pre-merger or post-merger review by governmental authorities for anti-trust and other legal compliance. Adverse regulatory action could negatively affect VCA's operations through the assessment of fines or penalties against VCA or the possible requirement of divestiture of one or more of VCA's operations. In October 1995, the staff of the FTC contacted VCA and requested information for an informal inquiry regarding VCA's formation of its Vet Research joint venture. The staff has made no allegation of wrongdoing on the part of VCA and has not initiated a formal investigation. VCA responded to the staff's request and furnished all of the requested information. VCA is not aware of the status of the inquiry.

EMPLOYEES

          At December 31, 1995, VCA had approximately 1,150 full-time-equivalent employees, including approximately 250 licensed veterinarians. None of VCA's employees are covered by a collective bargaining agreement. VCA believes that its relations with its employees are satisfactory.

PROPERTIES

          VCA's corporate headquarters and principal executive offices for VCA and Vet's Choice are located in Santa Monica, California, in approximately 21,000 square feet of space occupied under a lease which expires on March 3, 1999. The lease currently provides for aggregate minimum monthly rental payments of approximately $27,000. VCA maintains leased and owned facilities at 63 other locations which house its animal hospitals and laboratories. VCA owns 12 facilities and the remainder are leased from third parties. For the year ended December 31, 1995, VCA had lease costs of approximately $2,620,000 and VCA expects to have lease costs at facilities existing at December 31, 1995 of approximately $3,608,000 in 1996. Lease costs for the hospitals acquired since December 31, 1995 will amount to approximately $364,000 in 1996. VCA believes that its real property facilities are adequate for its current needs.

LEGAL PROCEEDINGS

          VCA is not a party to any material litigation.

EXECUTIVE OFFICERS AND DIRECTORS OF VCA

          Information with respect to the directors and executive officers of VCA as of March 31, 1996 is as follows:


Name                         Age               Position
- ----                         ---               --------


Robert L. Antin...........    46   Chairman of the Board and Chief Executive
                                   Officer
                                   of VCA
Arthur J. Antin...........    49   Chief Operating Officer, Senior Vice President,
                                   Secretary and Director
Neil Tauber...............    45   Senior Vice President
Tomas W. Fuller...........    38   Chief Financial Officer, Vice President and
                                   Assistant Secretary
Deborah W. Moore..........    31   Chief Accounting Officer, Vice President and
                                   Controller
John B. Chickering, Jr....    47   Director
Richard Gillespie, M.D....    62   Director
John A. Heil..............    42   Director

          Robert L. Antin and Arthur J. Antin are brothers. There are no other family relationships between any director and/or any executive officer of VCA.

          MR. ROBERT L. ANTIN, a founder of VCA, has served as Chief Executive Officer, President and Chairman of the Board of VCA since its inception. Mr. Antin is responsible for directing all aspects of VCA's business. From September 1983 until founding VCA, Mr. Antin was President, Chief Executive Officer, a director and co-founder of AlternaCare Corp., a publicly held company which owned, operated and developed free-standing outpatient surgical centers. AlternaCare Corp. was acquired by Medical Care International in 1988. From July 1978 until September 1983, Mr. Antin was employed as an officer by American Medical International, Inc. ("AMI"), an owner and operator of health care facilities. While at AMI, Mr. Antin initially served as Director of Marketing of Professional Hospital Services, then as Director of New Business Development responsible for non-hospital related acquisitions and development, and most recently as a Vice President of AMI and President of AMI Ambulatory Center, Inc., a subsidiary of AMI operating a chain of ambulatory care centers. Mr. Antin received his MBA degree with a certification in hospital and health administration from Cornell University in 1975.

          MR. ARTHUR J. ANTIN, a founder of VCA, has served as Chief Operating Officer, Senior Vice President, Secretary and a Director of VCA since its inception, and is currently responsible for managing animal hospital and veterinary laboratory operations for VCA. From October 1983 to September 1986, Mr. Antin served as Director of Marketing/Investor Relations of AlternaCare Corp., in which he developed and implemented marketing strategies for a network of outpatient surgical centers. Mr. Antin received an M.A. degree in Community Health from New York University and a Post Graduate Certificate in Structured Programming and Business Application design from Columbia University.

          MR. NEIL TAUBER, a founder of VCA, has served as Senior Vice President and a Director of VCA since its inception and is currently responsible for identifying and effecting the acquisition of independent animal hospitals and veterinary diagnostic laboratories. From 1984 to 1986, Mr. Tauber served as the Director of Corporate Development at AlternaCare Corp., where his responsibilities included the acquisition of new businesses and syndication to hospitals and physician groups. From 1981 to 1984, Mr. Tauber served as Chief Operating Officer of MDM Services, a wholly owned subsidiary of Mediq, a publicly held health care company, where he was responsible for operating and developing a network of retail dental centers and industrial medical clinics. Mr. Tauber holds an MBA from Wagner College.

          MR. TOMAS W. FULLER joined VCA in January 1988 and served as Vice President and Controller until November 1990 when he became Chief Financial Officer. Prior to joining VCA, from 1980 to 1987, Mr. Fuller served as an audit manager for Arthur Andersen LLP. Mr. Fuller holds a BA degree in business/economics from the University of California at Los Angeles (UCLA).

          MS. DEBORAH W. MOORE, a Certified Public Accountant, joined VCA in September 1992 and served as Controller until becoming Vice President, Chief Accounting Officer in 1995. Ms. Moore served as a staff accountant at Arthur Andersen LLP and subsequently as Controller for Chiat/Day/Mojo Inc. prior to joining VCA. Ms. Moore holds a BA in Economics/Accounting from Claremont McKenna College.

          MR. JOHN B. CHICKERING, JR., a Certified Public Accountant, is currently the Vice President - Financial Administration for Warner Bros. International Television Distribution. Prior to his employment at Warner Bros., Mr. Chickering served as a staff accountant at KPMG Peat Marwick from August 1975 to June 1977. Mr. Chickering holds an MBA degree with emphasis in accounting and finance from Cornell University. Mr. Chickering has served as a Director of VCA since November 1988.

          RICHARD GILLESPIE, M.D., was elected to the Board of Directors in June 1995. Dr. Gillespie is a private investor who has investments in several companies in the United States. From 1983 to 1987, Dr. Gillespie was Vice-President, a director and co-founder of AlternaCare Corp. Dr. Gillespie also has served as a director for several other companies, including Lansinoh Laboratories, Inc. and Geriatric Medical Center, and as the general partner of Outpatient Diagnostics Center. Dr. Gillespie holds an MD degree from the University of Tennessee College of Medicine.

          MR. JOHN A. HEIL, currently serves as the Vice President-Marketing for Heinz Pet Products. Since 1978, Mr. Heil has served in various capacities with other affiliates of the H.J. Heinz Company, including General Manager, Marketing of Ore-Ida Foods, Inc. and Vice President - Marketing and Sales of Star-Kist Foods, Inc. Mr. Heil holds a B.A. degree in economics from Lycoming College. Mr. Heil has served as a Director of VCA since May 1995.

BOARD MEETINGS AND COMMITTEES

          The VCA Board held a total of four meetings during the fiscal year ended December 31, 1995. The VCA Board has an Audit Committee and a Compensation Committee. The VCA Board does not have a Nominating Committee or a committee performing similar functions. During the fiscal year ended December 31, 1995, each director attended at least 75% of the meetings of the VCA Board held while he was a director and of the Committees of the VCA Board on which he served.

          The Audit Committee met one time and the Compensation Committee met two times during the fiscal year ended December 31, 1995. The Audit Committee's functions include recommending to the VCA Board the engagement of VCA's independent auditors, reviewing and approving the services performed by the independent auditors and reviewing and evaluating VCA's accounting policies and internal accounting controls. The Compensation Committee reviews and approves the compensation of officers and key employees and determines and approves the granting of options under VCA's various stock incentive plans. During the fiscal year ended December 31, 1995, the members of the Audit Committee were Messrs. Robert L. Antin and John B. Chickering, Jr.; and the members of the Compensation Committee were Messrs. John B. Chickering, Jr. and Richard Gillespie, M.D. Mr. Jean-Charles Lignel also served on the Compensation Committee during a portion of fiscal 1995. Mr. Lignel is no longer a director of VCA.

COMPENSATION OF DIRECTORS

          Directors of VCA who are not also employees of VCA receive $1,000 for each meeting of the VCA Board that they attend in person plus reimbursement of all out-of-pocket expenses incurred in attending such meetings. In addition, non-employee directors, John B. Chickering, Jr., John Heil, Richard Gillespie and former non-employee director Jean-Charles Lignel each were granted options to purchase 10,000 shares of VCA Common Stock upon appointment or election to the VCA Board. On the respective anniversaries of their joining the VCA Board, each of the current non-employee directors, if they retain such status, will receive an additional option to purchase 5,000 shares of VCA Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During the last fiscal year, executive compensation and the grant of options under VCA's various stock incentive plans was administered by the Compensation Committee of the VCA Board. The directors of the Corporation who served on the Compensation Committee were Robert L. Antin, Jean-Charles Lignel and John B. Chickering, Jr. Mr. Robert L. Antin is the Chairman of the Board and Chief Executive Officer of VCA. None of Messrs. Lignel, Chickering or Heil is, nor has any of them ever been, an officer or employee of VCA. Mr. Lignel is no longer a director of VCA.

REPORT OF THE COMPENSATION COMMITTEE

          The following report of the Compensation Committee to the VCA Board shall not be deemed to be included in or incorporated by reference into any filing by VCA under the Act or the Exchange Act including any filing that incorporates Securities Act or Exchange Act filings in whole or in part by reference.

GENERAL

          The Compensation Committee of the VCA Board (the "Committee") is responsible for establishing and administering the policies that govern executive compensation for executive officers and key employees of VCA.

COMPENSATION PHILOSOPHY

          VCA's executive compensation program is designed to (1) provide levels of compensation that integrate pay and incentive plans with VCA's strategic goals so as to align the interests of executive management with the long-term interests of VCA's stockholders; (2) attract, motivate and retain executive talent capable of achieving the strategic business goals of VCA; (3) recognize outstanding individual contributions; and (4) provide compensation opportunities which are competitive to those offered by other companies of similar size and performance. To achieve these goals, VCA's executive compensation program consists of three main elements: (i) base salary, (ii) annual cash bonus and
(iii) long-term incentives. Each element of compensation has an integral role in the total executive compensation program.

BASE SALARY

          Base salaries for executive officers are determined on an annual basis by evaluating each executive officer's, including Mr. Robert Antin's, position, duties, responsibilities, tenure, performance and potential contributions to VCA. This determination also takes into account the Committee's assessment of competitive compensation packages for comparable positions in the Southern California market. The Committee made no formal survey of similarly situated companies but instead relied upon the general experience of its members and information supplied by management in assessing the appropriate levels of base compensation. The financial performance of VCA is also considered. Finally, factors consistent with VCA's overall compensation policy are taken into account.

          VCA also provides to its employees (including Mr. Robert Antin and the other officers) medical insurance and other customary employee benefits. VCA pays term life insurance premiums for the benefit of Messrs. Robert Antin, Arthur Antin, Neil Tauber and Tomas Fuller, which amounted in fiscal 1995 to approximately $29,100, $20,640, $17,400 and $11,300, respectively.

ANNUAL CASH BONUSES

          Historically, executive officers have been eligible for annual incentive bonuses in amounts determined at the discretion of the Committee. In fiscal 1995, the Committee determined to place greater weight on long-term incentives represented by stock options than on the award of annual cash bonuses. Consequently, with the concurrence of the executive officers, VCA awarded no cash bonuses to the executive officers with respect to fiscal 1995 and, in lieu thereof, provided larger individual stock option grants than had historically been the case. The Committee intends that annual cash bonuses be part of VCA's long-term executive compensation program and may elect to continue the practice in fiscal 1996 and subsequent years. Historically, the Committee has considered an award of an annual bonus subjectively, taking into account factors such as the financial performance of VCA, increases in stockholder value, the enhancement of VCA's image and reputation, expansion into new markets, and the achievement of corporate goals and individual performance. The Committee has attributed various weights to these factors based upon their perceived relative importance to VCA at the time compensation determinations were made.

LONG-TERM INCENTIVES

          The Committee provides VCA's executive officers with long-term incentive compensation through grants of stock options. The Committee is responsible for selecting the individuals to whom grants should be made, the timing of grants, the determination of the per share exercise price and the number of shares subject to each option awarded. The Committee believes that stock options provide VCA's executive officers with the opportunity to purchase and maintain an equity interest in VCA and to share in the appreciation of the value of the VCA Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options incorporate vesting periods in order to encourage key employees to continue in the employ of VCA. All options granted to executive officers during fiscal 1995 were granted at the fair market value of the VCA Common Stock on the date of grant. The Committee considers the grant of each option (including those granted to Mr. Robert Antin) subjectively, considering factors such as the individual performance of executive officers and competitive compensation packages in the industry.

CHIEF EXECUTIVE OFFICER

          Mr. Robert Antin's base salary ($265,000 for fiscal 1996) and the size of the stock option grants during fiscal 1995 (options to purchase an aggregate of 280,000 shares of VCA Common Stock) were determined based upon Mr. Robert Antin's services to VCA and the financial performance of VCA in the fiscal year ended December 31, 1995. The most important criteria relied upon by the Committee was its assessment of the leadership and vision provided by Mr. Antin in securing substantial progress toward the achievement of VCA's long-term strategic goals. In particular, the Committee took into account the significant expansion of VCA's presence in the veterinary laboratory business in 1995 and the expansion of its premium line of pet food to include therapeutic foods. In addition, VCA continued its successful acquisition program in the veterinary hospital industry. Further, VCA achieved significant liquidity with the completion of a secondary offering of its Common Stock in November 1995.

SUMMARY

          The Committee believes that its executive compensation philosophy of paying VCA's executive officers by means of base salaries, annual cash bonuses and stock option grants, as described in this report, serves the interests of VCA and VCA's stockholders.


Compensation Committee:    John B. Chickering, Jr.
                           Richard Gillespie, M.D.
                           Jean Charles Lignel

SUMMARY COMPENSATION TABLE

          The following table shows, as to the Chief Executive Officer and as to each of the other three most highly compensated executive officers (the "Named Executive Officers") whose salary plus bonus exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to VCA in all capacities during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                            ANNUAL COMPENSATION                  COMPENSATION
                             ------------------------------------------------------------------
NAME AND PRINCIPAL                                              OTHER ANNUAL      STOCK OPTION     ALL OTHER
POSITION                     YEAR    SALARY        BONUS      COMPENSATION (1)     AWARDS (2)     COMPENSATION
- --------------------------   ----   ---------   -----------   ----------------   --------------   ------------
Robert L. Antin              1995   $ 241,091   $      -0-            $ 8,800          280,000             -0-
Chairman of the Board        1994     205,730      30,890 (3)           9,600           25,000             -0-
and Chief Executive          1993     196,978          -0-             12,000           90,000             -0-
Officer

Arthur J. Antin              1995     170,915          -0-              7,200          140,000             -0-
Chief Operating              1994     146,953      21,480 (3)           7,200           25,000             -0-
Officer, Senior              1993     139,742          -0-              6,000           50,000             -0-
Vice President
and Secretary

Neil Tauber                  1995     144,038          -0-              7,200          120,000             -0-
Senior Vice                  1994     120,000      17,592 (3)           7,200           25,000             -0-
President                    1993     115,896          -0-              6,000           50,000             -0-

Tomas W. Fuller              1995     101,214          -0-              6,000          110,000             -0-
Chief Financial Officer      1994      92,500      13,090 (3)           6,000           10,000             -0-
and Vice President           1993      88,883          -0-              6,000           50,000             -0-

- ----------

(1)  Includes automobile allowance.

(2) All numbers reflect the number of shares of VCA Common Stock subject to options granted during the fiscal year.

(3) Reflects bonus awards granted in March 1995 for services rendered during the fiscal year ended December 31, 1994.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information regarding grants of stock options made during the fiscal year ended December 31, 1995 to the Named Executive Officers:


                                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                     ------------------------------------------------------------------
                                                                                           Potential Realizable Value at Assumed
                                           Percent of Total                            Annual Rates of Stock Price Appreciation for
                           Number of       Options Granted    Exercise or                             Option Term (1)
                            Options        to Employees In    Base Price    Expiration --------------------------------------------
Name                      Granted  (2)     Fiscal Year (3)    Per Share (4)     Date             5%                      10%
- ------------------        -------------    ----------------   ------------- ----------     -------------             --------------
Robert L. Antin               80,000              9.4%         $10.50           3/4/05      $  528,271               $1,338,744
                             200,000             23.4%          12.38          11/7/05       1,556,514                3,944,513
Arthur J. Antin               40,000              4.7%          10.50           3/4/05         264,136                  669,372
                             100,000             11.7%          12.38          11/7/05         778,257                1,972,256
Neil Tauber                   40,000              4.7%          10.50           3/4/05         264,136                  669,372
                              80,000              9.4%          12.38          11/7/05         622,606                1,577,805
Tomas W. Fuller               40,000              4.7%          10.50           3/4/05         264,136                  669,372
                              70,000              8.2%          12.38          11/7/05         544,780                1,380,579
- ---------------------

(1) The potential realizable value is based on the assumption that the VCA Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the Commission and do not represent a forecast of the future appreciation of VCA Common Stock.

(2) The option grants set forth on this chart which expire on March 4, 2005 and November 7, 2005 are exercisable in thirty-six (36) and twenty-four (24) equal monthly installments, respectively, commencing on the date of grant. The options may, at the discretion of the administrator of the stock option plan pursuant to which such options were granted, become immediately exercisable upon certain change of control events. The options set forth above were each granted for a term of 10 years.

(3) Options covering an aggregate of 854,750 shares were granted to eligible optionees during the fiscal year ended December 31, 1995.

(4) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during the fiscal year ended December 31, 1995 and the value of unexercised options at December 31, 1995 based upon the closing price of the VCA Common Stock on the Nasdaq National Market on December 29, 1995 ($16.875 per share).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES          VALUE OF ALL UNEXERCISED
                           SHARES ACQUIRED                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT FISCAL
                                 ON            VALUE          OPTIONS AT FISCAL YEAR-END             YEAR END(1)
NAME                           EXERCISE       REALIZED         EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
- -----------------          ----------------   --------        --------------------------      --------------------------------

Robert L. Antin                -0-               -0-                   165,750/274,584             $1,992,407/$1,448,193
Arthur J. Antin                -0-               -0-                   130,111/147,889                 1,669,647/840,128
Neil Tauber                    -0-               -0-                   117,027/127,639                 1,464,306/745,464
Tomas W. Fuller                -0-               -0-                   116,361/104,306                 1,480,689/615,042

EMPLOYMENT AGREEMENTS


  On January 1, 1994, VCA entered into employment agreements with each of Robert
L. Antin, Arthur J. Antin, and Neil Tauber, which currently expire on December 31, 1998. Pursuant to the terms of these agreements, during the fiscal year ended December 31, 1996, Messrs. Robert L. Antin, Arthur J. Antin and Neil Tauber will receive an annual base salary of $265,000, $189,000 and $162,000, respectively. This base salary is subject to annual upward adjustment at the discretion of the VCA Board, with a mandatory annual increase by a percentage amount at least equal to the cost of living increase. In addition, the VCA Board has determined that executive officers of VCA may earn bonuses during each calendar year based upon management achieving performance goals established by the Compensation Committee of the VCA Board on an annual basis. VCA may terminate each of the employment agreements for cause or upon mutual agreement. In each of these employment agreements, events constituting "termination by the employee for cause" include (i) the willful breach of any of the material obligations of VCA to the employee under his employment agreement; (ii) the relocation of the chief executive offices of VCA outside of Los Angeles County, California; or (iii) in the case of employees who also serve as members of the VCA Board, the failure of the employee to be reelected to, or the removal of the employee from, the VCA Board. Events constituting "termination by VCA for cause" include (i) conviction of the employee of any felony involving the embezzlement, theft or misappropriation of monies or other property or moral turpitude, or the employee's commission of any fraud or embezzlement against VCA or any of its subsidiaries; or (ii) the willful and continued neglect by the employee of his duties under the employment agreement which continues for 60 days following receipt by the employee of written notice. Both the employee and VCA have the right immediately to terminate the employment agreement without cause by delivery of written notice of the termination to the other.

  If employment is terminated due to death, the agreements provide that VCA will pay the affected employee severance pay equal to two years' salary. If employment is terminated due to the disability of the employee, without cause or if VCA's principal executive office is moved from Los Angeles, the affected employee is entitled to severance pay in an amount equal to three years' base salary. If employment is terminated due to a change in control of VCA, the affected employee is entitled to severance pay in an amount equal to the greater of (a) three years' base salary and (b) the base salary such employee would have received during the period between the date of such employee's termination and the scheduled expiration date of his employment agreement. If employment is terminated due to the scheduled expiration of an employment agreement, the affected employee is entitled to severance pay in an amount equal to one year's base salary. "Change of control" is defined in each of these agreements to include (a) a consolidation or merger of VCA into another entity in which VCA is not the continuing or surviving corporation or pursuant to which shares of VCA Common Stock would be converted into cash, securities or other property, other than a merger of VCA in which the VCA stockholders immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease or other transfer of all or a significant portion of the assets of VCA, (c) the approval by the VCA stockholders of any plan or proposal for the liquidation or dissolution of VCA, (d) the ownership by any person, who at the effective date of the employment agreement owned less than 10% of the VCA Common Stock, of 20% or more of the VCA Common Stock or (e) during any consecutive two year periods, individuals who at the beginning of such period constitute the entire VCA Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the VCA stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

  In April 1992, VCA entered into an agreement with Tomas W. Fuller, Chief Financial Officer, Vice President and Assistant Secretary of VCA, pursuant to which it agreed that if Mr. Fuller's employment is terminated without cause (as defined above), VCA will pay to Mr. Fuller severance pay equal to six months' salary.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Exchange Act requires VCA's executive officers, directors and persons who own more than ten percent of a registered class of VCA's equity securities to file reports of ownership and changes in ownership with the Commission. Executive officers, directors, and greater-than-ten percent stockholders are required by the regulations of the Commission to furnish VCA with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, VCA believes that, during the year ended December 31, 1995, all relevant Section 16(a) filing requirements were complied with, except as follows: Ms. Moore, an executive officer, filed one report late relating to her position as an executive officer; Mr. Gillespie, a director, filed one report late relating to his position as a director; Mr. Fuller, an executive officer, filed one report late for a transaction involving the sale of 1,500 warrants and a transaction involving the grant of an option to purchase 40,000 shares of VCA Common Stock; Mr. Robert L. Antin, an executive officer and director, filed one report late involving nine separate transactions relating to the sale, in the aggregate, of 25,500 warrants and the grant of an option to purchase 80,000 shares of VCA Common Stock and one report late involving three separate transactions relating to the sale, in the aggregate, of 30,000 warrants. VCA is aware of no other failures to file required forms.

STOCK PERFORMANCE GRAPH

                COMPARISON OF 50 MONTH CUMULATIVE TOTAL RETURN*
          AMONG VETERINARY CENTERS OF AMERICA, INC., THE NASDAQ STOCK
                  MARKET - US INDEX AND THE RUSSELL 2000 INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

* $100 INVESTED ON 10/10/91 IN STOCK OR ON 09/30/91 IN INDEX -INCLUDING REINVESTMENT OF DIVIDENDS FISCAL YEAR ENDING DECEMBER 31.



                                                   Cumulative Total Return
                                     ------------------------------------------------
                                        10/91   12/91   12/92   12/93   12/94   12/95

Veterinary Ctrs. Amer. Inc.      VCAI     100      69     116     116     149     300
NASDAQ STOCK MARKET - US         INAS     100     112     130     150     146     207
RUSSELL 2000                     IR20     100     106     126     149     146     188


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VCA

   The following table sets forth certain information provided by VCA regarding beneficial ownership of VCA Common Stock as of May 20, 1996 and as adjusted to reflect the issuance of 3,272,993 shares of VCA Common Stock in connection with the Merger by (i) each director and Named Executive Officer of VCA; (ii) each person known to VCA to be the beneficial owner of more than 5% of the outstanding VCA Common Stock, and (iii) all directors and executive officers of VCA as a group. Except as may be indicated in the footnotes to the table, each of such persons has the sole voting and investment power with respect to the shares owned, subject to applicable community property laws. The address of each person listed is in care of VCA, 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, unless otherwise set forth below such person's name.

                                                               PERCENT OF CLASS     PERCENT OF CLASS
                                                                    OWNED                OWNED
NAME AND ADDRESS                         NUMBER OF SHARES(1)    PRIOR TO MERGER      AFTER MERGER(2)
- ------------------------------         ---------------------  -------------------  ----------------
Savannah Investments Limited                      950,000             7.2%                5.7%
 Kirk House, 4th Floor
 Grand Cayman
 British West Indies
The TCW Group, Inc.                               730,500             5.5%                4.4%
 865 South Figueroa Street
 Los Angeles, California 90017
Robert L. Antin (3)                               854,563             6.4%                5.0%
Arthur J. Antin (4)                               339,398             2.5%                2.0%
Neil Tauber (5)                                   191,472             1.4%                1.1%
Tomas W. Fuller (6)                               120,390               *                   *
John B. Chickering, Jr. (7)                        13,333               *                   *
Richard Gillespie, M.D. (8)                        20,000               *                   *
John A. Heil                                           --              --                  --
All of VCA's executive officers and             1,541,156            11.1%                8.8%
 directors as a group (8 persons)
  (3)(4)(5)(6)(7)(8)(9)
- ------------------------------------

* Less than one percent.

(1) Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of VCA Common Stock actually outstanding at May 20, 1996.

(2) Assumes the issuance of 3,272,993 shares of VCA Common Stock in the Merger in exchange for 8,632,520 shares of Pet Practice Common Stock, including 8,800 shares of Pet Practice Common Stock underlying options which were exercisable on, or which will become exercisable within, 60 days of May 20, 1996.

(3) Includes (i) 101,866 shares held by Mr. Robert Antin's minor children and
    (ii) 248,805 shares of VCA Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to July 19, 1996.

(4) Includes (i) 50,000 shares which Mr. Arthur J. Antin holds as custodian for Mr. Robert L. Antin's minor children under the California Uniform Gifts to Minor's Act, (ii) 43,666 shares held by Mr. Arthur J. Antin's minor children; and (iii) 175,139 shares of VCA Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to July 19, 1996.

(5) Includes 156,472 shares of VCA Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to July 19, 1996.

(6) Consists of 120,390 shares of VCA Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to July 19, 1996.

(7) Consists of 13,333 shares of VCA Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to July 19, 1996.

(8) Includes (i) 5,000 shares of VCA Common Stock underlying warrants, and (ii) 10,000 shares of VCA Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to July 19, 1996.

(9) Includes, with respect to other executive officers, 2,000 shares of VCA Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to July 19, 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     Founded in 1986, VCA is a leading companion animal health care company operating in the markets for veterinary care, veterinary diagnostic laboratories and premium pet food. VCA made its first animal hospital acquisition in December 1986, when it acquired West Los Angeles Animal Hospital, one of the largest privately-owned teaching animal hospitals in the United States. Between 1987 and 1992, VCA's operations were directed primarily at establishing a corporate infrastructure and building a network of animal hospitals in selected regional markets. During this period, VCA grew with the acquisition of 17 additional animal hospitals and one veterinary diagnostic laboratory.

     In 1993, VCA implemented its current business strategy and began to expand the scope of its operations in order to realize its goals of integrating the markets for veterinary care, veterinary diagnostic laboratories and premium pet food. The integration of these three markets is the foundation of VCA's business strategy to leverage its access to its primary customers, veterinarians and pet owners. From January 1, 1993 through December 31, 1995, VCA acquired and integrated into its operations 36 animal hospitals. Also in 1993, VCA entered into a joint venture called Vet's Choice, with Heinz Pet Products, an affiliate of H.J. Heinz Company to develop, manufacture and market a full-line of premium pet food. In March 1994, VCA expanded its veterinary diagnostic laboratory operations by acquiring a 70 percent interest in Professional Animal Laboratory ("PAL"). In January 1995, VCA acquired an additional veterinary diagnostic laboratory, Cenvet, Inc. ("Cenvet"), which it then contributed in March 1995 for a 51 percent interest in a joint venture, Vet Research Laboratories, LLC ("Vet Research"), which combined the operations of Cenvet with that of a full-service veterinary laboratory known as Vet Research, Inc. ("VRI"). In 1995, VCA further expanded its veterinary diagnostic laboratory operations by acquiring three smaller, regional veterinary diagnostic laboratories and by purchasing the remaining 30 percent interest in PAL and four smaller laboratories.

RECENT DEVELOPMENTS

     For a discussion of recent developments see "Business of VCA--Recent Developments."

ANTICIPATED EFFECTS OF ACQUISITIONS

     VCA is currently evaluating the operations of the businesses of Pet Practice and Pets' Rx for purposes of developing a plan for the integration of the businesses to be acquired with VCA's existing operations. Although this plan is not complete at the time of the mailing of this Joint Proxy Statement/Prospectus, it is anticipated that a significant restructuring of the combined operations will be required as a result of the mergers. As a consequence of this restructuring and the consummation of the mergers, VCA anticipates incurring one-time restructuring and related charges in the second and/or third quarters of 1996. The magnitude of these charges has not been quantified at this time.

     The Pets' Rx acquisition is intended to be accounted for on a pooling of interests basis. Under the pooling rules, the historical financial results of VCA will be restated to reflect the combination, following certain adjustments. Pets' Rx incurred a loss in each of the three fiscal years ended December 31, 1995 and in the first quarter ended March 31, 1996. Following the consummation of the merger, the historical results of VCA will be restated to reflect the historical losses of Pets' Rx. In addition, Pets' Rx is expected to continue to incur losses in the second quarter of 1996. Further, under the pooling rules, the costs incurred by VCA and Pets' Rx in consummating the merger will be expensed during the second quarter.

     The Pet Practice Merger is intended to be accounted for as a purchase. Under the purchase rules, the Merger is expected to result in a significant increase in the goodwill and other intangibles recorded on VCA's balance sheet. This increase in goodwill and other intangibles will be in addition to the increase resulting from the combination with Pets' Rx, which also has significant goodwill and other intangibles recorded on its balance sheet. As a result, VCA expects that its amortization expense will significantly increase over historical levels.

     The combined effect of the restructuring and other charges discussed above, the pooling treatment in the Pets' Rx acquisition and the increased amortization expense will have an adverse effect on the results of operations of VCA in each of the second and third quarters of 1996. Further, the effect of the increased amortization expense is expected to temper reported earnings of VCA in the fourth quarter and subsequent periods.

BASIS OF REPORTING

     VCA reports its operations in three business lines--Animal Hospital, Laboratory and Premium Pet Food. Animal Hospital operations include the operations of VCA's animal hospitals. Laboratory operations include the operations of VCA Lab (merged into PAL in March 1994), PAL (acquired in March
1994), Cenvet (from the date acquired, January 1, 1995 through the formation of Vet Research in March 1995), Vet Research and five smaller veterinary laboratories since the date of acquisition. VCA acquired the remaining 30 percent interest in PAL from its minority interest partner effective July 1, 1995. VCA currently owns a 51 percent interest in Vet Research. Premium Pet Food includes the operations of the Vet's Choice joint venture of which VCA owns a 50.5 percent interest. During 1993, Vet's Choice was primarily engaged in developing and testing the formulas for its first product line, Select Balance, and building a marketing infrastructure in anticipation of commencing distribution in 1994. Vet's Choice began to generate revenue in March 1994 with the launch of Select Balance. In 1995, Vet's Choice began selling its second product line, Select Care. VCA's operating results include the results of operations of the joint ventures on a consolidated basis.

     VCA's animal hospitals use VCA's veterinary diagnostic laboratory services and purchase and resell the pet food products of Vet's Choice. Revenue and the corresponding expense from intercompany sales totaling $1,727,000, $759,000, $344,000 in 1995, 1994, 1993, respectively, and $278,000 and $733,000 in the three months ended March 31, 1995 and 1996, respectively, have been eliminated from VCA's operating results.

RESULTS OF OPERATIONS

Three months ended March 31, 1996 compared to three months ended March 31, 1995.

Revenues

     The following table summarizes VCA's revenues for each of the three month periods ended March 31:

                            1996            1995
                        ------------     -----------

Animal Hospital          $17,831,000     $ 9,150,000
Laboratory                12,056,000       5,817,000
Premium Pet Food           1,850,000         541,000
Intercompany Sales          (733,000)       (278,000)
                         -----------     -----------
                         $31,004,000     $15,230,000
                         ===========     ===========

          Revenues for the Animal Hospital operations increased 94.9% from 1995 to 1996. This growth was primarily the result of growth in the number of facilities owned and operated by VCA. The results for 1996 include the results of 20 veterinary hospitals acquired from April 1, 1995 to December 31, 1995, and the results, from the date of acquisition, for an additional seven veterinary hospitals acquired during the first quarter of 1996. The increase in revenues resulting from changes in volume or prices at existing facilities was approximately 9.1%.

          Revenues of the Laboratory operations increased 107.3% from 1995 to 1996 due to the inclusion of a full quarter of Vet Research operations and the acquisition of six other veterinary diagnostic laboratories since March 31, 1995.

          Vet's Choice began generating revenues in March 1994 when it commenced commercial distribution of Select Balance through VCA's network of owned animal hospitals. Distribution was expanded nationally to independent veterinary hospitals in selected regional markets beginning in the second quarter of 1994. In April 1995, Vet's Choice commenced distributing its second product line, Select Care, a complete line of therapeutic diets.

Gross Profit

          Gross profit for each of the three month periods ended March 31, is comprised of the following:

                          1996          1995
                       ----------     ---------

Animal Hospital        $2,441,000    $1,488,000
Laboratory              4,670,000     1,747,000
Premium Pet Food          690,000       186,000
                       ----------    ----------
                       $7,801,000    $3,421,000
                       ==========    ==========

          Gross profit of the Animal Hospital operations represents the contribution from the hospital operations and is comprised of revenues less all costs of services and products at the hospitals, including salaries of veterinarians, technicians and all other hospital-based personnel, facilities rent and occupancy costs and medical supply costs and costs of goods sold associated with the retail sales of pet food and pet supplies. Animal Hospital gross profit increased 64.0% from 1995 to 1996, representing 16.3% and 13.7% of Animal Hospital revenues in 1995 and 1996 respectively. The decrease in gross profit as a percentage of revenues from 1995 to 1996 was primarily attributable to increased supply costs.

          Gross profit of the Laboratory operations is comprised of revenues less all direct costs of services at the laboratory, including salaries of veterinarians, technicians and other non-administrative laboratory-based personnel, facilities rent and occupancy costs and supply costs. As a percentage of revenues, laboratory gross profit was 30.0% and 38.7% of revenues in

1995 and 1996, respectively. The increase in gross profit as a percentage of revenue from 1995 to 1996 was primarily attributable to the inclusion of a full quarter of Vet Research operations in 1996.

          Gross profit of Premium Pet Food is comprised of revenues less cost of goods sold, including warehousing, freight and distribution costs. Gross profit as a percentage of revenues in 1995 and 1996 was 34.4% and 37.2%, respectively.

          The Laboratory and Premium Pet Food operations are expected to continue to carry gross profit margins that are higher than the Animal Hospital operations. Consequently, historical gross profit margins for VCA as a whole may not be indicative of those to be expected in the future.

Selling, General and Administrative Expenses

          VCA Corporate selling, general and administrative expense consists of administrative expense at VCA's headquarters, including the salaries of corporate officers and other personnel, accounting, legal and other professional expense and rent and occupancy.

          Selling, general and administrative expense for each of the three month periods ended March 31, is comprised of the following:

                          1996          1995
                       ----------    ----------

VCA Corporate          $1,279,000    $  827,000
Laboratory                915,000       500,000
Premium Pet Food        1,120,000       935,000
                       ----------    ----------
                       $3,314,000    $2,262,000
                       ==========    ==========

          VCA Corporate and Laboratory selling, general and administrative expense, as a percentage of Animal Hospital and Laboratory revenues, was 8.9% and 7.3% in 1995 and 1996, respectively. The decrease from 1995 to 1996 was primarily attributable to spreading the expenses over a larger revenue base.

          Premium Pet Food selling, general and administrative expense as a percentage of Premium Pet Food revenues was 172.8% and 60.5% in 1995 and 1996, respectively. The decrease as a percentage of revenue was primarily attributable to spreading the expenses over a larger revenue base.

Depreciation and Amortization

          Depreciation and amortization expense primarily relates to the depreciation of capital assets and the amortization of excess cost over the fair value of net assets acquired (goodwill) and certain other intangibles. Depreciation and amortization expense increased from $548,000 in 1995 to $1,034,000 in 1996. VCA's policy is to amortize goodwill over the expected period to be benefited, not exceeding forty years. The increase in depreciation and amortization expense is primarily due to the acquisition of hospitals and laboratories.

Restructuring Charge

          The operations of Cenvet (acquired January 1, 1995) were merged into Vet Research Inc.'s operations to form Vet Research Laboratories. The combined operations were restructured to eliminate duplicate operating and overhead costs. In connection with the restructuring, VCA recorded a charge of $1,086,000 in the first quarter of 1995 to accrue the estimated costs associated with the restructuring, consisting primarily of lease termination and severance costs.

Year ended December 31, 1996 compared to year ended December 31, 1995.

          The following table sets forth, for the periods indicated, the percentage of certain items in relation to revenues.


                                                      Percentage of Revenues
                                                 For the Years Ended December 31,
                                                 --------------------------------
                                                  1995          1994       1993
                                                 ------        -----       -----
Revenues..................................        100.0%       100.0%      100.0%
Direct costs..............................         73.3         75.9        80.3
                                                  -----        -----       -----
Gross profit..............................         26.7         24.1        19.7
Selling, general and administrative.......         11.8         16.4        15.2
Depreciation and amortization.............          3.5          3.5         3.8
Restructuring charge......................          1.2           --          --
Writedown of assets.......................           --           --         9.1
                                                  -----        -----       -----
Operating income (loss)...................         10.2          4.2        (8.4)
Interest income...........................          0.8          0.9         1.7
Interest expense..........................          2.6          3.3         3.4
                                                  -----        -----       -----
Income (loss) before minority interest,
income taxes and cumulative effect of
accounting change.........................          8.4          1.8       (10.1)
Minority interest in income (loss)
of subsidiaries...........................          3.2         (1.3)       (1.3)
                                                  -----        -----       -----
Income (loss) before income taxes and
cumulative effect of accounting change.....         5.2          3.1        (8.8)
Provision (benefit) for income taxes......          2.4          1.7        (0.6)
                                                  -----        -----       -----
Income (loss) before cumulative effect
of accounting change......................          2.8          1.4        (8.2)
Cumulative effect of accounting change....           --           --         0.9
                                                  -----        -----       -----
Net income (loss).........................          2.8%         1.4%       (7.3)%
                                                  =====        =====       =====

Revenues

     Revenues in 1993 were derived primarily from VCA's Animal Hospital operations. Laboratory revenues increased significantly with the acquisition of PAL in March 1994 and Cenvet in January 1995 and the subsequent formation of the Vet Research joint venture in March 1995. Also in March 1994, Premium Pet Food began to generate revenues from the sale of Vet's Choice's first product line, Select Balance.

     Animal Hospital operations represented approximately 54.8%, 74.1% and 95.2% of total Company revenues in 1995, 1994 and 1993, respectively. Laboratory operations represented 40.1%, 23.6% and 4.8% of total Company revenues in 1995, 1994 and 1993, respectively. Premium Pet Food operations represented 5.1% and 2.3% of total Company revenues in 1995 and 1994, respectively. VCA anticipates that Animal Hospital revenues as a percentage of total revenues will continue to decline in future periods as a result of the expansion of VCA's Laboratory operations in 1994 and 1995 and the anticipated growth in sales of Select Balance and Select Care.


       The following table summarizes VCA's revenues for each of the three years in the period ended December 31, 1995:

                                     1995           1994           1993
                                  -----------    -----------    -----------
     Animal Hospital              $51,437,000    $31,846,000    $24,423,000
     Laboratory                    37,606,000     10,150,000      1,234,000
     Premium Pet Food               4,756,000        996,000             --
     Intercompany Sales            (1,727,000)      (759,000)      (344,000)
                                  -----------    -----------    -----------
                                  $92,072,000    $42,233,000    $25,313,000
                                  ===========    ===========    ===========

     Revenues of the Animal Hospital operations increased 30.4% from 1993 to 1994 and 61.5% from 1994 to 1995. This growth was primarily the result of growth in the number of facilities owned and operated by VCA. The increase in revenues resulting from changes in volume or prices at facilities operated during all of 1994 and 1995 was 6.0%.

     Revenues of the laboratory operations increased from 1993 to 1994 due to the acquisition of PAL in March 1994. Revenues increased 270.5% in 1995 due primarily to the acquisition of Cenvet and to the formation of the Vet Research joint venture in March 1995.

     Prior to 1994, the Vet's Choice Premium Pet Food operations was primarily engaged in developing and testing the formulas for its first product line and building a marketing infrastructure in anticipation of commencing distribution in 1994. Vet's Choice began generating revenues in March 1994 when it commenced commercial distribution of Select Balance through VCA's network of animal hospitals in March 1994. Distribution was expanded nationally to independent veterinary hospitals in selected regional markets beginning in the second quarter of 1994. Vet's Choice revenue increased further in 1995 with the introduction of Select Care in the beginning of 1995.

Gross Profit

     The following table summarizes VCA's gross profit for each of the three years in the period ended December 31, 1995:

                           1995          1994          1993
                        -----------   -----------   ----------

  Animal Hospital       $ 9,381,000   $ 6,252,000   $4,946,000
  Laboratory             13,629,000     3,577,000       42,000
  Premium Pet Food        1,551,000       349,000           --
                        -----------   -----------   ----------
                        $24,561,000   $10,178,000   $4,988,000
                        ===========   ===========   ==========

     Animal Hospital gross profit represents the contribution from the Animal Hospital operations and is comprised of revenues less all costs of services and products at the animal hospitals, including salaries of veterinarians, technicians and all other hospital-based personnel, facilities rent and occupancy costs and medical supply costs. Animal Hospital gross profit increased from $4,946,000 in 1993 to $6,252,000 in 1994 and to $9,381,000 in 1995,
increases of $1,306,000 or 26.4% and $3,129,000 or 50.0%, respectively. As a percentage of Animal Hospital revenues, gross profit decreased from 20.3% in 1993 to 19.6% in 1994 and 18.2% in 1995. The decrease in gross profit contributed by Animal Hospitals as a percentage of Animal Hospital revenues from 1993 to 1994 and to 1995 was attributable primarily to the lower gross profit margins at the newly acquired facilities and, additionally in 1995, to the effect of a promotional campaign designed to expand the customer base.

     Laboratory gross profit is comprised of revenues less all direct costs of services at the veterinary diagnostic laboratories, including salaries of veterinarians, technicians and other non-administrative laboratory-based personnel, facilities rent and occupancy costs and supply costs. Laboratory gross profit increased from $42,000 in 1993 to $3,577,000 in 1994 and to $13,629,000 in 1995, an increase of $3,535,000 and $10,052,000, respectively.
As a percentage of Laboratory revenues, gross profit contributed by Laboratory operations increased from 3.4% in 1993 to 35.2% in 1994 and to 36.2% in 1995. The increase in the gross profit contributed by Laboratory operations as a percentage of revenues in 1994 over 1993 was attributable to the acquisition of PAL in March 1994 and the positive effects of combining the operations of VCA Lab into the PAL operations and, for 1995, the acquisition of Cenvet and the formation of Vet Research in January and March 1995, respectively.

     Premium Pet Food gross profit is comprised of revenues less cost of goods sold, including freight and distribution costs. Premium Pet Food gross profit totaled $349,000 in 1994 and $1,551,000 in 1995. As a percentage of revenues, gross profit was 35.0% in 1994 and 32.6% in 1995. The decrease in gross profit as a percent of revenue was attributable to the release of Select Care in 1995, which has lower gross profit margins than Select Balance. Gross profit also decreased in 1995 due to increased sales to distributors which have lower gross profit margins than sales to veterinary hospitals, which were VCA's primary source of sales in 1994.

     Laboratory and Premium Pet Food are expected to continue to realize gross profit margins that are higher than that of the Animal Hospital line of business. Consequently, as these businesses represent an increasing percentage of VCA's revenues, historical gross profit margins for VCA as a whole may not be indicative of those to be expected in the future.

Selling, General and Administrative Expenses

     The following table sets forth VCA's selling, general and administrative expense for each of the three years in the period ended December 31, 1995:

                           1995          1994         1993
                        -----------   ----------   ----------

  VCA Corporate         $ 3,826,000   $2,762,000   $2,248,000
  Laboratory              2,921,000      737,000           --
  Premium Pet Food        4,086,000    3,428,000    1,614,000
                        -----------   ----------   ----------
                        $10,833,000   $6,927,000   $3,862,000
                        ===========   ==========   ==========

     VCA Corporate selling, general and administrative expense consists of administrative expense at VCA's headquarters, including the salaries of corporate officers and other personnel, accounting, legal and other professional expense, and rent and occupancy costs. VCA Corporate selling, general and administrative expense increased from $2,248,000 in 1993 to $2,762,000 in 1994, and to $3,826,000 in 1995, increases of $514,000 or 22.9%, and $1,064,000 or 38.5% respectively. As a percentage of revenues, VCA Corporate general and administrative expense decreased from 9.2% in 1993 to 8.7% in 1994 and 7.4% in 1995. The decreases from 1993 to 1995 are primarily attributable to spreading the expenses over a larger revenue base.

     Laboratory selling, general and administrative expense consists primarily of sales and administrative personnel and selling, marketing and promotional expense. Laboratory selling, general and administrative expense increased to $2,921,000 for the year ended December 31, 1995 from $737,000 for the comparable period in 1994, an increase of $2,184,000. As a percentage of Laboratory revenues, Laboratory selling, general and administrative expense increased to 7.8% for the year ended December 31, 1995 from 7.3% for the comparable period in 1994. The increase in selling, general and administrative expense is primarily attributable to the addition of Cenvet in January 1995 and the formation of Vet Research in March 1995.

     Premium Pet Food selling, general and administrative expense consists primarily of sales and administrative personnel and selling, marketing and promotional expense. Premium Pet Food general and administrative expense increased from $3,428,000 in 1994 to $4,086,000 in 1995, an increase of $658,000 or 19.2%. The increases from 1994 to 1995 were primarily attributable to additional sales and administrative personnel and increases in marketing and promotional expenses associated with the launch of Select Balance in March 1994 and the launch of Select Care in April 1995. The general and administrative expense in 1993 included $709,000 of general, administrative and start-up costs and $905,000 of research and product development costs associated with the development of Select Balance.

Depreciation and Amortization

     Depreciation and amortization expense primarily relates to the depreciation of capital assets and the amortization of excess cost over the fair value of net assets acquired (goodwill) and certain other intangibles. Depreciation and amortization expense increased from $956,000 in 1993 to $1,455,000 in 1994 and to $3,291,000 in 1995, representing 3.8%, 3.5% and 3.5% of revenue in 1993, 1994 and 1995, respectively. VCA's policy is to amortize goodwill over the expected period to be benefited, not exceeding forty years. The increase in depreciation and amortization expense is primarily due to the acquisition of animal hospitals and veterinary diagnostic laboratories.

Restructuring Charge

     The operations of Cenvet were merged into VRI's operations to form Vet Research in March 1995. The combined operations were restructured to eliminate duplicate operating and overhead costs. The restructuring included the consolidation of facilities, staff reductions and the consolidation of ancillary operations. In connection with the restructuring, VCA recorded a charge of $1,086,000 in the first quarter of 1995 to accrue the estimated costs associated with the restructuring, consisting primarily of lease termination and severance costs.

Writedown of Assets

     During 1993, VCA charged $2,310,000 to operations related to a writedown of goodwill and certain intangible assets at three of VCA's facilities. The three facilities that were written down in 1993 will collectively have a net loss in 1996 of approximately $100,000. VCA's goal in 1996 and 1997 is to minimize the facilities' cash flow requirements and ultimately bring the facilities to a breakeven status. Management of VCA believes that VCA's strategy of building a network of animal hospitals is served by continuing to operate these animal hospitals even though the facilities themselves may not generate profits.

Operating Income

     Operating income increased from a loss of $2,140,000 in 1993 to income of $1,796,000 in 1994 and to $9,351,000 in 1995, an increase of $3,936,000 in
1994 and $7,555,000 in 1995. The increases primarily reflect higher operating income at most of VCA's animal hospitals and veterinary diagnostic laboratories, increased pet food sales and an increase in the number of animal hospitals and veterinary diagnostic laboratories owned and operated by VCA. As a percentage of revenues, operating income increased from a loss of 8.4% in 1993 to income of 4.2% in 1994 and to 10.2% in 1995.

     The operating loss in 1993 resulted from a $2,310,000 writedown of goodwill and certain other intangible assets at three of VCA's facilities (see Notes 2 and 13 of Notes to Consolidated Financial Statements). Operating income in 1995 includes the restructuring charge of $1,086,000 (see Note 14 of Notes to Consolidated Financial Statements). Operating income (loss) in 1993, 1994 and 1995 also includes the operating losses of Vet's Choice amounting to $1,614,000, $3,094,000 and $2,573,000, respectively. Excluding these items, operating income would have increased from $1,784,000 in 1993 to $4,890,000 in 1994 and to $13,010,000 in 1995, an increase of $3,106,000 and $8,120,000 in 1994 and 1995, respectively. As a percentage of revenue, operating income would have been 7.0% in 1993, 11.6% in 1994 and 14.6% in 1995.

Interest Income

     Interest income decreased from $448,000 in 1993 to $366,000 in 1994 and increased to $729,000 in 1995, a decrease of $82,000 or 18.3% and an increase of $363,000 or 99.2%, respectively. These changes are primarily due to changes in VCA's average daily cash balances. As a percentage of revenues, interest income decreased from 1.7% in 1993 to 0.9% in 1994 and to 0.8% in 1995.

Interest Expense

     Interest expense increased from $873,000 in 1993 to $1,382,000 in 1994 and $2,368,000 in 1995, increases of $509,000 or 58.3% and $986,000 or 71.3%, respectively. These increases are primarily due to increases in VCA's outstanding indebtedness incurred for acquisitions. As a percentage of revenues, interest expense decreased from 3.4% in 1993 to 3.3% in 1994 and 2.6% in 1995.

Income Taxes

     Income taxes were $2,238,000, $731,000 and ($152,000) in 1995, 1994 and
1993, respectively. A reconciliation of the provision for income taxes for 1994 and 1995 to the amount computed at the Federal statutory rate is included in
Note 11 of Notes to Consolidated Financial Statements. VCA's effective income tax rate for 1995 was higher than the statutory rate and VCA expects that its effective income tax rate may be higher than the statutory rate in the future primarily due to the nondeductibility for income tax purposes of the amortization of goodwill at certain of VCA's facilities. In addition, VCA's effective tax rate was higher than the statutory rate for 1993 due to the nondeductibility of the writedown of assets.

Minority Interest

     Minority interest in income (loss) of the consolidated subsidiaries was $2,910,000, ($540,000) and ($334,000) in 1995, 1994 and 1993, respectively. The increase is primarily due to the earnings of the Vet Research joint venture and the reduced losses of Vet's Choice.

LIQUIDITY AND CAPITAL RESOURCES

     VCA's operations require continued access to cash, primarily to fund acquisitions, reduce long-term debt obligations and to fund property and equipment additions.

     Cash provided by operations during the years ended December 31, 1995, 1994 and 1993 and the three months ended March 31, 1996 and 1995 was $4,056,000, $1,472,000, $1,592,000, $1,332,000 and $41,000 respectively. VCA's operating and the three months ended March 31, 1996 and 1995 cash flow was adversely impacted by the Vet's Choice joint venture, which had a net cash outflow of $3,043,000, $2,878,000, $133,000, $717,000 and $1,087,000 in the same periods. Excluding the
Vet's Choice operations, cash provided by operations in the years ended December 31, 1995, 1994 and 1993 and the three months ended March 31, 1996 and 1995 was $7,099,000, $4,350,000, $1,725,000, $2,049,000 and $1,128,000 respectively.

     During 1995, 1994, 1993 and the three months ended March 31, 1996 in connection with acquisitions, VCA used cash in the amounts of $9,107,000 (acquisition of 25 hospitals, six veterinary diagnostic laboratories and the remaining 30 percent interest in PAL), $5,948,000 (acquisition of five animal hospitals and one veterinary diagnostic laboratory), $1,021,000 (acquisition of six animal hospitals) and $9,875,000 (acquisition of seven animal hospitals and one veterinary diagnostic laboratory). Additionally, in 1995, 1994 and 1993, VCA paid $250,000, $60,000 and $250,000 to acquire options to purchase the land and building of five facilities. From April 1, 1996 through June 19, 1996, VCA used $3,739,000 in connection with the acquisition of four animal hospitals and two veterinary diagnostic laboratories.

     During these same periods VCA used $2,067,000, $1,052,000, $649,000 and $948,000 to purchase additions to property and equipment and $4,971,000, $2,494,000, $1,553,000 and $3,000,000 to reduce long-term obligations.

     In January 1995, Star-Kist Foods, Inc. through its Heinz Pet Products division, purchased 1,159,420 shares of VCA Common Stock at $8.625 per share, resulting in net proceeds to VCA of $9,980,000. In November 1995, VCA completed a secondary public offering of 2,965,026 shares of VCA Common Stock for net proceeds of approximately $33,932,000. Also in 1995, VCA received net proceeds of $8,896,000 in connection with the exercise of 1,271,508 of its redeemable warrants. In connection with the formation of Vet Research in March 1995, VCA issued warrants to purchase 363,636 shares of VCA Common Stock at $11.00 per share (the "Vet Research warrants"). The warrants were purchased at $0.001 per warrant and are exercisable until the fifth day following the last date upon which VCA is permitted to close the purchase of the remaining 49% interest. During 1995, VCA received $550,000 in connection with the exercise of 50,000 of these warrants. In the three months ended March 31, 1996, VCA received net proceeds of $5,330,000 in connection with the exercise of its warrants.

     In April 1996, VCA received net proceeds of $82,697,000 related to the sale, in an offshore offering and concurrent private placement in the United States, of $84,385,000 of 5.25% convertible subordinated debentures due in 2006. The debentures, non-callable for three years, will be convertible into approximately 2.5 million shares of VCA's common stock at a rate of $34.35 per share.

     VCA has a $3.1 million unsecured line of credit. The line of credit is at the bank prime rate and converts to a 36-month term loan at December 18, 1996, is not removed. At March 31, 1996, VCA had $3.1 million available under the line.

     Of its cash and equivalents on hand at December 31, 1995 and 1994, and March 31, 1996 approximately $1,907,000, $2,982,000 and $1,134,000 respectively, was restricted for use by Vet's Choice. In 1996, Vet's Choice used $773,000 of cash, primarily for increases in inventory and cost of sales. During the year ended December 31, 1995, Vet's Choice used $3,075,000 of cash to fund its operating losses, the opening of three regional warehouses, marketing and promotional expenses and an increase in its sales force. In 1994, Vet's Choice used $2,839,000 of cash primarily for start-up and operational costs. As provided for in the Joint Venture Agreement, VCA and Heinz Pet Products each contributed $1.0 million to Vet's Choice in the third quarter of 1995. In May 1996, VCA and Heinz Pet Products contributed $1,010,000 and $990,000, respectively to Vets' Choice. As sales of Premium Pet Food grow, Vet's Choice will require additional cash to fund its working capital requirements (primarily inventory and accounts receivable). Heinz Pet Products has agreed to lend Vet's Choice up to $1.0 million at its bank prime rate plus one-half percent to assist in meeting these working capital needs. Vet's Choice, however, may require additional equity or debt financing. If Vet's Choice is unable to obtain debt financing on favorable terms, it may be necessary for VCA to make additional capital contributions to the venture.

     VCA, Pet Practice and Pets' Rx have each incurred substantial indebtedness to finance the acquisition of their respective animal hospitals and (in the case of VCA) veterinary diagnostic laboratories. Giving effect to debt incurred in acquisitions subsequent to March 31, 1996 through June 20, 1996 (excluding the acquisition of Pets' Rx), VCA had at March 31, 1996, consolidated long-term obligations (including current portion) of approximately $38.8 million. Pet Practice had at April 3, 1996 consolidated long-term obligations (including current portion) of approximately $20.0 million. At March 31, 1996, Pets' Rx had consolidated long-term obligations (including current portion) of $10.4 million. In addition, on April 17, 1996, VCA issued subordinated debt in an aggregate principal amount of $84.4 million (the "Debentures"). At December 31, 1995 and March 31, 1996, VCA's ratio of long-term debt to total stockholders' equity was 36.3% and 36.4%, respectively. As of March 31, 1996, after giving effect to the Transactions and the sale of the Debentures, the ratio of long-term debt to total stockholders' equity will be 82.8%. VCA expects to incur additional indebtedness in the future to continue its acquisition strategy.

     VCA has achieved its growth in the past, and anticipates it will continue its growth in the future, through the acquisition of animal hospitals and veterinary diagnostic laboratories for cash, stock and notes payable.

     VCA intends to fund its future cash requirements primarily from cash on hand, internally generated funds, the net proceeds from the exercise of its warrants (which, if all were exercised, would generate approximately $9.9 million of cash), and borrowings on VCA's $3.1 million unsecured line of credit. VCA believes these sources of funds will be sufficient to continue VCA's operations and planned capital expenditures for at least the next 12 months. A significant portion of VCA's cash requirements is determined by the pace and size of its acquisitions. Consequently, VCA may need to obtain additional debt or equity financings. The type, timing and cash needs, the availability of other financing sources and prevailing conditions in the financial markets.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Statement has been adopted by VCA effective January 1996. VCA does not expect implementation of this statement to have a material effect on its financial position or its results of operations.

     In November 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation." The Statement recommends changes in accounting for employee stock-based compensation plans, and requires certain disclosures with respect to these plans. The Statement's disclosures have been adopted by VCA effective January 1, 1996.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     Although not readily detectable because of the impact of acquisitions, VCA's operations are somewhat seasonal. In particular, revenues at VCA's animal hospitals historically have been greater in the second and third quarters than in the first and fourth quarters. The demand for VCA's veterinary services are significantly higher during warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, the number of daylight hours, as well as general economic conditions. VCA expects its veterinary laboratory operations to experience the same seasonality as its animal hospitals. A substantial portion of VCA's costs are fixed and do not vary with the level of demand. Consequently, net income for the second and third quarters, at individual animal hospitals, generally has been higher than that experienced in the first and fourth quarters. However, should Premium Pet Food sales increase and become a larger percentage of VCA's total revenue, VCA expects these seasonality factors will be reduced.

     The following table sets forth revenues, gross profit and operating income for each of the quarters since January 1, 1994:

                                            QUARTER ENDED
                         ----------------------------------------------------
                         DECEMBER 31,    SEPTEMBER 30,   JUNE 30,   MARCH 31,
                            1995            1995          1995        1995
                         ------------    ------------    --------   ---------
1995
Revenues...........         $26,646         $26,917       $23,279     $15,230
Gross profit.......           6,798           7,632         6,710       3,421
Operating income...           2,850           2,781         3,109         611(1)

                                         QUARTER ENDED
                        -------------------------------------------------------
                           DECEMBER 31,    SEPTEMBER 30,   JUNE 30,   MARCH 31,
                               1994            1994          1994        1994
                        ---------------    -------------  ---------   ---------
1994
Revenues...........         $11,108         $11,842        $11,370     $ 7,913
Gross profit.......           2,878           3,282          2,642       1,376
Operating income...             538           1,330            220        (292)

__________
(1) Before a restructuring charge of $1,086,000. Including the effect of this charge, the operating loss would have been $475,000.

INFLATION

    Historically, VCA's operations have not been materially affected by inflation. However, if Premium Pet Food sales increase and become a larger percentage of VCA's total revenue, VCA expects inflation to have a minimal impact on its operations in the event that raw material prices and other market conditions change. VCA intends to pass increased costs on to its customers through price increases, although VCA may not be able to adjust its prices immediately. There can be no assurance that VCA's operations will not be affected by inflation in the future.

                            BUSINESS OF PET PRACTICE

GENERAL

     Pet Practice owns and operates veterinary care group practices. Pet Practice is one of the largest and fastest growing providers of companion animal veterinary care in the United States. Pet Practice typically establishes comprehensive networks that include day clinics and 24-hour emergency/acute care clinics. In certain markets, Pet Practice also provides pet boarding and grooming services. Pet Practice believes it is currently one of the few companies pursuing a national strategy of consolidating veterinary care group practices in an effort to create comprehensive veterinary care networks. Pet Practice currently operates 84 veterinary clinics in 11 states. Of those 84 clinics, 54 operate in three established networks, 18 operate in one network in the integration stage and 12 operate in two networks still in the development stage. All of Pet Practice's services are provided on a fee-for-service basis and customers generally remit payment at the time services are delivered.

     Pet Practice was founded in October 1993 through the acquisition of 15 clinics in Detroit, Michigan. Since that time, Pet Practice has refined its operating model, put in place the existing management team and, as of April 3, 1996, completed the acquisition of 71 additional clinics and opened one newly built clinic. The majority of Pet Practice's management team and the Pet Practice Board have had extensive experience in the strategic development of public companies in fragmented service industries, including the development and implementation of acquisition and integration strategies. In addition, members of Pet Practice's management team have had substantial experience in marketing and brand name development.

THE VETERINARY SERVICES INDUSTRY

     Veterinary care in the U.S. is provided by veterinarians, generally assisted by veterinary technicians. Veterinarians are graduates of four-year accredited veterinary schools and, in most states, become licensed to practice veterinary medicine upon passing national board examinations. They diagnose and treat animal illnesses and injuries, perform surgeries, provide check-ups and prescribe medication. Some veterinarians specialize by type of medicine, such as orthopedics, dentistry, ophthalmology and dermatology, and many specialize by type of animal.

     There are approximately 115 million dogs and cats in the United States with over 50% of American households owning at least one dog or cat. According to industry studies, Americans spent over $7 billion on veterinary services for companion animals and $2 billion on boarding and grooming services in 1993 out of approximately $20 billion spent on pet care. Industry studies also indicate that over the past decade, the veterinary services market has grown at a compound annual rate of approximately 9%.

STRATEGY

     Pet Practice's strategy is to develop extensive veterinary care delivery networks in selected geographic markets. Pet Practice believes that by developing a comprehensive care delivery network in a market, it can improve convenience to the customer, generate significant cost advantages, deliver higher quality care and increase its attractiveness to customers and employees.

     Each of Pet Practice's established networks includes a number of "spoke" day clinics that serve as referral locations to one or more strategically located 24 hour emergency/acute care "hub" clinics. In some markets, Pet Practice also provides related services such as boarding and grooming. Pet Practice's 24 hour "hub" clinics typically are larger than "spoke" clinics, utilize sophisticated medical equipment and employ specialists as well as primary care veterinarians. "Spoke" day clinics typically are open from 7 a.m. to 7 p.m. and are designed to provide routine wellness and sick care services. Pet Practice believes that its comprehensive networks provide significant opportunities to cross-refer customers between "hub" and "spoke" clinics as well as to Pet Practice's boarding and grooming programs.

     Pet Practice typically establishes a "pedestal" position in a market through the acquisition of a quality-oriented veterinary group practice with a significant market presence, an experienced team of veterinarians, a strong local reputation and future growth potential. Pet Practice then densifies the region around the pedestal through complementary acquisitions of practices sharing many of the qualities of the pedestal.

     Once Pet Practice has established a network of sufficient size in a particular geographic market, it seeks to grow internally in that market. Pet Practice promotes internal growth through (i) implementing sales and marketing programs designed to attract new customers, (ii) creating a consumer recognized brand name image for its veterinary services, (iii) expanding services to existing customers, (iv) enhancing convenience to customers by offering seven-day, extended and 24-hour service, (v) increasing productivity of veterinarians through improved support by technicians, and by freeing them from certain administrative tasks, (vi) enhancing the medical sophistication of services through the addition of specialists, and (vii) selective start-ups of new veterinary clinics. By establishing substantial networks and marketing aggressively, Pet Practice seeks to become the most convenient and most recognized provider of veterinary services in each of its markets.

PATIENT SERVICES

     Pet Practice provides a full range of veterinary and ancillary services through six networks in 11 states, which encompass 84 clinics. The following table illustrates the locations where Pet Practice is providing services:


                                                                        Number
                                                                          of
Network Location                                                       Clinics    Network Status
- ----------------                                                       -------    --------------
Metropolitan Detroit (Michigan, Northern Ohio).................          24        Established
Metropolitan Indianapolis (Indiana, Southern Ohio).............          10        Established
Metropolitan Chicago (Illinois, Northern Indiana)..............          20        Established
Florida........................................................          18      Integration Stage
Mid-Atlantic (Delaware, Maryland, West Virginia, New Jersey,              9      Development Stage
   Eastern Ohio)...............................................
Massachusetts..................................................           3      Development Stage
                                                                         --
Total..........................................................          84
                                                                         ==

        Veterinarians are the principal provider of veterinary services, often assisted by technicians. Pet Practice seeks to optimize the balance between veterinarians and technicians in the performance of veterinary services. Veterinary specialists are utilized in each network on an internal and external referral basis.

        Pet Practice provides a broad range of services including wellness care, puppy and kitten starter services encompassing spaying or neutering, vaccination series and exams, and adult pet well care for routine health care and parasite prevention. Sick care is Pet Practice's primary service and ranges from single visits to complicated treatment regimens and surgeries, sometimes involving veterinary specialists. Emergency 24 hour care at selected facilities is another of Pet Practice's important services, often involving intensive care, complex orthopedic and other procedures. Many of Pet Practice's clinics also provide important ancillary services, particularly boarding and grooming.

        Considerable seasonality of demand for veterinary services exists in the northern half of the United States, where a majority of Pet Practice's facilities are located. Pet Practice has significantly higher revenues during warmer months because pets spend more time outdoors, where they are more likely to be injured and are susceptible to diseases and parasites, which are more prevalent during that time of the year. In the future, to the extent that Pet Practice develops more southern networks and installs programs to diminish the effects of seasonality in the northern states, Pet Practice believes that seasonality of demand will have less of an impact on revenues.

NETWORK DEVELOPMENT

        To date, Pet Practice is developing networks in markets where it believes there are attractive veterinary service demographics and has targeted those markets based on concentration of pet ownership, population density and number of veterinarians. Based on these demographics, Pet Practice's initial network development has focused on the Upper Midwest, the Mid-Atlantic region and Florida. However, as Pet Practice becomes larger, it may pursue selectively the acquisition of large regional pedestal group practices throughout the United States.

        As Pet Practice completes acquisitions in a target market it begins the process of integrating them into comprehensive pet health care delivery networks of "hub and spoke" clinics. The initial pedestal acquisition in a target market generally provides one or more major clinics that can be transformed into network "hub" clinics, while densification acquisitions generally provide "spoke" clinics. Efforts are made to improve services and business performance through such initial activities as modifying hours of service, changing the mix of services, providing customer service training and improving facilities and equipment. Attention also is given to personnel matters including introduction of Pet Practice's benefit programs, Pet Practice corporate culture and productivity enhancements such as balancing veterinarian/technician ratios and payroll as a function of seasonality.

        Pet Practice's established networks have "hub" clinics and "spoke" clinics, and sometimes ancillary services such as boarding and grooming. Following is a summary of the types of services provided by clinics in established networks.

      . "Hub" Clinics. "Hub" clinics are strategically located throughout a region and are open 24-hours per day year round. These clinics are typically larger than "spoke" clinics and offer a full range of services including wellness, sick animal care, surgery, specialties such as orthopedics, dentistry, and oncology, emergency care, and in some instances boarding and grooming. Accordingly, each "hub" clinic also serves as a "center of excellence" on clinical matters. Cross-referrals and consultations among the clinics are encouraged. The "hub" clinic generally offers convenience and services greater in scope than the individual veterinarian practitioner can offer.

      . "Spoke" Clinics. Four or more "spoke" day clinics typically surround the "hub" clinic and are generally located within 15 miles of the "hub". "Spokes" are approximately one-half the size of "hubs" and are open typically from 7 a.m. to 7 p.m. "Spokes" provide routine wellness and sick care and refer special emergency and after-hours cases to the "hub" clinics. In some instances, "spoke" clinics also offer boarding and grooming.

      . Ancillary Services. Each network may be further enhanced by ancillary services such as kennels (of which Pet Practice currently operates one) and grooming. In a pet services network, kennels, which provide boarding of pets for short or extended stays, enhance Pet Practice's overall services in concert with the clinics. In addition, kennels and certain clinics offer grooming services, including bathing, hair clipping and nail clipping. Some clinics in the network are unable to provide boarding and grooming due to local ordinances or space limitations. Other clinics offer limited service in cages without the benefits of exercise room or luxury services. For more comprehensive services, the clinics will be able to refer to the network kennels (which may be located at a clinic site) as these are developed. These ancillary services, in turn, are expected to increase the loyalty of network service users through continuum of care.

MARKETING

        Marketing is an important method of attracting customers through various advertising and sales promotion programs and maintaining their loyalty through Pet Practice's customer service culture.

        Advertising and Sales Promotions

        Marketing and advertising programs for the majority of independent veterinary practices are generally unsophisticated. Independent veterinary practices have traditionally relied on location, tenure, word-of-mouth and limited advertising (e.g. Yellow Pages) as the primary means of attracting new customers. While Pet Practice will also depend on these techniques to develop and maintain its customer base, management intends to use more sophisticated marketing and advertising to attract new customers and maximize service to existing customers. Therefore, considerable investment has been made in brand name, logo and signage development.

        A focus of Pet Practice's advertising is women between the ages of 25 and 54, who tend to be the predominant customers for pet care services. Pet Practice targets two types of customers: (i) the relationship customer who visits a veterinary clinic for all veterinary care one or two times per year and
(ii) the emergency customer who visits a veterinary clinic (particularly a 24-hour "hub" clinic) because a pet is suddenly ill or injured.

        Pet Practice utilizes television advertising to attract new customers, increase 24-hour emergency service awareness and to build its brand name recognition within a metropolitan community. Television advertising has been shown to be effective in creating brand name awareness and in building image. Pet Practice's television advertising reinforces Pet Practice's image as a provider of convenient, friendly and caring, high-quality and comprehensive veterinary services.

        Radio advertising focuses the potential customer's attention on specific, important, seasonal care issues (e.g. heartworm prevention in dogs). Such advertisements remind listeners to check the Yellow Pages for the nearest Pet Practice location. Furthermore, the Yellow Pages are generally effective as a means of attracting emergency customers.

        For customer convenience, Pet Practice seeks high-traffic locations with attractive signage for its clinics. Pet Practice has invested heavily in highly visible free standing signage with a common clinic sign and logo which reinforces its brand name image. This same sign and logo are reinforced through in-clinic signage and print and television advertising. Each city with multiple practice/clinic locations benefits from the exposure potential customers gain by driving past Pet Practice's other clinic locations.

        Because most customers choose a veterinarian located within five miles of their homes, geographically targeted direct mail programs can be effective in building market share. Additionally, promotional coupons are occasionally used to encourage return visits for regular veterinary care and increase trial use among those who have not used Pet Practice's services. Reminder cards are mailed to existing customers recommending preventive or routine care. Boarding and grooming services and related wellness services (such as vaccinations) in a convenient choice of settings within the network may further bond relationships with the customer.

        In each network, Pet Practice also establishes relationships with pet referral sources, such as breeders, retailers and humane societies.

        Customer Service Culture

        While Pet Practice's marketing programs seek to attract new customers through consumer awareness, its customer service culture focuses on customer satisfaction and retention. Employees undergo formal customer service training to learn the key elements of assuring customer satisfaction and retention. Company management and employees have jointly developed and monitored a number of customer service standards, policies and programs relating to customer relations and efficient delivery of service.

        Pet Practice surveys customers on a regular basis to determine satisfaction and evaluate their visits to Pet Practice's clinics. These surveys are used to adapt continually Pet Practice's services to satisfy its customers' desire for convenient, compassionate and informative veterinary care.

CLINICAL LEADERSHIP

        Pet Practice's corporate culture mandates giving the highest priority to assuring state-of-the-art veterinary medical practices, successful outcomes and clinical learning opportunities. Pet Practice encourages clinical learning through continuing education, internal forums, vendor supported events and participation in industry professional societies and meetings.

        The position of Chief Veterinary Officer ("CVO") was established to provide Pet Practice with a formal advocate for clinical excellence who not only acts as an administrator for this function but who also serves as a clearing house for the expertise that comes with each practice acquired by Pet Practice. The CVO develops relationships with prominent veterinary specialists and selected universities. Detailed interactions take place at the regional level with Veterinary Medical Policy and Procedures Committees ("VMPPCs") established for individual or contiguous areas with rotating representatives from local clinics affiliated with Pet Practice. Area VMPPCs have been instituted in the Detroit, Indianapolis, Chicago, Mid-Atlantic and Florida networks with significant results in protocol development, technology and drug selection and quality assurance.

        As part of many acquisitions, Pet Practice will have the opportunity to hire various specialists, some board certified by the various colleges of the American Veterinary Medical Association ("AVMA"). These highly skilled veterinarians are expected to apply their expertise in each network, or sometimes nationally in various networks. Management plans to emphasize raising the acuity of services available in the overall mix provided by Pet Practice with the aid of the specialists.

        Pet Practice management recognizes that pet health is controlled by pet owners. Accordingly, Pet Practice develops educational materials and training programs to support owner education, thus better enabling pet owners to make informed health care choices for their pets. Community involvement by the veterinarians as teachers of good health care practices is stressed. Media advertising is designed generally to share valuable pet care information with the public.

EMPLOYER OF CHOICE PROGRAMS

        Pet Practice's goal is to be considered the employer of choice in the veterinary services industry. To achieve this goal, Pet Practice attempts to create a positive culture and to provide human resource programs seldom available at the individual veterinarian practitioner level.

        To achieve human resource program goals, Pet Practice offers an employee benefit package not generally available to independent veterinarian practitioners, job security in a changing veterinary care environment, continuing education, management opportunities and an ability to relocate within Pet Practice to different regions of the country. In addition, Pet Practice will offer the benefit of national networking of veterinary professionals which, through formal and informal sharing of resources, experience and expertise, will help ensure that Pet Practice develops and employs some of the best veterinarian practitioners in the veterinary services industry.

        Employee benefit programs provide health, disability and life insurance and stock option and retirement plans to Pet Practice's employees. In addition, Pet Practice offers many of its employees the opportunity to work either on a full-time or part-time basis to accommodate the personal needs of its practitioners.

MANAGEMENT INFORMATION SYSTEMS

        Management recognizes the importance of systems in driving productivity and supporting Pet Practice's growth plans, and has made and continues to make significant investments in both practice management and financial information systems. Pet Practice is currently in the process of installing a common practice management system in all of its clinics. This practice management system will link point-of-sale terminals in each clinic with the headquarters office, allowing Pet Practice to monitor key operating data on a daily basis, including revenues and number of transactions by type of procedure, inventory activity, clinic labor hours and customer demographic data. In addition, Pet Practice plans to utilize its practice management system to maintain certain of its patient medical records in electronic form, providing efficient and effective access to key clinical patient data.

        As of June 5, 1996, Pet Practice has substantially completed the installation of this common practice management system in 63 of its clinics.
Pet Practice intends to convert the remainder of its existing clinics and clinics acquired through future acquisitions to this practice management system.

        To maximize administrative efficiency, Pet Practice has substantially centralized its financial information systems.

COMPETITION

        The veterinary services industry is highly fragmented with approximately 16,000 individual small animal private practices competing for clients. Larger practices typically have two or more veterinarians in a group practice configuration. This type of practice represents the preferred source of acquisitions for Pet Practice. Several of these group practices are growing in various metropolitan markets by start-ups or absorption of smaller, weaker practices or the practices of retiring veterinarians.

        The local veterinarian's principal strengths tend to be strong client relationships and personal service. However, many local veterinarians are limited in their ability to practice state-of-the-art medicine due to lack of time to keep pace with medical advances, limited capital for updating equipment and facilities and recruiting, purchasing and marketing issues. Although customers show increasing preference for convenient hours, only the largest practices are able to schedule 24-hour or extended hour service. Accordingly, Pet Practice as consolidator can gain competitive advantage by nurturing client relationships and overcoming the above limitations of the smaller private practices. By extending the hours of acquired practices, Pet Practice is expected to provide early differentiation as networks are developed by Pet Practice.

        Furthermore, Pet Practice believes that in recent years, newly graduated veterinarians (approximately 2,050 in 1993) are less inclined to purchase or start private practices due to growing capital requirements and a desire for a less demanding lifestyle. Pet Practice believes that this trend will tend to make it an attractive place for employment and experience gathering for newly graduated veterinarians.

        Pet Practice is aware of at least three significant efforts to consolidate veterinary services. VCA, which operates approximately 64 clinics, is pursuing a multidirectional strategy encompassing clinic ownership, practice management, pet food development and laboratory services. In addition, Pet Practice is aware of at least two additional significant efforts to consolidate veterinary services, but has experienced no direct competition as a result of these consolidations.

        There are a growing number of retail chains selling pet foods and other products from large, well-stocked "superstores" in important retail locations, which are within Pet Practice's markets. Two of the leading superstore chains compete with Pet Practice in that they have initiated veterinary clinics in their stores. One of the superstore chains has plans with a veterinarian entrepreneur both to accelerate the installation of veterinary practices in its stores and increase the medical acuity of its offered services. Pet Practice believes that it can successfully compete with the leading superstore chains in that the superstore chains do not offer, for example, the number of locations, convenience and extensive range of services provided by Pet Practice's pet care delivery networks. To date, other superstore chains have chosen not to initiate such programs in an effort to align themselves with the independent veterinarian practitioner community. Accordingly, Pet Practice does not view these superstore chains as competitors and, in fact, has a co-operative referral relationship with one such superstore chain. However, there can be no assurance that, in the future, such superstore chains will not compete with Pet Practice.

LICENSING AND CERTIFICATION; PROFESSIONAL ASSOCIATIONS; REGULATION

        Veterinary care in the U.S. is provided by veterinarians, generally assisted by veterinary technicians and assistants. Veterinarians are graduates of four-year accredited veterinary schools and, in most states, become licensed to practice veterinary medicine upon passing the National Board Examination ("NBE") and the Clinical Competency Test ("CCT") administered by the National Board of the Examination Committee. State licensure of a veterinarian is granted, in most instances, based on each state's criteria established by reference to the national passing scores on the NBE and the CCT. Veterinary technicians and assistants are regulated under most states' veterinary practice acts. Standard testing and licensing throughout the U.S. is being promoted by veterinary educators with some support by the American Veterinary Medical Association ("AVMA"). The Veterinary Technician National Examination is currently being offered in 40 states. Most veterinary clinics employ on-the-job trained veterinary assistants.

        The AVMA is the largest organization in the veterinary services industry with more than 56,000 veterinarian members (representing about 80% of the veterinary profession), of whom more than 42,000 are engaged in clinical practice. Of that number, approximately 30,000 are engaged exclusively in small animal practice and about 5,000 are in mixed (both large animal and small animal) practices focusing predominantly on small animals. The AVMA sets policy and influences the veterinary profession's direction and coordinates activities of subordinate bodies and specialty groups, but it does not act as a regulatory body.

        The American Animal Hospital Association, with approximately 16,000 members, is an organization dedicated to enhancing the abilities of veterinarians to provide quality medical care to companion animals, conduct successful practices, maintain their facilities with high standards of excellence and meet the public's needs for veterinary care.

        Each state has an association that varies in influence and size. Some of these state associations are involved in regulatory activity in conjunction with state veterinary boards, including investigations with regard to disciplinary actions or facility inspections and/or licensing. In addition, there are numerous local county and community organizations which usually serve as social and educational organizations.

        The laws of some states prohibit veterinarians from splitting fees with non-veterinarians and prohibit business corporations from providing veterinary services through the direct employment of veterinarians. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The states in which Pet Practice operates which have laws prohibiting business corporations from providing veterinary services through the direct employment of veterinarians are, Delaware, Illinois, Indiana, Ohio, New Hampshire, New Jersey and West Virginia. Pet Practice believes that its operations as currently conducted are in material compliance with laws concerning corporate practice of veterinary medicine based upon discussions with the appropriate governmental regulatory agency in each of the states in which it operates.

TRADEMARKS

        Pet Practice owns a number of registered trademarks and has filed applications to register additional trademarks and service marks with the United States Patent and Trademark Office, including "The Pet Practice" and related logos. Pet Practice believes Pet Practice trademarks and logos will be important components in its merchandising and marketing strategy and that it will have all service and trademark rights necessary to conduct business under the Pet Practice name.

EMPLOYEES

        At April 1, 1996, Pet Practice had approximately 1,125 employees. Of these, approximately 10 are corporate management, 190 are veterinarians, 875 are other clinic personnel including veterinary technicians, receptionists, veterinary assistants and groomers, 20 are field management and 30 are administrative and clerical. None of Pet Practice's employees is represented by a labor union and Pet Practice is not aware of any current activity to organize any of its employees. Management considers relations between Pet Practice and its employees to be good.

INSURANCE

        Pet Practice believes that it maintains the types and amounts of insurance customary in the veterinary services industry, including coverage for general liability, product liability, property damage, workers' compensation and malpractice liability. In most states, pets are considered property and are covered by the owner's homeowners' insurance. The liability of a veterinarian practice for malpractice is generally limited to the cost of the pet or the medical service performed. Pet Practice considers its insurance coverage to be adequate both as to risks and amounts.

PROPERTIES

        Pet Practice's principal executive offices are located at 1018 West Ninth Avenue, King of Prussia Pennsylvania. In addition, Pet Practice leases other office space and clinical facilities and owns 10 clinics, eight of which are subject to mortgages, in various cities in the United States. See Note 5 of Notes to Pet Practice's Consolidated Financial Statements for information concerning Pet Practice's mortgages and leases for its facilities. Pet Practice does not anticipate that it will experience any difficulty in renewing any such leases upon their expiration or obtaining different space on comparable terms if such leases are not renewed. Pet Practice believes that these facilities are well maintained and are of adequate size for present needs and planned expansion in the near future. In general, Pet Practice intends to lease rather than purchase facilities.

LEGAL PROCEEDINGS

        From time to time, Pet Practice is party to certain claims, suits and complaints which arise in the ordinary course of business. Currently, there are no such claims, suits or complaints which, in the opinion of management, would have a material adverse effect on Pet Practice's financial position, liquidity or results of operations.

EXECUTIVE OFFICERS OF PET PRACTICE

        Certain information with respect to the executive officers of Pet Practice is set forth below:

                                      Age at
            Name                December 31, 1995   Position
            ----                ------------------  --------
Stephen F. Nagy.............          51            Chairman of the Board and Director
Peter J. Cohen..............          41            President, Chief Executive Officer and Director
Andrew S. Dworkis, D.V.M....          52            Senior Vice President -- Development, Chief
                                                    Veterinary Officer and Director
Warren D. Barratt...........          36            Vice President, Chief Financial Officer and
                                                    Secretary
Mark G. Hardin..............          45            Controller
Lori Stokes-Powers..........          40            Vice President -- Human Resources
Donna Yokich Schlitt........          33            Director of Marketing
Linda Larson................          48            Director of Information Systems

        STEPHEN F. NAGY has been Chairman of the Board of Pet Practice since March 1995 and a director of Pet Practice since October 1993. Mr. Nagy was Vice President of Pet Practice from October 1993 to March 1995. He also acted as President of Pet Practice from October 1993 to February 1994. Mr. Nagy has been Executive Vice President of Foster Management Company, an investment advisor, and general partner of investment funds managed by it since 1989.

        PETER J. COHEN has been President and a director of Pet Practice since February 1994 and Chief Executive Officer of Pet Practice since March 1995. Mr. Cohen was Chief Operating Officer of Pet Practice from February 1994 to March 1995. He previously served as Vice President of Sales at National Media Corporation, a leading television direct response and marketing company, from 1992 until joining Pet Practice. He was Senior Vice President of Corporate Operations at Nutri/Systems, Inc., a 1,700 clinic national weight loss management company, from 1989 until 1992; Executive Vice President of Operations and Marketing for The Circle K Corporation, a 4,600 location convenience store chain, from 1986 to 1989; and held various management positions with The Southland Corporation, the nation's largest convenience store operator, from 1977 to 1985.

        ANDREW S. DWORKIS, D.V.M. has been Senior Vice President--Development of Pet Practice since February 1994 and Chief Veterinary Officer and a director of Pet Practice since October 1993. Dr. Dworkis was the founder of Pet Practice's initial acquisition, Professional Veterinary Hospitals of America, Inc. ("PVH"), where he was a veterinary practitioner and served in various executive capacities, including President and Chief Veterinary Officer, from that company's inception in 1983 through February 1994. Prior to 1983, Dr. Dworkis was in private practice in the Detroit area.

        WARREN D. BARRATT has been Vice President and Chief Financial Officer of Pet Practice since June 1994. From 1982 until joining Pet Practice, Mr. Barratt held various management positions with Price Waterhouse LLP, most recently as Senior Manager.

        MARK G. HARDIN has been the Controller of Pet Practice since December 1994. He previously served as Controller of Everfast, Inc., a retailer and wholesaler of decorative fabrics, from February 1991 to June 1994. From December 1986 until February 1991, Mr. Hardin served as Assistant Controller for McCrory Stores, Inc., a variety retailer.

        LORI STOKES-POWERS has been Vice President--Human Resources of Pet Practice since June 1994. She previously served as Employee Relations Manager for the Dairy Division of Kraft General Foods, Inc. from 1989 until joining Pet Practice.

        DONNA YOKICH SCHLITT has been National Director of Marketing for Pet Practice since June 1994. From August 1990 until June 1994, she was the Director of Marketing for PVH. She has 15 years of marketing experience, including her positions as Associate Brand Manager at the Stroh Brewery Company from 1986 until joining Pet Practice, Advertising Coordinator for Merrill Lynch, Pierce, Fenner and Smith Incorporated from 1985 to 1986, and in various marketing capacities for two architectural firms from 1980 to 1985.

        LINDA LARSON has been Director of Information Systems of Pet Practice since February 1995. Prior to joining Pet Practice, Ms. Larson was Director of Information Systems at NovaCare, Inc.'s Medical Rehabilitation Hospital Division. From 1987 to 1991, she was Manager of Information Systems at the Specialty Hospital Group of National Medical Enterprises, Inc.

        No family relationship exists between any directors or executive officers of Pet Practice. Executive officers serve at the discretion of the Pet Practice Board.

Compensation Information

        The following table sets forth information concerning the compensation of Pet Practice's Chief Executive Officer and each of the other most highly compensated executive officers of Pet Practice whose total annual salary and bonus exceeded $100,000 for fiscal 1994 and 1995.

                           Summary Compensation Table
                           --------------------------

                                                       Annual Compensation                              Long Term
                                                                                                      Compensation
                                       ---------------------------------------------------------------------------
                                                                                     Other
Name and Principal                                                                  Annual               Awards
Position                                  Year(3)    Salary($)      Bonus($)      Compensation($)       Options(#)
- ---------------------------------------   -------   ------------   ----------     ---------------      -------------
John H. Foster                            1995         17,500(2)         0                 0                    0
  Director (1)                            1994         30,000(2)         0                 0                    0

Peter J. Cohen                            1995        157,269       38,448               528(6)            10,000
  President (1)                           1994(4)     132,115       39,000(5)              0                    0

Andrew S. Dworkis, D.V.M.                 1995        115,492        5,291            15,128(7)             5,000
  Senior Vice President--Development      1994        110,000            0            15,160(8)                 0
  and Chief Veterinary Officer

Warren D. Barratt                         1995         89,544       17,860               346(6)             7,500
  Vice President and Chief Financial      1994(9)      45,500        6,951                 0                    0
  Officer

_________________________________

(1) Effective March 13, 1995, Mr. Foster relinquished his positions as Chairman and Chief Executive Officer and Stephen F. Nagy was appointed Chairman of the Board and Peter J. Cohen was appointed Chief Executive Officer of Pet Practice. Mr. Foster is currently a director of Pet Practice.

(2) Represents a management fee of $2,500 per month paid to Foster Management Company, of which Mr. Foster is the sole stockholder. The agreement to pay a monthly management fee was terminated as of August 1995.

(3) Pet Practice commenced operations on October 27, 1993. As a result, no executive officer of Pet Practice had an annual salary and bonus in excess of $100,000 in 1993 and therefore, no information is set forth herein with respect to 1993.

(4)  Mr. Cohen's employment with Pet Practice commenced on February 1, 1994.

(5) Includes $7,500 paid to Mr. Cohen in 1993 as a bonus with respect to the commencement of his employment with Pet Practice.

(6) Consists of contributions made by Pet Practice to The Pet Practice, Inc. 401(k) Retirement Plan (f/k/a the Professional Veterinary Hospitals of America, Inc. 401(k) Retirement Plan) (the "Retirement Plan") on behalf of such executive officer. The dollar value of other perquisites and personal benefits was less than the lesser of $50,000 or 10% of the total annual salary and bonus for such named executive officer, and, accordingly, has been omitted.

(7) Consists of a $15,000 allowance for automobile and other reimbursed expenses and a $63 contribution made by Pet Practice to its Retirement Plan on behalf of Dr. Dworkis. The balance of such compensation relates to miscellaneous items.

(8) Consists of a $15,000 allowance for automobile and other reimbursed expenses and a $95 contribution made by Pet Practice to its Retirement Plan on behalf of Dr. Dworkis. The balance of such compensation relates to miscellaneous items.

(9)  Mr. Barratt's employment with Pet Practice commenced on June 2, 1994.

         The following table sets forth the grants of stock options to the executive officers named in the Summary Compensation Table during the fiscal year ended January 3, 1996. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the exercise price of the options during the full terms of the options, which would result in stock prices of approximately $20.78 and $33.02, respectively. The amounts shown as potential realizable values for all stockholders represent the corresponding increases in the market value of 8,492,100 outstanding shares of the Pet Practice Common Stock held by all stockholders as of January 3, 1996, which would total approximately $176,465,838 and $280,409,142, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Commission regulations. Actual gains, if any, on option exercises and holdings of Pet Practice Common Stock are dependent on the future performance of the Pet Practice Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                             ------------------------------------------------------------
                                                                                           Potential Realizable Value at Assumed
                                             Percent of                                       Annual Rates of Stock Price
                                            Total Options                                      Appreciation for Option Term
                                Number of    Granted to     Exercise                       ----------------------------------------
                                Options      Employees      Price Per
Name                            Granted      Fiscal Year     Share       Expiration Date         5%                      10%
- ---------------------------   ----------   --------------  -----------  -----------------  -----------------    -------------------
All Stockholders' Stock
 Appreciation                      N/A            N/A                N/A             N/A          $176,465,838         $280,409,142

John H. Foster...............            0               0           N/A             N/A                 N/A                  N/A

Peter J. Cohen...............       10,000            11.5%         $12.75        09/19/05              80,300              202,700

Andrew S. Dworkis, D.V.M.....        5,000             5.8%         $12.75        09/19/05              40,150              101,350

Warren D. Barratt............        7,500             6.8%         $12.75        09/19/05              60,244              152,025

         The following table sets forth the number and value of options held by the executive officers of Pet Practice named in the Summary Compensation Table. During the fiscal year ended January 3, 1996, none of the executive officers named in the Summary Compensation Table exercised any options to purchase Pet Practice Common Stock.


                         FISCAL YEAR-END OPTION VALUES

                                                                     Value of Unexercised
                                   Number of Unexercised                 In-The-Money
                               Options at January 3, 1996       Options at January 3, 1996(1)
                            --------------------------------   ---------------------------------
Name                             Exercisable/Unexercisable         Exercisable/Unexercisable
- ----                        --------------------------------   ---------------------------------
John H. Foster..............                N/A                                  N/A
Peter J. Cohen..............            0/10,000                                $0/0
Andrew S. Dworkis, D.V.M....             0/5,000                                $0/0
Warren D. Barratt...........             0/7,500                                $0/0

__________________________


(1) In-the-money options are those for which the fair market value of the underlying Pet Practice Common Stock exceeds the exercise price of the option. The value of in-the-money options is determined in accordance with regulations of the Commission by subtracting the aggregate exercise price of the option from the aggregate year-end value of the underlying Pet Practice Common Stock.


Director Compensation

         Directors of Pet Practice do not receive fees for service as directors but are reimbursed for out-of-pocket expenses. During 1994 and 1995, Pet Practice paid Foster Management Company (an investment advisor of which John H. Foster, a director of Pet Practice, is the Chairman of the Board and sole stockholder), an aggregate of $47,500 in management fees (at the rate of $2,500 per month) and approximately $48,000 as reimbursement of out-of-pocket expenses. The agreement to pay a monthly management fee terminated upon completion of Pet Practice's initial public offering. In August 1995, Pet Practice paid Foster Management Company a fee of $500,000 for its assistance in effectuating Pet Practice's initial public offering.

Employment Arrangements

         Pet Practice has entered into an agreement, which is terminable at will, with Peter J. Cohen. The agreement provides that Mr. Cohen will receive a base salary of $150,000 per year with a possible bonus, at the discretion of the Chairman of the Board of Pet Practice, of up to 30% of such base salary each year. The agreement also sets forth other employee benefit arrangements.

         In connection with the acquisition by Pet Practice of PVH, Dr. Dworkis entered into a five-year employment agreement. The agreement provides for Dr. Dworkis to receive an annual base salary of $110,000, subject to merit increases as determined by the Pet Practice Board, and, during the fourth and fifth years of his employment, to earn bonuses, payable in cash and Pet Practice Common Stock, on terms approved by the Pet Practice Board. The agreement also provides that in the event that Dr. Dworkis' employment with Pet Practice is terminated other than voluntarily, by death or disability or for due cause (as defined in the agreement), Pet Practice shall pay Dr. Dworkis 70% of his base salary for a period of three years. In addition, Dr. Dworkis purchased 20,000 shares of Pet Practice Common Stock at $.055 per share. Such shares are subject to repurchase by Pet Practice for $.055 per share in the event of the termination of Dr. Dworkis' employment with Pet Practice prior to January 1998.

         In addition, Pet Practice has entered into agreements, which are terminable at will, with each of Warren D. Barratt, Lori Stokes-Powers, Mark G. Hardin, Donna Yokich Schlitt and Linda Larson which set forth, among other things, the base salary, bonus, equity participation, and other employee benefit arrangements for each of them.

Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee of the Pet Practice Board for fiscal 1995 were R. Bruce Mosbacher, John H. Foster, Stephen F. Nagy and Charles Velge. Mr. Foster, Chairman of the Board and Chief Executive Officer of Pet Practice during fiscal 1995 and a director of Pet Practice, was also Chairman of the Board, Chief Executive Officer, a director and a member of the Compensation Committee of each of NovaCare, Inc. and Apogee, Inc. during fiscal 1995. Mr. Nagy, a director of Pet Practice and since March 1995, Chairman of the Board of Pet Practice, was also a director of Hearing Health Services, Inc. (a company of which Mr. Foster is Chairman of the Board and Chief Executive Officer) and Chairman of the Board of Valley Forge Dental Associates, Inc. (a company of which Mr. Foster is a director).

         As discussed below, Pet Practice has engaged in a variety of transactions with a limited partnership of which John H. Foster and Stephen F. Nagy are general partners of the general partner and Foster Management Company, an investment advisor of which Mr. Foster is the Chairman of the Board and sole stockholder and Mr. Nagy is an Executive Vice President.

         In connection with Pet Practice's initial capitalization, the Principal Stockholder, an investment partnership operated by Foster Management Company (an investment advisor of which John H. Foster is the Chairman of the Board and sole stockholder), purchased 3,600,000 shares of Pet Practice Common Stock for $198,000, and 8,000 shares of mandatory redeemable preferred stock ("Redeemable Preferred Stock") for $800,000. In August 1995, Pet Practice redeemed the Redeemable Preferred Stock, which was mandatorily redeemable upon the completion of Pet Practice's initial public offering, for an aggregate redemption price of $800,000, plus $117,128.77 in accrued dividends. John H. Foster and Stephen F. Nagy are general partners of the general partner of the Principal Stockholder.

         In October 1993, Pet Practice entered into agreements with the Principal Stockholder whereby the Principal Stockholder lent Pet Practice up to $20,000,000 pursuant to 8% Promissory Notes the ("8% Promissory Notes") due August 30, 1998. Pet Practice borrowed $12,391,000 from the Principal Stockholder pursuant to the 8% Promissory Notes. In addition, the Principal Stockholder guaranteed certain loan obligations of Pet Practice. In August 1995, Pet Practice repaid the principal amount of the 8% Promissory Notes together with $1,618,265.54 in accrued interest from the net proceeds of Pet Practice's initial public offering. Finally, in August 1995, Pet Practice paid off all outstanding loan obligations which were guaranteed by the Principal Stockholder.

         During 1994 and 1995, Pet Practice paid Foster Management Company an aggregate of $47,500 in management fees (at the rate of $2,500 per month) and approximately $48,000 as reimbursement of out-of-pocket expenses. The agreement to pay a monthly management fee terminated upon completion of Pet Practice's initial public offering. In August 1995, Pet Practice paid Foster Management Company a fee of $500,000 for its assistance in effectuating Pet Practice's initial public offering. Pet Practice believes that the terms of such transactions with Foster Management Company are no less favorable to Pet Practice than the terms Pet Practice could have obtained from non-affiliated parties. However, since such transactions were not the result of third-party negotiations, there can be no assurance that Pet Practice could not have obtained more favorable terms from a non-affiliated party.

Certain Transactions

         Pet Practice has engaged in a variety of transactions with the Principal Stockholder, an investment partnership of which John H. Foster and Stephen F. Nagy are general partners of the general partner, and Foster Management Company, an investment advisor of which Mr. Foster is the Chairman of the Board and sole stockholder and Mr. Nagy is the Executive Vice President.
See "Compensation Committee Interlocks and Insider Participation."

         Pet Practice sold to each of the directors and executive officers of Pet Practice the following shares of Pet Practice Common Stock in the following months for $.08 per share, which shares of Pet Practice Common Stock vest over a five-year period contingent upon continued service: in February 1994, 120,000 shares of Pet Practice Common Stock to Peter J. Cohen, President, Chief Executive Officer and a director of Pet Practice; in March 1994, 5,000 shares of Pet Practice Common Stock each to R. Bruce Mosbacher, Foster Bam, Carlo Grosso, James C. New and Charles Velge, directors of Pet Practice; and in June 1994, 10,000 shares of Pet Practice Common Stock to Warren D. Barratt, Vice President and Chief Financial Officer of Pet Practice, and 5,000 shares of Pet Practice Common Stock to Lori Stokes-Powers, Vice President--Human Resources of Pet Practice. In connection with the proposed Merger with VCA, the vesting provisions with respect to 5,000 shares of Pet Practice Common Stock have been waived for each of Messrs. Cohen, Mosbacher, Bam, Grosso, New and Velge, subject to consummation of the Merger.

         Pet Practice has entered into stock purchase agreements with each of its directors and executive officers (except John H. Foster and Stephen F. Nagy) (the "Stock Purchase Agreements") pursuant to which such individuals purchased their respective shares of Pet Practice Common Stock. The Stock Purchase Agreements provide for restrictions on the sale of such shares and further provide that Pet Practice has the option to repurchase any such shares which have not become vested through the passage of time at $.08 per share upon the termination, for any reason whatsoever, of such individual's directorship or employment, as the case may be, with Pet Practice. Except as provided in the immediately preceding paragraph, such restrictions and repurchase rights shall continue to be applicable on the same basis to the VCA Common Stock received by such individuals in the Merger in exchange for such shares of Pet Practice Common Stock. Pet Practice and each of Messrs. Bam, Barratt, Cohen, Grosso, Mosbacher, New and Velge and Ms. Stokes-Powers agreed that, in the event of a proposed sale of control of Pet Practice, each of such individuals will be permitted, or may be required, to sell a number of those shares of Pet Practice Common Stock covered by his or her respective Stock Purchase Agreement as shall be proportionate to the number of shares of Pet Practice Common Stock that the controlling stockholders shall sell of the shares owned by them, for the same consideration per share and on the same terms and conditions received by such controlling stockholders in such sale of control.

         Dr. Andrew S. Dworkis was a stockholder of PVH, which Pet Practice acquired in October 1993. In consideration for his stock in PVH, Pet Practice paid Dr. Dworkis $483,500 in cash and a contingent, non-interest bearing note in the principal amount of approximately $233,000, and agreed to pay Dr. Dworkis certain additional cash payments if the value of PVH is validated as evidenced by its achievement of certain financial and operational goals. In June 1995, Pet Practice renegotiated certain of such additional cash payments to eliminate certain performance criteria in exchange for a non-interest bearing note in the principal amount of approximately $311,000. In connection with the acquisition of PVH, Dr. Dworkis purchased 57,067 shares of Pet Practice Common Stock for $.055 per share.

         Dr. Dworkis is a partner in a partnership which leases six veterinary clinics to Pet Practice. The lease agreements provide for annual base rental rates currently ranging from $1,634 to $7,117 per month. All of the leases are "triple net" leases. Four of the leases expire in October 2003 with, in each case, an option to renew for five additional years. One of the leases expires in October 1998 with one five-year renewal option and one of the leases expires in February 1997 with two one-year renewal options. During the period from October 27, 1993 to December 29, 1993, and the fiscal years ended December 28, 1994 and January 3, 1996, Pet Practice paid $44,800, $268,800 and $268,800, respectively, to the partnership pursuant to the leases.

         In connection with the acquisition of PVH, Dr. Dworkis entered into a five-year employment agreement with Pet Practice. In addition, Dr. Dworkis purchased 20,000 shares of Pet Practice Common Stock at $.055 per share. Such shares are subject to repurchase by Pet Practice for $.055 per share in the event of the termination of Dr. Dworkis' employment with Pet Practice prior to January 1998. In connection with the proposed Merger with VCA, the vesting provisions with respect to 5,000 of such shares of Pet Practice Common Stock have been waived, subject to consummation of the Merger. See "Employment Arrangements."

         On August 9, 1994, Pet Practice executed a demand promissory note payable to United States Trust Company of New York ("U.S. Trust") (the "First U.S. Trust Note") in the principal amount of the lesser of the amount borrowed or $7,000,000, with an interest rate equal to U.S. Trust's prime rate. On September 28, 1994, the First U.S. Trust Note was amended and restated and the maximum principal amount thereof was increased from $7,000,000 to $8,000,000, payable on demand together with interest thereon at U.S. Trust's prime rate. Additionally, on December 5, 1994, Pet Practice executed a demand promissory note payable to U.S. Trust (the "Second U.S. Trust Note") in the principal amount of the lesser of the amount borrowed or $5,000,000, with an interest rate equal to U.S. Trust's prime rate.

         On February 27, 1995, Pet Practice executed a demand promissory note payable to PNC Bank, National Association ("PNC Bank") (the "PNC Note") in the principal amount of the lesser of the amount borrowed or $5,000,000, with an interest rate, at Pet Practice's option, equal to (a) the greater of (i) PNC Bank's prime rate or (ii) the federal funds rate plus 0.5% or (b) the eurodollar rate plus 2%. On July 6, 1995, the PNC Note was amended and restated and the maximum principal amount thereof was increased from $5,000,000 to $6,000,000.

         The Principal Stockholder unconditionally guaranteed the payment of Pet Practice's obligations to U.S. Trust and PNC Bank under all such notes, and secured the guarantee to U.S. Trust by a pledge of cash deposits. In August 1995, Pet Practice repaid the $13,000,000 aggregate principal amount outstanding under the First U.S. Trust Note and the Second U.S. Trust Note, together with accrued interest thereon in the aggregate amount of $154,611.11, from the net proceeds of Pet Practice's initial public offering. In August 1995, Pet Practice repaid the $5,926,692 principal amount outstanding under the PNC Note, together with accrued interest thereon of $46,822, from the net proceeds of Pet Practice's initial public offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PET PRACTICE

         The stockholders (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Pet Practice Board, owned beneficially more than five percent of Pet Practice's one class of outstanding voting securities as of April 1, 1996, each director and each executive officer named in the Summary Compensation Table of Pet Practice and all directors and officers of Pet Practice as a group, and their respective share holdings as of such date (according to information furnished by them to Pet Practice), are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power. The address of each person listed is in care of Pet Practice, 1018 West Ninth Avenue, King of Prussia, Pennsylvania 19406, unless otherwise set forth below such person's name.

                                                                            PERCENT OF CLASS     PERCENT OF CLASS
                                                                             OWNED PRIOR TO        OWNED AFTER
      NAME AND ADDRESS                        NUMBER OF SHARES                  MERGER              MERGER(1)
- ------------------------------------------  -------------------------     --------------------  ----------------
Abbingdon Venture Partners                      3,600,000                        41.8%                8.6%
Limited Partnership-II(9)
      1018 West Ninth Avenue
      King of Prussia, Pennsylvania 19406
John H. Foster                                  3,614,000(2)                     41.9%                8.6%
      Foster Management Company
      1018 West Ninth Avenue
      King of Prussia, Pennsylvania 19406
Stephen F. Nagy                                 3,601,000(3)                     41.8%                8.6%
      Foster Management Company
      1018 West Ninth Avenue
      King of Prussia, Pennsylvania 19406
Weiss, Peck & Greer, L.L.C.                       581,500(4)                      6.7%                1.4%
      One New York Plaza
      New York, New York 10004
The Kaufmann Fund Inc.                            500,000(5)                      5.8%                1.2%
      140 E. 46th Street, 43rd Floor
      New York, New York 10017
Peter J. Cohen                                    120,000                         1.4%                 *
Andrew S. Dworkis, D.V.M.                          77,067                          *                   *
Foster Bam                                         54,500(6)                       *                   *
Warren D. Barratt                                  10,000                          *                   *

                                                                            PERCENT OF CLASS     PERCENT OF CLASS
                                                                             OWNED PRIOR TO        OWNED AFTER
      NAME AND ADDRESS                        NUMBER OF SHARES                  MERGER              MERGER(1)
- -------------------------------------------  -------------------         --------------------   ----------------
Carlo Grosso                                        5,000                          *                     *
R. Bruce Mosbacher                                  5,000(7)                       *                     *
James C. New                                        5,000                          *                     *
Charles Velge                                       5,000                          *                     *
Directors and officers as a                     3,904,067(2)(3)(6)(7)              45.3%                9.3%
      group (14 persons)                                 (8)


- ----------------------------

*  Less than one percent.

(1) Assumes the issuance of 3,272,993 shares of VCA Common Stock in the Merger in exchange for 8,632,520 shares of Pet Practice Common Stock, including 8,800 shares of Pet Practice Common Stock underlying options which were exercisable on, or which will become exercisable within, 60 days of April 1, 1996.

(2) Includes 3,600,000 shares of Pet Practice Common Stock owned by the Principal Stockholder, a limited partnership of which Mr. Foster is a general partner of the general partner.

(3) Includes 3,600,000 shares of Pet Practice Common Stock owned by the Principal Stockholder, a limited partnership of which Mr. Nagy is a general partner of the general partner.

(4) Information as to the holdings of Weiss, Peck & Greer, L.L.C. ("WPG") is as of December 31, 1995 and is based upon a report on Schedule 13G filed with the Commission. Such report indicates that 581,500 shares were beneficially owned by WPG with shared voting power and shared dispositive power.

(5) Information as to the holdings of The Kaufmann Fund Inc. (the "Kaufmann Fund") is as of December 31, 1995 and is based upon a report on Schedule 13G filed with the Commission. Such report indicates that 500,000 shares were beneficially owned by the Kaufmann Fund with sole voting power and sole dispositive power.

(6) Includes 45,500 shares of Pet Practice Common Stock owned by Foster & Foster, an investment partnership of which Mr. Bam is the Managing Partner.

(7) Represents shares of Pet Practice Common Stock owned by the Mosbacher/Ditz Living Trust, of which Mr. Mosbacher is the trustee and is a beneficiary.

(8) Includes 2,500 shares of Pet Practice Common Stock presently issuable to executive officers of Pet Practice upon the exercise of stock options.

(9) Investment decisions with respect to the shares of Pet Practice Common Stock owned by the Principal Stockholder are made by its general partner, Abbingdon-II Partners, a New York general partnership ("Abbingdon-II"). The general partners of Abbingdon-II are John H. Foster, Stephen F. Nagy, trusts for the benefit of the children of Messrs. Foster and Nagy, and Caroline H. Fleming.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                     RESULTS OF OPERATIONS OF PET PRACTICE

OVERVIEW

       Pet Practice owns and operates veterinary care group practices. Pet Practice is one of the largest and fastest growing providers of companion animal veterinary care in the United States. Pet Practice typically establishes comprehensive networks that include day clinics and 24-hour emergency/acute care clinics. In certain markets, Pet Practice also provides pet boarding and grooming services. Pet Practice believes it is currently one of the few companies pursuing a national strategy of consolidating veterinary care group practices in an effort to create comprehensive veterinary care networks. Pet Practice currently operates 84 veterinary clinics in 11 states. All of Pet Practice's services are provided on a fee-for-service basis and customers generally remit payment at the time services are delivered.

Pet Practice believes that by developing comprehensive care delivery networks in selected geographic markets, it can improve convenience to the customer, generate significant cost advantages, deliver higher quality care and increase its attractiveness to customers and employees. For instance, as a result of its scale, Pet Practice can employ a full range of veterinary specialists, support the operation of 24-hour emergency "hub" clinics and finance sophisticated marketing programs including television, radio and print advertising designed to build brand name awareness and educate customers. Pet Practice believes, based on market studies conducted by independent consultants, that convenience and brand name awareness are two of the most important factors affecting a customer's choice of veterinarian. In addition, Pet Practice's larger size relative to traditional providers of veterinary care enables it to leverage corporate overhead, achieve economies of scale in purchasing and support the development of management information systems. Finally, Pet Practice is able to leverage labor costs, employing part-time and full-time practitioners and offering a full complement of employee benefits.

Pet Practice has a short operating history and has grown rapidly through acquisitions. Pet Practice was founded in October 1993 through the acquisition of 15 clinics in Detroit, Michigan. From October 1993 through June 1994, Pet Practice refined its operating model, put in place the existing management team and began to put in place the infrastructure to execute its growth and acquisition strategies. In July 1994, Pet Practice initiated its growth plan and through April 3, 1996, completed the acquisition of 71 additional clinics and opened one newly-built clinic. Of the additional acquired clinics, Pet Practice added 25 during the fiscal quarter ended September 28, 1994, five during the fiscal quarter ended December 28, 1994, 11 during the fiscal quarter ended March 29, 1995, five during the fiscal quarter ended September 27, 1995, 22 during the fiscal quarter ended January 3, 1996 and three during the fiscal quarter ended April 3, 1996. During the period April 4 to June 5, 1996, Pet Practice closed two of its lower volume clinics, the impact of which is not material to Pet Practice's results of operations. The following table sets forth the growth in the number of clinics operated by Pet Practice since commencement of its operations in October 1993 through June 5, 1996.

                                                                                 Fiscal Quarter Ended
                                                               ---------------------------------------------------------
                                  October 27
                                      to          Year Ended     March      June      September                           April 4 to
                                 December 29,    December 28,     29,        28,         27,        January 3,   April 3,  June 5,
                                     1993            1994        1995       1995        1995           1996        1996     1996
                                 ------------    ------------- --------   -------   ------------   ----------   --------  ----------
 Number of clinics at
  beginning of period........              -             15          44        55             55           60         83        86
 Number of clinics acquired
  during period..............             15             30          11         -              5           22          3         -
 Number of new clinics
  opened during period.......              -              -           -         -              -            1          -         -
 Number of clinics consolidated
  during period.                           -             (1)          -         -              -            -          -        (2)
 Number of clinics at end of            ----           ----        ----      ----           ----         ----       ----        --
  period.....................             15             44          55        55             60           83         86        84
                                        ====           ====        ====      ====           ====         ====       ====        ==

SEASONALITY

      Considerable seasonality of demand for veterinary services exists in the northern half of the United States, where a majority of Pet Practice's current clinics are located. Pet Practice has significantly higher revenues during warmer months because pets spend more time outdoors, where they are more likely to be injured and are susceptible to diseases and parasites, which are more prevalent during that time of year. Demand for veterinary services is less seasonal in the southern states.

      While Pet Practice's revenues are highly seasonal, with peak demand for veterinary services occurring in the second and third quarters of Pet Practice's fiscal year and significantly reduced demand in the first and fourth fiscal quarters, a majority of Pet Practice's cost of revenues, including labor and occupancy costs, are fixed or semi-fixed and, thus, are not generally subject to significant seasonal variation. As a result, gross profit both on an absolute dollar basis and as a percentage of revenues is significantly higher in the second and third fiscal quarters as compared to the first and fourth fiscal quarters.

RESULTS OF OPERATIONS

      Pet Practice's fiscal year is a 52-53 week year which ends on the Wednesday nearest to December 31.

      Cost of revenues includes clinic labor and labor-related costs, clinic occupancy costs, clinic materials and supplies and clinic marketing costs. Clinic marketing costs comprise substantially all of Pet Practice's marketing costs and include costs of clinic-specific direct mail and localized media marketing programs. Pet Practice uses such marketing programs primarily to attract new customers and maximize service to existing customers and, thus, classifies the costs of these programs as a cost of revenues.

      General and administrative expenses include all costs related to corporate and field management and administrative support operations, including labor and labor-related costs, occupancy costs, professional fees (primarily legal and accounting) and non-clinic related insurance.

      The following table sets forth, for the periods indicated, the relative percentages which certain items in Pet Practice's Consolidated Statement of Operations bear to net revenues:

                                                Period from October 27,              Year Ended               Thirteen Weeks Ended
                                                1993 (commencement of        ---------------------------     ----------------------
                                                   operations) to            December 28,     January 3,     March 29,     April 3,
                                                   December 29, 1993             1994            1996          1995         1996
                                                -----------------------      ----------------------------    ----------------------
 Net revenues...............................           100.0%                   100.0%         100.0%          100.0%       100.0%
 Cost of revenues...........................           105.0%                    92.2%          85.7%           93.6%        90.3%
                                                       -----                    -----          -----           -----        -----
 Gross profit...............................            (5.0%)                    7.8%          14.3%            6.4%         9.7%
 General and administrative expenses........            29.0%                    25.6%          14.3%           16.1%        11.1%
 Amortization of excess of cost over fair
  value of net assets acquired and other
  intangible assets.........................             3.2%                     2.7%           3.0%            3.3%         3.4%
                                                       -----                    -----          -----           -----        -----
 Loss from operations.......................           (37.2%)                  (20.5%)         (3.0%)         (13.0%)       (4.8%)

 Interest expense...........................            15.2%                    10.5%           5.8%            9.1%         2.4%

 Interest income............................               -                        -           (1.2%)          (0.1%)       (0.7%)
                                                       -----                    -----          -----           -----         -----
 Loss before income taxes...................           (52.4%)                  (31.0%)         (7.6%)         (22.0%)       (6.5%)

 Provision for income taxes.................               -                      1.3%           0.2%           (0.3%)       (0.2%)
                                                       -----                    -----          -----           -----        -----
 Net loss...................................           (52.4%)                  (32.3%)         (7.8%)         (22.3%)       (6.7%)
                                                        =====                   =====          =====            =====       =====

RESULTS OF OPERATIONS FOR THE THIRTEEN WEEKS ENDED APRIL 3, 1996 COMPARED TO THE THIRTEEN WEEKS ENDED MARCH 29, 1995

   Net revenues increased from $7,607 for the thirteen weeks ended March 29, 1995 to $13,404 for the thirteen weeks ended April 3, 1996, representing an increase of $5,797, or 76%. Of this increase approximately $1,144 was attributable to the inclusion in the first fiscal quarter of 1996 of a full quarter's results of operations of 11 clinics acquired during the first fiscal quarter of 1995, approximately $4,074 was attributable to the acquisition of a total of 31 additional clinics during the third and fourth fiscal quarters of 1995 and the first fiscal quarter of 1996, and approximately $579 was attributable to internal growth of Pet Practice's clinics owned for all or a part of the first fiscal quarter of 1995.

   Gross profit increased to $1,300 in the first fiscal quarter of 1996 from $487 in the first fiscal quarter of 1995. Gross profit as a percentage of net revenues increased to 9.7% in the first fiscal quarter of 1996 from 6.4% in the first fiscal quarter of 1995. This increase was primarily attributable to internal growth of Pet Practice's clinics owned for all or a part of the first fiscal quarter of 1995, and the acquisition of clinics during the first, third and fourth fiscal quarters of 1995 and the first fiscal quarter of 1996, with relatively higher aggregate, average gross profit margins than the aggregate, average gross profit margins of Pet Practice's clinics owned for all of the first fiscal quarter of 1995.

   General and administrative expenses increased from $1,223 in the first fiscal quarter of 1995 to $1,490 in the first fiscal quarter of 1996. This increase in costs relating to corporate and field management and administrative support functions was primarily attributable to the rapid expansion of Pet Practice's operations subsequent to the first fiscal quarter of 1995. General and administrative expenses as a percentage of net revenues decreased from 16.1% in the first fiscal quarter of 1995 to 11.1% in the first fiscal quarter of 1996. This decrease was primarily the result of the leveraging of general and administrative costs over a significantly increased revenue base.

   Amortization of excess of cost over fair value of the net assets acquired and other intangible assets increased to $460 for the first fiscal quarter of 1996 from $248 for the same period in 1995. This increase was attributable to inclusion of a full quarter of amortization of intangible assets relating to the additional 31 clinics acquired by Pet Practice during the third and fourth fiscal quarters of 1995 and the first fiscal quarter of 1996.

   Interest expense decreased to $321 for the thirteen weeks ended April 3, 1996 as compared to $697 for the thirteen weeks ended March 29, 1995. This net decrease was primarily due to the fact that Pet Practice repaid all of its borrowings from banks and approximately $12,391 of indebtedness to related parties outstanding during the first fiscal quarter of 1995 with a portion of the net proceeds of its initial public offering consummated in August 1995.

   Interest income increased to $93 in the first fiscal quarter of 1996 as compared to $6 in the first fiscal quarter of 1995. This increase was primarily attributable to interest income earned on the remaining net cash proceeds from Pet Practice's August 1995 initial public offering.

RESULTS OF OPERATIONS FOR THE YEAR ENDED JANUARY 3, 1996 COMPARED TO THE YEAR ENDED DECEMBER 28, 1994

   Net revenues increased from $15,111 for the year ended December 28, 1994 to $40,571 for the year ended January 3, 1996, representing an increase of $25,460, or 168%. Of this increase approximately $13,625 was attributable to the inclusion of a full year's results of operations for clinics acquired during 1994, approximately $8,753 was attributable to the acquisition of 38 clinics during the year ended January 3, 1996 and approximately $3,082 was attributable to internal growth of Pet Practice's clinics owned for all or a part of the year.

   Gross profit increased to $5,795 for the year ended January 3, 1996 from $1,175 for the year ended December 28, 1994. Gross profit as a percentage of net revenues increased to 14.3% for the year ended January 3, 1996 from 7.8% for the year ended December 28, 1994. This increase was primarily attributable to internal revenue growth of Pet Practice's clinics owned for all or a part of the year ended January 3, 1996 and the acquisition of clinics during the fourth fiscal quarter of 1994 and the first three fiscal quarters of 1995 with relatively higher aggregate gross profit margins than the aggregate gross profit margins of Pet Practice's clinics owned for all or a part of the first nine months of 1994.

   General and administrative expenses increased from $3,867 for the year ended December 28, 1994 to $5,796 for the year ended January 3, 1996. This increase in costs relating to corporate and field management and administrative support functions was primarily attributable to the rapid expansion of Pet Practice's operations during 1995. General and administrative expenses as a percentage of net revenues decreased from 25.6% for the year ended December 28, 1994 to 14.3% for the year ended January 3, 1996. This decrease was primarily the result of the leveraging of general and administrative costs over a significantly increased revenue base.

   Amortization of excess of cost over fair value of net assets acquired and other intangible assets increased to $1,229 for the year ended January 3, 1996 from $409 for the year ended December 28, 1994. This increase was attributable to the acquisition of clinics as outlined above.

   Interest expense increased to $2,336 for the year ended January 3, 1996 as compared to $1,594 for the year ended December 28, 1994. This increase was primarily due to an increase in borrowings from banks under line of credit agreements and indebtedness to related parties during the first half of the year ended January 3, 1996 as compared to the same period in the prior year, and an increase in the amount of outstanding indebtedness to sellers in connection with acquisitions. These increases were partially offset by the repayment of all of Pet Practice's borrowings from banks under line of credit agreements and approximately $12,391 of indebtedness to related parties with a portion of the proceeds of its initial public offering consummated in August 1995. See Notes 5 and 10 of Notes to Pet Practice's Consolidated Financial Statements.

   Interest income increased from approximately $7 for the year ended December 28, 1994 to approximately $475 for the year ended January 3, 1996. This increase was primarily attributable to interest income earned on the net cash proceeds from Pet Practice's August 1995 initial public offering.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 28, 1994 COMPARED TO THE PERIOD OCTOBER 27, 1993 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 29, 1993

   Results of operations for these periods are generally not comparable because the results of operations for the period October 27, 1993 through December 29, 1993 represent only approximately two months of operations.

   Net revenues increased from $1,201 for the period October 27, 1993 through December 29, 1993 to $15,111 for the year ended December 28, 1994, representing an increase of $13,910, or 1,158%. Of this increase approximately $7,213 was attributable to the inclusion for the year ended December 28, 1994 of a full year's results of operations of the 15 clinics acquired during the period October 27, 1993 through December 29, 1993, approximately $5,488 was attributable to the acquisition of 30 additional clinics during the year ended December 28, 1994 and approximately $1,209 was attributable to internal growth of Pet Practice's clinics owned for all or a part of the year ended December 28, 1994.

   Gross profit increased to $1,175 for the year ended December 28, 1994 from a loss of $60 for the period October 27, 1993 through December 29, 1993. Gross profit as a percentage of net revenues increased to 7.8% for the year ended December 28, 1994 from a negative 5.0% for the period October 27, 1993 through December 29, 1993. This increase was primarily attributable to internal revenue growth, the acquisition of clinics during 1994 with relatively higher aggregate, average gross profit margins than the aggregate, average gross profit margins of Pet Practice's clinics owned for all or a part of the period October 27, 1993 through December 29, 1993, and the negative impact of late fall/early winter seasonality during the period October 27, 1993 through December 29, 1993.

   General and administrative expenses increased from $348 for the period October 27, 1993 through December 29, 1993 to $3,867 for the year ended December 28, 1994. This increase in costs relating to corporate and field management and administrative support functions was primarily attributable to the rapid expansion of Pet Practice's operations during 1994 and the inclusion of a full year's results of operations in 1994. General and administrative expenses as a percentage of net revenues decreased from 29.0% in the period October 27, 1993 through December 29, 1993 to 25.6% for the year ended December 28, 1994. This decrease was primarily the result of the leveraging of the general and administrative costs over a significantly increased revenue base.

   Amortization of excess of cost over fair value of net assets acquired and other intangible assets increased to $409 for the year ended December 28, 1994 from $38 for the period October 27, 1993 through December 29, 1993. This increase was attributable to inclusion of a full year of amortization of intangible assets relating to the acquisition made in 1993 and amortization of intangible assets relating to the additional 30 clinics acquired by Pet Practice during 1994.

   Interest expense increased to $1,594 for the year ended December 28, 1994 as compared to $183 for the period October 27, 1993 through December 29, 1993.
This increase was primarily due to the inclusion of a full year of interest expense on debt incurred during the period October 27, 1993 through December 29, 1993 and additional debt incurred to finance acquisitions and operations in 1994.

LIQUIDITY AND CAPITAL RESOURCES

   Pet Practice's operations require continued access to cash, primarily to fund acquisitions, purchases of property and equipment, debt repayments, payments pursuant to earn-out arrangements and working capital requirements.

   Pet Practice's operations and acquisitions through July 1995 were financed primarily through debt provided by Pet Practice's major stockholder and borrowings under an aggregate of $19,000 in demand credit facilities with banks, which were unconditionally guaranteed by Pet Practice's major stockholder. All of such debt was repaid in August 1995 using a portion of the net proceeds of Pet Practice's initial public offering of 4,300,000 shares of Pet Practice Common Stock, which was consummated on August 4, 1995. Pet Practice's demand credit facilities with banks were terminated effective with the public offering.

   Net proceeds of Pet Practice's initial public offering, after repayment of approximately $34,000 of certain debt and mandatorily redeemable preferred stock and related interest and dividends thereon, were approximately $23,000. Such net proceeds were added to Pet Practice's working capital and have been used primarily to finance acquisitions and capital expenditures and for general corporate purposes.

   Pet Practice had a working capital deficit of approximately $186 and cash and cash equivalents of approximately $4,916 at April 3, 1996, working capital of approximately $4,161 and cash and cash equivalents of approximately $10,097 at January 3, 1996, and a working capital deficit of approximately $16,168 and cash and cash equivalents of approximately $910 at December 28, 1994. The increases in both working capital and cash and cash equivalents from December 28, 1994 were primarily attributable to the net proceeds of Pet Practice's initial public offering, less cash used for acquisitions, purchases of property and equipment and working capital during the period from August 1995 through April 3, 1996.

   Cash used by operating activities was $1,239 for the thirteen weeks ended April 3, 1996, and $4,486 and $2,117 for the years ended January 3, 1996 and December 28, 1994, respectively.

   During the thirteen weeks ended April 3, 1996 and the years ended January 3, 1996 and December 28, 1994, Pet Practice used cash totalling approximately $2,116, $13,082 and $9,557, respectively, for acquisitions. Pet Practice has achieved a substantial portion of its growth in the past, and anticipates it will derive a substantial part of its growth in the future, through acquisitions of veterinary clinics for a combination of cash, notes payable and stock. Subject to available capital, Pet Practice anticipates it will complete the acquisition of a significant number of additional clinics in 1996.

   Pet Practice has issued cash, notes and shares of Pet Practice Common Stock to sellers in connection with acquisitions of practices to date. Pet Practice is obligated to pay additional consideration to sellers of businesses primarily contingent upon achievement of certain financial criteria over periods of one to five years from the dates of acquisition. Although the amount of additional consideration to be issued cannot be determined until the earn-out periods expire and the attainment of criteria is established, Pet Practice expects that the additional consideration issued to sellers pursuant to these arrangements will constitute a significant portion of the total consideration for certain acquisitions. If such criteria are attained, but not exceeded, Pet Practice will be obligated to make cash payments of approximately $2,881 and issue approximately 90,000 shares of Pet Practice Common Stock over the next five years. A lesser amount of cash would be paid and a lesser number of shares of Pet Practice Common Stock would be issuable under certain acquisition agreements if the financial criteria are not met and a greater amount of cash would be paid and a greater number of shares of Pet Practice Common Stock would be issuable under certain acquisition agreements if the financial criteria are exceeded.
For example, if the financial criteria with respect to certain of the acquisitions were to be exceeded by 20%, Pet Practice would be obligated to make cash payments of approximately $3,167 and issue approximately 109,000 shares of Pet Practice Common Stock over the next five years.

   During the thirteen weeks ended April 3, 1996 and the years ended January 3, 1996 and December 28, 1994, Pet Practice used approximately $905, $4,662 and $206, respectively, for purchases of property and equipment. Pet Practice anticipates that it will use between $2,000 and $4,000 for purchases of property and equipment in 1996.

   Pet Practice intends to fund its future cash requirements primarily from cash on hand, internally generated funds and other sources of financing currently being explored by Pet Practice. Pet Practice's cash requirements for 1996 exceed the aggregate of cash currently on hand and cash expected to be generated internally. As a result, Pet Practice is currently exploring potential sources for additional financing. There can be no assurances that such suitable financing can be obtained. If Pet Practice is unable to obtain such additional financing, management may need to modify the pace of acquisitions and/or the planned level of capital expenditures.

   As discussed further in "THE MERGER" and Note 12 of Notes to Pet Practice's Consolidated Financial Statements, on March 22, 1996 Pet Practice announced that it had signed a definitive agreement (the "Merger Agreement") providing for the merger of Pet Practice with VCA. If completed, the Merger will result in Pet Practice becoming a wholly owned subsidiary of VCA. Consummation of the merger is expected in the second or third quarter of 1996 and is subject to certain conditions.

   Pursuant to the terms of the Merger Agreement, Pet Practice is subject to certain restrictions on actions it can take between the date of the Merger Agreement and the closing of the Merger of Pet Practice and VCA. In particular, there are restrictions on capital expenditures and on Pet Practice's ability to make acquisitions. The restrictions set forth in the Merger Agreement may impact Pet Practice's plans with respect to acquisitions and capital expenditures.

Recently Issued Accounting Standards

   In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123, the disclosure provisions of which must be implemented for fiscal years beginning subsequent to December 15, 1995, establishes a fair value based method of accounting for stock based compensation plans, the effect of which can either be disclosed or recorded. Pet Practice will adopt the disclosure provisions of SFAS 123 in 1996. Pet Practice intends to retain the intrinsic value method of accounting for stock based compensation which it currently follows.

                       UNAUDITED PRO FORMA FINANCIAL DATA

VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

         The following unaudited pro forma financial data and explanatory notes give effect to all acquisitions (36 animal hospitals and nine veterinary diagnostic laboratories) completed by VCA during 1995 and 1996 (through June 7,
1996) (the "VCA Acquired Companies"), VCA's issuance on April 17, 1996 of the Debentures and the pending acquisition of four animal hospitals (the "Pending VCA Acquisitions").

         The unaudited pro forma financial data have been prepared utilizing the historical consolidated financial statements of VCA and the historical financial statements of the VCA Acquired Companies and the Pending VCA Acquisitions. The acquisitions have been accounted for under purchase accounting except for the acquisition of two animal hospitals which have been accounted for as a pooling of interests. The unaudited pro forma financial data are based on the estimates and assumptions set forth in the notes thereto.

         The unaudited pro forma condensed consolidated statements of operations for VCA represent the historical results of operations of VCA for the year ended December 31, 1995 and the three months ended March 31, 1996 adjusted to reflect the acquisitions of the VCA Acquired Companies and the Pending VCA Acquisitions as if they had occurred at the beginning of the period. The unaudited pro forma condensed consolidated balance sheet represents the balance sheet of VCA at March 31, 1996 adjusted to reflect the issuance of the Debentures and the acquisitions of the VCA Acquired Companies acquired after March 31, 1996 and the Pending VCA Acquisitions as if such acquisitions had occurred on March 31, 1996.

          Unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred if the issuance of the Debentures and the acquisitions of the VCA Acquired Companies and the Pending VCA Acquisitions had been consummated at the beginning of the period presented and March 31, 1996 respectively, nor are they necessarily indicative of future operating results or financial position.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (In thousands, except per share data)

                                             VCA           PRO            PRO            VCA                        VCA
                                           ACQUIRED       FORMA          FORMA         PENDING       PRO FORMA    PRO FORMA
                                 VCA      COMPANIES(1)  ADJUSTMENTS     COMBINED   ACQUISITIONS(25) ADJUSTMENTS   COMBINED
                              ---------   ---------     -----------    ---------   ---------------- ----------   -----------
Revenues
 Animal hospital.............   $51,437     $30,458                     $ 81,895     $3,310                       $ 85,205
 Laboratory..................    37,606      17,674     $   125 (2)       55,405                                    55,405
 Pet food....................     4,756                                    4,756                                     4,756
 Intercompany sales..........    (1,727)                   (125)(3)       (1,852)                                   (1,852)
                                -------     -------     -------         --------     ------          --------     --------
                                 92,072      48,132                      140,204      3,310                        143,514
                                -------     -------     -------         --------     ------          --------     --------
Direct costs
 Animal hospital.............    42,056      28,015      (1,308)(4)       68,763      3,076          $     76(4)    71,915
 Laboratory..................    23,977      10,155          (5)(5)       34,127                                    34,127
 Pet food....................     3,205                                    3,205                                     3,205
 Intercompany sales..........    (1,727)                   (125)(3)       (1,852)                                   (1,852)
                                -------     -------     -------         --------     ------          --------     --------
                                 67,511      38,170      (1,438)         104,243      3,076                76      107,395
                                -------     -------     -------         --------     ------          --------     --------
Gross profit
 Animal hospital.............     9,381       2,443       1,308           13,132        234               (76)      13,290
 Laboratory..................    13,629       7,519         130           21,278                                    21,278
 Pet food....................     1,551                                    1,551                                     1,551
                                -------     -------     -------         --------     ------          --------     --------
                                 24,561       9,962       1,438           35,961        234               (76)      36,119
Selling, general and
 administrative..............    10,833       5,411        (993)(6)       15,251                                    15,251
Depreciation and
 amortization................     3,291         977         937(7)         5,205         24               106(7)     5,335
Royalty fees.................                   118        (118)(8)
Restructuring charge.........     1,086                                    1,086                                     1,086
                                -------     -------     -------         --------     ------          --------     --------
Operating income.............     9,351       3,456       1,612           14,419        210              (182)      14,447
Interest expense, net........     1,639         318       1,593(9)         3,550         37               139(9)     3,726
                                -------     -------     -------         --------     ------          --------     --------
Income before minority
 interest and provision for
 income taxes................     7,712       3,138          19           10,869        173              (321)      10,721
Minority interest in income
 of subsidiaries.............     2,910           7         346(10)        3,263                                     3,263
                                -------     -------     -------         --------     ------          --------     --------
Income before provision for
 income taxes................     4,802       3,131        (327)           7,606        173              (321)       7,458
Provision for income taxes...     2,238         102       2,698(11)        5,038                          (59)(11)   4,979
                                -------     -------     -------         --------     ------          --------     --------
Net income...................   $ 2,564     $ 3,029     $(3,025)        $  2,568     $  173          $   (262)    $  2,479
                                =======     =======     =======         ========     ======          ========     ========
Primary earnings per share...   $  0.24                                 $   0.22                                  $   0.22
                                =======                                 ========                                  ========
Weighted average common
 shares used for computing
 primary earnings per share..    10,703                     745(12)       11,448                                    11,448
                                =======                 =======         ========                                  ========
Fully diluted earnings per
 share.......................   $  0.23                                 $   0.21                                  $   0.21
                                =======                                 ========                                  ========
 Weighted average common
  shares used for computing
  fully diluted earnings per
  share......................    11,238                     745(12)       11,983                                    11,983
                                =======                 =======         ========                                  ========

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                     (In thousands, except per share data)

                                              VCA              PRO           PRO            VCA                            VCA
                                            ACQUIRED          FORMA         FORMA          PENDING         PRO FORMA     PRO FORMA
                                 VCA      COMPANIES(28)     ADJUSTMENTS    COMBINED    ACQUISITIONS(27)   ADJUSTMENTS    COMBINED
                              ---------   -------------     -----------    ---------   ----------------   -----------   -----------
Revenues
 Animal hospital.............  $17,831       $2,049                         $19,880          $790                         $20,670
 Laboratory..................   12,056        2,547                          14,603                                        14,603
 Pet food....................    1,850                                        1,850                                         1,850
 Intercompany sales..........     (733)                                        (733)                                         (733)
                               -------       ------            ------       -------          ----              ----       -------
                                31,004        4,596                          35,600           790                          36,390
                               -------       ------            ------       -------          ----              ----       -------
Direct costs
 Animal hospital.............   15,390        1,929             $(150)(4)    17,169           723              $ 32(4)     17,924
 Laboratory..................    7,386        1,618               (21)(5)     8,983                                         8,983
 Pet food....................    1,160                                        1,160                                         1,160
 Intercompany sales..........     (733)                                        (733)                                         (733)
                               -------       ------            ------       -------          ----              ----       -------
                                23,203        3,547              (171)       26,579           723                32        27,334
                               -------       ------            ------       -------          ----              ----       -------
Gross profit
 Animal hospital.............    2,441          120               150         2,711            67               (32)        2,746
 Laboratory..................    4,670          929                21         5,620                                         5,620
 Pet food....................      690                                          690                                           690
                               -------       ------            ------       -------          ----              ----       -------
                                 7,801        1,049               171         9,021            67               (32)        9,056
Selling, general and
 administrative..............    3,314        1,147               (78)(6)     4,383                                         4,383
Depreciation and amortization    1,034           37               100 (7)     1,171             5                27 (7)     1,203
                               -------       ------            ------       -------          ----              ----       -------
Operating income.............    3,453         (135)              149         3,467            62               (59)        3,470
Interest expense, net........      296           16               176 (9)       488                              36 (9)       524
                               -------       ------            ------       -------          ----              ----       -------
Income before minority
 interest and provision for
 income taxes................    3,157         (151)              (27)        2,979            62               (95)        2,946
Minority interest in income
 of subsidiaries.............    1,346                                        1,346                                         1,346
                               -------       ------            ------       -------          ----              ----       -------
Income before provision for
 income taxes................    1,811         (151)              (27)        1,633            62               (95)        1,600
Provision for income taxes...      799                            (64)(11)      735                             (13)(11)      722
                               -------       ------            ------       -------          ----              ----       -------
Net income...................  $ 1,012       $ (151)           $   37       $   898          $ 62              $(82)      $   878
                               =======       ======            ======       =======          ====              ====       =======

Primary earnings per share...  $  0.07                                      $  0.06                                       $  0.06
                               =======                                      =======                                       =======
Weighted average common
 shares used for computing
  primary earnings per share.   15,110                            267 (12)   15,377                                        15,377
                               =======                         ======       =======                                       =======
Fully diluted earnings per
 share.......................  $  0.07                                      $  0.06                                       $  0.06
                               =======                                      =======                                       =======
Weighted average common
 shares used for computing
 fully diluted earnings per
 share.......................   15,492                            267 (12)   15,759                                        15,759
                               =======                         ======       =======                                       =======

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1996
                                 (In thousands)

                                              SECOND             PRO          PRO            VCA                            VCA
                                              QUARTER           FORMA        FORMA         PENDING        PRO FORMA       PRO FORMA
                                 VCA      ACQUISITIONS(13)   ADJUSTMENTS    COMBINED   ACQUISITIONS(26)  ADJUSTMENTS      COMBINED
                              --------    ----------------   -----------    --------   ---------------   ------------     ---------
ASSETS
Current assets:
 Cash and
  equivalents                 $ 37,615                         $78,958 (14)  $116,573                     $(1,025)(14)     $115,548
 Accounts
  receivable, net                8,816            $  3              (1)(15)     8,818        $260            (235)(15)        8,843
 Other current assets            5,497              51             (10)(16)     5,538         113             (63)(16)        5,588
                              --------            ----         -------       --------        ----           -----           -------
                                51,928              54          78,947        130,929         373          (1,323)          129,979
Property and
 equipment, net                 15,981             654           1,053 (17)    17,688         379            (254)(17)       17,813
Other assets:
 Notes receivable                1,183                                          1,183                                         1,183
 Goodwill                       79,637                           3,829 (18)    83,466          37           2,026 (18)       85,529
 Covenants                       5,573                             407 (19)     5,980                         252 (19)        6,232
 Other                           2,746                           1,688 (20)     4,434           4              (4)(21)        4,434
                              --------            ----         -------       --------        ----         -------          --------
                              $157,048            $708         $85,924       $243,680        $793         $   697          $245,170
                              ========            ====         =======       ========        ====         =======          ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of
  long-term debt              $  7,563                         $   232 (22)  $  7,795         $167        $    58 (22)     $  8,020
 Accounts payable                5,794            $ 21                          5,815          146           (146)(23)        5,815
 Other accrued
  liabilities                    5,577             174             150 (22)     5,901           31            134 (22)        6,066
                              --------            ----         -------       --------         ----          -----           -------
                                18,934             195             382         19,511          344             46            19,901
Long-term obligations,
 less current
 portion                        29,588             322          85,496 (24)   115,406          210            890 (24)      116,506
Deferred income taxes            1,538                                          1,538                                         1,538
Minority interest                4,843                                          4,843                                         4,843
Stockholders' equity           102,145             191              46 (25)   102,382          239 (25)      (239)(25)      102,382
                              --------            ----         -------       --------         ----          -----          --------
                              $157,048            $708         $85,924       $243,680         $793          $ 697          $245,170
                              ========            ====         =======       ========         ====          =====          ========

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                  STATEMENTS

(1) Reflects the historical statement of operations data of the VCA Acquired Companies for the period from January 1, 1995 to the earlier of the respective dates of acquisition of such companies or December 31, 1995. Each of the acquisitions has been accounted for as a purchase. Accordingly, the results of operations of each such VCA Acquired Company is included in the results of operations of VCA from the date of acquisition.

     The following are the VCA Acquired Companies: Cenvet, Inc. ("Cenvet"), January 1995; Animal Reference Lab, January 1995; BerLa, Inc. (d/b/a Animal and Avian Clinic of Golden Cove), January 1995; Silver Spur Animal Hospital, Inc., January 1995; Stephen A. LaDue D.V.M., P.A. (d/b/a Tampa Animal Medical Center), January 1995; Lewis Veterinary Hospital, Inc., February 1995; Animal Hospital of Sinking Spring, March 1995; Vet Research, Inc., March 1995; Lewelling Veterinary Hospital, Inc., April 1995; Northwest Veterinary Diagnostics, Inc., May 1995; South County Veterinary Clinic, Inc., May 1995; Alpine Veterinary Clinic, Inc., May 1995; Eagle River Veterinary Hospital, Inc., June 1995; Clinipath Diagnostics, Inc., July 1995; Florida Veterinary Laboratories, Inc. (composed of four hospitals), July 1995; Miller Animal Hospital, Inc., July 1995; Marina Veterinary Clinic, July 1995; South Shore Veterinary Associates, Inc., July 1995 (includes four animal hospitals); Pet Complex, P.A. (d/b/a All Pets Animal Complex-Sandy), July 1995; Brett T. Neville, D.V.M., Inc., P.C. (d/b/a All Pets Animal Complex-Taylorsville), July 1995; Castle Shannon Veterinary Hospital, Inc., August 1995; Fox Chapel Animal Hospital, Inc., September 1995 (includes two animal hospitals); East Anchorage Veterinary Hospital, Inc., September 1995; Greater Savannah Hospital for Animals, Inc., September 1995; Kaneohe Pet Health Center, November 1995; Elkton Veterinary Center, Inc. (composed of two hospitals), November 1995; Conawago Veterinary Practice, January 1996; Animal Hospital of St. Petersburg, Inc., January 1996; Kaneohe Veterinary Clinic, January 1996; Veterinary Referral Associates, Inc., February 1996; Lammers Veterinary Hospital, Inc., February 1996; Southwest Veterinary Diagnostics Inc., March 1996; Clarmar Animal Hospital, Inc., March 1996; Rotherwood Animal Clinic, Inc., March 1996; Northboro Veterinary Clinic, Inc., April 1996; Diagnostic Veterinary Services, Inc., May 1996; the assets pertaining to the veterinary business of APL Healthcare Group Inc., May 1996; Beacon Hill Cat Hospital, Inc., May 1996; Old Town Veterinary Hospital, Inc., May 1996; North Rockville Veterinary Hospital Inc., June 1996.

(2) Represents the revenue for laboratory services previously rendered by laboratories not owned by VCA. Such services are to be rendered by laboratories owned by VCA following the respective dates of acquisition.

(3) Represents the elimination of intercompany revenue and the corresponding expense.

(4) Represents principally an adjustment of $597,000 and $107,000 for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, related to rental expense for the difference between such historical amounts and that to be paid following the acquisitions as a result of modifications to lease terms or the purchase of the hospital land and buildings previously leased, and an adjustment of $685,000 and $74,000 for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, related to compensation for services provided by owner/veterinarians and other key employees for the difference between such historical amounts and employment terms existing following the acquisition.

(5) Represents principally an adjustment of $86,000 and $21,000 for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, related to (i) rental expense for the difference between such historical amounts and that to be paid following the acquisitions as a result of modifications to lease terms or the purchase of the laboratory land and buildings previously leased, and (ii) increases reflecting the incremental costs associated with the laboratory revenue which was previously rendered by laboratories not owned by VCA. Such services are to be rendered by laboratories owned by VCA following the respective dates of acquisition.

(6) Adjustments to selling, general and administrative expenses consist primarily of adjustments to certain VCA Acquired Companies' historical amounts relating to (i) compensation for services provided by owner/veterinarians and other key employees for the difference between such historical amounts and employment terms existing following the acquisition, and (ii) administrative services eliminated following certain acquisitions.

(7) Reflects additional depreciation of assets acquired and amortization of goodwill and other intangibles resulting from the acquisition of the VCA Acquired Companies. Goodwill acquired in 1995 and 1996 amounted to $55,247,000. Other intangibles acquired in 1995 and 1996 amounted to $6,412,000. Goodwill is amortized over forty years. Other intangibles consist primarily of covenants not to compete and are amortized over the term of the agreement (principally 5 to 10 years).

(8) Reflects the elimination of royalty fee expense under an agreement that was not assumed by VCA.

(9) Reflects the additional interest expense that would have been incurred on the indebtedness of $27,558,000 issued by VCA in connection with the acquisitions of the VCA Acquired Companies ($1,325,000 related to the VCA Pending Acquisitions). Annual interest rates on such indebtedness range from approximately 5.0 percent to 9.0 percent.

(10) Represents the minority interest in certain of the VCA Acquired Companies net of an adjustment of $219,000, to eliminate a minority interest in another VCA Acquired Company acquired in 1995.

(11) Represents an adjustment to provide income taxes at the effective rate.

(12) To reflect the issuance of approximately 1,469,200 and 393,940 shares of VCA Common Stock for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, in connection with the acquisition of the VCA Acquired Companies.

(13) Reflects the combined financial position of the VCA Acquired Companies acquired after March 31, 1996 (the "Second Quarter Acquisitions"). See
     Note 1.

(14) Represents (i) the net proceeds received in connection with the issuance of the Debentures ($82,697,000) net of cash consideration paid in connection with the Second Quarter Acquisitions ($3,739,000) and (ii) cash consideration ($1,025,000) to be paid in connection with the VCA Pending Acquisitions.

(15) Reflects an adjustment to net realizable value of accounts receivable acquired from certain companies.

(16) Reflects an adjustment to reflect other current assets, principally inventory, at fair market value.

(17) Reflects an adjustment to fair market value of property and equipment, net, acquired.

(18) Reflects the excess of cost over the fair value of the net tangible assets acquired in connection with the acquisitions.

(19) Represents the value of consideration given in connection with non-compete agreements obtained in connection with the acquisitions.

(20) Represents the deferred financing costs related to the issuance of the Debentures.

(21) Reflects the exclusion of certain assets not acquired in connection with certain acquisitions.

(22) Represents the indebtedness incurred or assumed in connection with the acquisitions, net of indebtedness of the acquired entities which was not assumed.

(23) Reflects the elimination of certain current liabilities not assumed in connection with the acquisition of certain of the Second Quarter Acquisitions.

(24) Reflects long-term indebtedness incurred in connection with the acquisition of certain Second Quarter Acquisitions and VCA Pending Acquisitions at annual interest rates ranging from 5.0 percent to 8.0 percent.

(25) Reflects the elimination of the stockholders' equity of the Second Quarter Acquisitions and VCA Pending Acquisitions.

(26) Reflects the pending acquisition of four animal hospitals scheduled to be consummated before July 15, 1996.

(27) Reflects the acquisition of animal hospitals and laboratories which occurred in 1996. See Note 1. The operations of Conawago Veterinary Practice, Animal Hospital of St. Petersburg, Inc. and Kaneohe Veterinary Clinic which were acquired on January 2, 1996 are included in "VCA Acquired Companies."

PET PRACTICE


      The following unaudited pro forma financial data and explanatory notes give effect to all acquisitions (41 animal hospitals during 1995 and through June 7, 1996) completed by Pet Practice (collectively, the "Pet Practice Acquired Companies"). The unaudited pro forma financial data should be read in conjunction with Pet Practice's historical consolidated financial statements and notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

      The unaudited pro forma financial data have been prepared utilizing the historical financial statements of Pet Practice and the historical financial statements of the Pet Practice Acquired Companies. The unaudited pro forma financial data are based on the estimates and assumptions set forth in the notes to the unaudited pro forma financial data.

      The unaudited pro forma condensed consolidated statements of operations represent the historical results of operations of Pet Practice for the period ended January 3, 1996 and the thirteen weeks ended April 3, 1996 adjusted to reflect acquisitions of the Pet Practice Acquired Companies as if they had occurred at the beginning of the periods presented. Each of the acquisitions has been accounted for as a purchase.

      The unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred if the acquisitions of the Pet Practice Acquired Companies had been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results or financial position.

                             THE PET PRACTICE, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1996
                     (In thousands, except per share data)


                                                                PET PRACTICE                      PET PRACTICE
                                                                  ACQUIRED        PRO FORMA        PRO FORMA
                                              PET PRACTICE      COMPANIES (1)    ADJUSTMENTS        COMBINED
                                           ---------------    ----------------   ------------    -------------
Revenues                                       $40,571             $18,257                            $58,828
Costs of revenues                               34,776              15,914          $(761)(2)          49,929
                                               -------             -------          -----             -------
Gross profit                                     5,795               2,343            761               8,899
General and administrative                       5,796                 410           (410)(3)           5,796
Amortization of excess of cost over fair
 value of net assets acquired and other
 intangible assets                               1,229                                620 (4)           1,849
                                               -------             -------          -----             -------
Operating income (loss)                         (1,230)              1,933            551               1,254
Interest expense, net                            1,861                 290            746 (5)           2,897
                                               -------             -------          -----             -------
Income (loss) before provision for              (3,091)              1,643           (195)             (1,643)
 income taxes
Provision for income taxes                          84                                                     84
                                               -------             -------          -----             -------
Net income (loss)                              $(3,175)            $ 1,643          $(195)            $(1,727)
                                               =======             =======          =====             =======
Loss per share                                 $ (0.54)                                               $ (0.29)
                                               =======                              =====             =======

Weighted average common shares used
 for computing loss per share                    5,863                                181 (6)           6,044
                                               =======                              =====             =======

                             THE PET PRACTICE, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THIRTEEN WEEKS ENDED APRIL 3, 1996
                     (In thousands, except per share data)


                                                                PET PRACTICE                      PET PRACTICE
                                                                  ACQUIRED        PRO FORMA        PRO FORMA
                                               PET PRACTICE     COMPANIES (1)     ADJUSTMENTS       COMBINED
                                               ------------     -------------     -----------     ------------
Revenues                                           $13,404            $175                            $13,579
Costs of revenues                                   12,104             172          $(18)(2)           12,258
                                                   -------            ----          ----              -------
Gross profit                                         1,300               3            18                1,321
General and administrative                           1,490                                              1,490
Amortization of excess of cost over fair
 value of net assets acquired and other
 intangible assets                                     460                            10 (4)              470
                                                   -------            ----          ----              -------
Operating income (loss)                               (650)              3             8                 (639)
Interest expense, net                                  228              12            10 (5)              250
                                                   -------            ----          ----              -------
Loss before provision for
 income taxes                                         (878)             (9)           (2)                (889)
Provision for income taxes                              21                                                 21
                                                   -------            ----          ----              -------
Net Loss                                           $  (899)           $ (9)         $ (2)             $  (910)
                                                   =======            ====          ====              =======

Loss per share                                     $ (0.10)                                           $ (0.11)
                                                   =======                                            =======

Weighted average common shares used
 for computing loss per share                        8,614                            12 (6)            8,626
                                                   =======                          ====              =======

                            THE PET PRACTICE, INC.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Reflects the historical statement of operations data for the Pet Practice Acquired Companies for the period from December 29, 1994 to the earlier of the respective dates of the acquisition of such companies or January 3, 1996. Each of the acquisitions has been accounted for as a purchase. Accordingly, the results of operations of each of the Pet Practice Acquired Companies is included in the results of operations of Pet Practice from the date of acquisition.

       The following animal hospitals represent the Pet Practice Acquired
       Companies:

       Marietta Animal Hospital, Inc.; W. Harold Davis, D.V.M. (d/b/a Zionsville Animal Clinic); S.V. Rowell D.V.M., Ltd. (d/b/a La Grange Park Pet Hospital); Salvatore M. Zeitlin, V.M.D.; P.A. (d/b/a Palm Beach County Animal Medical Clinic); Forrest D. Hayes, P.A. (d/b/a Atlantic Animal Clinic); Glen R. Redeker, D.V.M. (d/b/a Oakton Animal Clinic); Charles R. McCune, D.V.M. (d/b/a 46th Street Pet Clinic); Mary L. Jutte, D.V.M. (d/b/a Southland Hospital for Animals and Taylor Veterinary Clinic); Academy Animal Hospital of Hillsboro, Inc.; Robert S. Legg, D.V.M., P.A. (d/b/a Colonial Animal Hospital); Riviera Animal Hospital, Inc.; Academy Animal Inc.; Andreas Wurzer, D.V.M. (d/b/a Chicago Heights Animal Hospital); Richard R. Brown, D.V.M. (d/b/a Golfview Animal Clinic); Westboro Animal Hospital, P.C.; Andrew M. Payson, D.V.M., P.A. (d/b/a Boca Grove Animal Hospital & Pet Supplies); Edward A. Jones, D.V.M. (d/b/a Companion Animal Hospital and Oldsmar Animal Hospital); Edgebrook Veterinary Hospital P.C.; George D. Brodsky, D.V.M. (d/b/a Bourbonnais Animal Clinic); Bowie Hospital, Inc. and Crofton Animal Hospital, Inc.; Peter E. Coakley, V.M.D. (d/b/a Animal Extra Care); Academy Animal Hospital of Boca, Inc.; Academy Animal Hospital of Cooper City, Inc.; Academy Animal Hospital of Coral Springs, Inc.; Peticare Animal Medical Center, P.C.; Peter V. Birzon, D.V.M., Animal Hospital of North Miami Beach, P.A.; Jon J. Rappaport, D.V.M. and Craig Horowitz, D.V.M. and Miami Shores Animal Hospital, P.A.; Edward D. Lukuch, D.V.M. (d/b/a Midpark Animal Hospital); Joanne Nelson (d/b/a Collins & South Pompano Animal Hospital); Dr. Jenifer Preston, Inc. (d/b/a Westerville East Animal Hospital); Donald Denoff, D.V.M., P.A. (d/b/a Wellington Animal Hospital); and Neshaminy Animal Medical Center, P.C.

(2) The adjustments to costs of revenues consist primarily of reductions or increases to certain of the Pet Practice Acquired Companies' historical amounts of compensation for services provided by owner/veterinarians for the difference between such historical amounts and amounts specified in employment contracts for comparable positions in Pet Practice, net of certain general and administrative expenses of the Pet Practice Acquired Companies which have been reclassified as costs of revenues.

(3) The adjustments to general and administrative expenses consist primarily of (i) reductions or increases to certain of the Pet Practice Acquired Companies' historical amounts of compensation for certain owners and administrative personnel between such historical amounts and amounts specified in employment contracts for such individuals, (ii) elimination of certain non-recurring charges and credits attributable to the acquisitions of the Pet Practice Acquired Companies and (iii) reclassifications of certain amounts to cost of revenues.

(4) The adjustment to amortization of excess of cost over fair value of net assets acquired and other intangible assets relates to the additional amortization over periods of three to 40 years of the excess of cost over fair value of net assets acquired and other intangible assets of the Pet Practice Acquired Companies.

(5) The adjustment reflects the additional interest expense that would have been incurred and the reduction of interest income had the consideration in the form of cash and notes for the acquisitions of the Pet Practice Acquired Companies been paid on December 29, 1994, net of the elimination of approximately $290,000 of interest expense relating to outstanding debt of certain of the Pet Practice Acquired Companies that was not assumed by Pet Practice. The notes relating to the acquisition of the Pet Practice Acquired Companies bear interest at annual rates of 6.0% to 8.0%.

(6) Reflects the issuance of an aggregate of approximately 221,000 shares of Pet Practice Common Stock in connection with the Pet Practice Acquired Companies.

VCA AND PET PRACTICE


    The unaudited pro forma financial data and explanatory notes set forth below give effect to VCA's acquisition of the VCA Acquired Companies, the VCA Pending Acquisitions, the issuance of the Debentures and the Merger with Pet Practice, including the acquisition by Pet Practice of the Pet Practice Acquired Companies. The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Pet Practice appearing elsewhere in this Joint Proxy Statement/Prospectus. The Merger is to be accounted for as a purchase.

    The unaudited pro forma financial data have been prepared utilizing VCA's unaudited pro forma financial data and Pet Practice's unaudited pro forma financial data. The unaudited pro forma financial data are based on estimates and assumptions set forth in the notes to the unaudited pro forma financial data.

    The unaudited pro forma condensed combined statements of operations represent the unaudited pro forma results of operations of VCA and Pet Practice for the year ended December 31, 1995 and January 3, 1996, respectively, and the period ended March 31, 1996 and April 3, 1996, respectively, giving effect to the Merger as if it had occurred at the beginning of the period. The unaudited pro forma condensed combined balance sheet was prepared to reflect the Merger as if it had occurred on March 31, 1996.

    Unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred if the Merger had been consummated at the beginning of the periods presented nor are they necessarily indicative of future operating results or financial position.

                              VCA AND PET PRACTICE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (In thousands, except per share data)

                                                                                                 VCA AND
                                                  VCA        PET PRACTICE                      PET PRACTICE
                                               PRO FORMA      PRO FORMA        PRO FORMA        PRO FORMA
                                               COMBINED        COMBINED       ADJUSTMENTS        COMBINED
                                               --------      ------------     -----------      ------------
Revenues
 Animal hospital...........................    $ 85,205        $ 58,828                           $144,033
 Laboratory................................      55,405                                             55,405
 Pet food..................................       4,756                                              4,756
 Intercompany sales........................      (1,852)                                            (1,852)
                                               --------        --------         -------           --------
                                                143,514          58,828                            202,342
Direct costs
 Animal hospital...........................      71,915          49,929         $  (636)(1)        121,208
 Laboratory................................      34,127                                             34,127
 Pet food..................................       3,205                                              3,205
 Intercompany sales........................      (1,852)                                            (1,852)
                                               --------        --------         -------           --------
                                                107,395          49,929            (636)           156,688
Gross profit
 Animal hospital...........................      13,290           8,899             636             22,825
 Laboratory................................      21,278                                             21,278
 Pet food..................................       1,551                                              1,551
                                               --------        --------         -------           --------
                                                 36,119           8,899             636             45,654
Selling, general and administrative........      15,251           5,796            (152)(1)         20,895
Amortization of excess of cost over fair
 value of net assets acquired and other
 intangible assets.........................                       1,849          (1,849)(1)

Depreciation and amortization..............       5,335                           4,249 (1)(2)       9,584
Restructuring charge.......................       1,086                                              1,086
                                               --------        --------         -------           --------
Operating income...........................      14,447           1,254          (1,612)            14,089
Interest expense, net......................       3,726           2,897                              6,623
                                               --------        --------         -------           --------
Income (loss) before minority interest
 and provision for income taxes............      10,721          (1,643)         (1,612)             7,466
Minority interest in income of
 subsidiaries..............................       3,263                                              3,263
                                               --------        --------         -------           --------
Income (loss) before provision for                7,458          (1,643)         (1,612)             4,203
 income taxes..............................
Provision for income taxes.................       4,979              84            (638)(3)          4,425
                                               --------        --------         -------           --------

Net income (loss)..........................   $   2,479        $ (1,727)        $  (974)          $   (222)
                                              =========        ========         =======           ========

Primary earnings (loss) per share..........   $    0.22                                           $  (0.02)
                                              =========                                           ========

Weighted average common shares used
 for computing primary earnings (loss)
 per share.................................      11,448                           3,273 (8)         14,721
                                              =========                         =======           ========

Fully diluted earnings (loss) per share....   $    0.21
                                              =========
Weighted average common shares used
 for computing fully diluted earnings
 per share.................................      11,983
                                              =========

                              VCA AND PET PRACTICE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                     (In thousands, except per share data)

                                                                                                 VCA AND
                                                  VCA        PET PRACTICE                      PET PRACTICE
                                               PRO FORMA      PRO FORMA        PRO FORMA        PRO FORMA
                                               COMBINED        COMBINED       ADJUSTMENTS        COMBINED
                                               --------      ------------     -----------      ------------
Revenues
 Animal hospital...........................     $20,670         $13,579                            $34,249
 Laboratory................................      14,603                                             14,603
 Pet food..................................       1,850                                              1,850
 Intercompany sales........................        (733)                                              (733)
                                                -------         -------         ------             -------
                                                 36,390          13,579                             49,969
Direct costs
 Animal hospital...........................      17,924          12,258         $ (343)(1)          29,839
 Laboratory................................       8,983                                              8,983
 Pet food..................................       1,160                                              1,160
 Intercompany sales........................        (733)                                              (733)
                                                -------         -------         ------             -------
                                                 27,334          12,258           (343)             39,249
Gross profit
 Animal hospital...........................       2,746           1,321            343               4,410
 Laboratory................................       5,620                                              5,620
 Pet food..................................         690                                                690
                                                -------         -------         ------             -------
                                                  9,056           1,321            343              10,720
Selling, general and administrative........       4,383           1,490            (42)(1)           5,831
Amortization of excess of cost over fair
 value of net assets acquired and other
 intangible assets.........................                         470           (470)(1)
Depreciation and amortization..............       1,203                          1,070 (1)(2)        2,273
                                                -------         -------         ------             -------
Operating income (loss)....................       3,470            (639)          (215)              2,616
Interest expense, net......................         524             250                                774
                                                -------         -------         ------             -------
Income (loss) before minority interest
 and provision for income taxes............       2,946            (889)          (215)              1,842
Minority interest in income of
 subsidiaries..............................       1,346                                              1,346
                                                -------         -------         ------             -------
Income (loss) before provision for
 income taxes..............................       1,600            (889)          (215)                496
Provision for income taxes.................         722              21           (276)(3)             467
                                                -------         -------         ------             -------
Net income (loss)..........................     $   878         $  (910)        $   61             $    29
                                                =======         =======         ======             =======

Primary earnings per share.................     $  0.06                                            $  0.00
                                                =======                                            =======

Weighted average common shares used
 for computing primary earnings per
 share.....................................      15,377                          3,273 (8)          18,650
                                                =======                         ======             =======

Fully diluted earnings per share...........     $  0.06                                            $  0.00
                                                =======                                            =======

Weighted average common shares used
 for computing fully diluted earnings
 per share.................................      15,759                          3,273 (8)          19,032
                                                =======                         ======             =======

                              VCA AND PET PRACTICE

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AT MARCH 31, 1996
                                 (IN THOUSANDS)

                                                                                                 VCA AND
                                                  VCA                                           PET PRACTICE
                                               PRO FORMA                       PRO FORMA         PRO FORMA
                                               COMBINED      PET PRACTICE     ADJUSTMENTS        COMBINED
                                               --------      ------------     -----------      ------------
ASSETS
Current assets:
 Cash and equivalents                          $115,548         $ 4,916         $ (3,400)(4)      $117,064
 Accounts receivable, net                         8,843             836                              9,679
 Other current assets                             5,588           5,010                             10,598
                                               --------         -------         --------          --------
                                                129,979          10,762           (3,400)          137,341

Property and equipment, net                      17,813          15,029             (857)(5)        31,985
Other assets:
 Notes receivable                                 1,183                                              1,183
 Goodwill                                        85,529                           90,309 (6)(9)    175,838
 Covenants                                        6,232                               96 (9)         6,328
 Excess of cost over fair value of
  net assets acquired and other
  intangible assets                                              53,775          (53,775)(9)
 Other                                            4,434             149            1,431 (9)         6,014
                                               --------         -------         --------          --------
                                               $245,170         $79,715         $ 33,804          $358,689
                                               ========         =======         ========          ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt             $  8,020         $ 3,820                           $ 11,840
 Accounts payable                                 5,815           2,169                              7,984
 Other accrued liabilities                        6,066           4,989                             11,055
                                               --------         -------         --------          --------
                                                 19,901          10,978                             30,879
Long-term obligations, less current             116,506          16,216                            132,722
 portion
Other liabilities
Deferred income taxes                             1,538                                              1,538
Minority interest                                 4,843                                              4,843
Stockholders' equity                            102,382          52,521         $ 33,804 (7)(8)    188,707
                                               --------         -------         --------          --------
                                               $245,170         $79,715         $ 33,804          $358,689
                                               ========         =======         ========          ========

                             VCA AND PET PRACTICE

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 (1) To reclassify depreciation expense and amortization of excess of cost over fair value of net assets acquired and other intangible assets to conform with VCA's presentation.

 (2) Represents depreciation of assets acquired and amortization of goodwill and other intangibles.

 (3)  Represents an adjustment to provide income taxes at the effective rate.

 (4) Represents transaction costs including financial advisor, legal and accounting fees.

 (5) Represents an adjustment to fair market value of the property and equipment acquired.

 (6) Represents the excess of cost over the fair value of the net tangible assets acquired in connection with the acquisition of Pet Practice.

 (7) Adjustment to reflect the elimination of Pet Practice's stockholders' equity in connection with the acquisition.

 (8) Represents the issuance of approximately 3,273,000 shares of VCA Common Stock in connection with the acquisition assuming the average closing price of VCA Common Stock, for purposes of computing the exchange ratio, is $26.375 per share.

 (9)  To reclassify Pet Practice balances to conform with VCA's presentation.

 VCA, PET PRACTICE AND PETS' RX

      The following unaudited pro forma financial data and explanatory notes give effect to the combination of VCA (as adjusted for the acquisitions of the VCA Acquired Companies, the VCA Pending Acquisitions and the issuance of the Debentures), Pet Practice (as adjusted for the acquisitions of the Pet Practice Acquired Companies) and Pets' Rx. The combination with Pet Practice is reflected as a purchase and the combination with Pets' Rx is reflected as a pooling of interests. The unaudited pro forma combined financial data should be read in conjunction with the historical Consolidated Financial Statements and Notes thereto of VCA, Pet Practice and Pets' Rx and the unaudited pro forma financial data of VCA and Pet Practice which are included elsewhere in this Joint Proxy Statement/Prospectus.

      This unaudited pro forma data have been prepared utilizing VCA's unaudited pro forma financial data, Pet Practice's financial data and the historical financial statements of Pets' Rx. The unaudited pro forma financial data are based on the estimates and assumptions set forth in the notes to the unaudited pro forma financial data.

      The unaudited pro forma condensed combined statements of operations reflecting the combination of VCA, Pet Practice and Pets' Rx represent the historical results of operations of VCA for the three years ended December 31, 1995 and the three months ended March 31, 1996 adjusted to reflect (i) the acquisitions of the VCA Acquired Companies, the VCA Pending Acquisitions and the Merger with Pet Practice as if such transactions had occurred on January 1, 1995, and (ii) the acquisition of Pets' Rx as if it had occurred on January 1, 1993. The unaudited pro forma condensed combined balance sheet was prepared to reflect certain of the transactions as if they had occurred at March 31, 1996.

      Unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred if the Merger with Pet Practice and the merger with Pets' Rx had been consummated at the beginning of the period, nor are they necessarily indicative of future operating results or financial position.

                         VCA, PET PRACTICE AND PETS' RX

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, 1995
                   AND THE THREE MONTHS ENDED MARCH 31, 1996
                     (In thousands, except per share data)

                                                                 1993        1994         1995      MARCH 31, 1996
                                                               --------    --------    ---------    --------------
Revenues
 Animal hospital............................................    $30,208     $41,484     $159,655           $38,477
 Laboratory.................................................      1,234      10,150       55,405            14,603
 Pet food...................................................                    996        4,756             1,850
 Intercompany sales.........................................       (344)       (759)      (1,852)             (733)
                                                                -------     -------     --------           -------
                                                                 31,098      51,871      217,964            54,197
Direct costs
 Animal hospital............................................     24,714      34,373      134,444            33,346
 Laboratory.................................................      1,192       6,573       34,127             8,983
 Pet food...................................................                    647        3,205             1,160
 Intercompany sales.........................................       (344)       (759)      (1,852)             (733)
                                                                -------     -------     --------           -------
                                                                 25,562      40,834      169,924            42,756
Gross profit
 Animal Hospital............................................      5,494       7,111       25,211             5,131
 Laboratory.................................................         42       3,577       21,278             5,620
 Pet food...................................................                    349        1,551               690
                                                                -------     -------     --------           -------
                                                                  5,536      11,037       48,040            11,441
Selling, general and administrative.........................      4,916       8,704       23,098             6,361
Depreciation and amortization...............................      1,410       2,065       10,437             2,474
Restructuring charge........................................                               1,086
Writedown of assets.........................................      4,506                    2,148
                                                                -------     -------     --------           -------
Operating (loss) income.....................................     (5,296)        268       11,271             2,606
Interest expense, net.......................................        756       1,984        7,533               991
                                                                -------     -------     --------           -------
(Loss) income provision before minority interest                 (6,052)     (1,716)       3,738             1,615
 and (benefit) for income taxes.............................
Minority interest in (loss) income of subsidiaries..........       (334)       (540)       3,313             1,371
                                                                -------     -------     --------           -------

(Loss) income before (benefit) provision for income taxes        (5,718)     (1,176)         425               244
 and cumulative effect of accounting change.................
(Benefit) provision for income taxes........................       (152)        731        4,425               467
                                                                -------     -------     --------           -------

Loss before cumulative effect of accounting change..........     (5,566)     (1,907)      (4,000)             (223)
Cumulative effect of accounting change......................        221
                                                                -------     -------     --------           -------
Net loss....................................................    $(5,345)    $(1,907)    $ (4,000)          $  (223)
                                                                =======     =======     ========           =======
Loss per share..............................................    $ (0.90)    $ (0.26)    $  (0.26)          $ (0.01)
                                                                =======     =======     ========           =======

Weighted average common shares used
  for computing loss per share..............................      5,966       7,233       15,522            19,451
                                                                =======     =======     ========           =======

                         VCA, PET PRACTICE AND PETS' RX

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AT MARCH 31, 1996
                                 (In thousands)

                                                                                                                     VCA, PET
                                                 VCA AND PET                                                     PRACTICE AND PETS'
                                              PRACTICE PRO FORMA                              POOLING              RX PRO FORMAT
                                                 COMBINED (1)          PETS' RX (2)         ADJUSTMENTS              COMBINED
                                              ------------------       ------------         ----------------     -----------------
ASSETS

Current Assets
 Cash and equivalents.........................  $117,064                  $   251                                      $117,315
 Accounts receivable, net.....................     9,679                      178                                         9,857
 Other current assets.........................    10,598                      480                                        11,078
                                                --------                  -------               -------                --------
                                                 137,341                      909                                       138,250
Property and equipment, net...................    31,985                    3,993                                        35,978
Other assets:
 Notes receivable.............................     1,183                      100                                         1,283
 Goodwill.....................................   175,838                    8,872                (3,116)(3)             181,594
 Covenants....................................     6,328                      438                  (159)(3)               6,607
 Other........................................     6,014                      269                                         6,283
                                                --------                  -------               -------                --------
                                                $358,689                  $14,581               $(3,275)               $369,995
                                                ========                  =======               =======                ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
 Current portion of long-term debt............  $ 11,840                  $ 1,167                                      $ 13,007
 Accounts payable.............................     7,984                    1,061                                         9,045
 Other accrued liabilities....................    11,055                    1,217                                        12,272
                                                --------                  -------               -------                --------
                                                  30,879                    3,445                                        34,324
Long-term obligations, less current portion...   132,722                    9,219                                       141,941
Deferred income taxes.........................     1,538                                                                  1,538
Minority interest.............................     4,843                      269                                         5,112
Redeemable convertible preferred stock........                              2,947               $(2,947)(4)
Stockholders' equity (deficit)................   188,707                   (1,299)                 (328)(3)(4)          187,080
                                                --------                  -------               -------                --------
                                                $358,689                  $14,581               $(3,275)               $369,995
                                                ========                  =======               =======                ========

                                 PETS' RX, INC.

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, 1995
             AND THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
                     (In thousands, except per share data)

                                                   1993        1994        1995      MARCH 31, 1996
                                              -----------    --------    --------    --------------

Revenues......................................    $ 5,785     $ 9,638     $15,622            $4,228
Direct costs..................................      5,237       8,779      13,236             3,507
                                                  -------     -------     -------            ------
Gross profit..................................        548         859       2,386               721
Selling, general and administrative...........      1,054       1,777       2,203               530
Depreciation and amortization.................        562         919       1,200               307
Writedown of assets...........................        123
                                                  -------     -------     -------            ------
Operating loss................................     (1,191)     (1,837)     (1,017)             (116)
Interest expense, net.........................        331         968         910               217
                                                  -------     -------     -------            ------
Loss before minority interest.................     (1,522)     (2,805)     (1,927)             (333)
Minority interest in income of subsidiaries...                                 50                25
                                                  -------     -------     -------            ------
Net loss......................................    $(1,522)    $(2,805)    $(1,977)           $ (358)
                                                  =======     =======     =======            ======

Loss per share................................    $ (0.85)    $ (0.46)    $ (0.32)           $(0.06)
                                                  =======     =======     =======            ======


Weighted average common shares used
  for computing loss per share................      1,793       6,069       6,266             6,267
                                                  =======     =======     =======            ======

                         VCA, PET PRACTICE AND PETS' RX

           NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                   STATEMENTS

 (1) Represents the historical financial position of VCA and the Pet Practice combined as if the purchase of Pet Practice took place on March 31, 1996.

 (2) Represents the historical financial position of Pets' Rx at March 31, 1996.

 (3) To reflect the write down of assets, amounting to $3.9 million, related to conforming the Pets' Rx method for evaluating the impairment of long lived assets to VCA's method net of an adjustment of $632,000 to reflect the reclassification of certain intangibles to conform to VCA policy. VCA uses an estimate of the related facility's undiscounted net income over the remaining life of the goodwill and other intangibles in measuring whether the goodwill is recoverable.

 (4) Represents the exchange of the redeemable convertible preferred stock as part of the Pets' Rx merger.

                       DESCRIPTION OF VCA CAPITAL STOCK


          The total number of shares that VCA is authorized to issue is 31,000,000, consisting of 30,000,000 shares of VCA Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share ("VCA Preferred Stock"). The following statements are brief summaries of certain provisions relating to VCA's capital stock.

 COMMON STOCK

          The holders of VCA Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the VCA stockholders. The holders of VCA Common Stock are entitled to receive ratably dividends when, as and if declared by the VCA Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of VCA, the holders of VCA Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the VCA Common Stock.

          The holders of VCA Common Stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the VCA Common Stock. All the outstanding shares of VCA Common Stock are validly issued, fully paid and nonassessable.

          VCA distributes periodic reports and other information, including notices of annual meetings and special meetings of the stockholders of VCA, to recordholders of VCA Common Stock at the addresses indicated on VCA's stock records.

 REDEEMABLE WARRANTS

          At May 20, 1996 there were 1,129,011 shares of VCA Common Stock issuable upon exercise of outstanding warrants (the "Redeemable Warrants"). The Redeemable Warrants were issued in registered form pursuant to an agreement, dated October 10, 1991 (the "Warrant Agreement"), between VCA and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The following discussion of certain terms and provisions of the Redeemable Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement.

          One Redeemable Warrant represents the right of the registered holder to purchase one share of VCA Common Stock at an exercise price of 120% of the initial offering price of VCA Common Stock per share, subject to adjustment (the "Purchase Price"). The Redeemable Warrants are entitled to the benefit of adjustments in the Purchase Price and in the number of shares of VCA Common Stock and/or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. VCA has the right to reduce the Purchase Price or increase the number of shares of VCA Common Stock issuable upon the exercise of the Redeemable Warrants.

          Unless previously redeemed, the Redeemable Warrants may be exercised at any time commencing April 10, 1992 and prior to the close of business on October 10, 1996 (the "Expiration Date"). On and after the Expiration Date, the Redeemable Warrants become wholly void and of no value. VCA may at any time extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine. The Redeemable Warrants may be exercised at the office of the Warrant Agent.

          VCA has the right at any time after April 10, 1992 to redeem the Redeemable Warrants in whole for cancellation at a price of $0.20 each, by written notice mailed 30 days prior to the redemption date to each Redeemable Warrant holder at his address as it appears on the books of the Warrant Agent. Such notice may be given within ten days following any period of 20 consecutive trading days during which the high closing bid of the shares of VCA Common Stock on the Nasdaq National Market exceeds a per share price equal to $9.00 (150% of the initial public offering price of the VCA Common Stock), subject to adjustments for stock dividends, stock splits and the like. If the Redeemable Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable shares of VCA Common Stock is forfeited.

          No holder, as such, of Redeemable Warrants is entitled to vote or receive dividends or be deemed the holder of shares of VCA Common Stock for any purpose whatsoever until such Redeemable Warrants have been duly exercised and the Purchase Price has been paid in full.

          If required, VCA will file a new registration statement with the Commission with respect to the securities underlying the Redeemable Warrants prior to the exercise of the Redeemable Warrants and deliver a prospectus with respect to such securities to all Redeemable Warrant holders as required by
 Section 10(a)(3) of the Act.

 VCA PREFERRED STOCK

          The VCA Board has the authority to issue the authorized and unissued VCA Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the VCA Board. Accordingly, the VCA Board is empowered, without stockholder approval, to issue VCA Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of VCA Common Stock.

          On December 22, 1992, VCA completed the sale of 583,333 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Shares"), for net proceeds of $2,985,000. The Series A Shares are convertible into 583,333 shares of VCA Common Stock commencing December 22, 1997. The Series A Shares participate in any dividend payments on VCA Common Stock on an as converted basis. The Series A Shares have a liquidation preference of $5.14 per share and are callable by VCA any time after March 22, 1998 at a price of $5.14 per share. The Series A Shares have no voting rights, other than certain protective rights in the event of an adverse change in the rights, preferences or privileges of the Series A Shares as provided by the DGCL.

          As a result of the issuance of the Series A Shares, 416,667 shares of VCA Preferred Stock remain authorized and unissued and may be issued in one or more series with such designations, rights and preferences as may be determined from time to time by the VCA Board. In the event of issuance, the VCA Preferred Stock could be utilized under certain circumstances as a way of discouraging, delaying or preventing an acquisition or change in control of VCA. VCA does not currently intend to issue any shares of VCA Preferred Stock.

 VRI WARRANTS

          In connection with the formation of Vet Research, VCA issued warrants to purchase 363,636 shares of VCA Common Stock at $11.00 per share (the "VRI Warrants"). At May 20, 1996, there were 179,636 shares of VCA Common Stock issuable upon exercise of outstanding VRI Warrants. The warrants were purchased at $0.001 per share and are exercisable until the fifth day following the last day upon which VCA is permitted to close the purchase of VRI's interest in Vet Research pursuant to the VCA Option Agreement. On April 26, 1995, VCA filed a Registration Statement on Form S-3 with respect to the shares of VCA Common Stock issuable upon exercise of the VRI Warrants. Holders of the VRI Warrants agreed to a restriction upon the sale of any shares issuable upon exercise of the VRI Warrants which will lapse with respect to 50,000 shares issuable to each of the two holders upon exercise of the VRI Warrants at the time of exercise and with respect to an additional 50,000 shares every 90 days thereafter, but which in any event will lapse entirely on April 30, 1997.

 DEBENTURES

          On April 17, 1996, VCA issued the Debentures which mature on May 1, 2006. The Debentures become convertible into shares of VCA Common Stock on July 27, 1996 initially at a conversion price of $34.35 per share (equivalent to approximately 29.11 shares of VCA Common Stock for each $1,000 principal amount of Debentures). VCA has agreed to file a registration statement relating to the resale of the Debentures and the shares of VCA Common Stock issuable on conversion of the Debentures no later than August 15, 1996.

 ANTI-TAKEOVER PROVISIONS

          VCA's Certificate of Incorporation and bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a classified board of directors, the inability of stockholders to take action by written consent without a meeting, the inability of stockholders to call for a special meeting of stockholders under certain circumstances without the approval of the board and the inability of stockholders to remove directors without cause. The Certificate of Incorporation also contains a provision that requires a 66 2/3 percent vote to amend any of the previously discussed provisions. In addition, the availability of a large number of shares of VCA Common Stock and VCA Preferred Stock for issuance by the VCA Board without further stockholder approval could have the effect of making it more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management. Further, H.J. Heinz Company has an option to purchase VCA's interest in the Vet's Choice joint venture upon the occurrence of a change in control (as defined in the joint venture agreement).

 SECTION 203 OF THE DGCL

          VCA is a Delaware corporation and is subject to Section 203 of the DGCL. Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock or an affiliate of such person) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203 of the DGCL, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or became an interested stockholder with the approval of a majority of the corporation's directors. The provisions of Section 203 of the DGCL requiring a super majority vote of disinterested shares to approve certain corporate transactions could enable a minority of VCA's stockholders to exercise veto power over such transactions.

 TRANSFER AGENT

          VCA's transfer and warrant agent is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

          At the Effective Time, the stockholders of Pet Practice will become stockholders of VCA, and their rights will be governed by the DGCL and VCA's Certificate of Incorporation (the "VCA Certificate") and bylaws (the "VCA Bylaws"). The following discussion is not intended to be complete and is qualified in its entirety by reference to the DGCL, the VCA Certificate, the VCA Bylaws, Pet Practice's Certificate of Incorporation (the "Pet Practice Certificate") and bylaws (the "Pet Practice Bylaws"). The VCA Certificate and VCA Bylaws are incorporated by reference herein and will be sent to holders of shares of Pet Practice Common Stock upon request. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

          Since both VCA and Pet Practice are organized under the laws of the State of Delaware, any differences in the rights of holders of VCA Common Stock and Pet Practice Common Stock will arise solely from differences in their respective Certificates and Bylaws. The VCA Certificate and VCA Bylaws are substantially similar to the Pet Practice Certificate and Bylaws, respectively, except for certain matters as described herein.

          Authorized Capital. The total number of authorized shares of capital stock of VCA is 31,000,000 shares, consisting of 30,000,000 shares of VCA Common Stock and 1,000,000 shares of VCA Preferred Stock. If the Certificate Proposal is approved at the VCA Annual Meeting, the number of authorized shares of VCA Common Stock will increase to 75,000,000 shares. The total number of authorized shares of capital stock of Pet Practice is 21,000,000 shares, consisting of 20,000,000 shares of Pet Practice Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share.

          Directors. The VCA Bylaws provide that the number of directors shall not be less than three and no more than nine persons. The Pet Practice Bylaws provide that the number of directors shall be no fewer than one and no more than 12 persons.

          The VCA Certificate establishes three classes of directors, as nearly equal in number of directors as possible, with each director elected for a term expiring at the third succeeding annual meeting of stockholders after his or her election. The Pet Practice Board is not divided into separate classes. Each Pet Practice director serves until the next annual meeting of stockholders after his or her election.

          The VCA Bylaws provide for a quorum of a majority of the total number of its directors. The Pet Practice Bylaws provide for a quorum of one-third of the Pet Practice Board.

          Removal of Directors. The VCA Bylaws provide that any director may be removed, for cause only, by a vote of the majority of the outstanding shares entitled to vote in connection with the election of such director, regardless of class, voting together as a class. The Pet Practice Bylaws provide that any director may be removed by the affirmative vote of a majority of the shares of stock entitled to vote at the meeting to remove such director.

          Filling Vacancies on the Board of Directors. The VCA Bylaws provide that any vacancy on the VCA Board, however resulting, shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. The Pet Practice Bylaws provide that any vacancy in the office of a director occurring for any reason other than removal by the stockholders may be filled by a majority of the directors then in office or by a sole remaining director. With respect to a vacancy created by the removal of a director by the stockholders, such vacancy shall be filled by the stockholders at a meeting of stockholders called for that purpose.

          Stockholder Action Without a Meeting. Under the VCA Certificate, no action may be taken by the stockholders except at a meeting. Under the Pet Practice Bylaws, the stockholders may act by written consent executed by holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

          Business Combinations. Under Section 203 of the DGCL ("Section 203"), certain "business combinations" with "interested stockholders" (as each term is defined in Section 203) of Delaware corporations are subject to a three- year moratorium unless specified conditions are met. The provisions of Section 203 apply to VCA but do not apply to Pet Practice because in the Pet Practice Certificate, Pet Practice elected not to be subject to the provisions of
 Section 203.

          Anti-takeover Provisions. The VCA Certificate and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a classified board of directors, the inability of stockholders to take action by written consent without a meeting, the inability of stockholders to call for a special meeting of stockholders under certain circumstances without the approval of the board and the inability of stockholders to remove directors without cause. The VCA Certificate also contains a provision that requires a 66 2/3 percent vote to amend any of the previously discussed provisions. In addition, the availability of a large number of shares of VCA Common Stock and VCA Preferred Stock for issuance by the VCA Board without further stockholder approval could have the effect of making it more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management. Further, H.J. Heinz Company has an option to purchase VCA's interest in the Vet's Choice joint venture upon the occurrence of a change in control (as defined in the joint venture agreement).

                         ELECTION OF CLASS II DIRECTORS


          In accordance with the VCA Certificate and the VCA Bylaws, the VCA Board is divided into three classes. At each Annual Meeting of Stockholders of VCA, directors constituting one class are elected for three-year terms. The VCA Bylaws provide that the VCA Board shall consist of not less than three and no more than nine members as determined from time to time by the VCA Board.
 The VCA Board currently consists of two Class I Directors, with terms expiring in 1997, two Class II Directors, with terms expiring in 1996, and two Class III Directors, with terms expiring in 1998. At the VCA Annual Meeting, two Class II Directors will be elected for terms expiring at the 1999 VCA Annual Meeting. If the number of directors is changed, any increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Directors may be removed only with cause by the vote of a majority of the stockholders then entitled to vote.

          Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If either nominee is unable or unwilling to serve as a director at the time of the VCA Annual Meeting or any postponements or adjournments thereof, the proxies will be voted for such nominee as shall be designated by the current VCA Board to fill the vacancy. VCA has no reason to believe that either nominee will be unwilling or unable to serve if elected as a director.

 THE VCA BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW

          The VCA Board proposes the election of the following nominees as Class II Directors:

                                  Neil Tauber
                            John B. Chickering, Jr.

          If elected, each nominee is expected to serve until the 1999 VCA Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares present in person or represented by proxy at the VCA Annual Meeting and voting on the election of the Class II Directors, is required for the election of the above named nominees.

 INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE
 OFFICERS

          The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of VCA as of March 31, 1996. See "BUSINESS OF VCA -- Executive Officers and Directors."


                                                                                                         Year Term
           Name              Age                          Principal Occupation                            Expires
           ----              ---                          --------------------                            -------

NOMINEES:

Neil Tauber                   45   Senior Vice President of VCA                                              1996
John B. Chickering, Jr.       47   Private Investor                                                          1996

CONTINUING
   DIRECTORS:
Robert L. Antin               46   Chairman of the Board and Chief Executive Officer of VCA                  1997
Richard Gillespie             62   Private Investor                                                          1997
Arthur J. Antin               49   Chief Operating Officer, Senior Vice President, and Secretary of          1998
                                   VCA
John A. Heil                  42   Vice President - Marketing for Heinz Pet Products                         1998

OTHER EXECUTIVE
   OFFICERS:
Tomas W. Fuller               38   Chief Financial Officer and Vice President and Assistant Secretary
Deborah W. Moore              31   Chief Accounting Officer, Vice President and Controller

     The executive officers of VCA are appointed by and serve at the discretion of the VCA Board. Robert L. Antin and Arthur J. Antin are brothers. There are no other family relationships between any director and/or any executive officer of VCA.


             PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF
                              INCORPORATION OF VCA
        TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF VCA COMMON STOCK
                            AND VCA PREFERRED STOCK

 THE AMENDMENT

       On January 22, 1996, the VCA Board adopted resolutions approving and recommending that the stockholders adopt an amendment to Article Fourth of the
  VCA Certificate to increase the authorized VCA Common Stock from 30,000,000 shares to 75,000,000 shares, and to increase the authorized VCA Preferred Stock from 1,000,000 shares to 2,000,000 shares. The relative rights and limitations of the VCA Common and VCA Preferred Stock would remain unchanged under the amendment. The VCA Common and VCA Preferred Stock do not have preemptive rights.

    At May 20, 1996, VCA had 13,179,882 shares of VCA Common Stock issued and outstanding and 583,333 shares of VCA Preferred Stock issued and outstanding.
  In addition, VCA has reserved: (i) 1,498,404 shares of VCA Common Stock for issuance to employees, officers, directors, and consultants of VCA pursuant to options, (ii) 1,308,647 shares of VCA Common Stock for issuance upon exercise of outstanding warrants, (iii) 6,635 shares of VCA Common Stock for issuance upon conversion of convertible notes, (iv) 583,333 shares of VCA Common Stock for issuance upon conversion of VCA Preferred Stock, (v) 2,457,060 shares of VCA
 Common Stock for issuance upon conversion of the Debentures, and (vi) 159,197 shares of VCA Common Stock for certain acquisitions. Thus, at May 20, 1996, there were 10,966,039 authorized shares of VCA Common Stock unissued and not reserved for issuance. If the proposed mergers with Pets' Rx and Pet Practice are consummated, there will be approximately 6,892,000 authorized shares of VCA
              Common Stock unissued and not reserved for issuance.

  The proposed increase in the authorized VCA Common Stock has been recommended by the VCA Board to assure that an adequate supply of authorized unissued shares is available for general corporate needs, such as future stock dividends or stock splits or the issuance of shares under VCA's stock incentive plans. The additional authorized shares of VCA Common Stock could also be used for such purposes as raising additional capital for the operations of VCA or financing the acquisition of other animal hospitals and veterinary diagnostic laboratories or related businesses. In addition, the availability of a large number of shares of VCA Common Stock and VCA Preferred Stock for issuance by the VCA Board without further stockholder approval could have the effect of making it more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management. See "DESCRIPTION OF
     VCA CAPITAL STOCK--Anti-takeover Provisions" for a discussion of other antitakeover provisions applicable to VCA. There currently are no plans or arrangements relating to the issuance of any of the additional shares of VCA
                    Common Stock proposed to be authorized.

   If the Proposal is adopted, the amended portion of Article Fourth of the VCA
                       Certificate will read as follows:

            FOURTH: The total number of shares which the Corporation shall have
            -------
            authority to issue is 77,000,000, consisting of 75,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and 2,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

         The only changes in Article Fourth which will be effected if the Proposal is approved are changes to the three numbers set forth in bold face type above. Presently, Article Fourth provides that the shares of all classes of stock which VCA may issue is 31,000,000, 30,000,000 of which are shares of VCA Common Stock and 1,000,000 of which are shares of VCA Preferred Stock. All other provisions of Article Fourth will remain unchanged.

 CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

         The VCA Board believes that approval of the Proposal is essential for the growth and development of VCA. However, the following should be considered by a stockholder in deciding how to vote upon this Proposal.

         The Proposal, if approved, would strengthen the position of the VCA Board and might make the removal of the VCA Board more difficult, even if such removal would be generally beneficial to VCA's stockholders. The authorization to issue the additional shares of VCA Common Stock would provide the VCA Board with a capacity to negate the efforts of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to the VCA Board.

         The Proposal is not the result of the VCA Board's knowledge of any specific effort to accumulate VCA's securities or to obtain control of VCA by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. VCA is not submitting the Proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek representation on the VCA Board. The submission of the Proposal is not a part of any plan by VCA's management to adopt a series of amendments to the VCA Certificate or Bylaws so as to render the takeover of VCA more difficult.

         The additional shares which the VCA Board would be authorized to issue upon approval of the Proposal, if so issued, would have a dilutive effect upon the percentage of equity of VCA owned by present stockholders. The issuance of such additional shares might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that VCA has never paid dividends, has never adopted any policy with respect to the payment of dividends and does not intend to pay any cash dividends in the foreseeable future. VCA instead intends to retain earnings, if any, for use in financing growth and additional business opportunities.

 RECOMMENDATION AND VOTE.

         The VCA Board has unanimously approved the amendment of the VCA Certificate to increase the authorized number of shares of VCA Common Stock and VCA Preferred Stock. The affirmative vote of a majority of the outstanding shares of VCA Common Stock is required for the approval of the adoption of such amendment to the VCA Certificate. Unless marked otherwise, proxies received will be voted for the adoption of such amendment to the VCA Certificate.

 THE VCA BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO THE VCA CERTIFICATE TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF VCA COMMON STOCK AND VCA PREFERRED STOCK.


                    PROPOSAL TO APPROVE THE ADOPTION OF THE
                         VCA 1996 STOCK INCENTIVE PLAN

 INTRODUCTION

         The proposed VCA 1996 Stock Incentive Plan (the "1996 Plan") was adopted by the VCA Board effective as of November 7, 1995, subject to the approval of the 1996 Plan by the stockholders. The 1996 Plan supplements VCA's 1987, 1991 and 1995 stock incentive plans and provides for the issuance of options to purchase shares of the VCA Common Stock ("Shares") to selected directors, officers, employees and consultants of VCA and its subsidiaries. Subject to adjustment for stock splits, stock dividends and other similar events, the total number of Shares reserved for issuance under the 1996 Plan shall be 1,500,000 Shares. As of the VCA Record Date, options to purchase 57,888 Shares had been granted to eligible employees (none of whom were officers) of VCA pursuant to the terms of the 1996 Plan, subject to the approval of the 1996 Plan by the stockholders, at an exercise price of $12.375 per Share.

         The following sections summarize the principal features of the 1996 Plan, a copy of which is attached as Appendix D to this Joint Proxy
                                      -------- -
 Statement/Prospectus. Although this Joint Proxy Statement/Prospectus contains a summary of the principal features of the 1996 Plan, this summary is not intended to be complete and reference should be made to Appendix D to this Joint Proxy Statement/Prospectus
                             -------- -
 for the complete text of the 1996 Plan.

 PURPOSE

         The purpose of the 1996 Plan is to advance the interests of VCA and its stockholders by strengthening VCA's and its subsidiaries' ability to obtain and retain the services of the types of employees, consultants, officers and directors who will contribute to VCA's long term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all stockholders of VCA.

 ADMINISTRATION

         The 1996 Plan will be administered by a committee of the VCA Board (the "Committee"), each member of which is a non-employee member of the VCA Board, a Disinterested Person (as defined in Rule 16b-3 promulgated under the Exchange
 Act), and an Outside Director (as defined in Section 162(m) of the Code.)

 ELIGIBILITY AND NONDISCRETIONARY GRANTS

         The 1996 Plan provides that options may be granted to non-employee directors who are designated as eligible persons by the VCA Board, other non-employee directors (subject to the limitations described below), officers (including officers who are directors), employees and consultants of VCA and its subsidiaries. The Committee will determine the persons to be selected as optionees, the terms of vesting of options and the number of Shares to be subject to each option. Non-employee directors shall be entitled to receive the following: (i) the nondiscretionary grant of a non-statutory option to purchase 10,000 Shares upon the non-employee director's election or appointment to the VCA Board, and (ii) for so long as the non-employee director remains on the VCA Board, an annual nondiscretionary grant on the date of VCA's annual meeting of stockholders of non-statutory options to purchase 5,000 Shares. Unless designated "eligible persons," non-employee directors are not eligible for additional grants. All options granted to the non-employee directors shall have an exercise price equal to 100% of the fair market value of the Shares on the date of grant and shall vest in 12 equal monthly installments.

         If the VCA stockholders approve the 1996 Plan, the group identified below will receive the number of shares set forth opposite its name.


               NAME AND POSITION                                NUMBER OF SHARES
               -----------------                                ----------------
               Chief Executive Officer                                 0
               Current Executive Officers                              0
               Current Directors who are not Executive
               Officers                                                0
               All employees, excluding executive officers           57,888


TERMS OF OPTIONS

      The terms of options granted under the 1996 Plan are determined by the Committee. In the sole and absolute discretion of the Committee, such options may be either "incentive stock options" within the meaning of Section 422 of the Code ("ISOs"), or non-statutory options. However, to the extent that the aggregate market value of the Shares with respect to which ISOs are exercisable for the first time by any individual under the 1996 Plan and all other incentive plans of VCA and any parent or subsidiary of VCA during any calendar year exceeds $100,000, such options shall not be treated as ISOs. In addition, no participant shall be granted options with respect to more than 500,000 Shares during any one year period. Each option will be evidenced by an option agreement between VCA and the optionee to whom such option is granted on such terms and conditions as shall be determined by the Committee from time to time. The terms of the option agreements need not be identical. Each option is, however, subject to the following terms and conditions:

     Exercise of the Option. The Committee determines when options granted under the 1996 Plan may be exercisable. An option is exercised by giving written notice of exercise to VCA, specifying the number of full Shares to be purchased, and tendering payment of the purchase price. Payment for Shares issued upon exercise of an option may be made by cash, by cashier's check or certified check, by surrender of previously owned Shares (if the Committee authorizes payment in Shares and such Shares have been held for at least six months), by surrender of the number of Shares issuable upon exercise of the stock option having a fair market value on the date of exercise equal to the option exercise price (if the Committee authorizes such method of payment), or by any combination thereof or any other form of legal consideration acceptable to the Committee. The 1996 Plan provides that, upon the recommendation of the Committee, VCA may loan optionees the funds necessary to exercise their options.

     Option Price. The ISO exercise price shall equal or exceed the fair market value of the Shares on the date the option is granted. The exercise price for ISOs granted to individuals beneficially holding at least 10% of the outstanding securities of VCA shall equal or exceed 110% of the fair market value of Shares on the date the option is granted.

     Termination of Options. All options granted under the 1996 Plan expire ten years from the date of grant, or such shorter period as is determined by the Committee. No option is exercisable by any person after such expiration. If an option expires, terminates or is canceled in full, the Shares not purchased thereunder may again be available for option.

     Non-transferability of Options. An option is not transferable by the optionee otherwise than by will or the laws of descent and distribution and is exercisable during the optionee's lifetime only by the optionee, his or her guardian or legal representative.

     Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1996 Plan as may be determined by the Committee.

                   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     The 1996 Plan and each option granted thereunder contain provisions for appropriate adjustments in the exercise price per Share (but not the total price) and the number of Shares subject to the option in the event of any change in the number of issued Shares which results from a split-up or consolidation of Shares, payment of a Share dividend, a recapitalization or other like capital adjustment. Options may provide for acceleration of vesting upon a change of control. Alternatively, the Committee has the right, in its sole discretion, to accelerate the vesting of options granted pursuant to the 1996 Plan in the event of such a change in control.

                   AMENDMENT AND TERMINATION OF THE 1996 PLAN

     The VCA Board may amend the 1996 Plan at any time, may suspend it from time to time or may terminate it without approval of the stockholders; provided, however, that stockholder approval is required for any amendment which materially increases the number of Shares for which options may be granted, materially modifies the requirements of eligibility or materially increases the benefits which may accrue to optionees under the 1996 Plan. However, no such action by the VCA Board or stockholders may unilaterally alter or impair any option previously granted under the 1996 Plan without the consent of the optionee. In any event, the 1996 Plan shall terminate ten years from the date of stockholder approval unless sooner terminated by action of the VCA Board.

                  EFFECT OF SECTION 16(B) OF THE EXCHANGE ACT.

     The acquisition and disposition of VCA Common Stock by officers, directors and more than 10% stockholders of VCA ("Insiders") pursuant to awards granted to them under the 1996 Plan may be subject to Section 16(b) of the Exchange Act. Pursuant to Section 16(b), a purchase of VCA Common Stock by an Insider within six months before or after a sale of VCA Common Stock by the Insider could result in recovery by VCA of all or a portion of any amount by which the sale proceeds exceeds the purchase price. Insiders are required to file reports of changes in beneficial ownership under Section 16(a) of the Exchange Act upon acquisitions and dispositions of shares. Rule 16b-3 provides an exemption from
Section 16(b) liability for certain transactions pursuant to certain employee benefit plans. The 1996 Plan is designed to comply with Rule 16b-3.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion of the principal tax considerations is based upon the tax laws and regulations of the United States existing as of the date hereof, all of which are subject to modification at any time. The 1996 Plan does not constitute a qualified retirement plan under Section 401(a) of the Code (which generally covers trusts forming part of a stock bonus, pension or profit-sharing plan funded by the employer and/or employee contributions which are designed to provide retirement benefits to participants under certain circumstances) and is not subject to the Employee Retirement Income Security Act of 1974 (the pension reform law which regulates most types of privately funded pension, profit-sharing and other employee benefit plans).

     Pursuant to Section 162(m) of the Code ("Section 162(m)"), non-performance-based compensation in excess of $1 million to certain senior executives of public companies is not deductible by such public companies. Performance-based compensation is excluded from applicable employee remuneration for Section 162(m) limitation purposes. The 1996 Plan is intended to qualify as performance-based compensation which is not subject to the $1 million limitation. In order for the 1996 Plan to qualify as performance-based compensation under Section 162(m) and therefore be exempt from the $1 million limitation, the 1996 Plan must be approved by the stockholders of VCA.

     Consequences to Employees: Incentive Stock Options. No income is recognized for federal income tax purposes by an optionee at the time an ISO is granted, and, except as discussed below, no income is recognized by an optionee upon his or her exercise of an ISO. If the optionee makes no disposition of the Shares received upon exercise within two years from the date such option is granted or one year from the date such option is exercised, the optionee will recognize long-term capital gain or loss when he or she disposes of his or her Shares. Such gain or loss will be measured by the difference between the exercise price of the option and the amount received for the Shares at the time of disposition.

     If the optionee disposes of Shares acquired upon exercise of an ISO within two years after being granted the option or within one year after acquiring the Shares, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent that the lesser of
(A) the fair market value of the Shares on the date the ISO was exercised or (B) the fair market value at the time of such disposition, exceeds the ISO exercise price. Any amount realized upon disposition in excess of the fair market value of the Shares on the date of exercise will be treated as long-term or short-term capital gain, depending upon whether the shares have been held for more than one year.

     The use of stock acquired through exercise of an ISO to exercise an ISO will constitute a disqualifying disposition if the applicable holding period requirement has not been satisfied.

     For alternative minimum tax purposes, the excess of the fair market value of the stock as of the date of exercise over the exercise price of the ISO is included in computing alternative minimum taxable income.

     Consequences to Employees: Non-statutory Options. No income is recognized by a holder of non-statutory options at the time non-statutory options are granted under the 1996 Plan. In general, at the time Shares are issued to a holder pursuant to exercise of non-statutory options, the holder will recognize ordinary income equal to the excess of the sum of cash and the fair market value of the Shares on the date of exercise over the exercise price.

     A holder will recognize gain or loss on the subsequent sale of Shares acquired upon exercise of non-statutory options in an amount equal to the difference between the selling price and the tax basis of the Shares, which will include the price paid plus the amount included in the holder's income by reason of the exercise of the non-statutory options. Provided the Shares are held as a capital asset, any gain or loss resulting from a subsequent sale will be long-term or short-term capital gain or loss depending upon whether the Shares have been held for more than one year.

     Consequences to VCA: Incentive Stock Options. VCA will not be allowed a deduction for federal income tax purposes at the time of the grant or exercise of an ISO. There are also no federal income tax consequences to VCA as a result of the disposition of Shares acquired upon exercise of an ISO if the disposition is not a disqualifying disposition. At the time of a disqualifying disposition by an optionee, VCA will be entitled to a deduction for the amount received by the optionee to the extent that such amount is taxable to the optionee as ordinary income.

    Consequences to VCA: Non-statutory Options. VCA will be entitled to a deduction for federal income tax purposes in the year and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of non-statutory options if provision is made for withholding of federal income taxes, where applicable.

    Cash Payments. The Committee may authorize VCA to provide cash payments to holders of non-statutory options to reimburse such persons for the tax they incur with respect to the exercise of non-statutory options.

                                 REQUIRED VOTE

    The VCA Board has unanimously approved the adoption of the 1996 Plan. The affirmative vote of a majority of the Shares present in person or represented by proxy at the VCA Annual Meeting and voting on the approval of the adoption of the 1996 Plan is required for the approval of the adoption of the 1996 Plan. Unless marked otherwise, proxies received will be voted for the adoption of the 1996 Plan.

THE VCA BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE APPROVAL OF THE VCA 1996 STOCK INCENTIVE PLAN


                  PROPOSAL TO APPROVE THE ADOPTION OF THE VCA
                       1996 EMPLOYEE STOCK PURCHASE PLAN

SUMMARY OF PLAN

    The proposed VCA 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the VCA Board on January 20, 1996. The Stock Purchase Plan supplements VCA's stock option plans and provides selected officers, employees and consultants of VCA and its subsidiaries with an opportunity to purchase Shares through regular payroll deductions. Subject to adjustment for stock splits, stock dividends and other similar events, the total number of Shares reserved for issuance under the Stock Purchase Plan shall be 250,000 Shares.

    The following sections summarize the principal features of the Stock Purchase Plan, a copy of which is attached as Appendix E to this Joint Proxy
                                              -------- -
    Statement/Prospectus. Although this Joint Proxy Statement/Prospectus contains a summary of the principal features of the Stock Purchase Plan, this summary is not intended to be complete and reference should be made to Appendix E to this Joint Proxy Statement/Prospectus for the complete text of
- -------- -
the Stock Purchase Plan.

    The purpose of the Stock Purchase Plan is to provide incentives to the employees by encouraging their ownership of shares of VCA Common Stock. All officers and employees of VCA and its subsidiaries who are currently employed by VCA or any of its subsidiaries who work at least 20 hours per week and who have been regularly and continuously employed by VCA or its subsidiaries for at least 90 days are eligible to participate in the Stock Purchase Plan. Executive officers of VCA are not eligible to participate in the Stock Purchase Plan.

    Each eligible participant may contribute to the Stock Purchase Plan a percentage of his or her base compensation ranging from 5% to 15%. VCA will contribute to the Stock Purchase Plan for each employee who is a participant, an amount up to 20% of the employee's contribution, as determined in the discretion of the VCA Board, on the first anniversary of such contribution.

    Up to 250,000 shares of VCA Common Stock may be issued under the Stock Purchase Plan. This number will be appropriately adjusted for stock dividends, stock splits, reclassifications and other changes affecting VCA's stock.

    The VCA Board may, at its discretion, terminate the Stock Purchase Plan or amend it in any respect, except that no such termination or amendment shall affect the right of a participant to receive his or her proportionate interest in shares or contributions which have vested under the Stock Purchase Plan. Approval of the Stock Purchase Plan will require the affirmative vote of the holders of a majority of the Shares present in person or by proxy at the VCA Annual Meeting. Failure of the stockholders to approve the Stock Purchase Plan will not terminate the Plan, but will merely have the effect of precluding exemption under Rule 16b-3 under the Exchange Act for purchases by officers of VCA.

REQUIRED VOTE

     The VCA Board has unanimously approved the adoption of the Stock Purchase Plan. The affirmative vote of a majority of the Shares present in person or represented by proxy at the VCA Annual Meeting and voting on the proposed Stock Purchase Plan is required for the approval of the adoption of the Stock Purchase Plan. Unless marked otherwise, proxies received will be voted for the adoption of the Stock Purchase Plan.

THE VCA BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSED 1996 EMPLOYEE STOCK PURCHASE PLAN.


                           PROPOSALS OF STOCKHOLDERS

     A proper proposal submitted by a stockholder for presentation at VCA's 1997 Annual Meeting and received at VCA's executive offices no later than February __, 1997, will be included in VCA's Proxy Statement and form of proxy relating to the 1997 VCA Annual Meeting.

     Under the VCA Bylaws, to bring business before an annual meeting, a stockholder must give written notice thereof to the Secretary of VCA not less than 60 nor more than 90 days before such meeting. The notice must set forth the name, address and number of shares owned by the stockholder making the proposal, a brief description of the business desired to be brought before the meeting and the reasons for conducting it at such meeting, as well as such other information as would be required to be disclosed in the solicitation of proxies under Regulation 14(a) under the Exchange Act. Nomination for the VCA Board must also include the written consent of the nominee to be elected and serve.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, independent certified public accountants, were selected by the VCA Board to serve as independent auditors of VCA for the fiscal year ended December 31, 1995, and have been selected by the VCA Board to serve as independent auditors for the fiscal year ending December 31, 1996. Representatives of Arthur Andersen LLP are expected to be present at the VCA Annual Meeting, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

                                 LEGAL OPINION

     The validity of VCA Common Stock issuable in the Merger has been passed upon by Troop Meisinger Steuber & Pasich, LLP, 10940 Wilshire Blvd., Los Angeles, California 90024, as counsel to VCA.

                                    EXPERTS

     The audited consolidated financial statements of VCA, the audited financial statements of Southwest Veterinary Diagnostic, Inc., the audited supplemental combined financial statements of VCA and the audited financial statements of Pets' Rx, Inc. included in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicted, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Pet Practice included in this Joint Proxy Statement/Prospectus have been audited by Price Waterhouse LLP, independent accountants, as set forth in its report thereon appearing elsewhere herein. Such financial statements have been so included in reliance on such report, given on the authority of said firm as experts in auditing and accounting.

                                 OTHER MATTERS

     The VCA Board is not aware of any matter to be acted upon at the VCA Annual Meeting and the Pet Practice Board is not aware of any matter to be acted upon at the Pet Practice Special Meeting other than described in this Joint Proxy Statement/Prospectus. Unless otherwise directed, all shares represented by the persons named in the accompanying proxy will be voted in favor of the proposals described in this Joint Proxy Statement/Prospectus. If any other matter properly comes before the meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

                         ANNUAL REPORT TO STOCKHOLDERS

     The VCA Annual Report for the fiscal year ended December 31, 1995 is being mailed to VCA's stockholders along with this Joint Proxy Statement/Prospectus. The VCA Annual Report is not to be considered part of the soliciting material.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                   PAGE
                                                                                   ----
VETERINARY CENTERS OF AMERICA, INC.

     Consolidated Balance Sheets as of March 31, 1996 and
          December 31, 1995....................................................   F-4

     Consolidated Statements of Operations for the Three Months
          Ended March 31, 1996 and 1995........................................   F-5

     Consolidated Statements of Cash Flows for the Three
          Months Ended March 31, 1996 and 1995.................................   F-6

     Notes to Financial Statements.............................................   F-8

     Report of Independent Public Accountants..................................   F-9

     Consolidated Balance Sheets at December 31, 1995 and 1994.................   F-10

     Consolidated Statements of Operations for the Years Ended
          December 31, 1995, 1994, and 1993....................................   F-11

     Consolidated Statements of Stockholders' Equity for the
          Years Ended December 31, 1995, 1994 and 1993.........................   F-12

     Consolidated Statements of Cash Flows for the Years Ended
          December 31, 1995, 1994 and 1993.....................................   F-13

     Notes to Consolidated Financial Statements................................   F-15

     Report of Independent Public Accountants..................................   F-28

     Supplemental Combined Balance Sheets at December 31, 1995
          and 1994 and March 31, 1996..........................................   F-29

     Supplemental Combined Statements of Operations for the
          Years Ended December 31, 1995, 1994 and 1993
          and the Three Months Ended March 31, 1996 and 1995...................   F-30

     Supplemental Combined Statements of Stockholders'
          Equity for the Years Ended December 31, 1995, 1994
          and 1993 and the Three Months Ended March 31, 1996...................   F-31

     Supplemental Combined Statements of Cash Flows for
          the Years Ended December 31, 1995, 1994 and 1993
          and the Three Months Ended March 31, 1996 and 1995...................   F-32

     Notes to Supplemental Combined Financial Statements.......................   F-34


THE PET PRACTICE, INC.

     Consolidated Balance Sheet as of April 3, 1996 and
          January 3, 1996......................................................   F-50

     Consolidated Statement of Operations for the Thirteen Weeks Ended
          April 3, 1996 and March 29, 1995.....................................   F-52

     Consolidated Statement of Changes in Stockholders' Equity
          for the Thirteen Weeks Ended April 3, 1996...........................   F-53

     Consolidated Statement of Cash Flows for the Thirteen Weeks Ended
          April 3, 1996 and March 29, 1995.....................................   F-54

     Notes to Consolidated Financial Statements................................   F-55

     Report of Independent Accountants.........................................   F-58

                                      F-1

                                                                                    PAGE
                                                                                    -----
     Consolidated Balance Sheet as of December 28, 1994, and
          January 3, 1996......................................................    F-59

     Consolidated Statement of Operations for the Period October
          27, 1993 to December 29, 1993 and for the Fiscal
          Years Ended December 28, 1994 and January 3, 1996....................    F-60

     Consolidated Statement of Changes in Stockholders' Equity
          (Deficit) for the Period October 27, 1993 to December
          29, 1993 and for the Fiscal Years Ended December 28,
          1994 and January 3, 1996.............................................    F-61

     Consolidated Statement of Cash Flows for the Period October
          27, 1993 to December 29, 1993 and for the Fiscal
          Years Ended December 28, 1994 and January 3, 1996....................    F-62

     Notes to Consolidated Financial Statements................................    F-63


PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

     Report of Independent Accountants.........................................    F-73

     Statement of Operations for the Year Ended January 27, 1993
          and the Period January 28, 1993 to October 26, 1993..................    F-74

     Statement of Stockholders' Deficit for the Year
          Ended January 27, 1993 and the Period
          January 28, 1993 to October 26, 1993.................................    F-75

     Statement of Cash Flows for the Year Ended January 27, 1993
          and the Period January 28, 1993 to October 26, 1993..................    F-76

     Notes to Financial Statements.............................................    F-77


PETS' RX, INC.

     Consolidated Balance Sheets as of March 31, 1996
          and December 31, 1995................................................    F-80

     Consolidated Statements of Operations for the Three
          Months Ended March 31, 1996 and 1995.................................    F-81

     Consolidated Statements of Cash Flows for the Three Months
          Ended March 31, 1996 and 1995........................................    F-82

     Notes to Consolidated Financial Statements................................    F-83

     Report of Independent Public Accountants..................................    F-84

     Report of Independent Public Accountants..................................    F-85

     Consolidated Balance Sheets as of December 31, 1995
          and 1994.............................................................    F-86

                                                                                  PAGE
                                                                                  ----
     Consolidated Statements of Operations for the Years
          Ended December 31, 1995, 1994 and 1993...............................   F-87

     Consolidated Statements of Redeemable Preferred Stock
          and Stockholders' Equity (Deficit) for the Years
          Ended December 31, 1995, 1994 and 1993...............................   F-88

     Consolidated Statements of Cash Flows for the Years
          Ended December 31, 1995, 1994 and 1993...............................   F-89

     Notes to Consolidated Financial Statements................................   F-90

     SOUTHWEST VETERINARY DIAGNOSTICS, INC.

     Report of Independent Public Accountants..................................   F-102

     Balance Sheet at December 31, 1995........................................   F-103

     Statement of Operations for the Year
          Ended December 31, 1995..............................................   F-105

     Statement of Stockholders' Equity for the Year
          Ended December 31, 1995..............................................   F-106

     Statement of Cash Flows for the Year
          Ended December 31, 1995..............................................   F-107

     Notes to Financial Statements.............................................   F-108

 APPENDICES

Appendix A     Agreement and Plan of Reorganization
Appendix B     Opinion of National Westminster Bank PLC
Appendix C     Opinion of Smith Barney Inc.
Appendix D     VCA 1996 Stock Incentive Plan
Appendix E     VCA 1996 Employee Stock Purchase Plan
Appendix F     Exchange Ratios

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                    ASSETS

                                                                       March  31,    December 31,
                                                                          1996           1995
                                                                      ------------   ------------
Current assets:
  Cash and equivalents.............................................   $ 37,615,000   $ 46,799,000
  Accounts receivable, less allowance for uncollectible accounts...      8,816,000      6,303,000
  Inventory, prepaid expenses and other............................      4,121,000      3,518,000
  Deferred income taxes............................................      1,126,000      1,175,000
  Prepaid income taxes.............................................        250,000        494,000
                                                                      ------------   ------------
     Total current assets..........................................     51,928,000     58,289,000

Property, plant and equipment, net.................................     15,981,000     13,641,000

Other assets:
  Goodwill, net....................................................     79,637,000     61,359,000
  Covenants not to compete, net....................................      5,573,000      4,885,000
  Building purchase options........................................        887,000        887,000
  Notes receivable.................................................      1,183,000        878,000
  Deferred costs and other.........................................      1,859,000      1,526,000
                                                                      ------------   ------------
                                                                      $157,048,000   $141,465,000
                                                                      ============   ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations.........................   $  7,563,000   $  6,009,000
  Accounts payable.................................................      5,794,000      4,850,000
  Accrued payroll and taxes........................................      2,238,000      1,961,000
  Other accrued liabilities........................................      3,339,000      3,593,000
                                                                      ------------   ------------
     Total current liabilities.....................................     18,934,000     16,413,000

Long-term obligations, less current portion........................     29,588,000     27,352,000

Deferred income taxes..............................................      1,538,000      1,301,000

Minority interest..................................................      4,843,000      4,605,000

Stockholders' equity:
  Preferred stock, par value $0.001................................          1,000          1,000
  Common stock, par value $0.001...................................         13,000         12,000
  Additional paid-in capital.......................................     99,072,000     89,734,000
  Accumulated earnings.............................................      3,059,000      2,047,000
                                                                      ------------   ------------
     Total stockholders' equity....................................    102,145,000     91,794,000
                                                                      ------------   ------------
                                                                      $157,048,000   $141,465,000
                                                                      ============   ============

   The accompanying notes are an integral part of these consolidated balance sheets.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE THREE MONTHS ENDED
                            MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

                                                                                               1996           1995
                                                                                            -----------   -------------
Revenues..............................................................................      $31,004,000    $15,230,000
Direct costs..........................................................................       23,203,000     11,809,000
                                                                                            -----------    -----------
Gross profit..........................................................................        7,801,000      3,421,000
Selling, general and administrative...................................................        3,314,000      2,262,000
Depreciation and amortization.........................................................        1,034,000        548,000
Restructuring charge..................................................................               --      1,086,000
                                                                                            -----------    -----------
Operating income (loss)...............................................................        3,453,000       (475,000)
Interest and other investment income..................................................          376,000        120,000
Interest expense......................................................................          672,000        479,000
                                                                                            -----------    -----------
Income (loss) before minority interest and provision (benefit) for income taxes.......        3,157,000       (834,000)
Minority interest in income of subsidiaries...........................................        1,346,000         21,000
                                                                                            -----------    -----------
Income (loss) before provision (benefit) for income taxes.............................        1,811,000       (855,000)
Provision (benefit) for income taxes..................................................          799,000       (263,000)
                                                                                            -----------    -----------
Net income (loss).....................................................................      $ 1,012,000    $  (592,000)
                                                                                            ===========    ===========

Earnings (loss) per share.............................................................            $0.07         $(0.09)
                                                                                            ===========    ===========
Weighted average common equivalent shares used for computing earnings (loss) per share       15,110,000      6,865,000
                                                                                            ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                   CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
                           FOR THE THREE MONTHS ENDED
                            MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

                                                                                   1996            1995
                                                                              -------------   ------------
Cash flows from operating activities:
  Net income (loss)....................................................        $ 1,012,000    $  (592,000)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization....................................          1,034,000        548,000
      Amortization of debt discount....................................             72,000          3,000
      Minority interest in income of subsidiaries......................          1,346,000         21,000
      (Increase) decrease in other assets, net.........................           (325,000)        59,000
      Decrease in deferred income taxes................................            286,000         65,000
      Increase in accounts receivable, net.............................         (1,289,000)    (1,507,000)
      Increase in inventory, prepaid expenses and other................           (387,000)      (885,000)
      Decrease (increase) in prepaid income taxes......................            244,000       (332,000)
      Increase in accounts payable and accrued liabilities.............            300,000      2,704,000
      Payments to minority interest partners...........................           (961,000)       (43,000)
                                                                               -----------    -----------
         Net cash provided by operating activities.....................          1,332,000         41,000
                                                                               -----------    -----------
Cash flows from investing activities:
  Property and equipment additions, net................................           (948,000)       (78,000)
  Business acquisitions, net of cash acquired..........................        (12,051,000)    (2,028,000)
                                                                              ------------    -----------
         Net cash used in investing activities.........................        (12,999,000)    (2,106,000)
                                                                              ------------    -----------
Cash flows from financing activities:
  Reduction of long-term obligations...................................         (3,000,000)    (1,471,000)
  Payments received on notes receivable................................             12,000         32,000
  Net proceeds from exercise of warrants...............................          5,330,000      2,108,000
  Proceeds from issuance of common stock under stock option plans......            141,000          4,000
  Proceeds from issuance of common stock...............................                 --      9,980,000
  Repayment of line of credit..........................................                 --     (1,100,000)
                                                                              ------------    -----------
         Net cash provided by financing activities.....................          2,483,000      9,553,000
                                                                              ------------    -----------
(Decrease) increase in cash and equivalents............................         (9,184,000)     7,488,000
Cash and equivalents at beginning of period............................         46,799,000      5,553,000
                                                                              ------------    -----------
Cash and equivalents at end of period..................................       $ 37,615,000    $13,041,000
                                                                              ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

               VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                   CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
                           FOR THE THREE MONTHS ENDED
                            MARCH 31, 1996 AND 1995
                                  (UNAUDITED)
                                  (continued)

                                                                                           1996           1995
                                                                                       -----------    -----------
Supplemental disclosures of cash flow information:
   Interest paid...................................................................    $   550,000    $   457,000
   Taxes paid......................................................................        269,000          4,000

Supplemental schedule of non-cash investing and financing activities:
   In connection with acquisitions, assets acquired and liabilities assumed were as follows:
       Fair value of assets acquired...............................................    $23,304,000    $11,571,000
       Less:  Consideration given
          Cash paid to sellers, net of cash acquired...............................      9,875,000      2,028,000
          Cash paid in settlement of assumed liabilities...........................      2,176,000             --
          Common stock issued......................................................      3,868,000      2,300,000
                                                                                       -----------    -----------
       Liabilities assumed including notes payable issued, net of payments.........    $ 7,385,000    $ 7,243,000
                                                                                       ===========    ===========

   In connection with the formation of the joint venture and partnerships, assets and liabilities contributed by the partners were as follows:
       Assets.....................................................................     $   317,000    $ 2,876,000
       Liabilities................................................................             --       1,063,000
                                                                                       -----------    -----------
       Non-cash capital contribution of minority interest partners................     $   317,000    $ 1,813,000
                                                                                       ===========    ===========

       Non-cash increase in long-term obligations due to purchase of property.....     $      --      $   163,000
                                                                                       ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1996

                                  (UNAUDITED)

(1)  GENERAL

  The accompanying unaudited consolidated financial statements of Veterinary Centers of America, Inc. and subsidiaries (the "Company" or "VCA") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The results of operations for the three months ended March 31, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1995 included in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 25, 1996.

(2)  RECLASSIFICATIONS

  Certain 1995 balances have been reclassified to conform with the 1996 financial statement presentation.

(3)  ACQUISITIONS

  During the first quarter of 1996, the Company purchased seven veterinary hospitals and a veterinary diagnostic laboratory in separate transactions for a total consideration (including acquisition costs) of $23,304,000 consisting of $9,875,000 in cash, $6,551,000 in long-term obligations, 242,926 shares of VCA common stock, with a value of $3,868,000, and the assumption of liabilities totaling $3,010,000.

  On February 27, 1996, the Company signed a definitive merger agreement with Pets' Rx, Inc. ("Pets' Rx") which agreement was amended on April 11, 1996, pursuant to which the Company may acquire all of the outstanding securities of Pets' Rx for 850,000 shares of VCA common stock. Pets' Rx owns and operates 16 veterinary hospitals in the San Jose and Sacramento, California and the Las Vegas, Nevada markets. The Company expects that the Pets' Rx merger will be consummated in the second quarter of 1996.

  On March 21, 1996, the Company signed a definitive merger agreement with The Pet Practice, Inc. ("The Pet Practice") pursuant to which the Company may acquire all of the outstanding securities of The Pet Practice for approximately
3.2 million shares of VCA common stock. The Pet Practice currently operates 86 veterinary hospitals in 11 states. The Company expects that The Pet Practice merger will be consummated in the third quarter of 1996.

(4)  INCOME TAXES

  The provision for income taxes is greater than the amount computed using the statutory rate due primarily to nondeductible amortization of intangible assets.

(5)  SUBSEQUENT EVENTS

  On April 17, 1996, the Company received net proceeds of $82,697,000 from an offshore offering and concurrent private placement in the United States, of $84,385,000 of 5.25% convertible subordinated debentures due in 2006. The debentures, non-callable for three years, will be convertible into approximately
2.5 million shares of the Company's common stock at a rate of $34.35 per share. Under the terms of the agreement the debentures and common stock issuable upon conversion will be registered under the United States Securities Act of 1933 by October 12, 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Veterinary Centers of America, Inc.:

    We have audited the accompanying consolidated balance sheets of VETERINARY CENTERS OF AMERICA, INC. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Veterinary Centers of America, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in Notes 2 and 11 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Los Angeles, California
February 23, 1996

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         AT DECEMBER 31, 1995 AND 1994

                                  A S S E T S

                                                                                1995          1994
                                                                            ------------   -----------
CURRENT ASSETS:
 Cash and equivalents....................................................   $ 46,799,000   $ 5,553,000
 Accounts receivable, less allowance for uncollectible accounts of
   $1,648,000 and $797,000 at December 31, 1995 and 1994, respectively...      6,303,000     1,745,000
 Inventory, prepaid expenses and other...................................      3,518,000       965,000
 Deferred income taxes...................................................      1,175,000       438,000
 Prepaid income taxes....................................................        494,000       172,000
                                                                            ------------   -----------
       Total current assets..............................................     58,289,000     8,873,000
PROPERTY, PLANT AND EQUIPMENT, NET.......................................     13,641,000     8,554,000
OTHER ASSETS:
 Goodwill, net...........................................................     61,159,000    30,635,000
 Covenants not to compete, net...........................................      4,885,000     1,946,000
 Building purchase options...............................................      1,087,000       837,000
 Notes receivable........................................................        878,000       787,000
 Deferred costs and other................................................      1,526,000       567,000
                                                                            ------------   -----------
                                                                            $141,465,000   $52,199,000
                                                                            ============   ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term obligations................................   $  6,009,000   $ 4,850,000
 Accounts payable........................................................      4,850,000     2,126,000
 Accrued payroll and taxes...............................................      1,961,000       984,000
 Other accrued liabilities...............................................      3,593,000     1,517,000
                                                                            ------------   -----------
       Total current liabilities.........................................     16,413,000     9,477,000
LONG-TERM OBLIGATIONS, less current portion..............................     27,352,000    14,071,000
GUARANTEED PURCHASE PRICE CONTINGENTLY
  PAYABLE IN CASH OR COMMON STOCK........................................             --        72,000
DEFERRED INCOME TAXES....................................................      1,301,000       148,000
MINORITY INTEREST........................................................      4,605,000     5,034,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock; $.001 par value; Authorized -- 1,000,000 shares:
       Issued and outstanding -- 583,333 at December 31, 1995 and 1994...          1,000         1,000
  Common stock; $.001 par value; Authorized -- 30,000,000 shares:
       Issued and outstanding -- 12,056,607 and 5,480,998 at
       December 31, 1995 and 1994, respectively..........................         12,000         5,000
  Additional paid-in capital.............................................     89,734,000    23,908,000
  Accumulated earnings (deficit).........................................      2,047,000      (517,000)
                                                                            ------------   -----------
          Total stockholders' equity.....................................     91,794,000    23,397,000
                                                                            ------------   -----------
                                                                            $141,465,000   $52,199,000
                                                                            ============   ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                    1995           1994           1993
                                                                 -----------   ------------   ------------
Revenues......................................................   $92,072,000   $42,233,000    $25,313,000
Direct costs..................................................    67,511,000    32,055,000     20,325,000
                                                                 -----------   -----------    -----------
Gross profit..................................................    24,561,000    10,178,000      4,988,000
Selling, general and administrative...........................    10,833,000     6,927,000      3,862,000
Depreciation and amortization.................................     3,291,000     1,455,000        956,000
Restructuring charge..........................................     1,086,000            --             --
Writedown of assets...........................................            --            --      2,310,000
                                                                 -----------   -----------    -----------
Operating income (loss).......................................     9,351,000     1,796,000     (2,140,000)
Interest income...............................................       729,000       366,000        448,000
Interest expense..............................................     2,368,000     1,382,000        873,000
                                                                 -----------   -----------    -----------
Income (loss) before minority interest, income taxes and
 cumulative effect of accounting change.......................     7,712,000       780,000     (2,565,000)
Minority interest in income (loss) of subsidiaries............     2,910,000      (540,000)      (334,000)
                                                                 -----------   -----------    -----------
Income (loss) before income taxes and
 cumulative effect of accounting change.......................     4,802,000     1,320,000     (2,231,000)
Provision (benefit) for income taxes..........................     2,238,000       731,000       (152,000)
                                                                 -----------   -----------    -----------
Income (loss) before cumulative effect of accounting change...     2,564,000       589,000     (2,079,000)
Cumulative effect of accounting change........................            --            --        221,000
                                                                 -----------   -----------    -----------
Net income (loss).............................................   $ 2,564,000   $   589,000    $(1,858,000)
                                                                 ===========   ===========    ===========

PRIMARY EARNINGS (LOSS) PER SHARE:
     Earnings (loss) before cumulative
       effect of accounting change............................   $      0.24   $      0.09    $     (0.40)
     Cumulative effect of accounting change...................            --            --           0.04
                                                                 -----------   -----------    -----------
     Net earnings (loss) per common share.....................   $      0.24   $      0.09    $     (0.36)
                                                                 ===========   ===========    ===========

     Average common shares used for computing
        primary earnings (loss) per share.....................    10,703,000     6,432,000      5,165,000
                                                                 ===========   ===========    ===========

FULLY DILUTED EARNINGS (LOSS) PER SHARE:
     Earnings (loss) before cumulative
       effect of accounting change............................   $      0.23   $      0.09    $     (0.33)
     Cumulative effect of accounting change...................            --            --           0.04
                                                                 -----------   -----------    -----------
     Net earnings (loss) per common share.....................   $      0.23   $      0.09    $     (0.29)
                                                                 ===========   ===========    ===========

     Average common shares used for computing
       fully diluted earnings (loss) per share................    11,238,000     6,906,000      6,238,000
                                                                 ===========   ===========    ===========

 The accompanying notes are an integral part of these consolidated financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                          Common Stock              Preferred Stock             Additional    Accumulated
                                       ------------------------------------------------------     Paid-In        Earnings
                                             Shares       Amount        Shares        Amount      Capital       (Deficit)
                                       ---------------   --------   ---------------   -------   ------------   ------------
BALANCES, December 31, 1992............      5,133,785    $ 5,000           583,333    $1,000    $21,541,000   $   752,000
Issued under stock option plans........         39,171         --                --        --        149,000            --
Net loss...............................             --         --                --        --             --    (1,858,000)
                                             ---------    -------          --------    ------    -----------   -----------
BALANCES, December 31, 1993............      5,172,956      5,000           583,333     1,000     21,690,000    (1,106,000)
Issued under stock option plans........          9,499         --                --        --         31,000            --
Business acquisitions..................        235,329         --                --        --      1,717,000            --
Settlement of guaranteed purchase               63,214         --                --        --        470,000            --
 price contingently payable in cash or
  common stock.........................
Net income.............................             --         --                --        --             --       589,000
                                             ---------    -------          --------    ------    -----------   -----------
BALANCES, December 31, 1994............      5,480,998      5,000           583,333     1,000     23,908,000      (517,000)
Sale of common stock...................      4,124,446      4,000                --        --     43,908,000            --
Sale of redeemable warrants............             --         --                --        --         58,000            --
Exercise of redeemable warrants........      1,271,508      2,000                --        --      8,894,000            --
Exercise of warrants issued in
 connection with the Vet Research
 joint venture.........................         50,000         --                --        --        550,000            --
Issued under stock option plans........         29,367         --                --        --        209,000            --
Business acquisitions..................      1,075,288      1,000                --        --     11,979,000            --
Conversion of convertible debt.........         25,000         --                --        --        175,000            --
Settlement of guaranteed purchase
 price contingently
 payable in cash or common stock.......             --         --                --        --         53,000            --
Net income.............................             --         --                --        --             --     2,564,000
                                            ----------    -------          --------    ------    -----------   -----------
BALANCES, December 31, 1995............     12,056,607    $12,000           583,333    $1,000    $89,734,000   $ 2,047,000
                                            ==========    =======          ========    ======    ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                           1995            1994           1993
                                                                       -------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................................   $  2,564,000    $   589,000    $(1,858,000)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization..................................      3,291,000      1,455,000        956,000
     Amortization of debt discount..................................        454,000         15,000         13,000
     Equity contribution for product development costs..............             --             --        806,000
     Utilization of acquired NOL carryforwards......................         69,000             --         40,000
     Writedown of assets............................................             --             --      2,310,000
     Minority interest in income (loss) of subsidiary...............      2,910,000       (540,000)      (600,000)
     Distributions to minority interest partners....................     (4,015,000)      (904,000)      (122,000)
     (Increase) decrease in accounts receivable, net................     (2,140,000)      (124,000)        24,000
     (Increase) decrease in inventory and other.....................     (1,787,000)      (319,000)       152,000
     (Increase) decrease in prepaid income taxes....................       (322,000)      (172,000)        99,000
     Increase in other assets, net..................................       (227,000)       (71,000)      (235,000)
     (Increase) decrease in deferred income tax asset...............       (737,000)       408,000       (872,000)
     Increase in accounts payable and accrued liabilities...........      3,559,000      1,399,000        467,000
     (Decrease) increase in income taxes payable....................             --       (337,000)       412,000
     Increase in deferred income tax liability......................        437,000         73,000             --
                                                                       ------------    -----------    -----------
        Net cash provided by operating activities...................      4,056,000      1,472,000      1,592,000
                                                                       ------------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired.......................     (9,107,000)    (5,948,000)    (1,021,000)
  Property and equipment additions, net.............................     (2,067,000)    (1,052,000)      (649,000)
  Payments for building purchase options............................       (250,000)       (60,000)      (250,000)
                                                                       ------------    -----------    -----------
        Net cash used in investing activities.......................    (11,424,000)    (7,060,000)    (1,920,000)
                                                                       ------------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 (Repayment of) proceeds from line of credit and
     addition of long-term obligations..............................     (1,100,000)     1,100,000         85,000
  Reduction of long-term obligations and notes payable..............     (4,971,000)    (2,494,000)    (1,553,000)
  Payments received on notes receivable.............................         79,000         55,000         29,000
  Payments on guaranteed purchase price
    contingently payable in cash or common stock....................        (19,000)            --             --
  Net proceeds from sale of common stock............................     43,912,000             --             --
  Net proceeds from exercise of redeemable warrants.................      8,896,000             --             --
  Proceeds from exercise of warrants issued
     in connection with Vet Research joint venture..................        550,000             --             --
  Proceeds from sale of redeemable warrants.........................         58,000             --             --
  Proceeds from issuance of common stock under stock option plans...        209,000         31,000        149,000
  Capital contribution of minority interest partners................      1,000,000         30,000      2,970,000
                                                                       ------------    -----------    -----------
        Net cash provided by (used in) financing activities.........     48,614,000     (1,278,000)     1,680,000
                                                                       ------------    -----------    -----------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS.........................     41,246,000     (6,866,000)     1,352,000
CASH AND EQUIVALENTS AT BEGINNING OF YEAR...........................      5,553,000     12,419,000     11,067,000
                                                                       ------------    -----------    -----------
CASH AND EQUIVALENTS AT END OF YEAR.................................   $ 46,799,000    $ 5,553,000    $12,419,000
                                                                       ============    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)




                                                                      1995            1994           1993
                                                                  -------------   ------------   ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
  Interest paid................................................   $  1,906,000    $ 1,295,000    $   822,000
  Taxes paid...................................................      2,688,000        759,000        193,000

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:
  In connection with acquisitions, assets acquired
     and liabilities assumed were as follows:
   Fair value of assets acquired...............................   $ 43,005,000    $15,553,000    $ 4,363,000
   Less: Consideration given
     Cash paid.................................................     (9,107,000)    (5,948,000)    (1,271,000)
     Common stock issued.......................................    (11,980,000)    (1,717,000)            --
                                                                  ------------    -----------    -----------
   Liabilities assumed including notes payable issued..........   $ 21,918,000    $ 7,888,000    $ 3,092,000
                                                                  ============    ===========    ===========

   In connection with the formation of the joint venture and
     partnerships, assets and liabilities contributed
     by the partners were as follows:
   Assets......................................................   $  3,224,000    $   330,000    $        --
   Liabilities.................................................      1,063,000             --             --
                                                                  ------------    -----------    -----------
   Non-cash capital contribution of minority
     interest partners.........................................   $  2,161,000    $   330,000    $        --
                                                                  ============    ===========    ===========

   Issuance of common stock in exchange
     for convertible debt......................................   $    175,000    $        --    $        --
                                                                  ============    ===========    ===========

   Settlement of guaranteed purchase price
     through issuance of common stock..........................   $     53,000    $   470,000    $        --
                                                                  ============    ===========    ===========

   Non-cash increase in long-term obligations due to
     purchase of equipment and building........................   $    184,000    $   164,000    $   860,000
                                                                  ============    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  THE COMPANY

Veterinary Centers of America, Inc. (VCA or the Company), a Delaware corporation, was founded in 1986 and is a leading companion animal health care company. The Company operates one of the largest networks of free-standing, full service animal hospitals in the country and one of the largest networks of veterinary-exclusive diagnostic laboratories in the nation. The Company also markets both a life-stage and a therapeutic line of premium pet foods through Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company.

At December 31, 1995, the Company owned 54 animal hospitals, 17 of which were located in Southern California, seven in each of Northern California and Pennsylvania, four in Massachusetts, three in each of Alaska and New Mexico, two in each of Colorado, Florida, Maryland and Utah, and one in each of Arizona, Georgia, Hawaii, Illinois and Delaware. The Company's animal hospitals provide primary care, diagnostic, surgical and boarding services for animals.

In March 1994, the Company expanded its presence in the laboratory business with the acquisition of a 70 percent interest in Professional Animal Laboratory ("PAL"). During 1995, the Company further expanded its laboratory business with the acquisition of Cenvet, Inc. ("Cenvet") and its subsequent contribution to Vet Research Laboratories, LLC. ("Vet Research"). Also in 1995, the Company acquired four other veterinary diagnostic laboratories, as well as the remaining 30 percent interest in PAL. The Company's laboratories serve over 6,500 animal hospitals located in 25 states.

In January 1993, the Company formed a joint venture, Vet's Choice, to develop, manufacture, market and distribute new pet products and services. The joint venture was in the development stage during all of 1993 and consequently generated no revenues or gross profit in 1993 (Note 4). The joint venture distributes two lines of premium pet food, Select Balance, a life-stage diet and Select Care, a therapeutic line. Select Balance is sold to veterinary hospitals and clinics, as well as pet stores. Select Care is sold only to veterinary hospitals.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.   Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

b.  Cash Equivalents

For purposes of the balance sheets and statements of cash flows, the Company considers only highly liquid investments to be cash equivalents. Of its cash on hand at December 31, 1995 and 1994, $1,907,000 and $2,982,000, respectively, was restricted for use in the conduct of the Vet's Choice joint venture.

c.  Inventory

Inventory is valued at the lower of cost or market using the first-in, first-out method.

d.   Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Capitalized equipment leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the equipment at the beginning of the lease term.

Depreciation is recorded using the straight-line method over the estimated useful lives of property and equipment (principally five to seven years) and capitalized equipment leases (principally five years). Leasehold improvements are amortized over the lives of the leases (principally 10 years). Costs of normal repairs and maintenance are expensed as incurred.

Property, plant and equipment consisted of:
                                                     1995           1994
                                                 ------------   ------------

     Land.....................................   $ 2,647,000    $ 2,065,000
     Building and improvements................     4,542,000      2,891,000
     Leasehold improvements...................     1,728,000      1,204,000
     Furniture and equipment..................     6,531,000      3,238,000
     Capitalized equipment leases.............     1,275,000        532,000
                                                 -----------    -----------
                                                  16,723,000      9,930,000
     Less -- Accumulated depreciation.........    (3,082,000)    (1,376,000)
                                                 -----------    -----------
                                                 $13,641,000    $ 8,554,000
                                                 ===========    ===========

Accumulated depreciation on equipment held under capital leases amounted to $293,000 and $170,000 at December 31, 1995 and 1994, respectively.

e.  Goodwill and Other Intangible Assets

Goodwill relating to acquisitions represents the purchase price paid and liabilities incurred in excess of the fair market value of net assets acquired. Goodwill is amortized over the expected period to be benefited, not exceeding 40 years, on a straight-line basis.

Subsequent to its acquisitions, the Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related facility's undiscounted net income over the remaining life of the goodwill in measuring whether the goodwill is recoverable (Note 13).

Other intangible assets principally include covenants not to compete. The value assigned to the covenants not to compete is amortized on a straight-line basis over the term of the agreements (principally 5 to 10 years).

Accumulated amortization of goodwill and covenants not to compete and other at December 31, 1995 is $5,808,000 and $1,939,000, respectively. Accumulated amortization of goodwill and covenants not to compete and other at December 31, 1994 is $4,406,000 and $821,000, respectively.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Statement must be adopted by the Company no later than January 1, 1996. The Company does not expect implementation of this statement to have a material effect on its financial position or its results of operations.

f.  Investments

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities," which establishes standards of financial accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The adoption of this Statement did not have a material effect on the financial position or results of operations of the Company.

g.  Accounting Change

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.
Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (Note 11).

The cumulative effect of this accounting change, which resulted in recognizing previously unrecognized tax benefits for years prior to January 1, 1993, decreased the net loss for 1993 by $221,000.

h.  Reclassifications

Certain 1994 balances have been reclassified to conform with the 1995 financial statement presentation.

3.  ACQUISITIONS AND DISPOSITIONS

During 1995, the Company purchased 25 animal hospitals for an aggregate consideration (including acquisition costs) of $29,019,000, consisting of $6,436,000 in cash, $10,859,000 in debt, 836,576 shares of common stock of the Company, with a value of $9,780,000, and the assumption of liabilities totaling $1,944,000. In addition, the Company paid $250,000 to acquire an option to purchase the land and building of two of the hospitals.

Also during 1995, the Company purchased substantially all of the assets of Cenvet, a full-service veterinary diagnostic laboratory, four other veterinary diagnostic laboratories and the remaining 30 percent interest in PAL, for an aggregate consideration of $13,986,000, including acquisition costs, consisting of $2,671,000 in cash, $8,633,000 in long-term obligations, 238,712 shares of VCA common stock, with a value of $2,200,000 and the assumption of liabilities totaling $482,000.

On March 20,1995, the Company and Vet Research, Inc., ("VRI"), formed Vet Research Laboratories, LLC ("Vet Research"). In connection with the formation of Vet Research, VRI contributed all of the assets and certain of the liabilities of VRI's full-service veterinary diagnostic laboratory located in Farmingdale, New York. The Company contributed substantially all of the assets and certain of the liabilities of Cenvet for a 51 percent controlling interest in the joint venture (Note 4).

In connection with the formation of Vet Research, the Company issued warrants to purchase 363,636 shares of the common stock of the Company at $11.00 per share. The warrants were purchased at $0.001 per warrant and are exercisable until the fifth day following the last day upon which the Company is permitted to close the purchase of VRI's interest in Vet Research pursuant to the VCA Option Agreement.

In 1994, VCA purchased four veterinary hospitals for a total consideration (including acquisition costs) of $5,754,000 consisting of $1,329,000 in cash, $3,663,000 in non-recourse promissory notes payable, 91,996 shares of VCA common stock with a value of $680,000, and the assumption of liabilities totaling $82,000. In addition, the Company paid $60,000 to acquire an option to purchase the land and building of one of the hospitals.

In 1994, the Company acquired substantially all of the assets and assumed certain of the liabilities of PAL, a full-service veterinary laboratory, located in Irvine, California. In connection with the purchase, the Company also acquired from a principal shareholder of PAL, the real property and building occupied by the business of PAL. The business is operated by a partnership to which the Company contributed the veterinary laboratory that it previously owned. The net consideration (including acquisition costs) paid by the Company in connection with these transactions, totaling $9,799,000, consisted of $4,619,000 in cash, $3,446,000 in notes payable, 143,333 shares of VCA common stock with a value of $1,037,000, and the assumption of liabilities totaling $697,000.

The non-recourse notes payable, with a principal amount of $3,663,000, to the previous owners of the hospitals are secured by the assets of the acquired hospitals. The fair market value of the tangible assets acquired, including accounts receivable, supplies, inventory and hospital equipment, totals approximately $360,000.

In 1993, VCA purchased six veterinary hospitals for a total consideration of $4,113,000 consisting of $1,021,000 in cash, $2,967,000 in non-recourse notes payable and the assumption of liabilities totaling $125,000. In addition, the Company paid $250,000 to acquire options to purchase the land and building of two of the hospitals. The obligations of the Company to the previous owners pursuant to the non-recourse notes are secured by the assets of the companies acquired. The fair market value of the tangible assets acquired including accounts receivable, supplies, inventory and hospital equipment, totals approximately $295,000. During 1993, the Company exercised its option to purchase the land and building of one of its animal hospitals for total consideration of approximately $1,296,000 consisting of a $436,000 option payment made in 1992 and the assumption of a mortgage payable in the amount of $860,000.

All acquisitions have been accounted for using the purchase method of accounting. The operations of the acquired companies are included in the accompanying consolidated financial statements from the date of acquisition.

The pro forma results listed below are unaudited and reflect purchase price accounting adjustments assuming 1994 and 1995 acquisitions occurred at January 1, 1994. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any efficiencies that might be achieved from the combined operation.

                                                                    (Unaudited)
                                                               1995            1994
                                                           ------------    ------------
           Revenue......................................   $112,070,000    $100,229,000
           Net income...................................   $  4,811,000    $  4,018,000
           Primary earnings per share...................   $       0.40    $       0.43
           Fully diluted earnings per share.............   $       0.39    $       0.41
           Weighted average shares used for computing
               earnings per share:
             Primary....................................     11,959,000       9,420,000
             Fully diluted..............................     12,494,000       9,894,000

4.  JOINT VENTURES

In January 1993, the Company entered into a joint venture with Heinz Pet Products, Vet's Choice, to develop, manufacture and market new pet products and services. The Company obtained a 50.5 percent controlling interest in the joint venture for a capital contribution of $3,030,000 in cash and is the managing general partner. Heinz Pet Products ("HPP"), contributed $2,970,000 in cash for a 49.5 percent minority interest in the joint venture. Under the terms of the partnership agreement, HPP also agreed to make an additional capital contribution of their product development costs of up to $1 million. The actual costs incurred during 1993 were $806,000. Such costs were expensed and credited to the minority interest partner's equity account. Commencing January 1, 1996 the joint venture will make preferential distributions to HPP of any distributable cash in excess of $3 million in any fiscal year until such time as HPP has received preferential distributions amounting to the total development costs that it contributed. As provided by the partnership agreement, the Company and Heinz Pet Products each contributed $1 million to the joint venture in the third quarter of 1995. The joint venture agreement between the Company and HPP provides for restrictions on the transfer of each partner's respective interest in the joint venture and for reciprocal buy-sell provisions. Heinz Pet Products has agreed to lend Vet's Choice up to $1.0 million at its bank prime rate plus one-half percent for working capital.

The Company operates Vet Research in a joint venture with VRI. Vet Research's operating results have been accounted for as part of the consolidated operations of the Company. Distributions of distributable cash will be made pursuant to a formula contained in the operating agreement between the Company and VRI. Pursuant to that formula, during each contract year, the first $1.5 million of distributable cash is distributed to VRI; the next $3 million of distributable cash is distributed to the Company; and the remaining distributable cash is distributed 25 percent to the Company and 75 percent to VRI. The Company has recorded minority interest expense related to the joint venture based on the estimated percentage of annual income which will be distributed to the minority interest partner pursuant to the operating agreement. The estimate is reviewed and adjusted on a quarterly basis. The 1995 results include minority interest expense of 52.4 percent of Vet Research's income.

The Company has an option pursuant to an agreement with VRI to acquire VRI's entire interest in Vet Research for a purchase price as computed in accordance with the operating agreement. The Company's option is exercisable January 1, 1997 through January 31, 1997. If the Company does not exercise its option, VRI has an option to acquire the Company's interest in Vet Research.

5.  LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following at December 31, 1995 and 1994:

                                                                                          1995          1994
                                                                                       -----------   ----------
8 percent note payable, convertible into VCA common stock at $12.50 per
  share, due through 1997, secured by certain fixed and intangible assets...........   $    57,000   $   86,000
5 percent note payable, convertible into VCA common stock at $15.00 per
  share due through 1997, secured by stock of certain subsidiaries..................       196,000      391,000
11.2 percent note payable due through 1997, secured by assets
  of a certain subsidiary...........................................................       408,000      483,000
Adjustable rate note payable, interest at the treasury bill rate (6.3 percent at December 31, 1995) adjusted annually, due through June 2000 (discounted
  at 6.5 percent)...................................................................       300,000      355,000
Obligation due monthly through May 2000, secured by assets of certain
  subsidiary (discounted at 6.5 percent)............................................       230,000      273,000
Obligation due quarterly through 1997, (discounted at 8.75 percent).................       361,000           --
Obligation due quarterly through 2002, secured by assets of certain
  subsidiary (discounted at 8.75 percent)...........................................     2,580,000           --
Adjustable rate note payable, interest at the bank prime rate plus 0.5 percent,
  (capped at 8.5 percent at December 31, 1995), adjusted annually, due through
  2000, secured  by stock of a certain subsidiary...................................       592,000      698,000
3 percent note payable, converted into VCA common stock in June 1995
  at $7.00 per share................................................................            --      175,000
Adjustable rate notes payable, interest at the bank prime rate, adjusted annually
  (capped at 8.0 percent at December 31, 1995), various maturities through 2000,
  secured by assets and stock of certain subsidiaries...............................     2,516,000    2,899,000
Adjustable rate notes payable, interest at the bank prime rate plus 1 percent
  (8.0 percent to 9.5 percent at December 31, 1995), various maturities through
  2002, secured by assets and stock of certain subsidiaries.........................       510,000      589,000
6 percent notes payable, due through 2002, secured by stock of certain subsidiary...       641,000      760,000
7 percent and 7.5 percent notes payable, due through 2007, secured by
  assets and stock of certain subsidiaries..........................................    10,953,000    3,034,000
8 percent notes payable, various maturities through 2006, secured by stock of
  certain subsidiaries..............................................................     6,915,000      339,000
9 percent and 9.8 percent notes payable, various maturities through 2005,
  secured by assets of certain subsidiary and building..............................       898,000           --
Notes payable and other obligations, various maturities through 1997, secured by land, building and stock of certain subsidiaries (discounted at 10 to
  12 percent).......................................................................       299,000      471,000
10 percent notes payable, various maturities through 2005, secured by stock
  and assets of certain subsidiaries and land and building..........................     2,627,000    2,867,000

                                                                                            1995           1994
                                                                                        ------------   ------------
Revolving line of credit at the bank prime rate (8.5 percent at December 31, 1995)
  matures December 1996, convertible into a 36 month term loan.......................            --    $ 1,100,000
10.5 percent note payable, due through 1997, secured by land and
  building of a certain subsidiary...................................................   $ 1,016,000      1,025,000
Adjustable rate notes payable, interest at bank prime rate, plus 1.5 percent
  (capped at 9.0 percent at December 31, 1995), due through 2001, secured
  by assets and stock of certain subsidiaries........................................       707,000        803,000
11 percent note payable due through 2001, secured by assets
  of certain subsidiary..............................................................       383,000        449,000
Adjustable rate notes payable at the bank prime rate, plus 1 percent
  (9.75 percent at December 31, 1995)................................................       420,000      1,688,000
Notes payable, secured by assets and stock of certain subsidiaries, various
  maturities through 2001, interest at an average rate of 11 to 12 percent...........       123,000        152,000
                                                                                        -----------    -----------
Total debt obligations...............................................................    32,732,000     18,637,000
Capital lease obligations, due through 2000 (Note 9).................................       862,000        358,000
Less -- Unamortized discount.........................................................      (233,000)       (74,000)
                                                                                        -----------    -----------
                                                                                         33,361,000     18,921,000
Less -- Current portion..............................................................    (6,009,000)    (4,850,000)
                                                                                        -----------    -----------
                                                                                        $27,352,000    $14,071,000
                                                                                        ===========    ===========

The annual aggregate scheduled maturities of debt obligations for the five years subsequent to December 31, 1995 are presented below:

1996..........    $6,009,000
1997..........     6,321,000
1998..........     4,260,000
1999..........     3,839,000
2000..........     4,246,000
Thereafter....     8,686,000
                 -----------
                 $33,361,000
                 ===========

Certain acquisition debt of the Company included above and amounting to $23,102,000 and $14,608,000 at December 31, 1995 and 1994, respectively, is non-recourse debt secured solely by the assets or the stock of the veterinary hospital acquired under security arrangements whereby the creditor's sole remedy in the event of default is the contractual right to take possession of the entire veterinary hospital regardless of the outstanding indebtedness at the time of default.

The Company has an unsecured line of credit of $3.1 million. The line of credit is at the bank prime rate (8.5 percent at December 31, 1995) and expires in December 1996, at which time the outstanding balance on the line can, at the Company's option, convert to a 36-month term loan. At December 31, 1995, the Company had $3.1 million available under the line.

The following disclosure of the estimated fair value of the Company's debt is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required to develop the estimates of fair value, thus the estimates provided therein are not necessarily indicative of the amounts that could be realized in a current market exchange.

                                                    December 31, 1995
                                                  -----------------------
                                                   Carrying         Fair
                                                    Amount         Value
                                                  ----------   -----------
     Fixed-rate long-term debt.................   $23,229,000  $19,677,000
     Variable-rate long-term debt..............     4,123,000    4,123,000

The carrying values of variable-rate long-term debt is a reasonable estimate of their fair value. The estimated fair value of the Company's fixed-rate long-term debt is based on prime plus an estimated spread at December 31, 1995 for similar securities with similar remaining maturities.

6.  PREFERRED STOCK

On December 22, 1992, the Company completed the sale of 583,333 shares of convertible preferred stock for net proceeds of $2,985,000. The shares are convertible into 583,333 shares of the Company's common stock commencing December 22, 1997. The preferred stock participates in any dividend payments on the Company's common stock on an as converted basis. The preferred stock has a liquidation preference of $5.14 per share and it is callable by the Company any time after March 22, 1998 at a price of $5.14 per share. The preferred stock has no voting rights.

Under the Company's certificate of incorporation, the Company is authorized to issue additional series of preferred stock. The rights, preferences and privileges of the preferred stock are to be determined by the board of directors and do not require stockholder approval.

7.  COMMON STOCK

In January 1995, Star-Kist Foods, Inc. through its Heinz Pet Products division purchased 1,159,420 shares of the Company's common stock at $8.625 per share, resulting in net proceeds to the Company of $9,980,000.

In November 1995, the Company completed a secondary public offering of 2,965,026 shares of common stock for net proceeds of $33,932,000.

During 1995, the Company issued 1,075,226 shares of the Company's common stock valued at $11,980,000, the fair market value at the date of commitment, as a portion of the consideration for 15 animal hospitals and three veterinary diagnostic laboratories. Of this amount, 156,303 shares of common stock valued at $1,970,000 had not been issued as of December 31, 1995. Such shares are reflected as though they are outstanding in the accompanying consolidated financial statements.

In conjunction with the acquisition of two hospitals and PAL in 1994, the Company issued 235,329 shares of common stock with a market value at the date of issue of $1,717,000. Also in 1994, the Company issued 63,214 shares of common stock in settlement of a guaranteed purchase price contingently payable in cash or common stock (Note 8).

On October 6, 1991, the Company completed a public offering of 2,400,000 shares of common stock and 3,240,000 redeemable warrants for $12,598,000. Each redeemable warrant entitles the holder to purchase one share of common stock for $7.20 commencing April 10, 1992 until October 10, 1996, and is redeemable at the option of the Company at any time after April 10, 1992 on 30 days prior written notice, provided that the market price of the common stock equals or exceeds $9.00 per share for 20 consecutive trading days ending within 10 days prior to notice of redemption. Such market price exceeded $9.00 per share for 20 consecutive days on March 10,1995. During 1995, redeemable warrants were exercised for 1,271,508 shares of common stock. Cash proceeds from the exercise of redeemable warrants amounted to $8,896,000.

Under the provisions of the Company's non-qualified and incentive stock option plans for officers and key employees, 750,000 shares of common stock were reserved for issuance at December 31, 1992. On May 5, 1995, the stockholders of the Company approved the adoption of the Veterinary Centers of America, Inc. 1995 Stock Incentive Plan, and authorized the reservation of 750,000 shares of common stock for issuance under the Plan. The options become exercisable over a two to five year period, commencing at the date of grant or one year from the date of grant depending on the option. All options expire 10 years from the date of grant. The prices of all options granted were greater than or equal to the fair market value at the date of the grant.

The table below summarizes the transactions in the Company's stock option plans during 1995, 1994 and 1993:

                                                      1995        1994       1993
                                                   ----------   --------   --------
     Options outstanding at beginning of year...     705,001    598,650    342,700
     Granted....................................     820,750    132,800    275,500
     Exercised..................................     (21,034)    (9,499)    (5,838)
     Canceled...................................     (13,200)   (16,950)   (13,712)
                                                   ---------    -------    -------
     Options outstanding at end of year
       ($.75 to $12.38 per share)...............   1,491,517    705,001    598,650
                                                   =========    =======    =======

     Exercisable at end of year.................     640,824    419,708    285,338
                                                   =========    =======    =======

In addition to the options granted under VCA's stock option plans, the Company had 45,667 and 54,000 options outstanding at December 31, 1995 and 1994, respectively, to certain members of the board of directors and to the previous owners of certain acquired companies. During 1995, 8,333 of these options were exercised. The options are exercisable at $.75 to $6.00 per share. At December 31, 1995, 45,667 of the options are exercisable.

In November 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation." The statement recommends changes in accounting for employee stock-based compensation plans, and requires certain disclosures with respect to these plans. The Statement's disclosures will be adopted by the Company effective January 1, 1996.

8.  GUARANTEED PURCHASE PRICE CONTINGENTLY PAYABLE IN CASH OR COMMON STOCK

The Company has guaranteed the value of certain shares of its common stock issued in connection with the acquisition of certain animal hospitals in 1995. If the aggregate market value of the stock (as quoted by a nationally recognized stock exchange) at various specified valuation dates is below the value of the stock on the acquisition date, the Company has agreed to pay the difference in additional shares of stock, cash or notes payable. The Company's guarantee of the value, however, terminates if the common stock is registered for resale and trades at 110% to 120% of the issue price of the stock for five to twenty consecutive days. At December 31, 1995, there were 404,495 shares of stock outstanding with such guarantees, with issue prices ranging from $11.26 to $14.95.

In connection with certain acquisitions completed prior to 1995, the Company guaranteed the price of certain shares of its common stock issued in connection with the acquisitions. If the aggregate market value of the stock (as quoted by a nationally recognized stock exchange) had not reached the guaranteed value, which exceeded the value of the stock at the acquisition date, by the various specified valuation dates, the Company agreed to pay the difference in additional shares of stock, cash, or notes payable. The guaranteed purchase price contingently payable in cash or common stock represents the liability for the difference between the aggregate guaranteed value of the common stock net of the Company's estimate of the fair market value of the stock at the date of the acquisition, discounted at 10 percent.

In 1995, pursuant to two of these stock guarantee arrangements pertaining to a total of 13,494 shares, the Company paid $19,000 in cash for the difference between the guaranteed value of the stock held and the market value of the stock, as defined. The difference between the $19,000 and the $72,000 liability for the guaranteed purchase price contingently payable in cash or common stock, amounting to $53,000 was credited to additional paid-in-capital.

In 1994, pursuant to a stock guarantee arrangement for 80,000 shares, the Company issued 63,214 shares of common stock for the difference between the guaranteed value of the stock held and the market value of the stock, as defined. The market value of the additional shares issued, totaling $470,000, was charged to the liability for the guaranteed purchase price contingently payable in cash or common stock.

9.  COMMITMENTS

The Company operates many of its hospitals from premises that are leased from the hospitals' previous owners under operating leases with terms, including renewal options, ranging from one to 35 years.

The annual lease payments under the lease agreements have provisions for annual increases based on the Consumer Price Index. The Company also leases certain medical and computer equipment under capital leases.

The future minimum lease payments at December 31, 1995 are as follows:

                                                        Capital      Operating
                                                        Leases         Leases
                                                      -----------   ------------

     1996..........................................   $  401,000     $ 3,145,000
     1997..........................................      317,000       3,153,000
     1998..........................................      227,000       2,948,000
     1999..........................................       46,000       2,449,000
     2000..........................................       12,000       2,288,000
     Thereafter....................................           --      30,242,000
                                                      ----------     -----------
                                                       1,003,000     $44,225,000
                                                                     ===========
     Less -- Amount representing interest..........     (141,000)
                                                      ----------
     Present value of net minimum lease payments...   $  862,000
                                                      ==========

Rent expense totaled $2,936,000, $1,574,000 and $1,170,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Rental income totaled $246,000, $96,000 and $96,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

The Company has employment agreements with three officers of the Company which currently expire on December 31, 1998. Each of the agreements provide for annual compensation (subject to upward adjustment) which aggregated $559,000 for the year ended December 31, 1995.

10.  CALCULATION OF PER SHARE AMOUNTS

Earnings per share calculations are based on the weighted average common shares outstanding including obligated shares (Note 7) plus common shares subject to dilutive stock options, common shares contingently issuable pursuant to the guaranteed purchase price contingently payable in cash or common stock as discussed in Note 8, convertible debt and shares issuable upon redemption of redeemable warrants and conversion of preferred stock. Stock options, common shares contingently issuable and shares issuable upon conversion of preferred stock are not included in the weighted average common shares in 1993 as they have an anti-dilutive effect.

11.  Income Taxes

The provision for income taxes is comprised of the following:

                  1995         1994         1993
               -----------   ---------   ----------
Federal:
 Current....   $1,888,000     $183,000   $ 490,000
 Deferred...     (192,000)     296,000    (595,000)
               ----------     --------   ---------
                1,696,000      479,000    (105,000)
               ----------     --------   ---------
State:
 Current....      560,000      239,000     141,000
 Deferred...      (18,000)      13,000    (188,000)
               ----------     --------   ---------
                  542,000      252,000     (47,000)
               ----------     --------   ---------
               $2,238,000     $731,000   $(152,000)
               ==========     ========   =========

Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company reflected the impact as a cumulative adjustment in the 1993 first quarter and did not restate prior periods. The cumulative adjustment had a favorable impact of $221,000 on the net loss.

The net deferred tax asset (liability) is comprised of the following:

                                                            1995          1994
                                                        ------------   ----------
Current deferred tax assets (liabilities):
  Accounts receivable................................   $   301,000    $ 165,000
  State taxes........................................       156,000       34,000
  Other liabilities and reserves.....................       223,000      156,000
  Start-up costs.....................................        59,000      120,000
  Property, plant and equipment......................        95,000      (33,000)
  Restructuring......................................       345,000           --
  Other assets.......................................        (4,000)      (4,000)
                                                        -----------    ---------
             Total current deferred tax asset, net...   $ 1,175,000    $ 438,000
                                                        ===========    =========
                                                            1995         1994
                                                        -----------    ---------
Non-current deferred tax (liabilities) assets:
  Net operating loss carryforwards...................   $    76,000    $ 145,000
  Start-up costs.....................................       288,000      151,000
  Miscellaneous......................................            --       25,000
  Other assets.......................................      (119,000)    (124,000)
  Intangible assets..................................    (1,805,000)     (66,000)
  Valuation allowance................................       (76,000)    (145,000)
  Property, plant and equipment......................       335,000     (134,000)
                                                        -----------    ---------
Total non-current deferred tax liability, net........   $(1,301,000)   $(148,000)
                                                        ===========    =========

A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate is as follows:

                                            1995    1994     1993
                                            -----   -----   -------
  Federal income tax at statutory rate...   34.0%   34.0%   (34.0)%
  Effect of amortization of goodwill.....    5.0     9.0      5.0
  State taxes, net of Federal benefit....    8.0    12.0      2.0
  Cumulative impact of tax law change....     --      --     (3.0)
  Writedown of assets....................     --      --     24.0
                                            ----    ----    ------
                                            47.0%   55.0%    (6.0)%
                                            ====    ====    ======

For financial reporting purposes, the benefit arising from the utilization of operating loss carryforwards generated by companies prior to their acquisition by VCA is accounted for as a reduction of goodwill of the acquired companies. Such benefit amounted to $40,000 and $69,000 for the years ended December 31, 1993 and 1995, respectively. No benefit was realized for the year ended December 31, 1994. For tax reporting purposes, the acquired companies have Federal net operating loss carryforwards at December 31, 1995 of approximately $260,000 expiring through 2003.

12.  401(K) PLAN

During 1992, the Company established a voluntary retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers all eligible employees and provides for annual matching contributions by the Company at the discretion of the Company's board of directors. In 1995, 1994 and 1993, the Company provided a matching contribution of 20 percent, 20 percent and 15 percent, respectively of the first five percent of the employees' contributions, as defined. Such matching contributions approximated $87,000, $46,000 and $24,000 in 1995, 1994 and 1993, respectively.

13.  WRITEDOWN OF ASSETS

During 1993, the Company charged $2,310,000 to operations related to the writedown of goodwill and certain intangible assets at three of the Company's facilities. The determination to writedown these assets was based on the Company's estimate that forecasted losses at each facility indicated that the intangible assets would not be realized.

The first of the three hospitals was purchased in March 1989, with goodwill on the acquisition of $920,000. In the five years subsequent to the acquisition, the hospital generated losses aggregating $84,000 through December 31, 1993, due primarily to severe competition in the area from the veterinarian from whom the Company acquired the hospital. In January 1994, the economy in the area where the hospital operates was adversely impacted by the "Northridge Earthquake," further impacting the hospital's revenues and operating results.

The second hospital was purchased in December 1989, at a price of approximately $1 million, with goodwill on the acquisition of $997,000. Since the acquisition, the hospital generated aggregate net income of $250,000 through December 31, 1993, including a loss of $44,000 in 1992 and income of $17,000 in 1993. Included in the operating results is income of $73,000 in 1992 and $39,000 in 1993 from the rental of space at the facility to a veterinary surgery referral practice. The rental agreement was terminated in July 1993 and, due to the specialization of the services provided by the referral practice, the hospital was unable to find a suitable replacement. In addition to the impact of the loss of rental income, the hospital's revenue and income were adversely impacted by the loss of referral business from the referral practice. The departure of the group had a permanent negative impact on the hospital's net income and the recoverability of goodwill.

The third hospital was purchased in December 1991 at a price of approximately $800,000, with goodwill and other intangible assets on the acquisition of $778,000. The hospital generated net income in 1992 of $52,000 and a net loss in 1993 of $59,000. The hospital provided 24-hour emergency service under an arrangement whereby a veterinary emergency group used the hospital space during the hours that the regular hospital was closed. The emergency clinic's presence in the hospital provided substantial indirect benefits to the hospital's operating results. In September 1993, the emergency group terminated its arrangement with the hospital, and the operating results were adversely impacted. The Company has determined that emergency services cannot be replaced and the impact on the hospital will be permanent.

The Company's goal over the next two years is to minimize the facilities' cash flow requirements and ultimately bring the facilities to a breakeven status. The Company's strategy of building a network of hospitals in the markets they serve will be benefited by the hospitals' ability to provide services to customers in their vicinity, even though the facilities will not generate profits.

14.  RESTRUCTURING CHARGE

The operations of Cenvet were merged into VRI's operations to form Vet Research in March 1995. The combined operations were restructured to eliminate duplicate operating and overhead costs. The restructuring included the consolidation of facilities, staff reductions and the consolidation of ancillary operations. In connection with the restructuring, the Company recorded a charge of $1,086,000 in the first quarter of 1995 to accrue the estimated costs associated with the restructuring, consisting primarily of lease termination and severance costs.

The following is a summary of the restructuring costs:

                                   1995
                                ----------
  Employee severance costs...   $  468,000
  Lease commitments..........      433,000
  Other......................      185,000
                                ----------
                                $1,086,000
                                ==========

During 1995, the Company utilized $237,000 of the reserve for restructuring. At December 31, 1995, $849,000 of the restructuring reserves remained on the Company's balance sheet.

15.  LINES OF BUSINESS

The Company classifies its business operations into three segments: Animal Hospital, Premium Pet Food and Laboratory. Prior to January 1993, the Company's principal line of business was owning and operating animal hospitals. On January 1, 1993, the Company formed a joint venture, Vet's Choice, to develop, market and distribute new pet products and services (Note 4). Vet's Choice began generating revenue in March 1994 when it commenced distribution of its first product line. In March 1994, the Company acquired Professional Animal Laboratory and combined its existing laboratory to form the Laboratory segment.

                                 Animal    Premium                  Corporate &
(In thousands)                 Hospital   Pet Food    Laboratory   Eliminations     Total
                               --------   ---------   ----------   -------------   --------
  1995
  Revenues..................    $51,437    $ 4,756       $37,606        $(1,727)   $ 92,072
  Gross profit..............      9,381      1,551        13,629             --      24,561
  Restructuring cost........         --         --         1,086             --       1,086
  Operating income (loss)...      7,455     (2,573)        8,359         (3,890)      9,351
  Identifiable assets.......     62,152      3,854        29,798         45,661     141,465

  1994
  Revenues..................    $31,846    $   996       $10,150        $  (759)   $ 42,233
  Gross profit..............      6,252        349         3,577             --      10,178
  Operating income (loss)...      5,123     (3,094)        2,563         (2,796)      1,796
  Identifiable assets.......     31,995      3,599        13,532          3,073      52,199

16.  SUBSEQUENT EVENTS

During the first quarter of 1996 through March 19, 1996, the Company purchased six veterinary hospitals and a veterinary diagnostic laboratory in separate transactions for a total consideration (including acquisition costs) of $22,224,000, consisting of $9,650,000 in cash, $6,151,000 in notes payable,
242,926 shares of VCA common stock with a value of $3,868,000 and the assumption of liabilities totaling $2,555,000.

On February 27, 1996, the Company signed a definitive merger agreement with Pets' Rx, Inc. ("Pets' Rx"), pursuant to which the Company will acquire all of the outstanding securities of Pets' Rx. Pets' Rx owns and operates 16 veterinary hospitals in the San Jose and Sacramento, California and the Las Vegas, Nevada markets. Under the terms of the merger, the stockholders of Pets' Rx will receive approximately 970,000 shares of the Company's common stock (subject to adjustment). The Company expects that the merger will be consummated in the second quarter of 1996. The merger will be accounted for as a pooling of interests. If consummated, the merger will provide the Company with entry into the Las Vegas, Nevada market and will strengthen the Company's presence in Northern California.

Consummation of the merger with Pets' Rx is subject to certain significant
conditions.   Consequently, the merger of Pets' Rx and the Company may never be consummated.

On March 21, 1996, the Company signed a definitive merger agreement with The Pet Practice, Inc. ("TPP"), pursuant to which the Company will acquire all of the outstanding securities of TPP. TPP operates 86 veterinary hospitals in 11 states.

Under the terms of the agreement, each share of TPP common stock will be converted into a fraction of a share of VCA common stock determined by a reference to the average closing price of VCA common stock over the twenty trading days ending on the third day before the shareholder meetings at which the stockholders of VCA and TPP will consider the merger. If the average price of the VCA common stock ranges from $25 to $30 per share, the exchange ratio shall be determined by dividing $10 by the average price of the VCA common stock, resulting in a valuation of $10 per share of TPP common stock throughout the range. If the average closing price of the VCA common stock is less than $24 per share, the exchange ratio will be increased (from 0.395 shares at $24 per share) by 0.005 for each dollar of such reduction down to $18.50 of VCA common stock, and if the average price of VCA common stock is more than $31 per share, the exchange ratio shall be reduced (from 0.3350 at $31 per share) by
0.005 for each dollar of such increase, up to $49.00 per share. No further adjustment shall be made if the price of VCA stock shall be less than $18.50.
In each case, a proportionate reduction or increase, as the case may be, shall be made if the price of VCA common stock is less than a round dollar. If the average price of the VCA common stock is greater than $49.00, the exchange ratio should be determined by dividing $12.005 by the average price. By way of illustration, at $23 per share of VCA common stock, the exchange ratio shall be 0.400, resulting in a valuation of $9.20 per share of TPP common stock. At $32.00 per share of VCA common stock, the exchange ratio shall be 0.330, resulting in a valuation of $10.56 per share of TPP common stock. The Company expects that the merger will be consummated in the second quarter of 1996. The merger will be accounted for as a purchase. Each party has the right to terminate the definitive agreement if the average price of VCA common shares is $18.50 or less.

Consummation of the merger is subject to certain significant conditions. Consequently, the merger of VCA and TPP may never be consummated.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Veterinary Centers of America, Inc.:

     We have audited the accompanying supplemental combined balance sheets of Veterinary Centers of America, Inc. (a Delaware corporation), and subsidiaries, as of December 31, 1995 and 1994, and the related supplemental combined statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and the balance sheet of Pets' Rx, Inc. as of December 31, 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended included in the supplemental combined financial statements of Veterinary Centers of America, Inc. The supplemental combined historical statements give retroactive effect to the merger with Pets' Rx, Inc., on June 19, 1996, which subsequently will be accounted for as a pooling of interests as described in
Note 1. These supplemental financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We did not audit the 1994 and 1993 financial statements of Pets' Rx, Inc., included in the supplemental combined financial statements of Veterinary Centers of America, Inc., which statements reflect total assets and revenues constituting 25 percent and 19 percent, respectively, in 1994 and 19 percent of revenue in 1993, of the related supplemental combined totals. These statements were audited by other auditors whose reports thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Pets' Rx, Inc., in 1994 and 1993 is based solely upon the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the reports of the other auditors, the supplemental combined financial statements referred to above present fairly, in all material respects, the combined financial position of Veterinary Centers of America, Inc. and Pets' Rx, Inc. as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the merger with Pets' Rx, Inc. as described in Note 1, in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Los Angeles, California
June 19, 1996

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                     SUPPLEMENTAL COMBINED BALANCE SHEETS
                         AT DECEMBER 31, 1995 AND 1994
                         AND MARCH 31, 1996 (UNAUDITED)

                                     ASSETS

                                                                                            DECEMBER 31,
                                                                                     -----------------------------      MARCH 31,
                                                                                         1995            1994             1996
                                                                                     -------------    ------------    -------------
CURRENT ASSETS:                                                                                                        (Unaudited)

Cash and equivalents...........................................................       $ 47,551,000     $ 7,807,000     $ 37,866,000
Accounts receivable, less allowance for uncollectible accounts of $1,671,000 and $797,000 at December 31, 1995 and 1994, respectively, and
 $1,881,000 at March 31, 1996 (unaudited)......................................          6,508,000       1,955,000        8,994,000
Inventory, prepaid expenses and other..........................................          3,984,000       1,326,000        4,121,000
Deferred income taxes..........................................................          1,175,000         438,000        1,126,000
Prepaid income taxes...........................................................            494,000         172,000          730,000
                                                                                      ------------     -----------     ------------
 Total current assets..........................................................         59,712,000      11,698,000       52,837,000
PROPERTY, PLANT AND EQUIPMENT, NET.............................................         17,695,000      12,692,000       19,974,000

OTHER ASSETS:
 Goodwill, net.................................................................         66,943,000      38,264,000       85,392,000
 Covenants not to compete, net.................................................          5,210,000       2,646,000        5,852,000
 Building purchase options.....................................................          1,087,000         837,000          887,000
 Notes receivable..............................................................            978,000       1,080,000        1,283,000
 Deferred costs and other......................................................          1,791,000         685,000        2,129,000
                                                                                      ------------     -----------     ------------
                                                                                      $153,416,000     $67,902,000     $168,354,000
                                                                                      ============     ===========     ============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term obligations.......................................      $   7,421,000     $ 5,552,000     $  8,730,000
Accounts payable...............................................................          5,930,000       2,980,000        6,855,000
Accrued payroll and taxes......................................................          2,207,000       1,191,000        2,531,000
Other accrued liabilities......................................................          4,705,000       2,498,000        4,264,000
                                                                                      ------------     -----------     ------------
 Total current liabilities.....................................................         20,263,000      12,221,000       22,380,000
LONG TERM OBLIGATIONS, less current portion....................................         36,778,000      25,057,000       38,807,000
GUARANTEED PURCHASE PRICE CONTINGENTLY PAYABLE IN
 CASH OR COMMON STOCK..........................................................                             72,000
DEFERRED INCOME TAXES..........................................................          1,301,000         148,000        1,538,000
MINORITY INTEREST..............................................................          4,856,000       5,034,000        5,112,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Preferred stock; $.001 par value; Authorized -- 1,000,000 shares:
  Issued and outstanding -- 583,333 at December 31, 1995 and 1994..............              1,000           1,000            1,000
 Common stock; $.001 par value; Authorized -- 30,000,000 shares:
  Issued and outstanding -- 12,845,831 and 6,248,126 at
  December 31, 1995 and 1994 respectively, and 13,828,444
  at March 31, 1996 (unaudited)................................................             13,000           6,000           14,000
 Additional paid-in capital....................................................         99,685,000      33,630,000      109,223,000
 Accumulated deficit...........................................................         (9,481,000)     (8,267,000)      (8,721,000)
                                                                                      ------------     -----------     ------------
  Total stockholders' equity...................................................         90,218,000      25,370,000      100,517,000
                                                                                      ------------     -----------     ------------
                                                                                      $153,416,000     $67,902,000     $168,354,000

   The accompanying notes are an integral part of these supplemental combined balance sheets.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
         AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

                                                              Years Ended December 31,               Three Months Ended March 31,
                                                  ------------------------------------------------   -----------------------------
                                                       1995              1994             1993           1996             1995
                                                  --------------    -------------    -------------   -------------    ------------
                                                                                                             (Unaudited)
Revenues.......................................     $107,694,000      $51,871,000      $31,098,000     $35,232,000     $18,652,000
Direct costs...................................       80,747,000       40,834,000       25,562,000      26,710,000      14,741,000
                                                    ------------      -----------      -----------     -----------     -----------
Gross profit...................................       26,947,000       11,037,000        5,536,000       8,522,000       3,911,000
Selling, general and administrative............       13,036,000        8,704,000        4,916,000       3,844,000       2,761,000
Depreciation and amortization..................        4,144,000        2,065,000        1,410,000       1,235,000         740,000
Restructuring charge...........................        1,086,000                                                         1,086,000
Writedown of assets............................        2,148,000                         4,506,000
                                                    ------------      -----------      -----------     -----------     -----------
Operating income (loss)........................        6,533,000          268,000       (5,296,000)      3,443,000        (676,000)
Interest income................................          828,000          404,000          469,000         388,000         145,000
Interest expense...............................        3,377,000        2,388,000        1,225,000         901,000         737,000
                                                    ------------      -----------      -----------     -----------     -----------
Income (loss) before minority interest, income
 taxes and cumulative effect of accounting
 change........................................        3,984,000       (1,716,000)      (6,052,000)      2,930,000      (1,268,000)
Minority interest in income (loss) of
 subsidiaries..................................        2,960,000         (540,000)        (334,000)      1,371,000          31,000
                                                    ------------      -----------      -----------     -----------     -----------

Income (loss) before income taxes and
 cumulative effect of accounting change........        1,024,000       (1,176,000)      (5,718,000)      1,559,000      (1,299,000)
Provision (benefit) for income taxes...........        2,238,000          731,000         (152,000)        799,000        (263,000)
                                                    ------------      -----------      -----------     -----------     -----------
(Loss) income before cumulative effect of
 accounting change.............................       (1,214,000)      (1,907,000)      (5,566,000)        760,000      (1,036,000)
Cumulative effect of accounting change.........                                            221,000
                                                    ------------      -----------      -----------     -----------     -----------
Net (loss) income..............................     $ (1,214,000)     $(1,907,000)     $(5,345,000)    $   760,000     $(1,036,000)
                                                    ============      ===========      ===========     ===========     ===========

(LOSS) EARNINGS PER SHARE:
(Loss) earnings before cumulative effect of
 accounting change.............................           $(0.11)          $(0.26)          $(0.93)          $0.05          $(0.14)
Cumulative effect of accounting change.........                                               0.03
                                                    ------------      -----------      -----------     -----------     -----------
Net (loss) earnings per common share...........           $(0.11)          $(0.26)          $(0.90)          $0.05          $(0.14)
                                                    ============      ===========      ===========     ===========     ===========
Average common shares used for computing
 (loss) earnings per share.....................       11,504,000        7,233,000        5,966,000      15,911,000       7,666,000
                                                    ============      ===========      ===========     ===========     ===========

   The accompanying notes are an integral part of these supplemental combined financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

            SUPPLEMENTAL COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
             AND THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)


                                                     Common Stock         Preferred Stock     Additional      Accumulated
                                              ------------------------  ------------------      Paid-In        Earnings
                                                   Shares      Amount    Shares    Amount       Capital        (Deficit)
                                              -------------  ---------  --------  --------  ------------    -------------
BALANCES, December 31, 1992
As previously stated..........................    5,133,785    $ 5,000   583,000    $1,000    $ 21,541,000    $   752,000
Pooling with Pets' Rx, Inc....................      256,853                                      3,919,000     (1,335,000)
                                                -----------    -------  --------    ------    ------------    -----------
Balances, as restated.........................    5,390,638      5,000   583,000     1,000      25,460,000       (583,000)
Sale of common stock..........................       46,317                                        200,000
Sale of warrants..............................                                                     221,000
Issued under stock option plans...............       39,171                                        149,000
Stock dividend................................        7,680                                        208,000       (208,000)
Net loss......................................                                                                 (5,345,000)
                                                -----------    -------  --------    ------    ------------    -----------
BALANCES, December 31, 1993...................    5,483,806      5,000   583,000     1,000      26,238,000     (6,136,000)
Sale of common stock..........................      125,808                                      3,245,000
Sale of warrants..............................                                                      13,000
Exercise of warrants..........................       55,580                                         55,000
Stock dividend................................        8,256                                        224,000       (224,000)
Stock issued for payment of interest..........       30,841                                        223,000
Issued under stock option plans...............       32,765                                        198,000
Business acquisitions.........................      237,483                                      1,732,000
Conversion of convertible debt................      210,373      1,000                           1,232,000
Settlement of guaranteed purchase price
     contingently payable in cash or common
     stock....................................       63,214                                        470,000
Net loss......................................                                                                 (1,907,000)
                                                -----------    -------  --------    ------    ------------    -----------
BALANCES, December 31, 1994...................    6,248,126      6,000   583,000     1,000      33,630,000     (8,267,000)
Sale of common stock..........................    4,129,616      4,000                          44,058,000
Sale of redeemable warrants...................        4,607                                         58,000
  Exercise of redeemable warrants.............    1,271,508      2,000                           8,894,000
Exercise of warrants issued in connection
 with the Vet Research joint venture..........       50,000                                        550,000
Issued under stock plans......................       29,367                                        209,000
Business acquisitions.........................    1,075,288      1,000                          11,979,000
Conversion of convertible debt................       37,319                                        254,000
Settlement of guaranteed purchase price
     contingently payable in cash or common
     stock....................................                                                      53,000
Net loss......................................                                                                 (1,214,000)
                                                -----------    -------  --------    ------    ------------    -----------
BALANCES, December 31, 1995...................   12,845,831     13,000   583,000     1,000      99,685,000     (9,481,000)
Sale of common stock (unaudited)..............        6,894                                        200,000
  Exercise of redeemable warrants
 (unaudited)..................................      542,431      1,000                           3,855,000
Exercise of warrants issued in connection
 with the Vet Research joint venture
  (unaudited).................................      134,000                                      1,474,000
Issued under stock plans (unaudited)..........       56,363                                        141,000
Business acquisitions (unaudited).............      242,925                                      3,868,000
Net income (unaudited)........................                                                                    760,000
                                                -----------    -------  --------    ------    ------------    -----------
BALANCES, March 31, 1996 (Unaudited)..........   13,828,444    $14,000   583,000    $1,000    $109,223,000    $(8,721,000)
                                                ===========    =======  ========    ======    ============    ===========

   The accompanying notes are an integral part of these supplemental combined financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
         AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

                                                                                                           Three Months Ended
                                                                                                                March 31,
                                                                                                     ------------------------------
                                                       1995             1994             1993             1996             1995
                                                  ------------    -------------    -------------    --------------   --------------
                                                                                                             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income.............................    $ (1,214,000)     $(1,907,000)     $(5,345,000)    $    760,000      $(1,036,000)
 Adjustments to reconcile net (loss) income to
  net cash provided by operating activities:
  Depreciation and amortization................       4,144,000        2,065,000        1,410,000        1,235,000          740,000
  Gain on sale of land and building............         (19,000)                                                            (18,000)
  Amortization of debt discount................         454,000           15,000           13,000           72,000            3,000
  Equity contribution for product development
   costs.......................................                                           806,000
  Utilization of acquired NOL carryforwards....          69,000                            40,000
  Writedown of assets..........................       2,148,000                         4,506,000
  Minority interest in income (loss) of
   subsidiary..................................       2,960,000         (540,000)        (600,000)       1,371,000           31,000
  Distributions to minority interest partners..      (4,058,000)        (904,000)        (122,000)        (961,000)         (43,000)
  (Increase) decrease in accounts receivable,
   net.........................................      (2,140,000)        (124,000)          24,000       (1,289,000)      (1,507,000)
  (Increase) decrease in inventory and other...      (1,875,000)        (203,000)          16,000         (374,000)        (925,000)
  (Increase) decrease in prepaid income taxes..        (322,000)        (172,000)          99,000          244,000         (332,000)
  (Increase) decrease in other assets, net.....        (208,000)        (122,000)        (271,000)        (330,000)           7,000
  (Increase) decrease in deferred income tax
   asset.......................................        (737,000)         408,000         (872,000)         286,000           65,000
  Increase in accounts payable and accrued
   liabilities.................................       4,198,000        2,829,000          801,000          208,000        3,026,000
  (Decrease) increase in income taxes payable..                         (337,000)         412,000
  Increase in deferred income tax liability....         437,000           73,000
                                                    -----------      -----------       ----------      -----------     ------------
   Net cash provided by operating activities...       3,837,000        1,081,000          917,000        1,222,000           11,000
                                                    -----------      -----------       ----------      -----------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Business acquisitions, net of cash acquired...      (9,147,000)      (6,810,000)      (2,161,000)     (12,051,000)      (2,028,000)
 Property, plant and equipment additions, net..      (2,983,000)      (1,166,000)        (809,000)      (1,012,000)        (156,000)
 Sale of marketable securities.................                                           140,000
 Proceeds from sale of land and building.......         600,000                                                             600,000
 Payments for building purchase options........        (250,000)         (60,000)        (250,000)
                                                    -----------      -----------       ----------      -----------     ------------
  Net cash used in investing activities........     (11,780,000)      (8,036,000)      (3,080,000)     (13,063,000)      (1,584,000)
                                                    -----------      -----------       ----------      -----------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 (Repayment of) proceeds from line of credit
  and addition of long-term obligations........      (1,100,000)       1,394,000        1,511,000                        (1,100,000)
 Reduction of long-term obligations and notes
  payable......................................      (6,241,000)      (3,097,000)      (1,908,000)      (3,526,000)      (2,269,000)
 Payments received (advances made) on notes
  receivable...................................         272,000          (43,000)          31,000           12,000          225,000
 Payments on guaranteed purchase price
  contingently payable in cash or common stock.         (19,000)
 Net proceeds from sale of common stock........      44,062,000        3,245,000          200,000          200,000       10,080,000
 Net proceeds from exercise of warrants........                           55,000
 Net proceeds from exercise of redeemable
  warrants.....................................       8,896,000                                          3,855,000        2,108,000
 Proceeds from exercise of warrants issued in
  connection with Vet Research joint venture...         550,000                                          1,474,000
 Proceeds from sale of warrants................                           13,000          221,000
 Proceeds from sale of redeemable warrants.....          58,000
 Proceeds from issuance of common stock under
  stock option plans...........................         209,000          198,000          149,000          141,000            4,000
 Capital contribution of minority interest
  partners.....................................       1,000,000           30,000        2,970,000
                                                    -----------      -----------       ----------      -----------     ------------
   Net cash provided by financing activities...      47,687,000        1,795,000        3,174,000        2,156,000        9,048,000
                                                    -----------      -----------       ----------      -----------     ------------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS....      39,744,000       (5,160,000)       1,011,000       (9,685,000)       7,475,000
CASH AND EQUIVALENTS AT BEGINNING OF YEAR......       7,807,000       12,967,000       11,956,000       47,551,000        7,807,000
                                                   ------------      -----------      -----------     ------------     ------------
CASH AND EQUIVALENTS AT END OF YEAR............    $ 47,551,000      $ 7,807,000      $12,967,000     $ 37,866,000      $15,282,000
                                                   ============      ===========      ===========     ============     ============


   The accompanying notes are an integral part of these supplemental combined financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
         AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                                  (CONTINUED)

                                                                                                            Three Months
                                                               Years Ended December 31,                    Ended March 31,
                                                     -----------------------------------------    --------------------------------
                                                         1995            1994           1993           1996              1995
                                                     ------------     ----------     ----------   ---------------    -------------
                                                                                                             (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:

Interest paid......................................   $  2,878,000     $ 2,277,000     $ 1,146,000     $   832,000     $   701,000
Taxes paid.........................................      2,688,000         759,000         193,000         269,000           4,000
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND FINANCING
 ACTIVITIES:
In connection with acquisitions, assets
 acquired and liabilities assumed were as
 follows:
Fair value of assets acquired......................   $ 43,223,000     $19,584,000     $10,846,000     $23,304,000     $11,571,000
Less: Consideration given
 Cash paid to sellers, net of cash acquired........     (9,147,000)     (6,810,000)     (2,161,000)     (9,875,000)     (2,028,000)
 Cash paid in settlement of
  assumed liabilities..............................                                                     (2,176,000)
 Common stock issued...............................    (11,980,000)     (1,732,000)                     (3,868,000)     (2,300,000)
                                                      ------------     -----------     -----------     -----------     -----------
Liabilities assumed including
 notes payable issued..............................   $ 22,096,000     $11,042,000     $ 8,685,000     $ 7,385,000     $ 7,243,000
                                                      ============     ===========     ===========     ===========     ===========
In connection with the formation of the joint
 venture and partnerships, assets and liabilities
 contributed by the partners were as follows:
Assets.............................................   $  3,467,000     $   330,000     $        --     $   317,000     $ 3,119,000
Liabilities........................................      1,063,000                                                       1,063,000
                                                      ------------     -----------     -----------     -----------     -----------
Non-cash capital contribution of minority
 interest partners.................................   $  2,404,000     $   330,000     $        --      $   317,000     $ 2,056,000
                                                      ============     ===========     ===========     ===========     ===========

Issuance of common stock in exchange for
 convertible debt..................................   $    254,000     $ 1,233,000     $        --     $        --     $        --
                                                      ============     ===========     ===========     ===========     ===========

Settlement of guaranteed purchase price
 through issuance of common stock..................   $     53,000     $   470,000     $        --     $        --     $        --
                                                      ============     ===========     ===========     ===========     ===========

Non-cash increase in long-term obligations due
 to purchase of equipment and building.............   $    262,000     $   164,000     $   860,000     $        --     $   466,000
                                                      ============     ===========     ===========     ===========     ===========

Conversion of accounts payable to notes
 payable...........................................   $    381,000     $        --     $        --     $        --     $        --
                                                      ============     ===========     ===========     ===========     ===========

Payment of accrued interest on notes by
 issuance of common stock..........................   $         --     $   223,000     $        --     $        --     $        --
                                                      ============     ===========     ===========     ===========     ===========

   The accompanying notes are an integral part of these supplemental combined financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

1.  BASIS OF PRESENTATION, BUSINESS AND ORGANIZATION

The Merger

 In June 1996, Veterinary Centers of America, Inc. ("VCA" or the "Company") merged with Pets' Rx, Inc. (Pets' Rx), in a transaction to be accounted for as a pooling of interests (the "Merger"). On or about August 15, 1996, VCA will restate its historical financial statements to reflect the pooling of interests transaction. Those restated financials will resemble these supplemental combined consolidated financial statements in all material aspects. These supplemental financial statements are presented to provide the reader with an understanding of the combined historical results of VCA.


 Pursuant to the Merger, each share of Pets' Rx common stock was converted into .08617 shares of VCA common stock. In aggregate, 6,323,294 million shares of
Pets' Rx common stock were converted into 544,880 shares of VCA common stock. Each share of Pets' Rx redeemable convertible preferred stock outstanding immediately prior to the merger was converted into 118,329 shares of VCA common stock. Each share of convertible preferred stock outstanding immediately prior to the Merger was converted into 137,872 shares of VCA common stock. Previously reported financial information for VCA and Pets' Rx for each of the three years in the period ended December 31, 1995, is shown in the table below. To conform to consistent methods of accounting, adjustments of historical data were made. Among these were the adjustments related to the allocation of intangible assets in connection with purchase transactions and the related amortization and the writedown of intangible assets resulting from conforming to VCA's method of analyzing the realization of goodwill utilizing the undiscounted net income method.


(In thousands)                                 Years Ended December 31,
                                        -----------------------------------
                                             1995        1994        1993
                                        -----------    ---------   --------
Historical VCA net income (loss)          $ 2,564       $   589     $(1,858)
Historical Pets' Rx net loss               (1,977)       (2,805)     (1,522)
                                          -------       -------     -------
Historical combined net income (loss)         587        (2,216)     (3,380)
Amortization of assets                        347           309         108
Writedown of assets                        (2,148)           --      (2,073)
                                          -------       -------     -------
Restated combined net loss                $(1,214)      $(1,907)    $(5,345)
                                          =======       =======     =======

Veterinary Centers of America, Inc. Formation

 Veterinary Centers of America, Inc. ("VCA" or the "Company"), a Delaware corporation, was founded in 1986 and is a leading companion animal health care company. The Company operates one of the largest networks of free-standing, full service animal hospitals in the country and one of the largest networks of veterinary-exclusive diagnostic laboratories in the nation. The Company also markets both a life-stage and a therapeutic line of premium pet foods through Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company.

 At June 19, 1996, the Company owned 80 animal hospitals, 19 of which were located in Northern California, 18 in Southern California, eight in Pennsylvania, six in Massachusetts, five in Nevada, four in Maryland, three in each of Alaska, Florida and New Mexico, two in each of Colorado, Utah and Virginia, and one in each of Arizona, Georgia, Hawaii, Illinois and Delaware. The Company's animal hospitals provide primary care, diagnostic, surgical and boarding services for animals.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

 In March 1994, the Company expanded its presence in the laboratory business with the acquisition of a 70 percent interest in Professional Animal Laboratory ("PAL"). During 1995, the Company further expanded its laboratory business with the acquisition of Cenvet, Inc. ("Cenvet") and its subsequent contribution to Vet Research Laboratories, LLC. ("Vet Research"). Also in 1995, the Company acquired four other veterinary diagnostic laboratories, as well as the remaining 30 percent interest in PAL. The Company's laboratories serve over 8,000 animal hospitals located in 40 states.

 In January 1993, the Company formed a joint venture, Vet's Choice, to develop, manufacture, market and distribute new pet products and services. The joint venture was in the development stage during all of 1993 and consequently generated no revenues or gross profit in 1993 (Note 4). The joint venture distributes two lines of premium pet food, Select Balance, a life-stage diet and Select Care, a therapeutic line. Select Balance is sold to veterinary hospitals and clinics, as well as pet stores. Select Care is sold only to veterinary hospitals.

Pets' Rx Formation

 Pets' Rx was incorporated in Delaware on May 28, 1991. The Company is engaged in the acquisition and operation of veterinary clinics. As of December 31, 1995, the Company operates 16 clinics in the San Jose and Sacramento, California, and Las Vegas, Nevada, markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Principles of Consolidation

 The supplemental combined financial statements include the financial position and results of operations of VCA and all of its subsidiaries combined with the financial position and results of operations of Pets' Rx and all of its subsidiaries. As previously discussed, these supplemental combined financial statements reflect how VCA's consolidated financial statements will look following the June 19, 1996 restatement for the merger with Pets' Rx.

b.  Interim Accounting Policy

 The accompanying unaudited supplemental combined financial statements have not been audited by independent public accountants, but in the opinion of VCA and Pets' Rx management, such unaudited statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the combined financial positions of VCA and Pets' Rx as of March 31, 1996 and the results of their operations and cash flows for the three months ended March 31, 1995 and 1996. Although the management of VCA and Pets' Rx believes that the disclosures in these supplemental combined financial statements are adequate to make the information presented not misleading, certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for the three months ended March 31, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year.

c.  Cash Equivalents

 For purposes of the balance sheets and statements of cash flows, the Company considers only highly liquid investments to be cash equivalents. Of its cash on hand at December 31, 1995 and 1994, $1,907,000 and $2,982,000, respectively, was restricted for use in the conduct of the Vet's Choice joint venture.

d.  Inventory

 Inventory is valued at the lower of cost or market using the first-in, first-out method.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

e.  Property, Plant and Equipment

 Property, plant and equipment is recorded at cost. Capitalized equipment leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the equipment at the beginning of the lease term.

 Depreciation is recorded using the straight-line method over the estimated useful lives of property and equipment (principally five to seven years) and capitalized equipment leases (principally five years). Leasehold improvements are amortized over the lives of the leases (principally 10 years). Costs of normal repairs and maintenance are expensed as incurred.

Property, plant and equipment consisted of:

                                          1995            1994
                                      ------------   -------------
Land...............................    $ 2,795,000     $ 2,328,000
Building and improvements..........      6,544,000       5,378,000
Leasehold improvements.............      2,410,000       1,458,000
Furniture and equipment............      8,633,000       4,909,000
Capitalized equipment leases.......      1,334,000         532,000
                                       -----------     -----------
                                        21,716,000      14,605,000
Less -- Accumulated depreciation...     (4,021,000)     (1,913,000)
                                       -----------     -----------
                                       $17,695,000     $12,692,000
                                       ===========     ===========

 Accumulated depreciation on equipment held under capital leases amounted to $303,000 and $170,000 at December 31, 1995 and 1994, respectively.

f.  Goodwill and Other Intangible Assets

 Goodwill relating to acquisitions represents the purchase price paid and liabilities incurred in excess of the fair market value of net assets acquired. Goodwill is amortized over the expected period to be benefited, not exceeding 40 years, on a straight-line basis.

 Subsequent to its acquisitions, the Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related facility's undiscounted net income over the remaining life of the goodwill in measuring whether the goodwill is recoverable (Note 13).

 Other intangible assets principally include covenants not to compete. The value assigned to the covenants not to compete is amortized on a straight-line basis over the term of the agreements (principally 5 to 10 years).

 Accumulated amortization of goodwill and covenants not to compete and other at December 31, 1995 is $3,563,000 and $2,986,000, respectively. Accumulated amortization of goodwill and covenants not to compete and other at December 31, 1994 is $3,792,000 and $1,259,000, respectively.

 In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Statement was adopted by the Company

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

on January 1, 1996. The Company does not expect implementation of this statement to have a material effect on its financial position or its results of operations.

g.  Investments

 Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities," which establishes standards of financial accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The adoption of this Statement did not have a material effect on the financial position or results of operations of the Company.

h.  Accounting Change

 Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (Note 11).

 The cumulative effect of this accounting change, which resulted in recognizing previously unrecognized tax benefits for years prior to January 1, 1993, decreased the net loss for 1993 by $221,000.

i.  Reclassifications

 Certain 1994 balances have been reclassified to conform with the 1995 financial statement presentation.

3.  ACQUISITIONS AND DISPOSITIONS

 During 1996, through June 19, 1996, the Company purchased 11 veterinary hospitals and three veterinary diagnostic laboratories in separate transactions. In connection with the acquisitions which were accounted for as a purchase, the aggregate consideration (including acquisition costs) was $28,718,000 consisting of $13,614,000 in cash, $8,066,000 in long-term obligations, 242,926 shares of VCA common stock with a value of $3,868,000 and the assumption of liabilities totalling $3,170,000. In connection with the two acquisitions which were treated as a pooling of interests, VCA issued 151,010 shares of VCA common stock. Additionally, on June 19, 1996 the Company consummated a merger with Pets' Rx for 801,081 shares of VCA common stock. The merger with Pets' Rx will be accounted for as a pooling of interests.

 During 1995, the Company purchased 25 animal hospitals for an aggregate consideration (including acquisition costs) of $29,019,000, consisting of $6,436,000 in cash, $10,859,000 in debt, 836,576 shares of common stock of the Company, with a value of $9,780,000, and the assumption of liabilities totaling $1,944,000. In addition, the Company paid $250,000 to acquire an option to purchase the land and building of two of the hospitals.

 Also during 1995, the Company purchased substantially all of the assets of Cenvet, a full-service veterinary diagnostic laboratory, four other veterinary diagnostic laboratories and the remaining 30 percent interest in PAL, for an aggregate consideration of $13,986,000, including acquisition costs, consisting of $2,671,000 in cash, $8,633,000 in long-term obligations, 238,712 shares of VCA common stock, with a value of $2,200,000 and the assumption of liabilities totaling $482,000.

 On March 20,1995, the Company and Vet Research, Inc., ("VRI"), formed Vet Research Laboratories, LLC ("Vet Research"). In connection with the formation of Vet Research, VRI contributed all of the assets and certain of the liabilities of VRI's full-service veterinary diagnostic laboratory located in Farmingdale, New York. The Company contributed substantially all of the assets and certain of the liabilities of Cenvet for a 51 percent controlling interest in the joint venture (Note 4).

 In connection with the formation of Vet Research, the Company issued warrants to purchase 363,636 shares of the common stock of the Company at $11.00 per share. The warrants were purchased at $0.001 per warrant and are exercisable until the fifth day

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

following the last day upon which the Company is permitted to close the purchase of VRI's interest in Vet Research pursuant to the VCA Option Agreement.

 In 1994, VCA purchased four veterinary hospitals for a total consideration (including acquisition costs) of $5,754,000 consisting of $1,329,000 in cash, $3,663,000 in non-recourse promissory notes payable, 91,996 shares of VCA common stock with a value of $680,000, and the assumption of liabilities totaling $82,000. In addition, the Company paid $60,000 to acquire an option to purchase the land and building of one of the hospitals.

 In 1994, the Company acquired substantially all of the assets and assumed certain of the liabilities of PAL, a full-service veterinary laboratory, located in Irvine, California. In connection with the purchase, the Company also acquired from a principal shareholder of PAL, the real property and building occupied by the business of PAL. The net consideration (including acquisition costs) paid by the Company in connection with these transactions, totaling $9,799,000, consisted of $4,619,000 in cash, $3,446,000 in notes payable,
143,333 shares of VCA common stock with a value of $1,037,000, and the assumption of liabilities totaling $697,000.

 The non-recourse notes payable, with a principal amount of $3,663,000, to the previous owners of the hospitals are secured by the assets of the acquired hospitals. The fair market value of the tangible assets acquired, including accounts receivable, supplies, inventory and hospital equipment, totals approximately $360,000.

 In 1993, VCA purchased six veterinary hospitals for a total consideration of $4,113,000 consisting of $1,021,000 in cash, $2,967,000 in non-recourse notes payable and the assumption of liabilities totaling $125,000. In addition, the Company paid $250,000 to acquire options to purchase the land and building of two of the hospitals. The obligations of the Company to the previous owners pursuant to the non-recourse notes are secured by the assets of the companies acquired. The fair market value of the tangible assets acquired including accounts receivable, supplies, inventory and hospital equipment, totals approximately $295,000. During 1993, the Company exercised its option to purchase the land and building of one of its animal hospitals for total consideration of approximately $1,296,000 consisting of a $436,000 option payment made in 1992 and the assumption of a mortgage payable in the amount of $860,000.

 All 1993 and 1994 acquisitions have been accounted for using the purchase method of accounting. The operations of the acquired companies are included in the accompanying consolidated financial statements from the date of acquisition.

 Since its inception, Pets' Rx has completed the acquisition of 19 veterinary clinics (of which three have been merged into other clinics). All of the acquisitions were accounted for using the purchase method of accounting; accordingly, the costs of these acquisitions have been allocated to assets acquired based on their fair value at date of acquisition. The results of the acquired clinics are included in Pets' Rx results commencing from the date of acquisition.

 During 1995, Pets' Rx acquired a veterinary hospital for a total consideration of $218,000 consisting of $40,000 in cash, $25,000 in a secured promissory note payable, $15,000 payable under covenants not to compete, $31,000 payable under an assumed lease obligation, and $107,000 in other liabilities.

 During 1995, a limited liability company (LLC) was formed by combining a veterinary clinic owned by Pets' Rx with the practice of another veterinary clinic owned by an unrelated party. Certain assets were contributed by each party to form the new entity, which is not liable for any contracts or for any indebtedness relating to the predecessor clinics. The Company has an 80% interest in the LLC.

 During 1994, Pets' Rx completed the acquisition of six veterinary hospitals for total consideration of $4,031,000, consisting of $862,000 in cash, $2,529,000 in secured promissory notes payable, $325,000 payable under covenants not to compete, 2,154 shares of common stock valued at $15,000 and the assumption of $300,000 of notes payable.

 During 1993, Pets' Rx completed the acquisition of four veterinary clinics for total consideration of $6,733,000 consisting of $1,140,000 in cash, $5,350,000 in secured promissory notes payable, $200,000 payable under covenants not to compete, and the assumption of $43,000 in trade and payroll liabilities.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

 The unaudited pro forma results listed below reflect purchase price accounting adjustments assuming 1994, 1995 and 1996 acquisitions (through June 19, 1996) occurred at January 1, 1994. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any efficiencies that might be achieved from the combined operations.

                                  UNAUDITED PRO FORMA INFORMATION
                                  -------------------------------
                                      YEARS ENDED DECEMBER 31,
                                        1995            1994
                                  --------------     ------------
Revenue.........................    $127,933,000     $113,655,000
Net income (loss)...............       1,048,000           (4,000)
Net earnings (loss) per share...    $       0.08     $      (0.00)

4.  JOINT VENTURES

 In January 1993, the Company entered into a joint venture with Heinz Pet Products, Vet's Choice, to develop, manufacture and market new pet products and services. The Company obtained a 50.5 percent controlling interest in the joint venture for a capital contribution of $3,030,000 in cash and is the managing general partner. Heinz Pet Products ("HPP"), contributed $2,970,000 in cash for a 49.5 percent minority interest in the joint venture. Under the terms of the partnership agreement, HPP also agreed to make an additional capital contribution of their product development costs of up to $1 million. The actual costs incurred during 1993 were $806,000. Such costs were expensed and credited to the minority interest partner's equity account. Commencing January 1, 1996 the joint venture will make preferential distributions to HPP of any distributable cash in excess of $3 million in any fiscal year until such time as HPP has received preferential distributions amounting to the total development costs that it contributed. As provided by the partnership agreement, the Company and Heinz Pet Products each contributed $1 million to the joint venture in the third quarter of 1995. The joint venture agreement between the Company and HPP provides for restrictions on the transfer of each partner's respective interest in the joint venture and for reciprocal buy-sell provisions. Heinz Pet Products has agreed to lend Vet's Choice up to $1.0 million at its bank prime rate plus one-half percent for working capital.

 The Company operates Vet Research in a joint venture with VRI. Vet Research's operating results have been accounted for as part of the consolidated operations of the Company. Distributions of distributable cash will be made pursuant to a formula contained in the operating agreement between the Company and VRI. Pursuant to that formula, during each contract year, the first $1.5 million of distributable cash is distributed to VRI; the next $3 million of distributable cash is distributed to the Company; and the remaining distributable cash is distributed 25 percent to the Company and 75 percent to VRI. The Company has recorded minority interest expense related to the joint venture based on the estimated percentage of annual income which will be distributed to the minority interest partner pursuant to the operating agreement. The estimate is reviewed and adjusted on a quarterly basis. The 1995 results include minority interest expense of 52.4 percent of Vet Research's income.

 The Company has an option pursuant to an agreement with VRI to acquire VRI's entire interest in Vet Research for a purchase price as computed in accordance with the operating agreement. The Company's option is exercisable January 1, 1997 through January 31, 1997. If the Company does not exercise its option, VRI has an option to acquire the Company's interest in Vet Research.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

5.  LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following at December 31, 1995 and 1994:

                                                                                           1995          1994
                                                                                        -----------   ----------
8 percent note payable, convertible into VCA common stock at $12.50 per
  share, due through 1997, secured by certain fixed and intangible assets............   $    57,000   $   86,000
5 percent note payable, convertible into VCA common stock at $15.00 per
  share due through 1997, secured by stock of certain subsidiaries...................       196,000      391,000
11.2 percent note payable due through 1997, secured by assets
  of a certain subsidiary............................................................       408,000      483,000
Adjustable rate note payable, interest at the treasury bill rate (6.3 percent at December 31, 1995) adjusted annually, due through June 2000 (discounted
  at 6.5 percent)....................................................................       300,000      355,000
Obligation due monthly through May 2000, secured by assets of certain
  subsidiary (discounted at 6.5 percent).............................................       230,000      273,000
Obligation due quarterly through 1997, (discounted at 8.75 percent)..................       361,000           --
Obligation due quarterly through 2002, secured by assets of certain
  subsidiary (discounted at 8.75 percent)............................................     2,580,000           --
Adjustable rate note payable, interest at the bank prime rate plus 0.5 percent,
  (capped at 8.5 percent at December 31, 1995), adjusted annually, due through
  2000, secured  by stock of a certain subsidiary....................................       592,000      698,000
3 percent note payable, converted into VCA common stock in June 1995
  at $7.00 per share.................................................................            --      175,000
Adjustable rate notes payable, interest at the bank prime rate, adjusted annually
  (capped at 8.0 percent at December 31, 1995), various maturities through 2000,
  secured by assets and stock of certain subsidiaries................................     2,516,000    2,899,000
Adjustable rate notes payable, interest at the bank prime rate plus 1 percent
  (8.0 percent to 9.5 percent at December 31, 1995), various maturities through
  2002, secured by assets and stock of certain subsidiaries..........................       510,000      589,000
6 percent notes payable, due through 2002, secured by stock of certain subsidiary....       641,000      760,000
7 percent and 7.5 percent notes payable, due through 2007, secured by
  assets and stock of certain subsidiaries...........................................    10,953,000    3,034,000
8 percent notes payable, various maturities through 2006, secured by stock of
  certain subsidiaries...............................................................     6,915,000      339,000
9 percent and 9.8 percent notes payable, various maturities through 2005,
  secured by assets of certain subsidiary and building...............................       898,000           --
Notes payable and other obligations, various maturities through 1997, secured by land, building and stock of certain subsidiaries (discounted at 10 to
  12 percent)........................................................................       299,000      471,000
10 percent notes payable, various maturities through 2005, secured by stock
  and assets of certain subsidiaries and land and building...........................     2,627,000    2,867,000
Revolving line of credit at the bank prime rate (8.5 percent at December 31, 1995)
  matures December 1996, convertible into a 36 month term loan.......................            --    1,100,000
10.5 percent note payable, due through 1997, secured by land and
  building of a certain subsidiary...................................................     1,016,000    1,025,000
Adjustable rate notes payable, interest at bank prime rate, plus 1.5 percent
  (capped at 9.0 percent at December 31, 1995), due through 2001, secured
  by assets and stock of certain subsidiaries........................................       707,000      803,000
11 percent note payable due through 2001, secured by assets
  of certain subsidiary..............................................................       383,000      449,000
Adjustable rate notes payable at the bank prime rate, plus 1 percent
  (9.75 percent at December 31, 1995)................................................       420,000    1,688,000
Notes payable, secured by assets and stock of certain subsidiaries, various
  maturities through 2001, interest at an average rate of 11 to 12 percent...........       123,000      152,000
Promissory notes, secured by assets of certain subsidiaries, bearing interest at interest rates between 7% and 10% payable monthly, principal is generally
  due in monthly installments through July 2014......................................     7,517,000    8,285,000
Promissory note, interest at prime plus 3% (11.75% at December 31, 1995),
  principal and interest payable in monthly installments through July 2000                  133,000      154,000

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

                                                                                                  1995           1994
                                                                                              ------------   ------------
Convertible promissory note payable to a shareholder, officer and director, secured by assets of certain subsidiaries, interest at 9% per annum payable semi-annually, principal due July 1996, convertible into 6,463 shares of
  common stock.............................................................................   $  250,000     $  250,000
Convertible promissory notes, secured by assets of certain subsidiaries, interest at 7% per annum payable monthly, principal due through December 2003,
  convertible into 7,637 shares of common stock............................................       649,000        649,000
Convertible promissory note payable to an employee, secured by assets of certain subsidiaries, interest at 8.5% per annum, interest and principal payable in monthly installments from January 1994 through December 1998, convertible into
  8,617 shares of common stock.............................................................       671,000        686,000
Convertible promissory notes payable primarily to directors and stockholders, secured by common stock and key man life insurance, interest at 12% per annum payable annually, principal due December 1998 and January 1996, convertible
  into shares of common stock at an initial conversion rate of $7.23 and $8.70.............       490,000        579,000
Obligations under covenants not to compete, payable in installments through 2003...........       782,000      1,005,000
Installment obligations bearing interest at 8% to 10.25%, due through 2005.................       295,000             --
Installment obligations, variable interest rates, periodic installments due through 1996...            --        131,000
                                                                                              -----------    -----------
Total debt obligations.....................................................................    43,519,000     30,376,000
Capital lease obligations, due through 2000 (Note 9).......................................       931,000        358,000
Less -- Unamortized discount...............................................................      (251,000)      (125,000)
                                                                                              -----------    -----------
                                                                                               44,199,000     30,609,000
Less -- Current portion....................................................................    (7,421,000)    (5,552,000)
                                                                                              -----------    -----------
                                                                                              $36,778,000    $25,057,000
                                                                                              ===========    ===========

 The annual aggregate scheduled maturities of debt obligations for the five years subsequent to December 31, 1995 are presented below:

1996........................................   $ 7,421,000
1997........................................     7,971,000
1998........................................     5,815,000
1999........................................     4,315,000
2000........................................     4,675,000
Thereafter..................................    14,002,000
                                               -----------
                                               $44,199,000
                                               ===========

 Certain acquisition debt of the Company included above and amounting to $33,889,000 and $26,347,000 at December 31, 1995 and 1994, respectively, is non-recourse debt secured solely by the assets or the stock of the veterinary hospital acquired under security arrangements whereby the creditor's sole remedy in the event of default is the contractual right to take possession of the entire veterinary hospital regardless of the outstanding indebtedness at the time of default.

 The Company has an unsecured line of credit of $3.1 million. The line of credit is at the bank prime rate (8.5 percent at December 31, 1995) and expires in December 1996, at which time the outstanding balance on the line can, at the Company's option, convert to a 36-month term loan. At December 31, 1995, the Company had $3.1 million available under the line.

 In April 1996, the Company received net proceeds of $82,697,000 related to the sale, in an offshore offering and concurrent private placement in the United States, of $84,385,000 of 5.25% convertible subordinated debentures due in 2006. The debentures, non-callable for three years, are convertible into approximately
2.5 million shares of the Company's common stock at a rate of $34.35 per share.

 The following disclosure of the estimated fair value of the Company's debt is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

 Considerable judgment is required to develop the estimates of fair value, thus the estimates provided therein are not necessarily indicative of the amounts that could be realized in a current market exchange.

                                                    December 31, 1995
                                                ------------------------
                                                 Carrying       Fair
                                                  Amount        Value
                                                -----------  -----------
   Fixed-rate long-term debt.................   $33,952,000  $30,104,000
   Variable-rate long-term debt..............     4,256,000    4,256,000

 The carrying values of variable-rate long-term debt is a reasonable estimate of their fair value. The estimated fair value of the Company's fixed-rate long-term debt is based on prime plus an estimated spread at December 31, 1995 for similar securities with similar remaining maturities.

6.  PREFERRED STOCK

 On December 22, 1992, the Company completed the sale of 583,333 shares of convertible preferred stock for net proceeds of $2,985,000. The shares are convertible into 583,333 shares of the Company's common stock commencing December 22, 1997. The preferred stock participates in any dividend payments on the Company's common stock on an as converted basis. The preferred stock has a liquidation preference of $5.14 per share and it is callable by the Company any time after March 22, 1998 at a price of $5.14 per share. The preferred stock has no voting rights.

 Under the Company's certificate of incorporation, the Company is authorized to issue additional series of preferred stock. The rights, preferences and privileges of the preferred stock are to be determined by the board of directors and do not require stockholder approval.

7.  COMMON STOCK

 In January 1995, Star-Kist Foods, Inc. through its Heinz Pet Products division purchased 1,159,420 shares of the Company's common stock at $8.625 per share, resulting in net proceeds to the Company of $9,980,000.

 In November 1995, the Company completed a secondary public offering of 2,965,026 shares of common stock for net proceeds of $33,932,000.

 During 1995, the Company issued 1,075,226 shares of the Company's common stock valued at $11,980,000, the fair market value at the date of commitment, as a portion of the consideration for 15 animal hospitals and three veterinary diagnostic laboratories. Of this amount, 156,303 shares of common stock valued at $1,970,000 had not been issued as of December 31, 1995. Such shares are reflected as though they are outstanding in the accompanying consolidated financial statements.

 In conjunction with the acquisition of two hospitals and PAL in 1994, the Company issued 237,483 shares of common stock with a market value at the date of issue of $1,732,000. Also in 1994, the Company issued 63,214 shares of common stock in settlement of a guaranteed purchase price contingently payable in cash or common stock (Note 8) and 30,841 shares of common stock for repayment of promissory note interest.

 On October 6, 1991, the Company completed a public offering of 2,400,000 shares of common stock and 3,240,000 redeemable warrants for $12,598,000. Each redeemable warrant entitles the holder to purchase one share of common stock for $7.20 commencing April 10, 1992 until October 10, 1996, and is redeemable at the option of the Company at any time after April 10, 1992 on 30 days prior written notice, provided that the market price of the common stock equals or exceeds $9.00 per share for 20 consecutive trading days ending within 10 days prior to notice of redemption. Such market price exceeded $9.00 per share for 20 consecutive days on March 10,1995. During 1995, redeemable warrants were exercised for 1,271,508 shares of common stock. Cash proceeds from the exercise of redeemable warrants amounted to $8,896,000. At December 31, 1995, there are 1,968,492 redeemable warrants outstanding.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

 Under the provisions of the Company's non-qualified and incentive stock option plans for officers and key employees, 750,000 shares of common stock were reserved for issuance at December 31, 1992. On May 5, 1995, the stockholders of the Company approved the adoption of the Veterinary Centers of America, Inc. 1995 Stock Incentive Plan, and authorized the reservation of 750,000 shares of common stock for issuance under the Plan. The options become exercisable over a two to five year period, commencing at the date of grant or one year from the date of grant depending on the option. All options expire 10 years from the date of grant. The prices of all options granted were greater than or equal to the fair market value at the date of the grant.

 The table below summarizes the transactions in the Company's stock option plans during 1995, 1994 and 1993:

                                                1995        1994       1993
                                             ----------   --------   --------
Options outstanding at beginning of year...     748,172    652,894    379,021
Granted....................................     820,965    144,993    293,423
Exercised..................................     (21,034)   (32,765)    (5,838)
Canceled...................................     (13,200)   (16,950)   (13,712)
                                             ----------   --------   --------
Options outstanding at end of year
   ($.75 to $31.91 per share)..............   1,534,903    748,172    652,894
                                             ==========   ========   ========

Exercisable at end of year.................     684,210    462,879    339,582
                                             ==========   ========   ========

 In addition to the options granted under VCA's stock option plans, the Company had 45,667 and 54,000 options outstanding at December 31, 1995 and 1994, respectively, to certain members of the board of directors and to the previous owners of certain acquired companies. During 1995, 8,333 of these options were exercised. The options are exercisable at $.75 to $6.00 per share. At December 31, 1995, 45,667 of the options are exercisable.

 In November 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation." The statement recommends changes in accounting for employee stock-based compensation plans, and requires certain disclosures with respect to these plans. The Statement's disclosures were adopted by the Company effective January 1, 1996.

8.  GUARANTEED PURCHASE PRICE CONTINGENTLY PAYABLE IN CASH OR COMMON STOCK

 The Company has guaranteed the value of certain shares of its common stock issued in connection with the acquisition of certain animal hospitals in 1995. If the aggregate market value of the stock (as quoted by a nationally recognized stock exchange) at various specified valuation dates is below the value of the stock on the acquisition date, the Company has agreed to pay the difference in additional shares of stock, cash or notes payable. The Company's guarantee of the value, however, terminates if the common stock is registered for resale and trades at 110% to 120% of the issue price of the stock for five to twenty consecutive days. At December 31, 1995, there were 404,495 shares of stock outstanding with such guarantees, with issue prices ranging from $11.26 to $14.95.

 In connection with certain acquisitions completed prior to 1995, the Company guaranteed the price of certain shares of its common stock issued in connection with the acquisitions. If the aggregate market value of the stock (as quoted by a nationally recognized stock exchange) had not reached the guaranteed value, which exceeded the value of the stock at the acquisition date, by the various specified valuation dates, the Company agreed to pay the difference in additional shares of stock, cash, or notes payable. The guaranteed purchase price contingently payable in cash or common stock represents the liability for the difference between the aggregate guaranteed value of the common stock net of the Company's estimate of the fair market value of the stock at the date of the acquisition, discounted at 10 percent.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

 In 1995, pursuant to two of these stock guarantee arrangements pertaining to a total of 13,494 shares, the Company paid $19,000 in cash for the difference between the guaranteed value of the stock held and the market value of the stock, as defined. The difference between the $19,000 and the $72,000 liability for the guaranteed purchase price contingently payable in cash or common stock, amounting to $53,000 was credited to additional paid-in-capital.

 In 1994, pursuant to a stock guarantee arrangement for 80,000 shares, the Company issued 63,214 shares of common stock for the difference between the guaranteed value of the stock held and the market value of the stock, as defined. The market value of the additional shares issued, totaling $470,000, was charged to the liability for the guaranteed purchase price contingently payable in cash or common stock.

9.  COMMITMENTS

 The Company operates many of its hospitals from premises that are leased from the hospitals' previous owners under operating leases with terms, including renewal options, ranging from one to 35 years.

 The annual lease payments under the lease agreements have provisions for annual increases based on the Consumer Price Index. The Company also leases certain medical and computer equipment under capital leases.

The future minimum lease payments at December 31, 1995 are as follows:

                                                   Capital      Operating
                                                   Leases         Leases
                                                 ----------    -----------

1996..........................................   $  425,000     $ 4,004,000
1997..........................................      341,000       3,970,000
1998..........................................      251,000       3,772,000
1999..........................................       67,000       3,211,000
2000..........................................       16,000       3,041,000
Thereafter....................................           --      36,672,000
                                                 ----------     -----------
                                                  1,100,000     $54,670,000
                                                                ===========
Less -- Amount representing interest..........     (169,000)
                                                 ----------
Present value of net minimum lease payments...   $  931,000
                                                 ==========

 Rent expense totaled $3,880,000, $2,158,000 and $1,606,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Rental income totaled $246,000, $96,000 and $96,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

 The Company has employment agreements with three officers of the Company which currently expire on December 31, 1998. Each of the agreements provide for annual compensation (subject to upward adjustment) which aggregated $559,000 for the year ended December 31, 1995.

10.  CALCULATION OF PER SHARE AMOUNTS

 Earnings per share calculations are based on the weighted average common shares outstanding including obligated shares (Note 7) plus common shares subject to dilutive stock options, common shares contingently issuable pursuant to the guaranteed purchase price contingently payable in cash or common stock as discussed in Note 8, convertible debt and shares issuable upon redemption of redeemable warrants and conversion of preferred stock. Stock options, common shares contingently issuable and shares issuable upon conversion of preferred stock are not included in the weighted average common shares in 1995, 1994 and 1993 as they have an anti-dilutive effect.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

11.  INCOME TAXES

The provision for income taxes is comprised of the following:

                  1995         1994         1993
              -----------    ---------   ----------
Federal:
Current....    $1,888,000     $183,000    $ 490,000
Deferred...      (192,000)     296,000     (595,000)
               ----------     --------    ---------
                1,696,000      479,000     (105,000)
               ----------     --------    ---------
State:
Current....       560,000      239,000      141,000
Deferred...       (18,000)      13,000     (188,000)
               ----------     --------    ---------
                  542,000      252,000      (47,000)
               ----------     --------    ---------
               $2,238,000     $731,000    $(152,000)
               ==========     ========    =========

 Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company reflected the impact as a cumulative adjustment in the 1993 first quarter and did not restate prior periods. The cumulative adjustment had a favorable impact of $221,000 on the net loss.

The net deferred tax asset (liability) is comprised of the following:

                                                    1995          1994
                                                ----------     ---------

Current deferred tax assets (liabilities):
  Accounts receivable........................    $  301,000    $ 165,000
  State taxes................................       156,000       34,000
  Other liabilities and reserves.............       588,000      430,000
  Start-up costs.............................        59,000      120,000
  Property, plant and equipment..............        95,000      (33,000)
  Restructuring..............................       345,000           --
  Other assets...............................        (4,000)      (4,000)
  Valuation allowance........................      (365,000)    (274,000)
                                                 ----------    ---------
    Total current deferred tax asset, net....    $1,175,000    $ 438,000
                                                 ==========    =========

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

                                                                                    1995                     1994
                                                                                 -----------              -----------
Non-current deferred tax (liabilities) assets:
  Net operating loss carryforwards......................................         $ 2,482,000              $ 1,824,000
  Writedown of assets...................................................           1,587,000                  779,000
  Start-up costs........................................................             288,000                  151,000
  Miscellaneous.........................................................                  --                   25,000
  Other assets..........................................................            (119,000)                (124,000)
  Intangible assets.....................................................          (2,037,000)                (211,000)
  Valuation allowance...................................................          (3,760,000)              (2,389,000)
  Property, plant and equipment.........................................             258,000                 (203,000)
                                                                                 -----------              -----------
    Total non-current deferred tax liability, net.......................         $(1,301,000)             $  (148,000)
                                                                                 ===========              ===========

A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate is as follows:

                                                                           1995           1994            1993
                                                                          -------        -------         ------
Federal income tax at statutory rate....................................    34.0%         (34.0)%         (34.0)%
Effect of amortization of goodwill......................................     5.0            9.0             5.0
State taxes, net of Federal benefit.....................................     8.0           12.0             2.0
Cumulative impact of tax law change.....................................      --             --            (3.0)
Increase in valuation allowance
   associated with writedown of assets
   and operating losses.................................................   172.0           75.0            27.0
                                                                          ------          -----           -----
                                                                           219.0%          62.0%           (3.0)%
                                                                          ======          =====           =====

 For financial reporting purposes, the benefit arising from the utilization of operating loss carryforwards generated by companies prior to their acquisition by VCA is accounted for as a reduction of goodwill of the acquired companies. Such benefit amounted to $40,000 and $69,000 for the years ended December 31, 1993 and 1995, respectively. No benefit was realized for the year ended December 31, 1994. For tax reporting purposes, the acquired companies have Federal net operating loss carryforwards at December 31, 1995 of approximately $260,000 expiring through 2003.

 At December 31, 1995, Pets' Rx has federal and state net operating loss ("NOL") carryforwards of approximately $6.5 million and $3.2 million, respectively. These NOL carryforwards expire at various dates through 2010 and 2000, respectively.

 Under the Tax Reform Act of 1986, the utilization of NOL carryforwards to reduce taxable income will be restricted in certain circumstances. Events which cause such a limitation include, but are not limited to, a cumulative ownership change of more than 50% over a three year period. Management believes that the issuance of convertible preferred stock during 1994 and the merger with VCA caused such a change in ownership and, accordingly, utilization of the Pets' Rx NOL carryforwards may be limited in future years.

12.  401(K) PLAN

 During 1992, the Company established a voluntary retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers all eligible employees and provides for annual matching contributions by the Company at the discretion of the Company's board of directors. In 1995, 1994 and 1993, the Company provided a matching contribution of 20 percent, 20 percent and 15 percent, respectively of the first five percent of the employees' contributions, as defined. Such matching contributions approximated $87,000, $46,000 and $24,000 in 1995, 1994 and 1993, respectively.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

13.  WRITEDOWN OF ASSETS

 During 1993, the Company charged $4,506,000 to operations related to the writedown of goodwill and certain intangible assets at three VCA facilities and five Pets' Rx facilities. The determination to writedown these assets was based on the Company's estimate that forecasted losses at each facility indicated that the intangible assets would not be realized.

 The first of the three hospitals was purchased in March 1989, with goodwill on the acquisition of $920,000. In the five years subsequent to the acquisition, the hospital generated losses aggregating $84,000 through December 31, 1993, due primarily to severe competition in the area from the veterinarian from whom the Company acquired the hospital. In January 1994, the economy in the area where the hospital operates was adversely impacted by the "Northridge Earthquake," further impacting the hospital's revenues and operating results.

 The second hospital was purchased in December 1989, at a price of approximately $1 million, with goodwill on the acquisition of $997,000. Since the acquisition, the hospital generated aggregate net income of $250,000 through December 31, 1993, including a loss of $44,000 in 1992 and income of $17,000 in 1993. Included in the operating results is income of $73,000 in 1992 and $39,000 in 1993 from the rental of space at the facility to a veterinary surgery referral practice. The rental agreement was terminated in July 1993 and, due to the specialization of the services provided by the referral practice, the hospital was unable to find a suitable replacement. In addition to the impact of the loss of rental income, the hospital's revenue and income were adversely impacted by the loss of referral business from the referral practice. The departure of the group had a permanent negative impact on the hospital's net income and the recoverability of goodwill.

 The third hospital was purchased in December 1991 at a price of approximately $800,000, with goodwill and other intangible assets on the acquisition of $778,000. The hospital generated net income in 1992 of $52,000 and a net loss in 1993 of $59,000. The hospital provided 24-hour emergency service under an arrangement whereby a veterinary emergency group used the hospital space during the hours that the regular hospital was closed. The emergency clinic's presence in the hospital provided substantial indirect benefits to the hospital's operating results. In September 1993, the emergency group terminated its arrangement with the hospital, and the operating results were adversely impacted. The Company has determined that emergency services cannot be replaced and the impact on the hospital will be permanent.

 In 1993, Pets' Rx recognized a writedown of goodwill of $123,000 related to a hospital that was closed in early 1994.

 As a result of conforming to consistent methods of accounting, four hospitals acquired by Pets' Rx in early to mid-1992 became impaired in 1993. Three of the four hospitals are located in the Sacramento area, a market which had not matured as anticipated. These three hospitals had losses excluding amortization of intangible costs totaling $91,000 for 1993. The fourth hospital located in the San Jose market had also not matured as anticipated and recorded a loss excluding amortization of $76,000 in 1993 resulting in a writedown for the four hospitals of $2,073,000.

 As of late 1995, it was further determined that three hospitals acquired by Pets' Rx in late 1993 and 1994 were impaired. One hospital acquired in late 1994 is also located in the depressed Sacramento market and its addition failed to improve the overall Sacramento region performance. The remaining hospitals' performance reflect factors specific to their operations and location and are not indicative of the San Jose and Las Vegas markets. These three hospitals recorded losses totaling $206,000 in 1995 and resulted in a writedown of $2,148,000.

 The Company's goal over the next two years is to minimize the facilities' cash flow requirements and ultimately bring the facilities to a breakeven status. The Company's strategy of building a network of hospitals in the markets they serve will be benefited by the hospitals' ability to provide services to customers in their vicinity, even though the facilities will not generate profits.

14.  RESTRUCTURING CHARGE

 The operations of Cenvet were merged into VRI's operations to form Vet Research in March 1995. The combined operations were restructured to eliminate duplicate operating and overhead costs. The restructuring included the consolidation of facilities, staff reductions and the consolidation of ancillary operations. In connection with the restructuring, the Company recorded a charge of

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

$1,086,000 in the first quarter of 1995 to accrue the estimated costs associated with the restructuring, consisting primarily of lease termination and severance costs.

The following is a summary of the restructuring costs:

                                    1995
                                 ----------
   Employee severance costs...   $  468,000
   Lease commitments..........      433,000
   Other......................      185,000
                                 ----------
                                 $1,086,000
                                 ==========

 During 1995, the Company utilized $237,000 of the reserve for restructuring. At December 31, 1995, $849,000 of the restructuring reserves remained on the Company's balance sheet.

15.  LINES OF BUSINESS

 The Company classifies its business operations into three segments: Animal Hospital, Premium Pet Food and Laboratory. Prior to January 1993, the Company's principal line of business was owning and operating animal hospitals. On January 1, 1993, the Company formed a joint venture, Vet's Choice, to develop, market and distribute new pet products and services (Note 4). Vet's Choice began generating revenue in March 1994 when it commenced distribution of its first product line. In March 1994, the Company acquired Professional Animal Laboratory and combined its existing laboratory to form the Laboratory segment.

                              ANIMAL      PREMIUM                     CORPORATE &
(IN THOUSANDS)               HOSPITAL     PET FOOD     LABORATORY    ELIMINATIONS     TOTAL
- --------------               --------     --------     ----------    ------------    --------
1995
Revenues..................     $67,059     $ 4,756       $37,606         $(1,727)    $107,694
Gross profit..............      11,767       1,551        13,629              --       26,947
Restructuring cost........          --          --         1,086              --        1,086
Operating income (loss)...       4,637      (2,573)        8,359          (3,890)       6,533
Identifiable assets.......      74,073       3,854        29,798          45,661      153,416

1994
Revenues..................     $41,484     $   996       $10,150         $  (759)    $ 51,871
Gross profit..............       7,111         349         3,577              --       11,037
Operating income(loss)....       3,595      (3,094)        2,563          (2,796)         268
Identifiable assets.......      47,698       3,599        13,532           3,073       67,902

16.  SUBSEQUENT EVENTS

 During 1996 through June 18, 1996, the Company purchased eleven veterinary hospitals and three veterinary diagnostic laboratories (See Note 3).

 On March 21, 1996, the Company signed a definitive merger agreement with The Pet Practice, Inc. ("TPP"), pursuant to which the Company will acquire all of the outstanding securities of TPP. TPP operates 86 veterinary hospitals in 11 states.

 Under the terms of the agreement, each share of TPP common stock will be converted into a fraction of a share of VCA common stock determined by a reference to the average closing price of VCA common stock over the twenty trading days ending on the third day before the shareholder meetings at which the stockholders of VCA and TPP will consider the merger. If the average price of the VCA common stock ranges from $25 to $30 per share, the exchange ratio shall be determined by dividing $10 by the average price of the VCA common stock, resulting in a valuation of $10 per share of TPP common stock throughout the range. If the average closing price of the VCA common stock is less than $24 per share, the exchange ratio will be increased (from 0.395 shares at $24 per share) by 0.005 for each dollar of such reduction down to $18.50 of VCA common stock, and if the average price of VCA common stock is more than $31 per share, the exchange ratio shall be reduced (from 0.3350 at $31 per share) by
0.005 for each dollar of such increase, up to $49.00 per share. No further adjustment shall be made if the price of VCA stock shall be less than

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

$18.50. In each case, a proportionate reduction or increase, as the case may be, shall be made if the price of VCA common stock is less than a round dollar. If the average price of the VCA common stock is greater than $49.00, the exchange ratio should be determined by dividing $12.005 by the average price.
By way of illustration, at $23 per share of VCA common stock, the exchange ratio shall be 0.400, resulting in a valuation of $9.20 per share of TPP common stock. At $32.00 per share of VCA common stock, the exchange ratio shall be 0.330, resulting in a valuation of $10.56 per share of TPP common stock. The Company expects that the merger will be consummated in the second quarter of 1996. The merger will be accounted for as a purchase. Each party has the right to terminate the definitive agreement if the average price of VCA common shares is $18.50 or less.

 Consummation of the merger is subject to certain significant conditions. Consequently, the merger of VCA and TPP may never be consummated.

                            THE PET PRACTICE, INC.
                          CONSOLIDATED BALANCE SHEET
                                (IN THOUSANDS)



                                                      APRIL 3, 1996    JANUARY 3,
                                                      (UNAUDITED)        1996
                                                      -------------    ---------
ASSETS

Current assets:

  Cash and cash equivalents...........................   $ 4,916       $10,097

  Accounts receivable, net of allowance
   for doubtful accounts of $258 at
   April 3, 1996 and $363 at January 3, 1996..........       836           809

  Other receivables...................................       264           534

  Inventories.........................................     3,154         3,175

  Other current assets, including
   deferred  merger costs of $625 in 1996.............     1,592           966
                                                         -------       -------
    Total current assets..............................    10,762        15,581

Property and equipment, net...........................    15,029        13,465

Excess of cost over fair value of net
  assets acquired and other intangible assets,
  net.................................................    53,775        51,271

Other assets..........................................       149           145
                                                         -------       -------
                                                         $79,715       $80,462
                                                         =======       =======

  The accompanying notes are an integral part of these financial statements.

                            THE PET PRACTICE, INC.
                          CONSOLIDATED BALANCE SHEET
                                (IN THOUSANDS)


LIABILITIES, MANDATORILY                              APRIL 3,
REDEEMABLE PREFERRED STOCK,                             1996       JANUARY 3,
AND STOCKHOLDERS' EQUITY                             (UNAUDITED)     1996
                                                     -----------   ----------

Current liabilities:
 Current portion of long-term debt, including
 due to related parties of $1,741 at
 April 3, 1996 and $1,649 at January 3, 1996..........  $ 3,820       $ 3,696
 Accounts payable.....................................    2,169         2,540
 Accrued expenses and other current liabilities.......    4,959         5,184
                                                        -------       -------

  Total current liabilities...........................   10,948        11,420

Long-term debt, including amounts due to
 related parties of $7,872 at April 3, 1996
 and $7,848 at January 3, 1996........................   16,216        15,786

Other liabilities.....................................       30            36
                                                        -------       -------

  Total liabilities...................................   27,194        27,242
                                                        -------       -------


Commitments and contingencies.........................        -             -

Mandatorily redeemable preferred stock, $0.01
 par value, 10 shares authorized......................        -             -
                                                        -------       -------
                                                              -             -

Stockholders' equity:
 Preferred stock, $0.01 par value, 1,000
 shares authorized....................................
 Common stock, $0.01 par value, 20,000
 shares authorized; 8,632 shares issued
 and outstanding at April 3, 1996 and
 8,607 at January 3, 1996.............................       86            86
 Capital in excess of par value.......................   62,026        61,826
 Accumulated deficit..................................   (9,591)       (8,692)
                                                        -------       -------
 Total stockholders' equity...........................   52,521        53,220
                                                        -------       -------
                                                        $79,715       $80,462
                                                        =======       =======

  The accompanying notes are an integral part of these financial statements.

                            THE PET PRACTICE, INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                 THIRTEEN WEEKS ENDED
                                                              --------------------------
                                                               APRIL 3,        MARCH 29,
                                                                 1996            1995*
                                                              ----------       ---------
Net revenues................................................    $13,404         $ 7,607
Cost of revenues............................................     12,104           7,120
                                                                -------         -------
Gross profit................................................      1,300             487
General and administrative expenses.........................      1,490           1,223
Amortization of excess of cost over fair value
 of net assets acquired and other intangible assets.........        460             248
Loss from operations........................................       (650)           (984)
Non-operating expenses (income):
 Interest expense - related parties.........................        167             328
 Interest expense - other...................................        154             369
 Interest income............................................        (93)             (6)
                                                                -------         -------
                                                                    228             691
                                                                -------         -------
Loss before income taxes....................................       (878)         (1,675)
Provision for income tax expense............................         21              19
                                                                -------         -------
Net loss....................................................    $  (899)        $(1,694)
                                                                =======         =======
Net loss per common share...................................     $(0.10)         $(0.42)
                                                                =======         =======
Shares used in net loss per common
 share computation..........................................      8,614           4,059
                                                                =======         =======

      *Certain reclassifications have been made for comparative purposes.

   The accompanying notes are an integral part of these financial statements.

                            THE PET PRACTICE, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                (IN THOUSANDS)
                                  (UNAUDITED)


                                        COMMON STOCK
                                    --------------------
                                                            CAPITAL IN      ACCUM-
                                     NUMBER        PAR       EXCESS OF      ULATED
                                    OF SHARES     VALUE      PAR VALUE      DEFICIT     TOTAL
                                    ---------     -----      ---------      -------     -----
Balance at January 3, 1996......       8,607       $86        $61,826      $(8,692)    $53,220
Common stock issued in
 connection with acquisitions...          25         -            200            -         200
Net loss........................           -         -              -         (800)       (899)
                                       -----       ---        -------      -------     -------
Balance at April 3, 1996........       8,632       $86        $62,026      $(9,591)    $52,521
                                       =====       ===        =======      =======     =======

  The accompanying notes are an integral part of these financial statements.

                            THE PET PRACTICE, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (IN THOUSANDS)
                                  (UNAUDITED)


                                                                    Thirteen Weeks Ended
                                                                 ---------------------------
                                                                 April 3,          March 29,
                                                                   1996              1995
                                                                 --------          ---------

Cash flows from operating activities:
Net loss........................................................  $  (899)          $(1,694)
Adjustments to reconcile net loss to net cash
 provided (used) by operations:
  Depreciation and amortization.................................      845               448
  Provision for doubtful accounts...............................      (26)               28
  Finance charges on mandatorily
   redeemable preferred stock...................................                         16
  Other non-cash charges........................................                         36
Changes in assets and liabilities, net of
 effects of businesses acquired:
  Increase in accounts receivable...............................       (8)              (90)
  Decrease (increase) in inventories............................       57              (223)
  Decrease (increase) in other current assets...................      274              (482)
  Decrease in accounts payable..................................     (370)             (461)
  Increase (decrease) in other accrued expenses
  and in other current liabilities..............................   (1,107)              517
  Other assets and other liabilities............................       (5)               13
                                                                  -------           -------
  Net cash used in operating activities.........................   (1,239)           (1,892)
                                                                  -------           -------
Cash flows from investing activities:
 Payments for purchases of businesses,
  net of cash acquired of $6 in 1996
  and $7 in 1995................................................   (2,116)           (4,139)
 Purchases of property and equipment............................     (905)             (850)
                                                                  -------           -------
  Net cash used in investing activities.........................   (3,021)           (4,989)
                                                                  -------           -------
Cash flows from financing activities:
 Borrowings under line of credit agreements.....................        -             7,194
 Principal payments on long-term obligations....................     (921)             (169)
                                                                  -------           -------
  Net cash provided by (used in) financing activities...........     (921)            7,025
                                                                  -------           -------
Net increase (decrease) in cash and cash equivalents............   (5,181)              144
Cash and cash equivalents at beginning of period................   10,097               910
                                                                  -------           -------
Cash and cash equivalents at end of period......................  $ 4,916           $ 1,054
                                                                  =======           =======

  The accompanying notes are an integral part of these financial statements.

                              PET PRACTICE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 APRIL 3, 1996

             (Dollar amounts in thousands, except per share data)
                                  (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

The accompanying consolidated financial statements are unaudited, except for the Consolidated Balance Sheet as of January 3, 1996. The statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended January 3, 1996, included in its Annual Report on Form 1O-K, as filed with the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of Company management, the consolidated financial data for the unaudited interim periods presented include all adjustments, consisting only of normal recurring adjustments, necessary to present a fair statement of the results of such interim periods.

Operating results for the thirteen-week period ended April 3, 1996 are not necessarily indicative of the results that may be expected for a full year or any portion thereof.

NOTE 2 - DEFINITIVE MERGER AGREEMENT

On March 21, 1996, the Company signed a definitive agreement (the "Merger Agreement") with Veterinary Centers of America, Inc. ("VCA"), pursuant to which
VCA will acquire all ...... outstanding securities of the Company.

Under the terms of the Merger Agreement, each share of the Company's common stock will be converted into a fraction of a share of VCA common stock determined by reference to the average closing price of VCA common stock over the 20 trading days ending on the third day before the stockholder meetings, at which the stockholders of VCA and the Company will consider the merger. If the average price of the VCA common stock ranges from $25 to $30 per share, the exchange ratio shall be determined by dividing $10 by the average price of VCA common stock, resulting in a valuation of $10 per share of the Company's Common Stock throughout the range. If the average closing price of VCA common stock is less than $24 per share, the exchange ratio will be increased (from 0.395 shares at $24 per share) by 0.005 for each dollar of such reduction down to $18.50 of VCA common stock, and if the average price of VCA common stock is more than $31 per share, the exchange ratio shall be reduced (from 0.3350 at $31 per share) by
0.005 for each dollar of such increase, up to $49 per share. No further adjustment shall be made if the price of VCA common stock

                              PET PRACTICE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

                                 APRIL 3, 1996

             (Dollar amounts in thousands, except per share data)
                                  (Unaudited)

shall be less than $18.50. In each case, a proportionate reduction or increase, as the case may be, shall be made if the price of VCA common stock is less than a round dollar. By way of illustration, at $23 per share of VCA common stock, the exchange ratio shall be 0.400, resulting in a valuation of $9.20 per share of the Company's Common Stock. At $32 per share of VCA common stock, the exchange ratio shall be 0.330, resulting in a valuation of $10.56 per share of the Company's Common Stock. The merger will be accounted for as a purchase. If the average price of VCA common stock is greater than $49, the exchange ratio shall be determined by dividing $12.005 by the average price. Each party has the right to terminate the definitive agreement if the average price of VCA common stock is $18.50 or less. The Company expects that the merger will be consummated in the third quarter of 1996.

Consummation of the merger is subject to certain significant conditions. The Merger Agreement with VCA may be terminated by either VCA or the Company at any time prior to the closing (i) if any material condition to the obligations of the Company or VCA set forth in the Merger Agreement is not substantially satisfied at the time or times contemplated thereby, (ii) there is a material breach of any representation, warranty, condition, or agreement contained in the Merger Agreement (that is not cured within 30 days of the tune that written notice of such breach is received by the breaching party), (iii) if the merger shall not have been consummated on or before September 1, 1996, or (iv) upon their mutual consent.

For all of the foregoing reasons, the merger of VCA and the Company may never be consummated.

The Company filed a copy of the Merger Agreement with the Securities and Exchange Commission in its Current Report on Form 8-K dated March 21, 1996.

NOTE 3 - BUSINESS ACQUISITIONS

The Company acquired three clinics during the thirteen weeks ended April 3, 1996.

These acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities acquired based upon their estimated fair values at the dates of acquisition. The results of operations of the acquired companies are included in the consolidated financial statements from the respective dates of acquisition.

                              PET PRACTICE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

                                 APRIL 3, 1996

             (Dollar amounts in thousands, except per share data)
                                  (Unaudited)


Information with respect to these acquisitions is presented below:


Cash paid (net of cash acquired)................    $1,177
Common stock issued.............................       200
Notes and mortgages issued......................     1,475
Transaction and other costs.....................     1,126
                                                    ------

Fair value of tangible assets acquired,
  principally accounts receivable, inventory,
  and property and equipment....................     1,014
                                                    ------
 Cost in excess of fair value of assets
  acquired and other intangible assets..........    $2,964
                                                    ======

The following unaudited pro forma consolidated results of operations of the Company and its. . subsidiaries for the thirteen weeks ended April 3, 1996 give effect on a pro forma basis to the practices acquired during the period from January 4, 1996 through May 15, 1996, as if such practices had been acquired as of January 4, 1996.

           Net revenues                           $13,579
           Loss from operations                      (639)
           Net loss                                  (910)
           Net loss per common share                (0.11)

The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions been made on January 4, 1996, or the Company's results of operations which may occur in the future.

NOTE 4 - INCOME TAXES

Due to the Company's operating losses, there is no provision for federal income taxes.

NOTE 5 - SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

Cash paid during the thirteen weeks ended April 3, 1996 for interest and income taxes was $344 and $36, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of The Pet Practice, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of The Pet Practice, Inc. and its subsidiaries at January 3, 1996 and December 28, 1994 and the results of their operations and their cash flows for the period October 27, 1993 (commencement of operations) to December 29, 1993, the year ended December 28, 1994 and the year ended January 3, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Philadelphia, PA
March 22, 1996

                             THE PET PRACTICE, INC.

                           CONSOLIDATED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           DECEMBER 28,   JANUARY 3,
                                                                              1994          1996
                                                                          ------------    ----------
                                     ASSETS
Current assets:
 Cash and cash equivalents...........................................       $   910          $10,097
 Accounts receivable, net of allowance for doubtful
  accounts of $103 at December 28, 1994 and
  $363 at January 3, 1996............................................           205              809
 Other receivables...................................................            34              534
 Inventories.........................................................         1,077            3,175
 Other current assets................................................           845              966
                                                                            -------          -------
   Total current assets..............................................         3,071           15,581
Property and equipment, net..........................................         6,148           13,465
Excess of cost over fair value of net assets acquired and
 other intangible assets.............................................        25,941           51,271
Other assets.........................................................           257              145
                                                                            -------          -------
                                                                            $35,417          $80,462
                                                                            =======          =======

      LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Borrowings under line of credit.....................................       $10,067          $    -
 Current portion of long-term debt, including due to
   related parties of $758 at December 28, 1994
   and $1,649 at January 3, 1996.....................................         1,609            3,696
 Accounts payable....................................................         1,786            2,540
 Accrued expenses and other current liabilities......................         5,777            5,184
                                                                            -------           ------
     Total current liabilities.......................................        19,239           11,420
Long-term debt, including amounts due to related parties of
 $14,921 at December 28, 1994 and $7,848
 at January 3, 1996..................................................        18,885           15,786
Other liabilities....................................................            67               36
                                                                            -------           ------
                                                                             38,191           27,242
                                                                            -------          -------
Commitments and contingencies
Mandatorily redeemable preferred stock, $.01 par value,
 10 shares authorized, 8 shares issued at
   December 28, 1994, at redemption value                                       875               -
                                                                            -------           ------

Stockholders' equity (deficit):
 Preferred stock, $.01 par value, 1,000 shares authorized............
 Common stock, $.01 par value, 20,000 shares authorized;
   3,978 and 8,607 shares issued at December 28, 1994
   and January 3, 1996, respectively.................................            40               86
 Capital in excess of par value......................................         1,828           61,826
 Accumulated deficit.................................................        (5,517)          (8,692)
                                                                            -------           ------
     Total stockholders' equity (deficit)............................        (3,649)          53,220
                                                                            -------           ------
                                                                            $35,417          $80,462
                                                                            =======          =======

   The accompanying notes are an integral part of these financial statements.

                              THE PET PRACTICE, INC.

                       CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     YEAR ENDED
                                                                            OCTOBER 27 TO    ---------------------------
                                                                             DECEMBER 29,     DECEMBER 28,    JANUARY 3,
                                                                                1993*            1994*          1996*
                                                                            --------------   -------------   -----------
 Net revenues                                                                  $1,201         $15,111          $40,571
 Cost of revenues (including related party lease
  expense of $45, $437, and $841 for the period
  October 27, 1993 to December 29, 1993; the year
  ended December 28, 1994; and the year ended
  January 3, 1996, respectively)................................                1,261          13,936           34,776
                                                                               ------         -------          -------
 Gross profit (loss)............................................                  (60)          1,175            5,795
 General and administrative expenses............................                  348           3,867            5,796
 Amortization of excess of cost over fair value of net assets
  acquired and other intangible assets..........................                   38             409            1,229
                                                                               ------         -------          -------
 Loss from operations...........................................                 (446)         (3,101)          (1,230)
                                                                               ------         -------          -------
 Non-operating (income) expenses:
  Interest expense--related parties.............................                  145             889              991
  Interest expense--other.......................................                   38             705            1,345
 Interest income...............................................                    -               (7)            (475)
                                                                               ------         -------          -------
                                                                                  183           1,587            1,861
                                                                               ------         -------          -------
Loss before income taxes.......................................                 (629)          (4,688)          (3,091)
Provision for income tax expense...............................                    -              200               84
                                                                              ------          -------          -------
Net loss.......................................................               $ (629)         $(4,888)         $(3,175)
                                                                              ======          =======          =======
Net loss per common share......................................               $(0.15)         $ (1.20)         $ (0.54)
                                                                              ======          =======          =======
Shares used in net loss per common share computation...........                4,059            4,059            5,863
                                                                              ======          =======          =======

      *Certain reclassifications have been made for comparative purposes.

   The accompanying notes are an integral part of these financial statements.

                             THE PET PRACTICE, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                      CAPITAL STOCK
                                   ------------------             CAPITAL IN
                                                 PAR              EXCESS OF          ACCUMULATED
                                   SHARES       VALUE             PAR VALUE            DEFICIT               TOTAL
                                   ------       -----             ----------         ------------           --------

Common stock issued,
 October 27, 1993...............    3,600         $36                $   162         $         -            $   198
Common stock issued.............       77           1                      3                   -                  4
Net loss for the period ended
 December 29, 1993..............        -           -                      -                (629)              (629)
                                    -----         ---                -------             -------            -------
Balance, December 29, 1993......    3,677          37                    165                (629)              (427)
Common stock issued in
 connection with acquisitions...      141           1                  1,652                   -              1,653
Common stock issued.............      160           2                     11                   -                 13
Net loss for the year ended
 December 28, 1994..............        -           -                      -              (4,888)            (4,888)
                                    -----         ---                -------             -------            -------
Balance, December 28, 1994......    3,978          40                  1,828              (5,517)            (3,649)
Common stock issued in
 connection with acquisitions...      329           3                  3,463                   -              3,466
Common stock issued through
 public offering................    4,300          43                 56,535                   -             56,578
Net loss for the year ended
 January 3, 1996................        -           -                      -              (3,175)            (3,175)
                                    -----         ---                -------             -------            -------
Balance, January 3, 1996........    8,607         $86                $61,826             $(8,692)           $53,220
                                    =====         ===                =======             =======            =======

   The accompanying notes are an integral part of these financial statements.

                             THE PET PRACTICE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED
                                                           OCTOBER 27 TO      ---------------------------
                                                           DECEMBER 29,        DECEMBER 28,    JANUARY 3,
                                                              1993                1994           1996
                                                           -------------      -------------   -----------
Cash flows from operating activities:
 Net loss..................................................  $  (629)           $ (4,888)        $ (3,175)
 Adjustments to reconcile net loss to net cash
   provided (used) by operations:
   Depreciation and amortization...........................       96                 760            2,017
   Provision for doubtful accounts.........................       -                   16               65
   Finance charges on mandatorily redeemable
     preferred stock.......................................       10                  64               42
   Other non-cash charges..................................       -                  143                -
 Changes in assets and liabilities, net of
   effects from businesses acquired:
    Decrease (increase) in accounts receivable.............        1                (168)            (456)
    Increase in inventories................................      (55)               (225)          (1,263)
    Increase in other current assets.......................      (23)               (665)            (584)
    Increase in accounts payable...........................       51                 793              726
    Increase (decrease) in accrued expenses and
     current liabilities...................................      224               2,079           (1,891)
    Other assets and other liabilities.....................       -                  (26)              33
                                                             -------            --------         --------
     Net cash used by operating  activities................     (325)             (2,117)          (4,486)
                                                             -------            --------         --------
Cash flows from investing activities:
 Payments for purchases of businesses, net of
   cash acquired of $73 for the period ended
   December 29, 1993, $156 for the year
   ended December 28, 1994, and $41 for the
   year ended January 3, 1996..............................   (7,430)             (9,557)         (13,082)
 Purchases of property and equipment.......................      (48)               (206)          (4,662)
                                                             -------            --------         --------
    Net cash used by investing activities..................   (7,478)             (9,763)         (17,744)
                                                             -------            --------         --------
Cash flows from financing activities:
 Proceeds from issuance of common stock....................      202                  12           56,578
 Proceeds from issuance of mandatorily
   redeemable preferred stock..............................      800                  -                -
 Proceeds from issuance of long-term debt..................    9,324               3,067               -
 Borrowings under line of credit agreements................       -               10,067            8,859
 Redemption of mandatorily redeemable
   preferred stock.........................................       -                   -              (800)
 Payments of line of credit agreements.....................       -                   -           (18,926)
 Principal payments on long-term obligations...............   (2,449)               (430)         (14,294)
                                                             -------            --------         --------
    Net cash provided by financing activities..............    7,877              12,716           31,417
                                                             -------            --------         --------
Net increase in cash and cash equivalents..................       74                 836            9,187
Cash at beginning of period................................       -                   74              910
                                                             -------            --------         --------
Cash at end of period......................................  $    74            $    910         $ 10,097
                                                             =======            ========         ========
Supplemental disclosure of cash flow information:
 Interest paid.............................................  $    38            $    276         $  3,601
                                                             =======            ========         ========

   The accompanying notes are an integral part of these financial statements.

                             THE PET PRACTICE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE 1 -- ORGANIZATION AND OPERATION:

     The Pet Practice, Inc. (the "Company") was formed to provide companion animal veterinary care services. The Company's operations commenced on October 27, 1993 with the acquisition of Professional Veterinary Hospitals of America, Inc. (a Michigan corporation). Since this initial acquisition, the Company has acquired additional practices (see Note 3) such that as of January 3, 1996, the Company operates 83 veterinary clinics in 10 states, all in the Eastern half of the United States.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Fiscal year:

     The Company's accounting year is a 52-53 week fiscal year which ends on the Wednesday nearest to December 31.

 Principles of consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly and beneficially owned subsidiaries ("Subsidiaries"). In response to certain regulations in certain states in which the Company operates, several Subsidiaries operate as professional corporations which, in turn, have executed management agreements with the Company. Through the terms of the management agreements, the Company has complete unilateral control over the professional corporations. The management agreements entered into with the professional corporations substantially restrict the business activities of these professional corporations and the rights of their shareholders. Under related agreements, the Company has the option to purchase, or to designate a purchaser for, the stock of the professional corporations. These professional corporations are consolidated because the Company (as opposed to affiliates of the Company) has unilateral and perpetual control over the assets and operations of the professional corporations and because, notwithstanding the lack of technical majority ownership, consolidation of the professional corporations is necessary to present fairly the financial position and results of operations of the Company due to the existence of a parent-subsidiary relationship by means other than majority ownership of the professional corporations' voting stock. The Company has perpetual control over the professional corporations because the Company does not intend to terminate any of its management agreements with the professional corporations and, upon termination of any such agreement by the veterinarian, the Company intends to exercise its option to purchase the stock of the professional corporation for $100. Fees paid to the Company under these agreements approximate the operating income, as defined, of the Subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Use of estimates in the preparation of financial statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Statement of cash flows:

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments with original maturities of 90 days or less.

                             THE PET PRACTICE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


 Net revenues:
     Net revenues are reported at the estimated amounts to be realized through payments from customers and are recognized when the services are performed.

 Inventories:

     Inventories consist of pharmaceuticals, retail pet products and other veterinary care products and are valued at the lower of first-in, first-out cost, or market.

 Property and equipment:

     Property and equipment are stated at cost less accumulated depreciation and amortization. Additions and betterments are capitalized and maintenance and repairs are charged to current operations. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are removed from the accounts and the gain or loss on such dispositions is reflected in current operations. Depreciation is provided using the straight-line method. Estimated useful lives of the assets are:

       Buildings.......................                            20-40 years
       Medical equipment...............                                7 years
       Furniture and fixtures..........                                7 years
       Leasehold improvements..........   Shorter of life of lease or 10 years
       Office equipment................                                5 years
       Vehicles........................                                5 years

 Long-lived and intangible assets:

     Assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred taxes have been recorded to the extent of differences between the fair value of the tax basis of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the net assets acquired is amortized on a straight-line basis over 40 years. Other intangible assets include client lists, assembled work force, and non-competition agreements, which are amortized on a straight-line basis over periods ranging from three to six years.

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), effective December 29, 1994. The carrying value of long-lived assets and certain identifiable intangible assets will be evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. In performing such review for recoverability, the Company compares the expected future cash flows to the carrying value of long-lived assets and identifiable intangibles. If the expected undiscounted future cash flows are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. If an asset being tested for recoverability was acquired in a business combination accounted for using the purchase method, the excess of cost over fair value of net assets that arose in that transaction is allocated to the assets being tested for recoverability on a pro rata basis using the relative fair values of the long-lived assets and identifiable intangibles acquired at the acquisition date. In estimating future cash flows for determining whether an asset is impaired, and if expected future cash flows are used in measuring assets that are impaired, assets are grouped by operating unit.

                             THE PET PRACTICE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     In addition, the carrying value of the excess of cost over fair value of net assets acquired is subject to a separate evaluation by estimating the expected future undiscounted net cash flows from operating activities. If these estimated net cash flows are less than the carrying amount of the excess of cost over fair value of net assets acquired, the Company recognizes an impairment loss in an amount necessary to write down the excess of cost over fair value of net assets acquired to fair value, as determined from expected future cash flows.

 Income taxes:

     The Company has applied the asset and liability approach of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, for financial accounting and reporting purposes. The Company accounts for certain items of income and expense in different time periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it more likely than not that the benefit will be realized.

 Net loss per common share:

     Net loss per common share for the period ended December 29, 1993 and the year ended December 28, 1994 has been computed by dividing the net loss applicable to common stock by the number of shares of common stock outstanding at August 4, 1995 (the date of consummation of the Company's initial public offering of its common stock), as all shares issued prior to that date were issued at prices significantly below the offering price in the Company's initial public offering of its common stock.

     Net loss per common share for the year ended January 3, 1996 has been computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding during the year. For purposes of computing such weighted average, the number of shares of common stock outstanding at August 4, 1995 was treated as outstanding for the entire period from December 29, 1994 to August 4, 1995.

NOTE 3 -- BUSINESS ACQUISITIONS:

     On October 27, 1993, the Company acquired all of the issued and outstanding common stock of Professional Veterinary Hospitals of America, Inc. (a Michigan corporation). During 1994, the Company purchased all of the issued and outstanding common stock of three practices and certain assets of an additional 10 practices. During 1995, the Company purchased all of the issued and outstanding common stock of three practices and certain assets of an additional 38 practices.

     The acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities acquired based upon their estimated fair values at the dates of acquisition. The results of operations of the acquired companies are included in the consolidated financial statements from the respective dates of acquisition.

                             THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


   Information with respect to these acquisitions is presented below:

                                                                                  YEAR ENDED
                                                           OCTOBER 27 TO   -------------------------
                                                           DECEMBER 29,    DECEMBER 28,   JANUARY 3,
                                                               1993            1994          1996
                                                           -------------   ------------   ----------
Cash paid (net of cash acquired)........................         $7, 430        $ 9,908      $11,249
Common stock issued.....................................               -          1,510        3,239
Notes issued............................................             233          3,200       10,644
Deferred cash payments..................................               -              -          500
Transaction and other costs.............................              78          2,056        2,753
                                                                 -------        -------      -------
                                                                   7,741         16,674       28,385
Liabilities assumed.....................................           3,882          5,641        2,378
                                                                 -------        -------      -------
                                                                  11,623         22,315       30,763
Fair value of tangible assets acquired, principally
 accounts receivable, inventory, and property
 and equipment..........................................           2,579          4,678        4,204
                                                                 -------        -------      -------
  Cost in excess of fair value of assets acquired and
   other intangible assets..............................         $ 9,044        $17,637      $26,559
                                                                 =======        =======      =======

     Acquisitions made subsequent to January 3, 1996 were made for an aggregate amount of $2,135, consisting of $485 in cash, $550 in notes, and 23,000 shares of the Company's common stock.

     The unaudited results of operations for the year ended January 3, 1996 on a pro forma basis as if the practices acquired in fiscal 1995 and fiscal 1996 to date had been acquired as of the beginning of fiscal 1995 are as follows:

Net revenues...........................................      $58,828
Income from operations.................................        1,107
Net loss...............................................       (1,728)
Net loss per common share..............................        (0.29)

     Excess of cost over fair value of net assets acquired and other intangible assets comprise the following:

                                                                     DECEMBER 28,       JANUARY 3,
                                                                        1994              1996
                                                                     ------------       -----------
Excess of cost over fair value of net assets acquired............      $25,149            $50,877
Client lists.....................................................          591                946
Assembled work force.............................................          635              1,008
Non-competition agreements.......................................           12                115
                                                                       -------            -------
                                                                        26,387             52,946
  Accumulated amortization.......................................         (446)            (1,675)
                                                                       -------            -------
                                                                       $25,941            $51,271
                                                                       =======            =======

                             THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE 4 -- PROPERTY AND EQUIPMENT:

                                          DECEMBER 28,    JANUARY 3,
                                              1994           1996
                                          -------------   -----------
 Land..................................      $  358         $ 1,582
 Buildings.............................       2,571           3,939
 Building and leasehold improvements...       1,374           1,459
 Furniture and equipment...............       2,255           7,683
                                             ------         -------
                                              6,558          14,663
  Less:  Accumulated depreciation......        (410)         (1,198)
                                             ------         -------
                                             $6,148         $13,465
                                             ======         =======

     Depreciation expense was $59 for the period October 27, 1993 to December 29, 1993, $351 for the year ended December 28, 1994, and $788 for the year ended January 3, 1996.

NOTE 5 -- NOTES PAYABLE AND LONG-TERM DEBT:

     Notes payable and long-term debt are comprised of the following:

                                                                   DECEMBER 28,    JANUARY 3,
                                                                       1994           1996
                                                                   -------------   -----------
Subordinated notes payable to stockholder, interest at 8% due
 quarterly, principal due 1998..................................       $ 12,391      $      -
Borrowings under lines of credit with banks (weighted average
 rate of 8.5% at December 28, 1994).............................         10,067             -
Notes payable (6%-13% interest) payable through 2006............          6,002        15,529
Mortgages payable (6%-11%), payable through  2010...............            973         2,500
Capital lease obligations (9.6% - 10.4%)........................          1,128         1,453
                                                                       --------       -------
                                                                         30,561        19,482
  Less:  Current portion........................................        (11,676)       (3,696)
                                                                       --------       -------
Long-term debt..................................................       $ 18,885       $15,786
                                                                       ========       =======

   Scheduled maturities of long-term debt outstanding excluding capital lease obligations as of January 3, 1996 were as follows:

     1996..............................................    $3,633
     1997..............................................     3,787
     1998..............................................     3,427
     1999..............................................     2,558
     2000..............................................     2,647

     The subordinated notes payable to stockholder at December 28, 1994 represented borrowings pursuant to a $20,000 note between the Company and one of its stockholders which permited it to borrow funds for acquisitions and general corporate purposes.

                             THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     Notes and mortgages payable arose principally from acquisitions and include certain amounts due to related parties. Certain of the Company's acquisition notes payable are secured by the assets of the veterinary practice acquired.

     The borrowings under lines of credit with a bank at December 28, 1994 represented borrowings pursuant to a $13,000 credit facility and were made at the bank's prime rate. Such notes were secured by the guarantee of a stockholder. In February 1995, the Company entered into a $5,000 line of credit facility with another financial institution. Borrowings under this facility were made at market interest rates and were secured by a guarantee of a stockholder as well as certain of the Company's operating subsidiaries. Both of these credit facilities with banks were terminated effective with the Company's initial public offering.

     The book value of notes and long-term debt approximates their fair value.

NOTE 6 -- INCOME TAXES:

     Due to the Company's operating losses, no provision for federal income taxes was recorded during any period. A provision for current state income taxes was recorded during the years ended December 28, 1994 and January 3, 1996.

     The reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

                                                                                            YEAR ENDED
                                                                OCTOBER 27 TO       --------------------------
                                                                 DECEMBER 29,       DECEMBER 28,    JANUARY 3,
                                                                    1993               1994           1996
                                                                -------------       -----------    -----------
Federal statutory tax rate.............................                (34)%              (34)%            (34)%
State income taxes, less related federal tax benefit...                  -                  4                3
Amortization not deductible for tax purposes...........                  1                  2                6
Losses for which no tax benefit was recognized.........                 33                 32               28
                                                                       ---                ---              ---
 Effective tax rate...................................                  -%                 4%               3%
                                                                       ===                ===              ===

The components of net deferred taxes are as follows:

                                                           DECEMBER 29,   DECEMBER 28,    JANUARY 3,
                                                              1993           1994           1996
                                                           -----------    ------------    ----------
Net operating loss carryforwards.......................     $ 1,563        $ 3,113         $ 4,138
Accruals and reserves not currently deductible
 for tax purposes......................................          39            226             276
                                                            -------        -------         -------
Gross deferred tax assets..............................       1,602          3,339           4,414
Valuation allowance....................................      (1,279)        (3,033)         (3,730)
                                                            -------        -------         -------
Net deferred tax assets................................         323            306             684
                                                            -------        -------         -------
Depreciable assets.....................................        (323)          (203)           (454)
Intangible assets......................................           -           (103)           (230)
                                                            -------        -------         -------
Gross deferred tax liabilities.........................        (323)          (306)           (684)
                                                            -------        -------         -------
  Net deferred taxes...................................     $     -        $     -         $     -
                                                            =======        =======         =======

     At January 3, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $12,200 (the estimated tax benefit of which is approximately $4,138). Their use is limited to future taxable earnings of the Company and, as specified in the Internal Revenue Code, use of certain of the net operating loss carryforwards is limited as they were acquired by the Company in a purchase of the stock of another company. The carryforwards expire in varying amounts through 2010. A valuation reserve has been established against the benefit of the net operating loss carryforwards.

                             THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE 7 -- COMMITMENTS AND CONTINGENCIES:

 Operating leases:

     The Company leases certain office and veterinary care facilities as well as vehicles and equipment under noncancellable operating leases which require future minimum annual rentals as follows:

                                                CAPITAL   OPERATING
                                                LEASES      LEASES
                                                -------   ----------
   1996......................................    $  198      $2,679
   1997......................................       198       2,509
   1998......................................       198       2,294
   1999......................................       180       2,105
   2000......................................       160       1,648
   Thereafter................................     1,758       7,019
                                                 ------
                                                  2,692
   Amounts representing interest.............     1,239
                                                 ------
   Present value of minimum lease payments        1,453
     Less current portion....................       (63)
                                                 ------
   Long-term obligation......................    $1,390
                                                 ======

     Certain of the leases contain renewal options and escalation clauses which require payments of additional rent to the extent of increases in related operating costs. Included in future rental commitments are payments totaling $10,178 which will be made to related parties. Six of these leases are with partnerships in which a director of the Company is a partner, and these leases expire at various dates from 1997 through 2003, although the Company has renewal options. Rent expense was $118 for the period October 27 to December 29, 1993, $971 for the year ended December 28, 1994, and $1,865 for the year ended January 3, 1996.

 Contingent payments related to business acquisitions:

     In connection with certain acquisitions (see Note 3), the Company has entered into contractual arrangements whereby additional shares of the Company's common stock and cash may be issued to former owners of acquired practices upon attainment of specified financial and non-financial criteria over periods of three to five years as set forth in the respective agreements. The number of shares of common stock and cash to be issued can not be determined until the earnout periods expire and the attainment of criteria is established. If such criteria are attained, but not exceeded, the Company will be obligated to make cash payments of approximately $2,881 and issue approximately 90,000 shares of common stock over the next five years.

     A lesser amount of cash would be paid and a lesser number of shares of common stock would be issuable under certain acquisition agreements if the financial criteria are not met and a greater amount of cash would be paid and a greater number of shares of common stock would be issuable under certain acquisition agreements if the financial criteria are exceeded. For example, if the financial criteria with respect to each of the acquisitions were to be exceeded by 20%, the Company would be obligated to make cash payments of $3,167 and issue approximately 109,000 shares of common stock over the next five years. Since, by the terms of the related agreements, these payments are considered contingent consideration for the acquired business, amounts payable pursuant to these provisions, if earned, will be recorded as additional purchase price in the period the criteria are attained.

                            THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     In addition, in certain circumstances, the Company is required to issue additional shares of common stock if, on the second anniversary of the acquisition closing, the market price of the common stock falls below specified levels ranging from $10.00 to $16.00 per share. Based on the market price of the common stock at January 3, 1996, an aggregate of approximately 19,000 shares would be issuable. Additionally, the number of shares of common stock delivered in connection with one acquisition as part of the purchase price was subject to adjustment, such that the value of such shares was equal to $320 as of the date of the Company's initial public offering. The Company issued an additional 1,334 shares of common stock in connection with such acquisition. Additional shares issued were recorded as an adjustment to the previously issued consideration.

     In connection with two acquisitions, the Company entered into arrangements with the former owners, who are now employees, that provided for amounts to be payable upon attainment of a number of specified financial and non-financial criteria. Since, by the terms of the related agreements these payments are considered compensatory, amounts payable pursuant to these provisions, if earned, are recorded as compensation expense. In June 1995, the Company renegotiated these arrangements to eliminate future payments based on performance criteria in exchange for non-interest bearing notes payable by the Company. The settlement of these arrangements resulted in one-time, non-cash charges to general and administrative expenses of approximately $383 and $705 in the years ended December 28, 1994 and January 3, 1996, respectively.

     One arrangement for contingent compensation payments remains in place, which calls for estimated aggregate payments of approximately $260 over the next five years if specified criteria are attained.

NOTE 8 -- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

     Accrued expenses and other current liabilities are comprised of the following:

                                                    DECEMBER 28,     JANUARY 3,
                                                       1994            1996
                                                    -------------    ----------
   Accrued salaries, wages, and vacation...            $  507         $1,634
   Accrued interest........................             1,431            166
   Other...................................             3,839          3,384
                                                       ------         ------
                                                       $5,777         $5,184
                                                       ======         ======

NOTE 9 -- EMPLOYEE BENEFITS:

 401(k) Plan:

     Beginning in April 1994, the Company sponsored a 401(k) plan for employees with more than one year of service. Contributions to the plan totaled $10 for the period from inception of the Plan to December 28, 1994, and $14 for the year ended January 3, 1996.


 1994 Stock Option Plan:

     The Company sponsors a stock option plan for key employees and directors. There are available for options under the Plan a total of 400,000 shares of common stock. As of January 3, 1996, total options to purchase 100,250 shares have been granted. Such options are exercisable at prices ranging between $4.00 and $15.00 per share over the next 10 years. All options are subject to a five-year vesting period. At January 3, 1996, 2,700 options were vested. No options have been exercised.

                            THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     Options are granted at the market value of the underlying shares as of the grant date, therefore no compensation expense is recorded relative to the plan.

NOTE 10 -- STOCKHOLDERS' EQUITY (DEFICIT)

     On August 4, 1995, the Company consummated its initial public offering of 4,300,000 shares of common stock at $15.00 per share. The net proceeds of the offering of approximately $56,600 were used (i) to repay $12,391 principal amount of related-party debt, together with accrued interest; (ii) to redeem $800 of the Company's Redeemable Preferred Stock, together with accrued dividends; (iii) to repay approximately $13,000 borrowed from United States Trust Company of New York pursuant to a demand line of credit facility, together with accrued interest; (iv) to repay approximately $6,000 borrowed from PNC Bank, National Association, pursuant to a demand line of credit facility, together with accrued interest; and (v) to pay a fee of $500 to Foster Management Company, of which a director of the Company is the Chairman and sole stockholder, for services in connection with the consummation of the public offering. The remaining net proceeds of approximately $23,000 were added to working capital and will be used primarily to finance future acquisitions and capital expenditures and for general corporate purposes.

     In October 1993, the Company sold 3,600,000 shares of common stock to an investment partnership managed by Foster Management Company at a price of $.055 per share. During 1993, the Company sold 77,067 shares of common stock to an officer of the company at a price of $.055 per share.

     During 1994, the Company also sold 160,000 shares of common stock to officers, directors and employees of the Company for $.08 per share. The Company has entered into stock purchase agreements with certain of its directors and certain of its executive officers pursuant to which such individuals purchased their respective shares of common stock. The stock purchase agreements provide for restrictions on the sale of such shares and for the ownership of such shares to vest ratably over a five-year period. Unvested shares may be repurchased by the Company at their original issued price in certain circumstances.

NOTE 11 -- MANDATORILY REDEEMABLE PREFERRED STOCK:

     The Company is authorized to issue 1,000,000 shares of preferred stock, $.01 par value. The powers, designations, preferences and relative, participating, optional or other special rights are established by the Board of Directors.

     During 1993, the Board of Directors authorized 10,000 shares of mandatorily redeemable preferred stock, par value $.01 per share (the "Redeemable Preferred Stock"), and the Company sold 8,000 shares of such Redeemable Preferred Stock to an investment partnership managed by Foster Management Company for $100 per share. The Redeemable Preferred Stock is redeemable at $100 per share plus cumulative unpaid dividends at a rate of 8% per annum at the Company's option. Holders of the Redeemable Preferred Stock are entitled to preference payments in the event of any liquidation, dissolution or winding-up of the Company. The Redeemable Preferred Stock was mandatorily redeemed at the closing of the Company's initial public offering.

     Dividends on the Redeemable Preferred Stock of $10 for the period October 27, 1993 to December 29, 1993, $64 for the year ended December 28, 1994, and $42 for the year ended January 3, 1996 have been recorded as interest expense.

                             THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE 12 -- SUBSEQUENT EVENT:

     On March 22, 1996, the Company announced that it signed a definitive agreement providing for the merger of the Company with Veterinary Centers of America, Inc. ("VCA"). If completed, this merger will result in the Company becoming a wholly-owned subsidiary of VCA. Consummation of the merger is expected in the second quarter of 1996 and is subject to certain conditions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Professional Veterinary Hospitals of America, Inc.

In our opinion, the accompanying statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the results of operations and cash flows of Professional Veterinary Hospitals of America, Inc. for the year ended January 27, 1993 and for the period January 28, 1993 through October 26, 1993 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Philadelphia, PA
March 29, 1995

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

                            STATEMENT OF OPERATIONS


                                             Year ended      January 28 to
                                          January 27, 1993  October 26, 1993
                                          ----------------  ----------------
Revenues................................     $8,198,609        $6,713,526
Direct costs of services................      7,087,949         5,334,202
                                             ----------        ----------
  Gross profit                                1,110,660         1,379,324
General and administrative expenses.....      1,234,988         1,282,267
                                             ----------        ----------
  Income (loss) from operations                (124,328)           97,057
Other expenses, net.....................        572,120           346,500
                                             ----------        ----------
  Net loss..............................     $ (696,448)       $ (249,443)
                                             ==========        ==========

   The accompanying notes are an integral part of these financial statements

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

                      STATEMENT OF STOCKHOLDERS' DEFICIT
                   For the Year Ended January 27, 1993 and
                the Period January 28, 1993 to October 26, 1993

                                                  Common stock
                               ------------------------------------------------
                                Class A            Class B           Capital in                     Total
                                shares             shares            excess of    Accumulated    stockholders'
                                issued    Amount   issued   Amount   par value      deficit        deficit
                               ---------  -------  -------  -------  ----------   ------------   ------------
Balance, January 29, 1992...   3,130,000  $31,300  25,000   $25,000  $2,652,020   $(3,207,672)   $  (499,352)
Repurchase and retirement of
  Class A common stock from
  former officer............    (280,000)  (2,800)                      (53,200)                     (56,000)
Net loss....................                                                         (696,448)      (696,448)
                               ---------  -------  ------   -------  ----------   -----------    -----------
Balance, January 27, 1993...   2,850,000   28,500  25,000    25,000   2,598,820    (3,904,120)    (1,251,800)
Net loss....................                                                         (249,443)      (249,443)
                               ---------  -------  ------   -------  ----------   -----------    -----------
Balance, October 26, 1993...   2,850,000  $28,500  25,000   $25,000  $2,598,820   $(4,153,563)   $(1,501,243)
                               =========  =======  ======   =======  ==========   ===========    ===========

  The accompanying notes are an integral part of these financial statements.

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

                            STATEMENT OF CASH FLOWS


                                                           Year ended       January 28 to
                                                         January 27, 1993  October 26, 1993
                                                         ----------------  ----------------
Cash flows from operating activities:
  Net loss .............................................   $(696,448)        $(249,443)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization.......................     347,579           268,224
    Rent concession.....................................     (19,934)            6,189
    Gain (loss) on disposal of property and equipment...      (1,418)            9,063
    Warrant redemption finance charge...................     264,000           196,000
    Changes in:
      Accounts receivable...............................       4,389           (11,023)
      Other assets......................................      (8,856)            5,212
      Inventory.........................................      19,100            25,500
      Prepaid expenses..................................     (17,365)           11,049
      Accounts payable..................................     (17,427)           (9,026)
      Accrued and other liabilities.....................     263,269            61,310
                                                           ---------         ---------
        Net cash provided by operating activities.......     136,889           313,055
                                                           ---------         ---------
Cash flows from financing activities:
  Payments on long-term debt............................    (376,248)         (120,332)
  Stock repurchase from former officer..................     (56,000)
                                                           ---------         ---------
    Net cash (used for) financing activities............    (432,248)         (120,332)
                                                           ---------         ---------
Cash flows from investing activities:
  Proceeds from sale of property and equipment..........      67,220
  Capital expenditures..................................     (48,660)         (216,181)
                                                           ---------         ---------
    Net cash provided by (used for) investing
     activities.........................................      18,560          (216,181)
                                                           ---------         ---------
Net decrease in cash....................................    (276,799)          (23,458)
Cash, beginning of period...............................     373,188            96,389
                                                           ---------         ---------
Cash, end of period.....................................   $  96,389         $  72,931
                                                           =========         =========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..............   $ 380,476         $  21,182
                                                           =========         =========
Noncash financing and investing activities:
  Debt relieved in disposal of property and
   equipment............................................   $ 126,272         $      -
                                                           =========         =========

  The accompanying notes are an integral part of these financial statements.

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES:

  Basis of presentation:

     Professional Veterinary Hospitals of America, Inc. ("PVH" or the "Company") provides on-site veterinary services and related activities in southeastern Michigan.

     PVH's accounting year was a 52-53 week fiscal year which ended on the last Wednesday in January. The results of operations and changes in stockholders' equity (deficit) and cash flows presented herein are for the year ended January 27, 1993 and the period from January 28, 1993 through October 26, 1993 (see
Note 9).

  Net revenues:

     Net revenues are reported at the estimated amounts to be realized through payments from customers and are recognized when the service is performed.

  Inventory:

     Inventory consists of pharmaceuticals, retail pet products and other veterinary care products and is valued at lower of market or cost determined on a first-in, first-out basis.

  Property and equipment:

     Property and equipment are stated at cost less accumulated depreciation. Additions and improvements to property and equipment are capitalized and maintenance and repairs are charged to current operations. Adjustments of the assets and the related accumulated depreciation accounts are made for retirement and disposal of property and equipment with the resulting gain or loss included in the results of operations.

     Depreciation is provided substantially using the straight-line method. Estimated useful lives of the assets are:

     Building and building improvements.. Shorter of the life of the lease or 31.5 years
     Leasehold improvements.............. Shorter of the life of the lease or 10 years
     Furniture and equipment............. 5 to 10 years

  Goodwill:

     The excess of cost over acquired net assets (goodwill) is being amortized on a straight-line basis over its estimated useful life of 40 years.

  Cash equivalents:

     For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less are considered cash equivalents.

  Income taxes:

     The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

NOTE 2 - LEASES:

   PVH's facility leases are classified as operating leases and expire on various dates through January 21, 2002. Most leases contain renewal options. Additionally, PVH leases certain office and medical equipment under leases classified as capital with an initial or remaining term in excess of one year. Amounts charged to operations for rental expense were $606,960 and $424,328 for the fiscal year ended January 27, 1993 and the period ended October 26, 1993, respectively.

NOTE 3 - FINANCING ARRANGEMENT:

   On January 29, 1992, the Company entered into a sale and leaseback agreement in connection with two of its hospital facilities including land, building, furniture and equipment with Mack/Inkster Properties Limited Partnership, a Michigan limited partnership. Under the sale agreement, the Company sold the facilities for $600,000. In addition, the Company entered into an agreement to leaseback the facilities for a ten-year period with varying monthly rental charges of $5,800 to $15,000 over the life of the lease. The Company made lease payments totaling $69,600 and $52,200 during the year ended January 27, 1993 and during the period from January 28 to October 26, 1993, respectively. Because the agreement provides the Company with an option to repurchase the assets, the sale-leaseback is accounted for as a financing from the partnership. The net book value of the facilities is amortized over the life of the lease agreement.

   Concurrent with the purchase of the Company by The Pet Practice, Inc. (see
Note 9), the Company purchased all of the property owned by Mack/Inkster Properties Limited Partnership for $700,000.

NOTE 4 - SUBORDINATED NOTES:

   On May 14, 1991, PVH issued subordinated notes with a face value of $1,400,000 and warrants to purchase 250,000 shares of Class A common stock to stockholders of the Company with interest at 11% payable in varying amounts through July 1, 1994. At October 26, 1993, $1,310,000 of the notes were outstanding.

   From July 1, 1994 through December 31, 1994, the holders of the warrants may purchase up to 250,000 shares of Class A common stock at $2.50 per share or require PVH to redeem each warrant for $3.00. If PVH defaults on principal payments under the subordinated notes, additional warrants may be issued.

   The Company provides for the estimated cost associated with redemption of the warrants by recording charges to interest expense. Such charges were $452,000 for the year ended January 27, 1993, and $196,000 for the period ended October 26, 1993.

   Concurrent with the purchase of the Company by The Pet Practice, Inc. (see
Note 9), the Company repaid the subordinated debt and related accrued interest and repurchased the warrants for a total of $1,600,000.

NOTE 5 - LONG-TERM DEBT:

   Other long-term debt arrangements consisted of the following at October 26, 1993:

   Note payable, bank, with monthly payments of $14,919 plus
    interest at 1% above prime due through October 1, 1994. This loan was repaid concurrent with the transaction described in
    Note 9 ........................................................ $356,725

   Obligations under capitalized leases (Note 3) ..................    8,235

   Note payable, bank, with interest at 12.75%, monthly payments of
    $387 including interest, due through April 30, 1995 ...........    6,970
                                                                    --------
   Total debt (all current) ....................................... $371,930
                                                                    ========

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

NOTE 6 - RELATED PARTY TRANSACTIONS:

   PVH Property Management Co., a partnership owned by two of the stockholders of PVH, leases office and clinic space to PVH. During the periods ended January 27, 1993 and October 26, 1993, PVH paid $231,600 and $173,700, respectively, in lease payments to PVH Property Management Company.

Two of the stockholders of PVH are partners in the Mack/Inkster Properties Limited Partnership (see Note 3).

NOTE 7 - INCOME TAXES:

   No current or deferred provision for federal income taxes has been recorded by the Company for the year ended January 27, 1993 or for the period January 28 to October 26, 1993 due to net operating losses incurred by the Company during these periods. At October 26, 1993, PVH had net operating loss carryforwards of approximately $3,957,000, which may be used to reduce future taxable income and expires beginning in 1997. Their use is limited to future taxable earnings of the Company and, as specified in the Internal Revenue Code, certain ownership changes would result in limitations on the Company's ability to utilize its net operating loss carryforwards.

   The provision for income taxes differs from the amount of income tax determined by applying statutory tax rates to pretax income primarily due to the net operating losses for which no benefit is recorded.

NOTE 8 - COMMON STOCK:

   Class B common stock is entitled to such votes and dividends that it would be entitled to had it been converted into Class A common stock. Upon liquidation, Class B common stock ranks senior to the rights of Class A common stock. In addition, Class B common stock is convertible, only in its entirety, to Class A common stock on a 100 to 1 basis.

NOTE 9 - SUBSEQUENT EVENT:

   On October 26, 1993, The Pet Practice, Inc., a Delaware corporation, acquired 100% of the stock of the Company.

                                PETS' RX, INC.
                                --------------
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                                 (In thousands)

                        ASSETS
                                                         March 31,    December 31,
                                                           1996           1995
                                                        -----------   ------------
                                                        (Unaudited)     (Audited)
CURRENT ASSETS:
 Cash and cash equivalents                                 $   251         $   752
 Other current assets                                          658             671
                                                           -------         -------
   Total current assets                                        909           1,423
PROPERTY AND EQUIPMENT, net                                  3,993           4,054
INTANGIBLE ASSETS, net                                       9,309           9,490
NOTES RECEIVABLE                                               100             100
OTHER ASSETS                                                   270             265
                                                           -------         -------
                                                           $14,581         $15,332
                                                           =======         =======

        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable                                          $ 1,061         $ 1,080
 Current portion of long-term obligations                    1,167           1,412
 Accrued expenses and other current liabilities              1,218           1,358
                                                           -------         -------
   Total current liabilities                                 3,446           3,850
                                                           -------         -------

LONG-TERM OBLIGATIONS, net of current portion                9,219           9,426
                                                           -------         -------

MINORITY INTEREST                                              269             251
                                                           -------         -------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK                       2,947           2,947
                                                           -------         -------
STOCKHOLDERS' DEFICIT
 Preferred stock, $0.01 par value                            3,395           3,395
 Convertible preferred stock (Series A) subscribed             200              --
 Common stock, $0.01 par value                                  63              63
 Additional paid-in capital                                  3,547           3,547
 Accumulated deficit                                        (8,505)         (8,147)
                                                           -------         -------
   Total stockholders' deficit                              (1,300)         (1,142)
                                                           -------         -------
                                                           $14,581         $15,332
                                                           =======         =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                                 PETS' RX, INC.
                                 --------------

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
               --------------------------------------------------
                                 (In thousands)
                                  (Unaudited)




                                                               1996       1995
                                                            --------    -------
REVENUES
                                                              $4,228     $3,422
                                                              ------     ------

COST OF SERVICES:
 Cost of revenues                                                803        623
 Salaries and wages of clinic operations                       1,661      1,359
 Other operating expenses of clinics                           1,043        950
                                                              ------     ------
  Gross profit                                                   721        490
                                                              ------     ------
GENERAL AND ADMINISTRATIVE                                       530        499
DEPRECIATION AND AMORTIZATION                                    307        280
                                                              ------     ------
  Operating loss                                                (116)      (289)
INTEREST EXPENSE                                                (229)      (258)
INTEREST INCOME                                                   12         25
                                                              ------     ------
  Loss before minority interest in income of subsidiary         (333)      (522)
MINORITY INTEREST IN INCOME OF SUBSIDIARY                         25         10
                                                              ------     ------
  Net loss                                                    $ (358)    $ (532)
                                                              ======     ======

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PETS' RX, INC.
                                 --------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                  FOR THE MONTHS ENDED MARCH 31, 1996 AND 1995
                  --------------------------------------------
                                 (In thousands)
                                  (Unaudited)

                                                                                  1996       1995
                                                                                 -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                         $(358)    $ (532)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                     307        280
  Gain on sale of land and building                                                  --        (18)
  Minority interest in income of subsidiary in excess of distribution                25         10
  Changes in assets and liabilities
   Other current assets                                                              13        (40)
   Other assets                                                                      (5)       (52)
   Accounts payable                                                                 (20)       196
   Accrued expenses and other current liabilities                                   (72)       126
                                                                                  -----     ------
     Net cash used in operating activities                                         (110)       (30)
                                                                                  -----     ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                                (64)        78
 Proceeds from sale of land and building                                             --        600
 Payments received under note receivable                                             --        193
                                                                                  -----     ------
     Net cash (used in) provided by investing activities                            (64)       715
                                                                                  -----     ------
CASH FLOWS FROM FINANCING ACTIVITIES:

 Net proceeds from issuance of convertible preferred stock, preferred
  stock subscribed, and common stock                                                200        100
 Principal payments under long-term obligations                                    (527)      (798)
                                                                                  -----     ------
     Net cash used in financing activities                                         (327)      (698)
                                                                                  -----     ------
     Net decrease in cash and cash equivalents                                     (501)       (13)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                    752      2,254
                                                                                  -----     ------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $ 251     $2,241
                                                                                  =====     ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

 Interest paid during the year                                                    $ 282     $  243
 Non-cash financing activities -- Capital leases                                     --     $   60

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PETS' RX, INC.
                                 --------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                 MARCH 31, 1996
                                 --------------


1.  GENERAL:
    -------

The Company
- -----------

Pets' Rx, Inc. (the "Company") was incorporated in Delaware on May 28, 1991. The Company is engaged in the acquisition and operation of veterinary clinics. As of March 31, 1996, the Company operates 16 clinics in the San Jose and Sacramento, California, and Las Vegas, Nevada, markets.

The Company has substantial operating and debt service obligations as a result of the significant acquisition activity. The Company will require additional capital in 1996 if the merger discussed in Note 3 is not consummated.

Principles of Consolidation
- ---------------------------

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary and have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All significant intercompany transactions and balances have been eliminated. The results of operations for the three months ended March 31, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year. Minority interest on the accompanying balance sheet represents the initial contribution of assets to the subsidiary by the minority member increased by the member's share of income less distributions made.

2.  RECLASSIFICATIONS:
    -----------------

Certain prior year amounts have been reclassified to conform to their 1995 classifications.

3.  MERGER AGREEMENT:
    ----------------

In February, 1996 the Company entered into a merger agreement (the "Agreement")with Veterinary Centers of America, Inc. ("VCA"). Under the terms of the Agreement as amended, which is intended to qualify for pooling-of-interests accounting, stockholders and rights holders, as defined, are to receive shares of VCA common stock, par value $0.001 with a market value on June 14,1996 of approximately $22.4 million. The stockholders of the Company voted to approve the merger on June 14, 1996 and the merger is expected to be consummated on June 18, 1996.

4.  SUBSEQUENT EVENT:
    ----------------

During the second quarter of 1996, the Company received additional working capital through the issuance of notes payable to existing shareholders and to Veterinary Centers of America, Inc. in the amount of $200,000 and $210,000, respectively.

                   Report of Independent Public Accountants



To the Board of Directors and
   Stockholders of Pets' Rx, Inc.:

We have audited the accompanying consolidated balance sheet of Pets' Rx, Inc. (a Delaware corporation) and subsidiary as of December 31, 1995, and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pets' Rx, Inc. and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

San Jose, California
March 20, 1996

                      REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and
Stockholders of Pets' Rx, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of redeemable preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Pets' Rx, Inc at December 31, 1994 and the results of its operations and its cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
San Jose, California
September 12, 1995

                                PETS' RX, INC.
                                --------------

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------

                       AS OF DECEMBER 31, 1995 AND 1994
                       --------------------------------
                (In thousands, except share and per share data)

                                    ASSETS
                                    ------

                                                                                 1995        1994
                                                                                -------     -------
CURRENT ASSETS:
  Cash and cash equivalents                                                     $   752     $ 2,254
  Other current assets (Note 2)                                                     671         571
                                                                                -------     -------
          Total current assets                                                    1,423       2,825

PROPERTY AND EQUIPMENT, net (Note 2)                                              4,054       4,138

INTANGIBLE ASSETS, net (Note 2)                                                   9,490       9,909

NOTE RECEIVABLE (Note 3)                                                            100         293

OTHER ASSETS                                                                        265         118
                                                                                -------     -------
                                                                                $15,332     $17,283
                                                                                =======     =======

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                ----------------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                              $ 1,080     $   854
  Current portion of long-term obligations (Note 4)                               1,412         702
  Accrued expenses and other current liabilities (Note 2)                         1,358       1,188
                                                                                -------     -------
          Total current liabilities                                               3,850       2,744
                                                                                -------     -------
LONG-TERM OBLIGATIONS, net of current portion (Note 4)                            9,426      10,986
                                                                                -------     -------
MINORITY INTEREST (Note 3)                                                          251         -
                                                                                -------     -------
COMMITMENTS AND CONTINGENCIES (Note 3 and 9)

REDEEMABLE CONVERTIBLE PREFERRED STOCK:
2,000,000 shares designated; 915,464 shares issued and outstanding in 1995
 and 1994 (Note 5)                                                                2,947       2,947

                                                                                -------     -------
STOCKHOLDERS' EQUITY (DEFICIT) (Notes 6 and 7):
  Preferred stock, $0.01 par value; 5,000,000 shares authorized
    Convertible preferred stock, 100,000 shares designated  Series A; 38,000
     and 35,000 shares issued and outstanding    in 1995 and 1994                 3,395       3,095

    Convertible preferred stock (Series A) 5,000 shares
      subscribed                                                                      -         150
  Common stock, $0.01 par value; 20,000,000 shares authorized; 6,265,685 and
   6,069,261 shares issued and outstanding in 1995 and 1994                          63          61

  Additional paid-in capital                                                      3,547       3,470
  Accumulated deficit                                                            (8,147)     (6,170)
                                                                                -------     -------
          Total stockholders' equity (deficit)                                   (1,142)        606
                                                                                -------     -------
                                                                                $15,332     $17,283
                                                                                =======     =======

                                PETS' RX, INC.
                                --------------


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
             ----------------------------------------------------
                                (In thousands)


                                               1995      1994      1993
                                              -------   -------   -------
REVENUES                                      $15,622   $ 9,638   $ 5,785
                                              -------   -------   -------
COSTS OF SERVICES:
  Cost of revenues                              3,045     2,055     1,214
  Salaries and wages of clinic operations       6,136     4,162     2,429
  Other operating expenses of clinics           4,055     2,562     1,594
                                              -------   -------   -------
                                               13,236     8,779     5,237
                                              -------   -------   -------
          Gross profit                          2,386       859       548

GENERAL AND ADMINISTRATIVE                      2,203     1,777     1,054

DEPRECIATION AND AMORTIZATION                   1,200       919       562

WRITE-OFF OF GOODWILL                             -         -         123
                                              -------   -------   -------
          Operating loss                       (1,017)   (1,837)   (1,191)

INTEREST EXPENSE                               (1,009)   (1,006)     (352)

INTEREST INCOME                                    99        38        21
                                              -------   -------   -------
          Loss before minority interest in
           income of subsidiary                (1,927)   (2,805)   (1,522)


MINORITY INTEREST IN INCOME OF SUBSIDIARY          50       -         -
                                              -------   -------   -------
          Net loss                            $(1,977)  $(2,805)  $(1,522)
                                              =======   =======   =======


                  The accompanying notes are an integral part of these consolidated financial statements.

                                 PETS' RX, INC.
                                 --------------

 CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
 ------------------------------------------------------------------------------
                                   (DEFICIT)
                                   ---------

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
              ----------------------------------------------------
                       (In thousands, except share data)

                                                                                               Stockholders' Equity (Deficit)
                                                                                        -----------------------------------------
                                                                      Redeemable           Series A
                                                                    Preferred Stock     Preferred Stock           Common Stock
                                                                    ---------------     ----------------      --------------------
                                                                     Shares  Amount     Shares   Amount         Shares      Amount
                                                                    -------  ------     ------  --------      ---------     ------
BALANCE AT DECEMBER 31, 1992                                        792,170  $2,515        -    $   -         1,792,500       $18

  Issuance of common stock warrants                                     -       -          -        -               -           -

  Issuance of redeemable preferred stock warrants                       -       -          -        -               -           -

  Redeemable preferred stock dividend                                59,424     208        -        -               -           -

  Subscription of Series C preferred stock                              -       -          -        -               -           -

  Net loss                                                              -       -          -        -               -           -

                                                                    -------  ------     ------   ------       ---------       ---
BALANCE AT DECEMBER 31, 1993                                        851,594   2,723        -        -         1,792,500        18

  Redeemable preferred stock dividend                                63,870     224        -        -               -           -

  Issuance of common stock for surrender of Series C
   preferred stock subscription                                         -       -          -        -           537,500         5

  Issuance of Series A convertible preferred
   stock, net of issuance cost of $238                                  -       -       35,000    3,262              -          -

  Issuance of common stock to directors in conjunction
   with sale of Series A preferred stock                                -       -          -       (167)        270,000         3

  Subscription of Series A convertible preferred stock                  -       -          -        -               -           -

  Issuance of common stock for exercise and surrender
   of warrants                                                          -       -          -        -           645,000         6

  Issuance of common stock for payment of note interest                 -       -          -        -           357,903         4

  Issuance of common stock for note conversion                          -       -          -        -         2,441,358        25

  Issuance of common stock for acquisition                              -       -          -        -            25,000         -

  Issuance of common stock warrants                                     -       -          -        -               -           -

  Net loss                                                              -       -          -        -               -           -
                                                                    -------  ------     ------   ------       ---------       ---
BALANCE AT DECEMBER 31, 1994                                        915,464   2,947     35,000    3,095       6,069,261        61

     Issuance of Series A convertible preferred stock                   -       -        3,000      300             -           -

     Issuance of common stock for bridge note conversion                -       -          -        -           142,960         2

     Issuance of common stock for exercise and surrender of
      warrants                                                          -       -          -        -            53,464         -

     Net loss                                                           -       -          -        -               -           -
                                                                    -------  ------     ------   ------       ---------        ---
BALANCE AT DECEMBER 31, 1995                                        915,464  $2,947     38,000   $3,395       6,265,685        $63
                                                                    =======  ======     ======   ======       =========        ===

  The accompanying notes are an integral part of these consolidated financial statements.

                                                                           Stockholders' Equity (Deficit)
                                                                   -------------------------------------------------------
                                                                    Additional
                                                                      Paid-in        Stock         Accumulated
                                                                      Capital      Subscribed        Deficit       Total
                                                                    ----------     -----------     -----------    --------
BALANCE AT DECEMBER 31, 1992                                           $1,386      $   -           $(1,411)       $     (7)
  Issuance of common stock warrants                                       101          -               -               101
  Issuance of redeemable preferred stock warrants                         121          -               -               121
  Redeemable preferred stock dividend                                     -            -              (208)           (208)
  Subscription of Series C preferred stock                                -            200             -               200
  Net loss                                                                -            -            (1,522)         (1,522)
                                                                       -----       -------         -------         -------
BALANCE AT DECEMBER 31, 1993                                           1,608           200          (3,141)         (1,315)
  Redeemable preferred stock dividend                                    -             -              (224)           (224)
  Issuance of common stock for surrender of Series C
   preferred stock subscription                                          195          (200)            -               -
  Issuance of Series A convertible preferred
   stock, net of issuance cost of $238                                   -             -               -             3,262
  Issuance of common stock to directors in conjunction
   with sale of Series A preferred stock                                 164           -               -               -
  Subscription of Series A convertible preferred stock                   -             150             -               150
  Issuance of common stock for exercise and surrender
   of warrants                                                            49           -               -                55
  Issuance of common stock for payment of note interest                  219           -               -               223
  Issuance of common stock for note conversion                         1,207           -               -             1,232
  Issuance of common stock for acquisition                                15           -               -                15
  Issuance of common stock warrants                                       13           -               -                13
  Net loss                                                                -            -            (2,805)         (2,805)
                                                                       -----       -------         -------         -------
BALANCE AT DECEMBER 31, 1994                                           3,470           150          (6,170)            606
     Issuance of Series A convertible preferred stock                    -            (150)            -               150
     Issuance of common stock for bridge note conversion                  77           -               -                79
     Issuance of common stock for exercise and surrender of
      warrants                                                           -             -               -               -
     Net loss                                                            -             -            (1,977)         (1,977)
                                                                       -----       -------         -------         -------
BALANCE AT DECEMBER 31, 1995                                           3,547       $   -           $(8,147)        $(1,142)
                                                                       =====       =======         =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                PETS' RX, INC.
                                --------------


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
             ----------------------------------------------------
                                (In thousands)

                                                                                      1995            1994           1993
                                                                                    --------        --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                          $(1,977)        $(2,805)       $(1,522)
  Adjustments to reconcile net loss to net cash used in operating activities-
    Depreciation and amortization                                                     1,200             919            562
    Gain on sale of land and building                                                   (19)            -              -
    Write-off of goodwill                                                               -               -              123
    Minority interest in income of subsidiary in excess of distributions                  7             -              -
    Changes in assets and liabilities, net of effect of acquired clinics-
      Other current assets                                                              (88)            116           (136)
      Other assets                                                                       19             (51)           (36)
      Accounts payable                                                                  607             476            115
      Accrued expenses and other current liabilities                                     32             954            219
                                                                                    -------         -------        -------
            Net cash used in operating activities                                      (219)           (391)          (675)
                                                                                    -------         -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                                  (916)           (114)          (160)
  Purchases of veterinary clinics                                                       (40)           (862)        (1,140)
  Sale of marketable securities                                                         -               -              140
  Proceeds from sale of land and building                                               600             -              -
  Payments received (advances made) under note receivable                               193             (98)             2
                                                                                    -------         -------        -------
             Net cash used in investing activities                                     (163)         (1,074)        (1,158)
                                                                                    -------         -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term obligations                                         -             294          1,426
  Proceeds from issuance of redeemable preferred stock warrants and
    common stock warrants                                                                 -              13            222
  Net proceeds from issuance of convertible preferred stock, preferred
    stock subscribed, and common stock                                                  150           3,467            200
  Principal payments under long-term obligations                                     (1,270)           (603)          (356)
                                                                                    -------         -------        -------
          Net cash provided by (used in) financing activities                        (1,120)          3,171          1,492
                                                                                    -------         -------        -------
          Net increase (decrease) in cash and cash equivalents                       (1,502)          1,706           (341)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                        2,254             548            889
                                                                                    -------         -------        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $   752         $ 2,254        $   548
                                                                                    =======         =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid during the year                                                     $   972         $   982        $   324
  Non-cash financing activities-
    Payment of accrued interest on notes by issuance of common stock                $   -           $   223        $   -
    Conversion of notes payable to common stock                                     $    79         $ 1,232        $   -
    Capital leases                                                                  $    78         $   -          $   -
    Conversion of accounts payable to note payable                                  $   381         $   -          $   -

  The accompanying notes are an integral part of these consolidated financial statements.

                                PETS' RX, INC.
                                --------------


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                               DECEMBER 31, 1995
                               -----------------



1.   THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:
     ---------------------------------------------------

The Company
- -----------

Pets' Rx, Inc. (the "Company") was incorporated in Delaware on May 28, 1991. The Company is engaged in the acquisition and operation of veterinary clinics. As of December 31, 1995, the Company operates 16 clinics in the San Jose and Sacramento, California, and Las Vegas, Nevada, markets.

The Company has substantial operating and debt service obligations as a result of the significant acquisition activity (see Note 3). The Company will require additional capital in 1996 if the merger discussed in Note 11 is not consummated.

Use of Estimates in the Preparation of Financial Statements
- -----------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Principles of Consolidation
- ---------------------------

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. All significant intercompany transactions and balances have been eliminated. Minority interest on the accompanying balance sheet represents the initial contribution of assets to the subsidiary by the minority member increased by the member's share of income less distributions made.

Revenue Recognition
- -------------------

Revenues are recognized upon performance of veterinary services or sale of related veterinary products.

Cash Equivalents
- ----------------

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Inventories
- -----------

Inventories consist of veterinary supplies, pharmaceuticals, and retail veterinary products and are stated at the lower of cost, determined using the first-in, first-out basis, or market.

Property and Equipment
- ----------------------

Property and equipment are stated at cost. Property and equipment, other than leasehold improvements, are depreciated using the straight-line method over the estimated useful lives of the assets, generally thirty-seven years for buildings and three to seven years for equipment. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Intangible Assets
- -----------------

Acquired animal records are valued based on their expected future contribution and are amortized using the straight-line method over the estimated lives of the records, generally seven years. Payments due under covenants not to compete are capitalized and amortized over the life of the covenants, generally five years, using the straight-line method. The excess of the Company's investment in veterinary clinics over the fair value of the net assets acquired (goodwill) is amortized using the straight-line method over its estimated useful life of 40 years. Intangible assets relating to discontinued clinics are charged to expense upon approval of the decision to close the clinic.

Income Taxes
- ------------

Income taxes are determined using an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

New Accounting Standards
- ------------------------

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company's 1996 fiscal year. SFAS No. 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting rules under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" but with additional financial statement disclosure. The Company plans to continue to account for stock-based compensation arrangements under APB Opinion No. 25 and, therefore, does not anticipate SFAS No. 123 will have a material impact on its financial position, results of operations or cash flows.

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This pronouncement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is to be recognized when the sum of undiscounted cash flows is less than the carrying amount of the asset. Measurement of the loss for assets that the entity expects to hold and use is to be based on the fair value of the asset. Although this pronouncement did not have a material impact on the Company's financial condition or results of operations at adoption in 1996, its provisions will be applicable to any future assessments of its long-lived assets. Goodwill not associated with long-lived assets will continue to be assessed under APB Opinion No. 17.

Reclassifications
- -----------------

Certain prior year amounts have been reclassified to conform to their 1995 classifications.

2.   BALANCE SHEET COMPONENTS (in thousands):
     ---------------------------------------

                                                         December 31,
                                                      -----------------
                                                        1995      1994
                                                      -------   -------
     Other current assets:
       Accounts receivable, net                         $   205   $   210
       Inventories                                          429       346
       Prepaid expenses                                      37        15
                                                         -------   -------
                                                         $   671   $   571
                                                         =======   =======
     Property and equipment:
       Buildings                                         $ 2,002   $ 2,487
       Clinic equipment                                    1,534     1,381
       Leasehold improvements                                682       254
       Computer and office equipment                         627       290
                                                         -------   -------
                                                           4,845     4,412
       Less- Accumulated depreciation and
         amortization                                       (939)     (537)
                                                         -------   -------
                                                           3,906     3,875

       Land                                                  148       263
                                                         -------   -------
                                                         $ 4,054   $ 4,138
                                                         =======   =======


     Intangible Assets:
       Covenants not to compete and animal records       $ 3,314   $ 3,351
       Goodwill                                            8,359     7,960
                                                         -------   -------
                                                          11,673    11,311
       Less- Accumulated amortization                     (2,183)   (1,402)
                                                         -------   -------
                                                         $ 9,490   $ 9,909
                                                         =======   =======
     Accrued Expenses and Other Current Liabilities:
       Payroll                                           $   246   $   207
       Professional services                                 252       139
       Vacation                                              183       145
       Settlement                                            200       350
       Other                                                 477       347
                                                         -------   -------
                                                         $ 1,358   $ 1,188
                                                         =======   =======

3.   ACQUISITIONS:
     ------------

Since its inception, the Company has completed the acquisition of 19 veterinary clinics (of which three have been merged into other clinics). All of the acquisitions were accounted for using the purchase method of accounting; accordingly, the costs of these acquisitions have been allocated to assets acquired based on their fair value at date of acquisition. The results of the acquired clinics are included in the Company's results commencing from the date of acquisition.

During 1993, the Company completed the acquisition of four veterinary clinics for total consideration of $6,733,000 consisting of $1,140,000 in cash, $5,350,000 in secured promissory notes payable, $200,000 payable under covenants not to compete, and the assumption of $43,000 in trade and payroll liabilities.

During 1994, the Company completed the acquisition of six veterinary clinics for total consideration of $4,031,000 consisting of $862,000 in cash, $2,529,000 in secured promissory notes payable, $325,000 payable under convenants not to compete, 25,000 shares of newly issued common stock of the Company valued at $15,000 and the assumption of $300,000 of notes payable.

In conjunction with one of the 1994 acquisitions, the Company advanced cash of $100,000 to the seller in exchange for an unsecured note receivable. Under the terms of the note, the Company will receive quarterly installments of interest at a rate of 7.5% per annum, with the entire principal balance and all accrued and unpaid interest due on November 1, 2004.

The Company is contingently obligated for additional purchase price consideration related to one of its 1994 acquisitions. The amount to be paid equals 50 percent of the amount by which the revenues for the twelve-month period ending September 1997 exceed a base revenue amount. This additional consideration will be recorded as additional purchase price when and if earned.

During 1995, the Company completed the acquisition of two veterinary clinics. In April 1995, the Company acquired a veterinary hospital for a total consideration of $218,000 consisting of $40,000 in cash, $25,000 in secured promissory note payable, $15,000 payable under covenants not to compete, $31,000 payable under an assumed lease obligation, and $32,000 in other assumed liabilities. The agreement also requires an additional payment based on revenues derived from pre-acquisition clients during the eighteen month period after the acquisition. As such, the Company recorded additional purchase price and a liability of $75,000 for the amounts expected to be paid in 1996. The purchase price will be adjusted in 1996 to reflect the actual payment.

During 1995, a limited liability company (LLC) was formed by combining a veterinary clinic owned by the Company (Spring Mountain Clinic) with the practice of another veterinary clinic owned by an unrelated party. Certain assets were contributed by each party to form the new entity, which is not liable for any contracts or for any indebtedness relating to the predecessor clinics. The Company has an 80% interest in the LLC. The Company has certain obligations under an operating lease for the real property of the facility used by the other member prior to the consolidation of the operations of the LLC into the Spring Mountain clinic. Upon the occurrence of certain events, including an initial public offering or merger with a public company (see Note 11), the minority owner's interest may be converted into shares of the public entity.

The pro forma results listed below are unaudited and reflect purchase price accounting adjustments assuming the 1994 and 1995 acquisitions occurred at January 1, 1994. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any efficiencies that might be achieved from the combined operations.

                                                  1995               1994
                                               ----------          --------
         Revenues                              $15,863             $13,426
         Net loss                               (1,962)             (3,004)

4.     LONG-TERM OBLIGATIONS:
       ----------------------
 Long-term obligations consisted of the following (in thousands, except share data):

                                                                                December 31,
                                                                         ---------------------------
                                                                            1995              1994
                                                                         ----------        ---------
     Promissory notes, secured by clinics, bearing
      interest at interest rates between 7% and 10%
      payable monthly, principal is generally due in
      monthly installments through July 2014                              $ 7,517           $ 8,285

     Promissory note, interest at prime plus 3%
      (11.75% at December 31, 1995), principal and
      interest payable in monthly installments through                       133                154
      July 2000

     Convertible promissory note payable to a
      shareholder, officer and director, secured by a
      clinic, interest at 9% per annum payable
      semi-annually, principal due July 1996,
      convertible into 75,000 shares of common stock                         250                250

     Convertible promissory notes, secured by clinics,
      interest at 7% per annum payable monthly,
      principal due through December 2003, convertible
      into 88,625 shares of common stock                                     649                649

     Convertible promissory note payable to an
      employee, secured by a clinic, interest at 8.5%
      per annum, interest and principal payable in
      monthly installments from January 1994 through
      December 1998, convertible into 100,000 shares of
      common stock                                                           671                686

     Convertible promissory notes payable primarily to
      directors and stockholders, secured by common
      stock and key man life insurance, interest at 12%
      per annum payable annually, principal due
      December 1998, convertible into shares of common
      stock at a conversion rate of $0.6233                                  183                272

     Convertible promissory notes payable primarily
       to stockholders, interest at 12%, repaid at
       maturity on January 1, 1996                                           307                307


                                                                                          December 31,
                                                                                      --------------------
                                                                                         1995       1994
                                                                                      --------    --------
     Obligations under covenants not to compete,
      payable in installments through 2003                                                 782       1,005

     Installment obligations bearing interest at 8% to
      10.25%, due through 2005                                                             295         -

     Installment obligations, variable interest rates,
      periodic installments due through 1996                                               -           131

     Capital lease obligations (see Note 9)                                                 69         -
                                                                                       -------     -------
     Total obligations                                                                  10,856      11,739

     Less- Unamortized portion of discount on notes
      payable                                                                              (18)        (51)

     Less- Current portion                                                              (1,412)       (702)
                                                                                       -------     -------
     Total long-term obligations                                                      $  9,426     $10,986
                                                                                       =======     =======

Future principal payments, excluding capital lease obligations (see Note 9), are as follows (in thousands):


          Year Ending
          December 31,
          ------------
               1996                                $ 1,398
               1997                                  1,650
               1998                                  1,555
               1999                                    476
               2000                                    429
               Thereafter                            5,279
                                                   -------
                                                   $10,787
                                                   =======

In 1995, the Company restructured a $50,000 payment under a covenant not to compete to extend the payment date to 1997. In consideration of the extension, the Company committed to issue 2,500 shares of the Company's common stock and granted an option to convert the $50,000 into the Company's common stock at $2.50 per share. No shares have been issued under this agreement as of December 31, 1995.

Convertible Promissory Notes Issued with Stock Warrants
- -------------------------------------------------------

Under the terms of a financing agreement the Company entered into during 1993, the Company issued convertible promissory notes with a face value of $1,348,000, warrants to purchase 404,250 shares of common stock at an exercise price of $0.50 per share and warrants to purchase 404,250 shares of Series B Convertible Preferred Stock at an exercise price of $0.50 per share. The common warrants may be exercised at any time until their expiration in December 1998. The preferred warrants allowed for exercise until December 1998 or upon repayment or conversion of the promissory notes. The estimated fair value of the warrants has been recorded as discount on notes payable and is being amortized over the term of the notes. In 1994 and 1995, 645,000 and 53,464 shares of common stock were issued upon exercise and surrender of warrants, respectively. All shares were issued at a reduced exercise price under the terms of the agreement for the issuance of Series A Preferred Stock.

In December 1993, the Company received $500,000 in cash for a $500,000 convertible promissory note and a subscription for 500,000 shares of Series C Preferred stock valued at $0.40 per share. These proceeds have been allocated among the note payable and the stock subscription, with the difference between the face value and the proceeds being recorded as discount on notes payable and amortized over the term of the note. The face value of the note was $500,000 and bears interest at 12%.

During 1994, notes payable with a face value of $1,575,000 were converted into 2,441,358 shares of common stock including shares for interest thereon. The Company also issued convertible promissory notes with a face value of $307,000 together with warrants to purchase 127,813 shares of common stock at an exercise price of $2.40 per share. The common warrants expire in December 1998.

5.   REDEEMABLE CONVERTIBLE PREFERRED STOCK:
     --------------------------------------

The Company's articles of incorporation authorize the issuance of up to 5,000,000 shares of Preferred Stock, 2,000,000 of which have been designated redeemable convertible preferred stock.

The Redeemable Preferred Stock has certain rights, preferences and restrictions. Each share of Redeemable Preferred Stock is convertible into one and one-half shares of common stock, subject to adjustment for dilution, at the option of the holder. The Redeemable Preferred Stock automatically converts to common stock upon the sale of common stock by the Company pursuant to an effective registration statement under the Securities Act of 1933 at a price per share of at least $5.25.

The Company's articles of incorporation cannot be amended to alter in an adverse manner the designations, preferences or other rights of the Redeemable Preferred Stock without the consent of the holders of a majority of the outstanding shares of Redeemable Preferred Stock, voting together as a class. Similar consent is required for a change to the Company's articles of incorporation that establishes, authorizes or enlarges a series of any class of capital stock ranking senior to the Redeemable Preferred Stock. The Redeemable Preferred Stock shareholders have no additional voting rights.

At its option, the Company may redeem the then outstanding shares of Redeemable Preferred Stock at any time after October 15, 1994 at a redemption price of $3.50 per share plus all declared but unpaid dividends. On October 15, 2001, any shares of Redeemable Preferred Stock remaining outstanding must be redeemed at a redemption price of $3.50 per share plus all declared but unpaid dividends.

In the event of liquidation, the holders of the Redeemable Preferred Stock are entitled to receive, prior to and in preference to any distribution to the holders of common stock, the amount of $3.50 plus any accrued but unpaid dividends. After such distribution, holders of the Redeemable Preferred Stock are entitled to no further participation in the remaining assets of the Company.

The holders of Preferred stock are entitled to receive, when and as declared by the Board of Directors, cash dividends per share in the amounts determined by the Board of Directors.

The Redeemable Preferred Stock is on parity with all other preferred stock.

6.   CONVERTIBLE PREFERRED STOCK
     ---------------------------

Series A Preferred Stock
- ------------------------

In October 1994, the Company entered into an agreement whereby the Company sold 35,000 shares of Series A Preferred Stock to an investor at a price of $100 per share (par value $0.01 per share). Also pursuant to the agreement, approximately $1,575,000 of the Company's 12% Convertible Promissory Notes was converted into Common Stock. The agreement also limits the number of preferred stock purchase warrants which may be issued.

The agreement also required a reduction in the number of directors. In conjunction with this reduction, the Company issued certain directors 270,000 shares of common stock for no consideration (see Note 7). The fair value of these shares has been recorded as issuance costs of the Series A Preferred Stock.

Concurrent with the closing, a director and shareholder agreed to purchase 5,000 shares of the Series A Preferred Stock for an aggregate consideration of $500,000. Through December 31, 1995, the Company had received payments totaling $300,000 pursuant to which 3,000 shares were issued. The remaining $200,000 was received in 1996, at which time the remaining subscribed shares were issued. The Series A Preferred Stock has certain rights, preferences and restrictions.

The Series A Preferred Stock is on a parity with all other "Convertible Preferred Stock" and "Series B Convertible Preferred Stock," when issued. The Series A is senior to Common Stock.

Holders of the Series A Preferred Stock are entitled to receive, when and if declared by the Board of Directors, cumulative dividends at the annual rate of 7.5% times the stated value ($100 per share); provided, however, that dividends must also have been declared on the "Convertible Preferred Stock" and the "Series B Convertible Preferred Stock."

In the event of any voluntary or involuntary liquidation or dissolution, the holders of Series A Preferred Stock are entitled to an amount equal to $125 per share, plus accrued and unpaid dividends.

Series A shareholders may convert such shares into shares of Common Stock at a rate equal to the stated value plus accrued and unpaid dividends, divided by the conversion price. The initial conversion price is $2.50 per share. Shares of Series A will be converted into shares of Common Stock at the conversion rate should the Company file a registration statement for a common share offering with aggregate gross proceeds of at least $7,500,000.

Series A holders and the Common Stock class will vote together as a class on transactions and each share of Series A is entitled to the number of votes per share equal to the number of shares of Common Stock issuable upon conversion of the Series A. However, as long as at least 10,000 shares of Series A are issued and outstanding, the Board of Directors shall not exceed five members and the holders of Series A are entitled (voting as a class) to elect in person or by proxy one director. If less than 10,000 shares are issued and outstanding, the term of the director elected by the Series A shall end and the remaining directors shall fill the vacancy. In addition, there are voting rights to prevent the establishment of new capital stock classes and enlargement of existing classes.

Series B Preferred Stock Warrants
- ---------------------------------

During 1994 and 1995, outstanding warrants for Series B Preferred Stock were surrendered to the Company for the direct issuance of shares of common stock into which the Series B Preferred Stock were convertible. As of December 31, 1995, warrants to purchase 55,018 shares of Series B Preferred Stock at an exercise price of $0.50 were outstanding.

7.   COMMON STOCK:
     ------------

During 1994, the Company issued 25,000 shares of common stock as part of the consideration for acquisition of a clinic and 357,903 shares of common stock for repayment of promissory note interest.

During 1993 and 1994 the Company issued certain equity securities to investors. In early 1996 the Company determined that such issuances were technically invalid due to the lack of filing legal documents in some states on a timely basis. Effective 1994, the Company's board of directors has resolved to issue 537,500 shares of common stock in exchange for the surrender of one class of such equity securities and to issue 322,500 shares of common stock in exchange for the surrender of the other class of such equity securities. Such shares of common stock represent the number of shares into which the invalidly issued securities were originally converted in 1994.

Common Stock Warrants
- ---------------------

In addition to the common stock warrants discussed in Note 4, the Company, as of December 31, 1995, has warrants outstanding to purchase 108,544 common shares at exercise prices ranging from $0.50 to $2.66 per share. These warrants are exercisable at the option of the holder and expire on December 31, 1998. A nominal value was assigned to the warrants.

Common Stock Options
- --------------------

In July 1991, the Company granted an officer and director options to purchase 162,000 shares of the Company's common stock at a price of $0.50 per share. The options, which are currently exercisable, expire in July 2001.

In 1992 and 1993, the Board of Directors authorized the grant of options to officers of the Company to purchase 197,500 shares of common stock at a price of $2.33 per share. The options, which are currently exercisable, expire in December 2002.

In January 1992, the Board of Directors adopted a resolution which provides for the grant of common stock options to directors who are not employees of the Company (the "Outside Directors"). Under the resolution, each of the Outside Directors received options to purchase 54,000 shares of Common Stock at an exercise price per share of $1.67. Such options vest ratably over a four year period. In 1994, certain directors were required to resign, pursuant to the Stock Purchase Agreement for the issuance of Series A Preferred Stock. In consideration for the reconstitution of the Board of Directors, the Outside Directors' options became fully vested and the exercise price was reduced to zero. The fair value of the options were recorded as an issuance cost of the Series A Preferred Stock.

In 1994, the Board of Directors granted options to purchase 141,500 shares of Common Stock at a price of $2.75 per share to employees. These options, which are currently exercisable, expire in 2004 .

A summary of the stock option activity follows:

                                               Number                 Price
                                             of Shares              Per Share
                                             ----------             ---------
         Balance at December 31, 1992          421,500            $0.50 - $2.33

           Granted                             208,000                    $2.33
           Exercised                               -                    -
           Canceled                                -                    -
                                              --------
         Balance at December 31 ,1993          629,500            $0.50 - $2.33

           Granted                             141,500                    $2.75
           Exercised                          (270,000)                 -
           Canceled                                -                    -
                                              --------
         Balance at December 31, 1994          501,000            $0.50 - $2.75


           Granted                               2,500                    $2.75
           Exercised                               -                    -
           Canceled                                -                    -
                                              --------
         Balance at December 31, 1995          503,500            $0.50 - $2.75
                                              ========

         Exercisable at December 31, 1995      503,500            $0.50 - $2.75
                                              ========

8.   INCOME TAXES:
     ------------

No provision for income taxes has been recorded as the Company has incurred losses since its inception.

At December 31, 1995, the Company has federal and state net operating loss ("NOL") carryforwards of approximately $6.5 million and $3.2 million, respectively. These NOL carryforwards expire at various dates through 2010 and 2000, respectively.

Deferred tax assets of approximately $2.6 million and $1.9 million, resulting primarily from NOL carryforwards, were fully offset by a valuation allowances as of December 31, 1995 and 1994 due to the uncertainty of realization.

Under the Tax Reform Act of 1986, the utilization of NOL carryforwards to reduce taxable income will be restricted in certain circumstances. Events which cause such a limitation include, but are not limited to, a cumulative ownership change of more than 50% over a three year period. Management believes that the issuance of Convertible Preferred Stock during 1994 caused such a change in ownership and, accordingly, utilization of NOL carryforwards may be limited in future years.

9.   COMMITMENTS AND CONTINGENCIES:
     -----------------------------

The Company leases clinic and office facilities under noncancelable operating lease agreements. The leases require the Company to pay property taxes, maintenance and certain insurance expenses. Total rent expense under the operating leases was $944,000, $584,000 and $436,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Minimum future lease payments under non-cancelable operating and capital leases are as follows (in thousands):

         Year Ending                         Operating         Capital
         December 31,                         Leases            Leases
         ------------                        ---------         --------
             1996                              $   859            $ 24
             1997                                  817              24
             1998                                  824              24
             1999                                  762              21
             2000                                  753               4
             Thereafter                          6,430               -
                                               -------             ---
                                               $10,445              97
                                               =======             ---
         Less- Amounts representing
         interest                                                  (28)

                                                                  ----
         Present value of net minimum
         lease payments                                           $ 69

                                                                  ====

The cost of equipment under capital lease included in the balance sheet as property and equipment as of December 31, 1995 was approximately $78,000. Accumulated amortization of the leased equipment as of December 31, 1995 was approximately $13,000.

In February 1996, the Company settled a wrongful termination claim in which it was the defendant. The settlement amount of approximately $200,000 approximated the accrued amount as of December 31, 1995 related to this matter.

Various claims arising in the course of business, seeking monetary damages, are pending. The amount of liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate outcome of such claims will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:
     -----------------------------------------------------

The following disclosure of the estimated fair value of the Company's debt is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required to develop the estimates of fair value, thus the estimates provided therein are not necessarily indicative of the amounts that could be realized in a current market exchange.

                                                   December 31, 1995
                                                   -----------------
                                                   Carrying   Fair
                                                    Amount    Value
                                                   --------  -------
          Fixed-rate long-term debt                 $10,723  $10,427
          Variable rate long-term debt                  133      139
                                                    -------   ------
                                                    $10,856  $10,566
                                                    =======   ======

The estimated fair value of the Company's fixed-rate long-term debt is based on prime plus an estimated spread at December 31, 1995 for similar securities with similar remaining maturities.

11.  SUBSEQUENT EVENTS:
     -----------------

In February, 1996 the Company entered into a merger agreement with Veterinary Centers of America, Inc. (VCA). Under terms of the agreement, which is intended to qualify for pooling-of-interests accounting, stockholders and rights holders, as defined, are to receive shares with a market value on March 20, 1996 of approximately $25 million.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   ----------------------------------------


To the Board of Directors and Stockholders of Veterinary Centers of America, Inc.:

We have audited the accompanying balance sheet of SOUTHWEST VETERINARY DIAGNOSTICS, INC. (an Arizona corporation) as of December 31, 1995, and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southwest Veterinary Diagnostics, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                       /s/ ARTHUR ANDERSEN LLP
                                       -----------------------
                                           ARTHUR ANDERSEN LLP

Los Angeles, California
March 22, 1996

                    SOUTHWEST VETERINARY DIAGNOSITICS, INC.
                    ---------------------------------------

                      BALANCE SHEET - DECEMBER 31, 1995
                      ---------------------------------

                                     ASSETS
                                     ------


CURRENT ASSETS:
Cash                                                    $  293,800
Accounts receivable, net of allowance
  for doubtful accounts of $260,000                        998,600
Supplies inventory                                         109,400
Prepaid expenses                                            29,900
Note receivable                                             75,000
                                                        ----------
        Total current assets                             1,506,700

PROPERTY, PLANT AND EQUIPMENT, net                       1,393,000

OTHER ASSETS                                                 8,400
                                                        ----------
                                                        $2,908,100
                                                        ==========

   The accompanying notes are an integral part of this balance sheet.

                    SOUTHWEST VETERINARY DIAGNOSTICS, INC.
                    --------------------------------------

                       BALANCE SHEET - DECEMBER 31, 1995
                       ---------------------------------

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                              $  108,500
  Current portion of long-term debt                                146,400
  Current portion of bank line of credit                            26,700
  Accrued payroll                                                  186,500
  Accrued expenses                                                  27,600
                                                                ----------
      Total current liabilities                                    495,700

LONG-TERM DEBT, less current portion                               386,800

BANK LINE OF CREDIT, less current portion                          173,300

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value:
    Authorized--100,000 shares
    Issued and outstanding--15,000 shares                           15,000
  Accumulated earnings                                           1,837,300
                                                                ----------
      Total stockholders' equity                                 1,852,300
                                                                ----------
                                                                $2,908,100
                                                                ==========

      The accompanying notes are an integral part of this balance sheet.

                    SOUTHWEST VETERINARY DIAGNOSTICS, INC.
                    --------------------------------------

                            STATEMENT OF OPERATIONS
                            -----------------------

                     FOR THE YEAR ENDED DECEMBER 31, 1995
                     ------------------------------------

REVENUES                                                    $10,604,800
DIRECT COST OF SERVICES                                       6,094,300
                                                            -----------
GROSS PROFIT                                                  4,510,500

OPERATING EXPENSES:
  Selling, general and administrative expenses                3,363,700
  Officers' salaries                                            500,800
  Depreciation and amortization                                 332,000
                                                            -----------
OPERATING INCOME                                                314,000

OTHER INCOME (EXPENSE):
  Other income                                                  175,300
  Interest expense                                              (88,400)
                                                            -----------
NET INCOME                                                  $   400,900
                                                            ===========

   The accompanying notes are an integral part of this financial statement.

                    SOUTHWEST VETERINARY DIAGNOSTICS, INC.
                    --------------------------------------

                       STATEMENT OF STOCKHOLDERS' EQUITY
                       ---------------------------------

                     FOR THE YEAR ENDED DECEMBER 31, 1995
                     ------------------------------------

                                          Common Stock
                                          ------------        Accumulated
                                        Shares     Amount       Earnings
                                        ------     ------     -----------
BALANCE, December 31, 1994              15,000     $15,000     $1,465,400

  Net income                               --          --         400,900
  Cash distributions to stockholders       --          --         (29,000)
                                        ------     -------     ----------
BALANCE, December 31, 1995              15,000     $15,000     $1,837,300
                                        ======     =======     ==========

   The accompanying notes are an integral part of this financial statement.

                    SOUTHWEST VETERINARY DIAGNOSTICS, INC.
                    --------------------------------------

                            STATEMENT OF CASH FLOWS
                            -----------------------

                     FOR THE YEAR ENDED DECEMBER 31, 1995
                     ------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $ 400,900
  Adjustment to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                   332,000
      Provision for doubtful accounts                                 221,000
  Changes in operating assets and liabilities:
      Increase in accounts receivable                                 (85,400)
      Decrease in supplies inventory                                    9,300
      Decrease in prepaid expenses                                      4,700
      Decrease in note receivable                                     100,000
      Decrease in other assets                                         92,200
      Decrease in accounts payable                                    (13,800)
      Increase in accrued payroll                                      41,600
      Increase in accrued expenses                                     13,300
      Decrease in deferred revenue                                   (175,000)
                                                                    ---------
        Net cash provided by operating activities                     940,800
                                                                    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment                          (342,300)
  Proceeds from disposal of fixed assets                                4,700
                                                                    ---------
        Net cash used in investing activities                        (337,600)
                                                                    ---------
CASH FLOWS FROM FINANCIAL ACTIVITIES:
  Principal payments on long-term debt and bank line of credit       (313,600)
  Proceeds of long-term debt and bank line of credit                   31,800
  Principal payments on capital leases                                (49,700)
  Cash distributions to stockholders                                  (29,000)
                                                                    ---------
        Net cash used in financing activities                        (360,500)
                                                                    ---------
NET INCREASE IN CASH                                                  242,700

CASH, beginning of year                                                51,100
                                                                    ---------
CASH, end of year                                                   $ 293,800
                                                                    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Interest paid                                                     $  88,400
                                                                    =========

   The accompanying notes are an integral part of this financial statement.

                    SOUTHWEST VETERINARY DIAGNOSTICS, INC.
                    --------------------------------------

                         NOTES TO FINANCIAL STATEMENT
                         ----------------------------

                               DECEMBER 31, 1995
                               -----------------


1. THE COMPANY
   -----------

Southwest Veterinary Diagnostics, Inc. ("the Company") was incorporated in Arizona in January 1, 1978. The Company operates veterinary medical laboratories in Phoenix, Arizona; Kansas City, Missouri; and Dallas, Texas. These operating facilities serve veterinary clinics throughout 15 states. Of the customer base, 55 percent is attributable to California.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

     a. Supplies Inventory
        ------------------

     Supplies inventory consists of laboratory reagents and supplies used for test analysis and is stated at the lower of cost or market value using the first-in, first-out method.

     b. Property and Equipment
        ----------------------

     Property and equipment is stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets which range from 5 to 40 years.

     Expenditures for additions and improvements are capitalized, and costs of normal repairs and maintenance are expensed as incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated and any resulting gain or loss is recognized at the time of disposal.

     c. Financial Instruments
        ---------------------

     The fair value of the Company's financial instruments, including cash and the installment note receivable, approximate their carrying value.

3. PROPERTY, PLANT AND EQUIPMENT
   -----------------------------

Property, plant and equipment at December 31, 1995 consist of the following:

               Land                                    $  325,200
               Furniture and equipment                  1,879,200
               Building improvements                      209,500
               Transportation equipment                   149,200
               Capitalized equipment leases               856,300
                                                       ----------
                                                        3,419,400
               Less--Accumulated depreciation
                 and amortization                      (2,026,400)
                                                       ----------
               Property, plant and equipment,
                 net                                   $1,393,000
                                                       ==========

Accumulated depreciation on equipment held under capital leases amounted to $319,626 at December 31, 1995.

4. BANK LINES OF CREDIT
   --------------------

The Company has a revolving line of credit providing for borrowings up to $600,000, interest payable monthly at prime, plus 1.5 percent. Unpaid principal and interest are due May, 1996. There was no balance outstanding on the line as of December 31, 1995. The line of credit is collateralized by accounts receivable and inventory and is guaranteed by stockholders. The note contains restrictive covenants limiting fixed asset purchases and requiring that certain financial ratios be maintained. At December 31, 1995, all covenants have been met. The interest rate in effect at December 31, 1995 was 10 percent.

The Company has a line of credit providing for borrowings up to $400,000, due in monthly payments at 1.5 percent over prime. Borrowings on the line totaled $200,000 at December 31, 1995. The remaining principal and interest are due April, 2001. The line of credit is collateralized by laboratory equipment and is guaranteed by stockholders. The note contains restrictive covenants limiting fixed asset purchases and requiring that certain financial ratios be maintained. At December 31, 1995, the Company was in compliance with these covenants. The interest rate in effect at December 31, 1995 was 10 percent.

5. LONG TERM DEBT
   --------------

Long-term debt consists of the following:

     Note payable, due in monthly installments of approximately
      $10,900 interest at bank prime rate plus 1.5 percent
      (currently at 10 percent), collateralized by equipment,
      receivables and a second deed of trust on a building owned by a related partnership (see Note 9) and guaranteed by
      the stockholders of the Company, due through
      September, 1999.                                              $487,500


     Note payable, due in monthly installments of approximately
      $1,000 including interest at 10 percent, maturing
      December, 1998, collateralized by a vehicle.                    31,800

     Capital lease obligations, due through 1998                      13,900
                                                                    --------
                                                                     533,200
     Less--Current portion                                          (146,400)
                                                                    --------
                                                                    $386,800
                                                                    ========

The lending agreements contain various restrictive covenants limiting the amount of fixed asset purchases and the requirement to maintain specified financial ratios. As of December 31, 1995 the Company was not in compliance with certain restrictive covenants. The Company obtained a waiver from the bank related to these covenants.

At December 31, 1995, long-term debt maturing in the next five years consists of the following:

                   1996                        $146,400
                   1997                         145,200
                   1998                         144,100
                   1999                          97,500
                   Thereafter                         -
                                               --------
                                                533,200
                                               ========

6. EMPLOYEE BENEFIT PLANS
   ----------------------

Effective October 1, 1991, the Company adopted a qualified 401(k) employee savings and profit sharing plan for the benefit of substantially all employees. Under the plan, employees can defer a portion of their compensation and contribute it to the plan. Matching contributions are made at the sole discretion of the Board of Directors. The plan's trustees are officers of the Company. The Company's policy is to fund profit sharing costs as incurred. Profit sharing expense was $4,800 for the year ended December 31, 1995.

7. COMMITMENTS AND CONTINGENCIES
   -----------------------------

Leasing Arrangements
- --------------------

The Company entered into a lease in September, 1991, for Kansas City, Missouri operating facilities. This lease requires future minimum rentals of approximately $1,460 a month through March, 1996. Rent on this facility was approximately $19,000 for the year ended December 31, 1995.

The Company entered into a lease in March, 1993 for Dallas, Texas operating facilities. This lease requires future minimum rentals of approximately $1,700 a month through March, 1998. Rent on this facility was approximately $21,000 for the year ended December 31, 1995.

The Company is obligated under operating leases for various equipment and automobiles. These leases require monthly payments ranging from approximately $1,000 to $1,800, expiring November, 1996 through October, 1998. Payments under these leases were approximately $44,000 for the year ended December 31, 1995.

The Company leases certain equipment under capital leases with noncancellable terms through 1998.

Future minimum payments at December 31, 1995 are as follows:

                                      Capital         Operating
                                       Leases           Leases
                                      --------        ---------
         1996                         $ 8,100         $ 88,000
         1997                           5,000           76,000
         1998                           2,500           42,000
         1999                             -               -
         2000                             -               -
                                      -------         --------
                                       15,600         $206,000
Less-Amount representing interest      (1,700)        ========
                                      -------
Present value of net minimum
  lease payments                      $13,900
                                      =======

PENDING OR THREATENED LITIGATION
- --------------------------------
The Company from time to time is a party to various legal proceedings which are incidental to its business. In the opinion of management, the ultimate resolution of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

8. INCOME TAXES
   ------------

The Company is taxed as a Subchapter-S corporation under Section 1362 of the Internal Revenue Code and related state statutes. Under this provision, all income is taxed directly to the stockholders of the Company.

9. RELATED PARTY TRANSACTIONS
   --------------------------

The Company rents, on a month-to-month basis, certain operating facilities and equipment from a partnership in which the officers of the Company are partners. The amount of rent is subject to change based upon fluctuations in the prime interest rate and changes in operating expenses. Rent expense pursuant to this arrangement was approximately $65,000 for the year ended December 31, 1995.

In December, 1994 the Company entered into a joint venture with Veterinary Diagnostics Services, Inc. (VDS) to operate a Portland laboratory. The Company obtained a 50 percent interest as one of two general partners in the joint venture for nominal consideration. During 1995 the Company sold a customer list valued at $175,000 to the joint venture. As of December 31, 1995 the balance due on the related note receivable was $75,000.

In August 1995, the Company entered into a six month consulting agreement with VDS providing for payment of $10,000 per month. Additionally, in August 1995, the Company sold its 50 percent interest in the joint venture to VDS for nominal consideration.

10. SUBSEQUENT EVENT
    ----------------
On March 4, 1996 Veterinary Centers of America, Inc. ("VCA"), acquired substantially all of the assets and assumed certain of the liabilities of the Company. Under the terms of the acquisition agreement, liabilities not assumed by VCA were assumed by the former stockholders of the Company.

                                                                      APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                      VETERINARY CENTERS OF AMERICA, INC.

                           GOLDEN MERGER CORPORATION

                                      AND

                             THE PET PRACTICE, INC.

                                 MARCH 21, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                            PAGE
                                                            ----
AGREEMENT AND PLAN OF REORGANIZATION........................   2

RECITALS....................................................   2

AGREEMENT...................................................   2

1.   Definitions............................................   2

2.   The Merger.............................................   7
     2.1.   Execution, Filing, Effective Time...............   7
     2.2.   Constituent and Surviving Corporations..........   7
     2.3.   Certificate of Incorporation and Bylaws.........   8
     2.4.   Board of Directors and Officers.................   8
     2.5.   Conversion of the Company Common Stock..........   8
     2.6.   Company Purchase Rights.........................  10
     2.7.   Closing of Transfer Books.......................  11
     2.8.   Related Agreement...............................  11

3.   Closing Date...........................................  11

4.   Representations and Warranties of the Company..........  12
     4.1.   Organization and Standing; Articles and By-
            Laws............................................  12
     4.2.   Authorization...................................  12
     4.3.   No Consents.....................................  13
     4.4.   Capital Stock...................................  13
     4.5.   Subsidiaries....................................  14
     4.6.   SEC Reports and Financial Statement.............  14
     4.7.   Absence of Certain Changes or Events............  15
     4.8.   Litigation......................................  16
     4.9.   Tax Returns.....................................  16
     4.10.  Properties, Encumbrances........................  17
     4.11.  Personal Property...............................  18
     4.12.  Employee Benefit Plans..........................  18
     4.13.  Certain Agreements..............................  18
     4.14.  Compliance With Applicable Law..................  19
     4.15.  Environmental Compliance Matters................  19
     4.16.  No Brokers......................................  20
     4.17.  Registration Statement; Proxy Statement/Pros-
            pectus..........................................  20
     4.18.  Information.....................................  21
     4.19.  Tax Free Merger.................................  21
     4.20.  Related Party Indebtedness and Obligations......  21
     4.21.  No Dissenters Rights............................  21
     4.22.  Stockholder Intention to Sell...................  21

5.   Representations and Warranties of the Parent...........  21
     5.1.   Organization and Standing; Articles and By-
            Laws............................................  22
     5.2.   Authorization...................................  22
     5.3.   No Consents.....................................  22

     5.4.   Capitalization..................................  23
     5.5.   Authorization of Parent Common Stock............  24
     5.6.   SEC Reports.....................................  24
     5.7.   Absence of Certain Changes or Events............  25
     5.8.   Litigation......................................  25
     5.9.   Compliance With Applicable Law..................  25
     5.10.  No Brokers......................................  26
     5.11.  Registration Statement; Proxy
            Statement/Prospectus............................  26
     5.12.  Information.....................................  26
     5.13.  Tax Free Merger.................................  26

6.   Pre-Merger Covenants of Parent and the Company.........  27
     6.1.   Conduct of Business by the Company..............  27
     6.2.   Conduct of Business by Parent...................  29
     6.3.   Inspection of Records...........................  30
     6.4.   Stockholder Approval............................  30
     6.5.   Registration Statement; Proxy Statement.........  30
     6.6.   Agreements by Affiliated Stockholders of the
            Company.........................................  31
     6.7.   Expenses........................................  31
     6.8.   Reorganization..................................  31
     6.9.   Filings; Other Action...........................  31
     6.10.  Publicity.......................................  32
     6.11.  Acquisition Proposals...........................  32
     6.12.  Indemnification.................................  33

7.   Conditions to Each Party's Obligation to Effect the
     Merger.................................................  34
     7.1.   Stockholder Approval............................  34
     7.2.   Hart Scott Act..................................  34
     7.3.   No Legal Action.................................  34
     7.4.   Registration Statement Effective................  34
     7.5.   Listing of Additional Shares on NMS.............  34
     7.6.   Tax Opinion.....................................  34
     7.7.   Trading Activity................................  34

8.   Additional Conditions to Obligations of the Parent.....  35
     8.1.   Representations, Covenants, Certificate.........  35
     8.2.   Permits and Approvals...........................  35
     8.3.   No Adverse Change...............................  35
     8.4.   Certain Legal Matters...........................  35
     8.5.   Certificate.....................................  36
     8.6.   Opinion of Counsel for the Company..............  36
     8.7.   Comfort Letter..................................  36
     8.8.   Rule 145 Affiliates.............................  36
     8.9.   Agreements with Certain Stockholders............  36

9.   Additional Conditions to the Obligations of the
     Company................................................  37
     9.1.   Representations, Covenants, Certificate.........  37

     9.2.   Certain Legal Matters...........................  37
     9.3.   Certificate.....................................  37
     9.4.   Opinion of Counsel for Parent and Sub...........  37

10.  Termination............................................  37
     10.1.  Termination.....................................  37
     10.2.  Effect of Termination...........................  38

11.  Miscellaneous Provisions...............................  39
     11.1.  Notices.........................................  39
     11.2.  Severability....................................  40
     11.3.  Exhibits and Schedules..........................  40
     11.4.  Governing Law...................................  40
     11.5.  No Adverse Construction.........................  40
     11.6.  Counterparts....................................  40
     11.7.  Costs and Attorneys' Fees.......................  40
     11.8.  Successors and Assigns..........................  40
     11.9.  Amendment.......................................  40
     11.10. Waiver..........................................  41
     11.11. Entire Agreement................................  41
     11.12. Best Efforts....................................  41
     11.13. Survival of Representations and Warranties......  41

                      AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (the "Agreement") is made and entered into as of March 21, 1996, by and among THE PET PRACTICE, INC., a Delaware corporation (the "Company"), GOLDEN MERGER CORPORATION, a Delaware corporation ("Sub"), and VETERINARY CENTERS OF AMERICA, INC., a Delaware corporation ("Parent"), with respect to the following:


                                R E C I T A L S
                                ---------------

     A. The Board of Directors of Parent, the Company and Sub each has determined that a business combination among Parent, the Company and Sub is in the best interest of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly the parties have agreed to effect the merger provided for herein (the "Merger") upon the terms and subject to the conditions set forth herein.

     B. For federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a purchase.

     C. Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger.

     D. Parent and the Company jointly desire that Parent acquire all of the issued and outstanding stock of the Company.

     E. The parties have determined that the most expeditious manner of accomplishing such acquisition would be the merger of the Company with and into Sub (the "Merger").

     F. The parties hereto desire to adopt a Plan of Reorganization within the meaning of Section 368(a) of the Code.

                               A G R E E M E N T
                               -----------------

     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

     1.   DEFINITIONS.  As used in this Agreement, terms defined in the preamble
          -----------
and recitals hereto shall have the respective meanings specified therein and the following terms shall have the meanings set forth below:

               (a) "AFFILIATE" means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, the specified Person.

               (b) "AGREEMENT" shall mean this Agreement and Plan of Reorganization.

               (c) "AVERAGE PRICE" shall mean the average of the closing prices of the Parent Common Stock on the NMS (as reported by the Wall Street Journal, or if not so reported as reported by another authoritative source) over the 20 trading day period ending on (and including) the third trading day immediately preceding the date of the meeting of the Stockholders contemplated in Section
6.4. For purposes of the preceding sentence, a "trading day" means a day on which trading generally takes place on the NMS and on which trading in shares of Parent Common Stock occurred.

               (d) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

               (e) "COMPANY" shall mean The Pet Practice, Inc., a Delaware corporation.

               (f) "COMPANY COMMON STOCK" shall mean the Common Stock, par value $0.01 per share, of the Company.

               (g) "COMPANY PURCHASE RIGHTS" shall mean each outstanding option, purchase right, subscription or other right or agreement or commitment of any character relating to the issuance of shares of Company Common Stock (including, without limitation, options or rights that may be issued and outstanding under the Company Stock Option Plan or pursuant to any contingent payment provision contained in any agreement pursuant to which the Company acquired any of its Veterinary Hospitals).

               (h) "COMPANY SECURITIES" shall mean the Company Common Stock and the Company Purchase Rights.

               (i) "CONTROL" (including as used in the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

               (j) "DELAWARE LAW" shall mean the General Corporation Law of the State of Delaware.

               (k) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

               (l) "EXCHANGE FACTOR" shall be determined by reference to the following formula: (i) if the Average Price is between $25.00 and $30.00 (inclusive), the Exchange Factor shall be determined by dividing $10.00 by the Average Price, (ii) if the Average Price is between $24.00 and $19.00 (inclusive), the Exchange Factor shall be 0.3950 at $24.00 and increased 0.005 for each whole dollar by which the Average Price is less than $24.00, (iii) if the Average Price is $18.50 or less, the Exchange Factor shall be 0.4225, (iv) if the Average Price is equal to or greater than $31.00 and less than $49.00 the Exchange Factor shall be 0.3350 at $31.00 and reduced 0.005 for each whole dollar by which the Average Price is greater than $31.00, (v) if the Average Price is within the ranges described in clause (ii) and (iv) above, but the Average Price is not a whole dollar, then the Exchange Factor shall be determined as that which would have been computed at the nearest whole dollar increased or decreased (as applicable) by an amount equal to 0.005 multiplied by a fraction, the numerator of which shall be the difference between the Average Price and such nearest whole dollar, and the denominator of which shall be $1.00, (vi) if the Average Price is between $19.00 and $18.50 (exclusive) the Exchange Factor shall be .4200 increased by an amount equal to .0025 multiplied by a fraction, the numerator of which is the difference between $19.00 and the Average Price and the denominator of which is $.50, (vii) if the Average Price is between $24.00 and $25.00 (exclusive) the Exchange Factor shall be 0.3950 increased by an amount equal to 0.005 multiplied by a fraction, the numerator of which is the difference between the Average Price and $24.00 and the denominator of which is $1.00, (viii) if the Average Price is between $30.00 and $31.00 (exclusive) the Exchange Factor shall be 0.3333 increased by an amount equal to
0.0017 multiplied by a fraction, the numerator of which is the difference between the Average Price and $30.00 and the denominator of which is $1.00, and
(ix) if the Average Price is greater than $49.00 the Exchange Factor shall be determined by dividing $12.005 by the Average Price. An illustration of the application of the foregoing is attached hereto as Exhibit "A."

               (m) "GAAP" shall mean generally accepted accounting principles.

               (n) "HART SCOTT ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (o) "MATERIAL ADVERSE EFFECT" means when used in connection with the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, any condition, change or effect that, individually or when taken together with all other such conditions, changes or effects that existed or occurred prior to the date of determination of the existence or occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the

Company and its Subsidiaries or Parent and its Subsidiaries, in each case taken as a whole.

               (p) "MERGER" shall have the meaning provided in recital B to this Agreement.

               (q) "NMS" shall mean the NASDAQ National Market System.

               (r) "PARENT" means Veterinary Centers of America, Inc., a Delaware corporation.

               (s) "PARENT PURCHASE RIGHTS" shall mean each outstanding option, purchase right, subscription or other right or agreement or commitment of any character relating to the issuance of shares of Parent Common Stock (including, without limitation, options or rights that may be issued and outstanding under any stock option plan or pursuant to any stock guarantee provision contained in any agreement pursuant to which Parent acquired any of its Veterinary Hospitals).

               (t) "PARENT COMMON STOCK" shall mean the Common Stock, par value $0.001 per share, of Parent.

               (u) "PERSON" includes an individual, partnership, limited liability company, limited liability partnership, trust, estate, corporation, joint venture, unincorporated association, government bureau or agency or other entity of whatsoever kind or nature.

               (v) "PRINCIPAL STOCKHOLDERS" shall mean the holder or holders of the Restricted Shares.

               (w) "RESTRICTED SHARES" shall mean the 3,600,000 shares of Company Common Stock held as of the date hereof by Abbingdon Venture Partners Limited Partnership - II.

               (x) "SECURITIES ACT" means the Securities Act of 1933, as amended.

               (y) "SEC" means the Securities and Exchange Commission.

               (z) "STOCKHOLDERS" shall mean the stockholders of the Company.

               (aa) "SUB" shall mean Golden Merger Corporation, a Delaware corporation.

               (ab) "SUB COMMON STOCK" shall mean the Common Stock, par value $0.001 per share, of Sub.

               (ac) "SUBSIDIARY" of a corporation means (i) any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination is being made, owned by such corporation either directly or indirectly through one or more Subsidiaries, and (ii) any Person (other than a corporation) in which such corporation or any Subsidiary, directly or indirectly, has more than a 10% ownership interest or over which it exercises control.

               (ad) "VETERINARY HOSPITALS" shall mean the veterinary hospitals and clinics owned and operated by the Company or its Subsidiaries or Parent or its Subsidiaries, as the case may be.

                                                      Section
     Defined Term                                   Where Found
     ------------                                   -----------
Acquisition Proposal                                    6.11
AICPA Statement                                         8.7
Certificate of Merger                                   2.1
Closing                                                  3
Closing Date                                             3
Company Financial Statements                            4.6
Company Reports                                         4.6
Constituent Corporations                                2.2
Company Disclosure Letter                                4
Effective Time                                          2.1
ERISA Affiliate                                         4.12
Exchange Agent                                        2.5.(c)
Exchange Fund                                         2.5.(c)
Form S-4                                                6.5
Hazardous Substances, Hazardous Wastes,
Hazardous Materials and Toxic Substances                4.15
Parent Financial Statements                             5.6
Parent Reports                                          5.6
Proxy Statement/Prospectus                              6.5
Remedies Exception                                      4.2
Rule 145 Affiliates                                     8.8
Surviving Corporation                                   2.2
Treasury Shares                                         2.5.(a)

     2.   THE MERGER.
          ----------

          2.1. EXECUTION, FILING, EFFECTIVE TIME. On the date of the Closing of the Merger referred to in Section 3, and subject to the terms and conditions hereinafter set forth, the Company and Sub agree to cause the Merger to be consummated by executing, delivering and filing with the office of the Delaware Secretary of State a Certificate of Merger (the "Certificate of Merger") in a form approved by the Company and Parent, which approval shall not be unreasonably withheld or delayed, and such other documents as may be required by the provisions of the Delaware Law and as are necessary to cause the Merger to become effective. The Merger shall become effective when such Certificate of Merger and such other necessary documents are so filed with the Secretary of State of the State of Delaware. The time at which the Merger becomes effective is herein referred to as the "Effective Time."

          2.2. CONSTITUENT AND SURVIVING CORPORATIONS. The Company and Sub shall be the constituent corporations in the Merger (collectively, the "Constituent Corporations"). At the Effective Time, the Company shall be merged into Sub in accordance with the Delaware Law and Sub shall be the surviving corporation in the Merger (in such capacity, Sub is sometimes hereinafter referred to as the "Surviving Corporation"). At the Effective Time, the identity and separate existence of the Company shall cease. Upon the effectiveness of the Merger, the Surviving Corporation shall possess all of the rights, privileges, immunities, powers, franchises and authority, whether of a public or private nature, and be subject to all restrictions, disabilities and duties, of each of the Constituent Corporations, and all the rights, privileges, immunities, powers, franchises and authority of each of the Constituent Corporations, and all assets and properties of every description, real, personal and mixed, and every interest therein, wherever located, and all debts and other obligations belonging or due to either of the Constituent Corporations on whatever account, as well as stock subscriptions and all other things in action belonging or due to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property rights, privileges, immunities, powers, franchises and authority, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate or interest therein vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and the Surviving Corporation shall be liable for the debts and other obligations of each of the Constituent Corporations, and any claims existing or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

          2.3. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of the Sub in effect immediately prior to the Effective Time shall be in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          2.4. BOARD OF DIRECTORS AND OFFICERS. The directors and officers of Sub in office immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation upon the effectiveness of the Merger.

          2.5.   CONVERSION OF THE COMPANY COMMON STOCK.

                 (a) Conversion of Company Common Stock.  At the Effective
                     ----------------------------------
Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares of the Company Common Stock then owned by the Company or any of its Subsidiaries and any shares of the Company Common Stock then held by Parent or any of its Subsidiaries) shall, by virtue of the Merger and without any action on the part of the Parent, Sub, the Company or the holder thereof, be cancelled and converted into that number of shares of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Factor. No fractional shares of Parent Common Stock will be issued, but in lieu thereof, any holder of shares of Company Common Stock entitled to receive a fractional share of Parent Common Stock shall be paid cash (rounded to the nearest whole cent) equal to the product of multiplying such fraction by the Average Price. If more than one certificate representing shares of Company Common Stock shall be surrendered at one time for the account of the same stockholder of record, the number of full shares of Parent Common Stock for which certificates shall be delivered shall be computed on the basis of the aggregate number of shares of the Company Common Stock represented by the certificates so surrendered. All shares of Company Common Stock held by the Company at the Effective Time as treasury shares or held by any of the Company's Subsidiaries or by Parent or any of its Subsidiaries (collectively, "Treasury Shares") shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no shares of capital stock of Parent or Sub shall be issued in exchange therefor.

                 (b) Adjustment to the Exchange Factor.  The Exchange Factor
                     ---------------------------------
shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend including any dividend or distribution of securities convertible into shares of Parent Common Stock or shares of Company Common Stock), reorganization, recapitalization or other like change in the number of shares of Parent Common Stock or shares of Company Common Stock occurring after the date hereof and prior to the Effective Time; provided, however, that no such
                                                 -----------------
changes to the capital stock of Parent, the Surviving Corporation or the Company shall be effected except as permitted by this Agreement.

                 (c) Payment for Company Common Stock.  Parent shall authorize
                     --------------------------------
one or more persons reasonably acceptable to the Company to act as exchange agents (the "Exchange Agent") hereunder. As of the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Company Common Stock, certificates representing the number of whole shares of Parent Common Stock and cash in lieu of fractional shares (such cash and certificates, together with any dividends or distributions thereon, being hereinafter referred to as the "Exchange Fund") into which the shares of the Company Common Stock outstanding at the Effective Time are converted in accordance with Section 2.5.(a) hereof. The Exchange Fund shall include sufficient cash as is reasonably determined by Parent to be necessary to account for additional fractional shares as the result of shares which are held in depositary, nominee or book entry form.

                 (d) Delivery of New Certificates.  Promptly after the
                     ----------------------------
Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing shares of Company Common Stock (a "Certificate" and collectively the "Certificates") (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 2.5.(d), after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash included within the Exchange Fund, payable to holders of Certificates. Certificates surrendered for exchange by any Person constituting a Rule 145 Affiliate shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 8.8 of this Agreement. Certificates for Restricted Shares surrendered for exchange by a Principal Stockholder shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 8.9 hereof. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which a certificate for shares of the Company Common Stock so surrendered is then registered, such surrender shall be accompanied by payment of any applicable transfer taxes and documents required for a valid transfer. From and after the Effective Time, until so surrendered, each Certificate theretofore representing shares of issued and outstanding Company Common Stock shall be deemed for all corporate purposes, except as provided in
Section 2.5.(a) with respect to fractional shares and Treasury Shares, and except as set forth below, to evidence the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted. Unless and until any such Certificates shall be so surrendered, the holder of such Certificate shall not have any right to receive any cash amounts included in the Exchange Fund. Upon surrender of a Certificate representing the Company Common Stock, the holder of record thereof shall receive a certificate representing the whole shares of Parent Common Stock, cash in lieu of fractional shares to which he shall be entitled, and all dividends and other distributions which shall have been paid or made to holders of record of Parent Common Stock after the Effective Time with respect to such shares of Parent Common Stock, without interest thereon. All such cash amounts unclaimed at the end of one year from the Effective Time shall be released or repaid by the Exchange Agent to Parent, after which the holders of the shares not receiving such payment shall look, subject to applicable escheat or other laws, only to Parent as general creditors for payment thereof.

                 (e) No Liability.  None of Parent, the Company, the Exchange
                     ------------
Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (f) Lost, Stolen or Destroyed Certificates.  In the event any
                     --------------------------------------
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as provided in Section 2.5.(d), deliverable in respect thereof pursuant to this Agreement.

          2.6. COMPANY PURCHASE RIGHTS. Each of the Company Purchase Rights, whether vested or unvested, shall, subject to the terms of any applicable stock option, warrant agreement or other applicable agreement evidencing the same, remain outstanding following the Effective Time. At the Effective Time, such Company Purchase Rights shall, by virtue of the Merger and without any further action on the part of the Company, Parent, Sub or the holder of any Company Purchase Right, be assumed by Parent in such manner that Parent (x) is a corporation "assuming a stock option in a transaction to which Section 424 applied" within the meaning of Section 422A of the Code or (y) to the extent Section 424 of the Code does not apply to any such Company Purchase Rights, would be such a corporation were Section 424 applicable to such option. Each Company Purchase Right assumed by Parent shall be exercisable upon the same terms and conditions as under the applicable stock option, warrant agreement or other applicable agreement evidencing the same, except that (i) each such Company Purchase Right shall be exercisable for that number of shares of Parent Common Stock (to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Purchase Right immediately prior to the Effective Time would be converted under Section 2.5.(a) of this Agreement, and (ii) the option price per share of Parent Common Stock shall be equal to (x) the per share exercise price of such Company Purchase Right in effect immediately prior to the Effective Time multiplied by the number of shares of Company Common Stock subject to such Company Purchase Right immediately prior to the Effective Time, divided by (y) the number of
                                               ----------
shares of Parent Common Stock subject to such Company Purchase Right immediately after the Effective Time. No payment shall be made for fractional interests.
In connection with the assumption of the Company Purchase Rights, Parent shall effect such assumption in such manner as not to affect the "incentive" status of those options which are "incentive" stock options within the meaning of the Code at the Effective Time. From and after the date hereof, no additional Company Purchase Rights shall be granted by the Company and no "vesting" or exercise schedule of Company Purchase Rights shall be modified or accelerated (other than pursuant to the express terms of such Company Purchase Right) and no exercise price of any Company Purchase Right shall be modified without the prior written consent of Parent.

          2.7. CLOSING OF TRANSFER BOOKS. At and after the Effective Time, transfers of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall not be made on the stock transfer books of the Company.

          2.8. RELATED AGREEMENT. Each of the Principal Stockholders have executed and delivered to the Parent a separate agreement pursuant to which they
(i) agree to vote the shares of Company Common Stock held by them in favor of this Agreement and the Merger at the Stockholders Meeting called for that purpose and have granted a proxy to Parent to do the same in their place and stead, and (ii) agree not to sell, transfer, hypothecate or otherwise dispose of any of their shares of Company Common Stock or Company Purchase Rights held by them as of the date hereof until the earlier to occur of termination of this Agreement or the Effective Time, except as expressly provided for therein.

     3.   CLOSING DATE.  The Closing of the Merger (the "Closing") shall, unless
          ------------
another date or place is agreed to in writing by the parties, take place at the offices of Troop Meisinger Steuber & Pasich, 10940 Wilshire Boulevard, Los Angeles, California 90024

(except for the filing of the Certificate of Merger, which shall take place in the office of the Secretary of State of the State of Delaware) on the second business day following the satisfaction or waiver of all conditions precedent to the Merger, including those set forth in Sections 7, 8 and 9 of this Agreement, but in no event later than 60 days after the Form S-4 becomes effective. The date of the Closing is referred to in this Agreement as the "Closing Date."

     4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  Except as set forth in
          ----------------------------------------------
the disclosure letter delivered at or prior to the execution of this Agreement by the Company, which shall refer to the relevant Sections of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to and agrees with Parent and Sub as follows:

          4.1. ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or domesticated would not have a Material Adverse Effect on the Company. The Company has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted, except where the failure to do so would not have a Material Adverse Effect on the Company. Copies of the Certificate of Incorporation (as certified by the Delaware Secretary of State) and Bylaws of the Company have been delivered to Parent and are accurate and complete as of the date hereof.

          4.2. AUTHORIZATION. The Company has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and, other than the Stockholder approval required pursuant to Section 6.4 hereof, all corporate proceedings have been taken and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally from time to time in effect and except that equitable remedies may not in all cases be available (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the

"Remedies Exception"). The execution, delivery and performance of this Agreement by the Company will not conflict with or constitute a breach, violation or default under the Company's Certificate of Incorporation or By-Laws, any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, any material contract, agreement, lease, indenture or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, which breach, violation or default would have a Material Adverse Effect on the Company.

          4.3. NO CONSENTS. No consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other Person, is required to be made or obtained by the Company for or in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect on the Company, other than the filing of the Certificate of Merger with the Delaware Secretary of State and filings made pursuant to the Hart Scott Act.

          4.4. CAPITAL STOCK. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share. As of the date hereof, (i) there are 8,595,544 shares of Company Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or any Federal or State securities laws, (ii) no shares of Company Common Stock are held by Subsidiaries of the Company, and (iii) 237,564 shares of Company Common Stock are reserved for future issuance under outstanding Company Purchase Rights (assuming that the financial criteria for the achievement of contingent payment provisions in agreements pursuant to which the Company acquired its Veterinary Hospitals were to be met, but not exceeded). As of the date hereof, there are no shares of Company Preferred Stock issued and outstanding. As of the date hereof, there are (i) no options, warrants, calls, subscriptions, convertible securities or other rights, (including preemptive rights), agreements, understandings, arrangements or commitments of any character obligating the Company now or at any time in the future to issue or sell any of its capital stock or other equity interests of the Company or any of its Subsidiaries, (ii) there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or another entity, other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business, (iii) there are no outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company shareholders on any matter, (iv) there are no obligations, contingent or otherwise, guaranteeing the value of any of the shares of the Common Stock of the Company or any of its Subsidiaries either now or at any time in the future, and (v) there are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any capital stock or other equity interests of the Company or any of its Subsidiaries.

          4.5. SUBSIDIARIES. The Company Disclosure Letter sets forth a true and correct list of each Subsidiary of the Company as of the date hereof. All of the outstanding capital stock of each such Subsidiary is owned entirely by the Company or by a Subsidiary of the Company, as the case may be, as of the date hereof, free and clear of all liens, charges, pledges, security interests or other encumbrances, except for restrictions on transfer imposed by applicable securities laws. All such shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no agreements, understandings or undertakings governing the rights and duties of the Company or any Subsidiary of the Company as a stockholder of any Subsidiary, including, without limitation, any agreement, arrangement or understanding under which the Company is or may become obligated, directly or indirectly, to acquire or dispose of any equity interest in, make any capital contribution or extend credit to, or act as guarantor, surety or indemnitor for any liability of any Subsidiary. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the corporate power and authority to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on the Company. Other than its Subsidiaries, the Company has no interest in any corporation, joint venture, partnerships or other business enterprise.

          4.6. SEC REPORTS AND FINANCIAL STATEMENT. The Company has filed with the SEC all forms, reports, registration statements, proxy statements and other documents (collectively, the "Company Reports") required to be filed by the Company under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"), except failures to file which, individually or collectively, do not have a Material Adverse Effect on the Company. The Company has heretofore furnished Parent with true and complete copies of all Company Reports filed as of the date hereof. As of their respective dates, or, in the case of registration statements, as of their effective dates, all of the Company Reports, including all exhibits and schedules thereto and all documents incorporated by reference therein, (i) complied as to form in all material respects with the requirements of the Securities Laws applicable thereto, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading. The Company has filed with the SEC all documents and agreements which were required to be filed as exhibits to the Company Reports, except failures to file, if any, which, individually or collectively, do not have a Material Adverse Effect on the Company. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included or incorporated by reference in the Company Reports (collectively, the "Company Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company as of and at the dates thereof and the results of operations and cash flows for the periods then ended, subject in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments and any other adjustments described therein, which were not and are not expected to be material in amount or effect. Except as set forth or reflected in the Company Financial Statement at December 28, 1994, or as set forth in the unaudited balance sheets included in the Company Reports since that date, neither the Company nor any of its Subsidiaries, has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against in any balance sheet of the Company or any of its Subsidiaries, or in the notes thereto, prepared in accordance with GAAP consistently applied, except liabilities arising since September 27, 1995 either (i) in the ordinary course of business; or (ii) which, individually or collectively, would not have a Material Adverse Effect on the Company.

          4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, since December 28, 1994, the Company and its Subsidiaries has conducted its business in all material respects in the ordinary and usual course consistent with past practice, and there has not been (a) any event or occurrence which could result in a Material Adverse Effect on the Company, (b) any material change in accounting methods, principles and practices by the Company and its Subsidiaries (except for any such changes required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting methods, principles or practices to those of the Company), (c) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on the Company, (d) any entry by the Company or any of its Subsidiaries into any commitment or transaction material to the Company which is not in the ordinary course of business consistent with past practice, (e) any declaration, payment or setting aside for payment of any dividends, or (f) any grant to any officer or director of any increase in compensation (other than periodic salary increases not in excess of 10% made in the ordinary course of business consistent with past practice or increases resulting from job promotions or expansions of employment responsibilities), or any loan to any officer or director, or any adoption, amendment in any material respect or termination of any bonus, profit sharing, stock option, employee stock ownership, pension, retirement, deferred compensation, employment or consulting or other plan, agreement or arrangement for the benefit of employees of the Company.

          4.8. LITIGATION. The Company has disclosed in the Company Disclosure Letter all information in its possession or custody or under its control with respect to litigation pending as of the date hereof. Except as set forth in the Company Disclosure Letter, the Company has no litigation pending as of the date hereof. To the best of the Company's knowledge, the ultimate liability for damages arising from such litigation (based upon assumptions that the Company believes in good faith to be reasonable under the circumstances) is either adequately reserved against in the Company Financial Statement at December 28, 1994 or in the unaudited balance sheets included in the Company Reports since that date or will not have a Material Adverse Effect on the Company. Except as set forth in the Company Disclosure Letter, there are no actions, suits or proceedings of any nature pending, or, to the knowledge of the Company, threatened, against or by the Company or any of its properties, assets or business, nor is the Company or any of its properties, assets or business, subject to any order, judgment, ruling, or decree of any competent authority, which would have, or is reasonably like to have, a Material Adverse Effect on the Company. The Company has not received notice of violation of any applicable statute, regulation, code, ordinance, rule, order, judgment, decree or requirement relating to its operations or its owned or leased properties and to the Company's knowledge, no such violation exists, in each case, other than a violation which would not have a Material Adverse Effect on the Company.

          4.9. TAX RETURNS. The Company and each of its Subsidiaries (i) has accurately prepared and duly and timely filed all federal and state and all other material income, property, sales and use and other applicable tax reports and returns ("Tax Returns") required to be filed (subject to any extensions applicable to any such filing) except where the failure to do so would not have a Material Adverse Effect on the Company, and all such returns are true and complete in all material respects, (ii) has paid all Taxes shown to be due and payable on such Tax Returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter, or other notice received by it, and (iii) has properly accrued all Taxes for such periods subsequent to the periods covered by the Tax Returns, except for any Taxes which would not have a Material Adverse Effect on the Company. The Tax Returns of the Company and each of its Subsidiaries have not been examined by the appropriate taxing authority. Neither the Company nor any of its Subsidiaries has executed or filed with the Internal Revenue Service ("IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither the Company nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and to the knowledge of the Company, no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Tax Returns filed by the Company and each of its Subsidiaries and all communications relating thereto have been delivered to Parent or made available to the representatives of Parent. All Taxes which the Company is required to withhold or collect, including without limitation, sales and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purposes, except where the failure to do so would not have a Material Adverse Effect on the Company. For purposes hereof, the term, "Taxes" shall mean and include all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

          4.10. PROPERTIES, ENCUMBRANCES. The Company and its Subsidiaries have good and marketable title in fee simple to, or a valid leasehold interest in, each of the real properties reflected on the Company Financial Statements or which have been acquired after the date thereof or used by them as of the date hereof (collectively, the "Company Properties"), in each case, free and clear of all liens, mortgages or deeds of trust, claims against title, security interests or other encumbrances on title ("Liens") or any rights of way, written agreements, laws, ordinances or regulations affecting the use or occupancy of such properties, or any reservations of an interest in title ("Restrictions") except (a) Liens and Restrictions included in the Company Disclosure Letter, (b) the rights of the landlords under applicable leases, and (c) Liens and Restrictions which do not have a Material Adverse Effect on the Company. All rental payments due under any lease pursuant to which the Company uses any Company Property has been paid and neither the Company nor any of its Subsidiaries is in default, and to the knowledge of the Company, the landlord under the lease is not in default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any party under any such leases other than any such non-payment or default which could not have a Material Adverse Effect on the Company.

          4.11. PERSONAL PROPERTY. The Company and its Subsidiaries own good and marketable title to or a valid right to use all items of personal property owned or used by them which are material to their business, free and clear of all Liens other than those which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          4.12. EMPLOYEE BENEFIT PLANS. The Company Disclosure Letter sets forth a list of all plans and other arrangements involving direct or indirect compensation or benefits to officers, directors or consultants or providing employee benefits to employees of the Company or its Subsidiaries, including, without limitation, all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, and all employment or executive compensation agreements (collectively, the "Company Plans"). All Company Plans comply with and are and have been operated in material compliance with each applicable provision of ERISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith, except for any such failure to comply which would not have a Material Adverse Effect on the Company. No Company Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither the Company, any of its Subsidiaries, nor any affiliate of the Company as determined under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has failed to make any contributions or to pay any amounts due and owing as required by the terms of any Company Plan, which failure would have a Material Adverse Effect on the Company. True and complete copies of each Company Plan have been made available to Parent or its representatives. Except as required by Section 4980B of the Code, neither the Company, any of its Subsidiaries nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company, any of its Subsidiaries or any ERISA Affiliate, medical or other benefit coverage, and neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits, life insurance or other welfare benefits to former employees, their spouses or dependents or any other individual not employed by the Company, any of its Subsidiaries or any ERISA Affiliate except to the extent required by applicable law.

          4.13. CERTAIN AGREEMENTS. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) material agreement (including, without limitation, any employment, management, severance or consulting contract) with any current or former officer, director, or holder of more than 10% of the outstanding shares of the Company Common Stock or with any entity in which any of the foregoing is a more than 10% equity owner, officer, director, employee or consultant, (ii) any agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement or
(iv) agreement involving the acquisition of any interest or investment in a veterinary hospital or any other business.

          4.14. COMPLIANCE WITH APPLICABLE LAW. The businesses of the Company and its Subsidiaries are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining the Company or any Company Subsidiary with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

          4.15. ENVIRONMENTAL COMPLIANCE MATTERS. The businesses of the Company and its Subsidiaries as conducted in the past were not and as currently being conducted are not in violation of any applicable law, ordinance, rule, prohibition or regulation relating to air, water or noise pollution, or the production, storage, labeling or disposition of wastes or hazardous or toxic substances, or the health, safety or environmental conditions on, beneath or about any of the properties owned, used or leased by the Company or any of its Subsidiaries or relating to the business of the Company or any of its Subsidiaries (such laws, ordinances, rules, prohibitions and regulations being herein referred to as "Environmental Laws"), except for any such violation which would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries have timely filed all material reports, obtained all material approvals and permits and generated and maintained all material data, documentation and records required under any applicable Environmental Laws, except where the failure to do so would not have a Material Adverse Effect on the Company. Neither the Company, its Subsidiaries nor, to the knowledge of the Company or its Subsidiaries, any other Person has placed, stored, buried, spilled or released, used, generated, manufactured, refined, processed, treated, dumped or disposed of any materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, including without limitation any materials which are "Hazardous Wastes", "Hazardous Substances", "Hazardous Materials", "Pollutants", "Toxic Substances", "Solid Wastes" or "Contaminants" (as such terms are defined in any applicable Environmental Law, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act and the Toxic Substances Control
Act), on, beneath or about, or transported any such materials to or from, any of the properties owned, used or leased by the Company or its Subsidiaries in each case other than in material compliance with applicable Environmental Laws and in the ordinary course of the Company's or its Subsidiaries' business or where the failure to comply would not have a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries has received any notice from any governmental agency or private or public entity advising it that it is or may be responsible, or potentially responsible, for costs with respect to a release, a threatened release or clean up of materials located in any property owned by the Company or its Subsidiaries or produced by, or resulting from, any business, commercial or industrial activities, operations or processes of the Company or its Subsidiaries, including without limitation, materials which are Hazardous Wastes, Hazardous Substances, Hazardous Materials, Pollutants, Toxic Substances, Solid Wastes or Contaminants.

          4.16. NO BROKERS. Other than with respect to the services of Smith Barney Inc., the Company's financial advisor, (the arrangements with which have been disclosed in writing to Parent), neither the Company nor any Company Subsidiary has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, the Surviving Corporation or the Parent to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiation, execution or performance of this Agreement and the Company is not aware of any claim for any such payment.

          4.17. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. None of the information supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4, or (b) the Proxy Statement/Prospectus will, in the case of the Form S-4, at the time it becomes effective and at the time of the respective meetings of the Company's and Parent's stockholders to vote on this Agreement and the transactions contemplated hereby, and in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof to the stockholders of the Company and Parent and at the time of the stockholders meetings, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.18. INFORMATION. All written information provided to Parent, Sub or their respective agents by or on behalf of the Company or any of its representatives (including, without limitation, each representation and warranty of the Company set forth in this Agreement) is, and the Company covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit any material fact required to be included therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.19. TAX FREE MERGER. At the Effective Time, the Surviving Corporation will acquire at least 90 percent of the fair market value of the net assets, and at least 70 percent of the fair market value of the gross assets, held by the Company prior to the Merger. For purposes of this representation, amounts used by the Company to pay reorganization expenses and all redemptions, distributions and payments, in cash or property, made by the Company in connection with the Merger shall be included as assets of the Company prior to the Merger.

          4.20. RELATED PARTY INDEBTEDNESS AND OBLIGATIONS. Any and all indebtedness from any current or former officer or director of the Company or shareholder of 10% or more of Company Common Stock and any affiliate thereof, other than indebtedness incurred in connection with the acquisition of any Veterinary Hospital, has been repaid in full, and all contractual obligations, other than those incurred in connection with the acquisition of any Veterinary Hospital, to all such persons other than those expressly provided for herein and other than as set forth in the Company Disclosure Letter have been terminated without payment of any severance or termination fee.

          4.21. NO DISSENTERS RIGHTS. Pursuant to Section 262(b)(i) of the Delaware Law, there are no dissenters rights available to the Company Stockholders.

          4.22. STOCKHOLDER INTENTION TO SELL. To the knowledge of the Company, no stockholder of the Company has a present plan or intention to sell, exchange, or otherwise dispose of the shares of Parent Common Stock such stockholder will receive in connection with the Merger.

     5.   REPRESENTATIONS AND WARRANTIES OF THE PARENT.  Except as set forth in
          --------------------------------------------
the disclosure letter delivered at or prior to the execution of this Agreement by the Parent, which shall refer to the relevant Sections of this Agreement (the "Parent Disclosure Letter"), the Parent and Sub jointly and severally represent, warrant, covenant and agree with the Company as follows:

          5.1. ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or domesticated would not have a Material Adverse Effect on Parent. Sub has not conducted any business prior to the date hereof and has no material assets and liabilities other than those incident to its formation. The Parent has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted, except where the failure to do so would not have a Material Adverse Effect on Parent. Copies of the Certificate of Incorporation (as certified by the Delaware Secretary of State) and Bylaws of each of Parent and Sub have been delivered to the Company and are accurate and complete as of the date hereof.

          5.2. AUTHORIZATION. Each of the Parent and Sub has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's and Sub's Boards of Directors and, other than the stockholder approval required pursuant to Section 6.4 hereof, all corporate proceedings have been taken and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes the legal, valid and binding obligations of Parent and Sub, enforceable against each in accordance with its terms, subject to the Remedies Exception. The execution, delivery and performance of this Agreement by the Parent and Sub will not conflict with or constitute a breach, violation or default under the Parent's or Sub's Certificate of Incorporation or By-Laws, any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, any material contract, agreement, lease, indenture or instrument to which the Parent or Sub or any of the Subsidiaries of Parent is a party or by which the Parent or any of the Subsidiaries of Parent is bound, which breach, violation or default would have a Material Adverse Effect on the Parent.

          5.3. NO CONSENTS. No consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other Person, is required to be made or obtained by Parent or Sub for or in connection with the execution and delivery by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect on Parent, other than the filing of the Certificate of Merger with the Delaware Secretary of State, filings made pursuant to the Hart Scott Act, compliance with the Securities Laws and compliance with any applicable state securities or "blue sky" laws.

          5.4. CAPITALIZATION. The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, $0.001 par value per share. As of the date hereof, (i) there are 12,496,666 shares of Parent Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or any Federal or State securities laws, (ii) there are 583,333 shares of Parent Preferred Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or any Federal or State securities laws, (iii) no shares of Parent Common Stock are held by Subsidiaries of the Parent, (iv) 3,483,932 shares of Parent Common Stock are reserved for future issuance under outstanding Parent Purchase Rights, and (v) 970,000 shares of Parent Common Stock (subject to adjustment) are reserved for future issuance in connection with the acquisition of a Veterinary Hospital. As of the date hereof, there are (i) no options, warrants, calls, subscriptions, convertible securities or other rights, (including preemptive rights), agreements, understandings, arrangements or commitments of any character obligating the Parent now or at any time in the future to issue or sell any of its capital stock or other equity interests of the Parent or any of its Subsidiaries, (ii) there are no obligations, contingent or otherwise, of the Parent or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Parent or any of its Subsidiaries or to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or another entity, other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business, (iii) there are no outstanding bonds, debentures, notes or other obligations of Parent the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Parent shareholders on any matter,
(iii) there are no obligations, contingent or otherwise, guaranteeing the value of any of the shares of the Common Stock of the Parent or any of its Subsidiaries either now or at any time in the future, and (iv) there are no voting trusts, proxies or other agreements or understandings to which the Parent is a party or is bound with respect to the voting of any capital stock or other equity interests of the Parent or any of its Subsidiaries.

          5.5. AUTHORIZATION OF PARENT COMMON STOCK. The issuance of shares of Parent Common Stock at the Closing will have been duly authorized by all necessary corporate action prior to the Effective Time and, when issued as contemplated by this Agreement, all such shares of Parent Common Stock will be validly issued, fully paid and non-assessable.

          5.6. SEC REPORTS. The Parent has filed with the SEC all forms, reports, registration statements, proxy statements and other documents (collectively, the "Parent Reports") required to be filed by the Parent under the Securities Laws, except failures to file which, individually or collectively, do not have a Material Adverse Effect on Parent. The Parent has heretofore furnished the Company with true and complete copies of all Parent Reports filed as of the date hereof. As of their respective dates, or, in the case of registration statements, as of their effective dates, all of the Parent Reports, including all exhibits and schedules thereto and all documents incorporated by reference therein, (i) complied as to form in all material respects with the requirements of the Securities Laws applicable thereto, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent has filed with the SEC all documents and agreements which were required to be filed as exhibits to the Parent Reports, except failures to file, if any, which, individually or collectively, do not have a Material Adverse Effect on Parent. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Parent included or incorporated by reference in the Parent Reports (collectively, the "Parent Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Parent as of and at the dates thereof and the results of operations and cash flows for the periods then ended, subject in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments and any other adjustments described therein, which were not and are not expected to be material in amount or effect. Except as set forth or reflected in the Parent Financial Statement at December 31, 1995, or as set forth in the unaudited balance sheets included in the Parent Reports since that date, neither the Parent nor any of its Subsidiaries, has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against in any balance sheet of the Parent or any of its Subsidiaries, or in the notes thereto, prepared in accordance with GAAP consistently applied, except liabilities since December 31, 1995 either (i) in the ordinary course of business or (ii) which, individually or collectively, would not have a Material Adverse Effect on Parent.

          5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent Reports filed with the SEC prior to the date hereof, since December 31, 1995, the Parent and its Subsidiaries have conducted their business in all material respects in the ordinary and usual course consistent with past practice, and there has not been (a) any event or occurrence which could result in a Material Adverse Effect on Parent, (b) any material change in accounting methods, principles and practices by the Parent and its Subsidiaries (except for any such changes required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting methods, principles or practices to those of Parent),
(c) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on the Parent, (d) any entry by the Parent or any of its Subsidiaries into any commitment or transaction material to the Parent which is not in the ordinary course of business consistent with past practice, or (e) any declaration, payment or setting aside for payment of any dividends.

          5.8. LITIGATION. The Parent has disclosed in the Parent Disclosure Letter all information in its possession or custody or under its control with respect to litigation pending as of the date hereof. Except as set forth in the Parent Disclosure Letter, the Parent has no litigation pending as of the date hereof. To the best of the Parent's knowledge, the ultimate liability for damages arising from such litigation (based upon assumptions that the Parent believes in good faith to be reasonable under the circumstances) is either adequately reserved against in the Parent Financial Statement at December 31, 1995 or in the unaudited balance sheets included in the Parent Reports since that date or will not have a Material Adverse Effect on the Parent. Except as set forth in the Parent Disclosure Letter, there are no actions, suits or proceedings of any nature pending, or, to the knowledge of the Parent, threatened, against or by the Parent or any of its properties, assets or business, nor is the Parent or any of its properties, assets or business, subject to any order, judgment, ruling, or decree of any competent authority, which would have, or is reasonably likely to have, a Material Adverse Effect on Parent. The Parent has not received notice of violation of any applicable statute, regulation, code, ordinance, rule, order, judgment, decree or requirement relating to its operations or its owned or leased properties and to the Parent's knowledge, no such violation exists, in each case, other than a violation which would not have a Material Adverse Effect on the Parent.

          5.9. COMPLIANCE WITH APPLICABLE LAW. The businesses of the Parent and its Subsidiaries are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a Material Adverse Effect on the Parent. Neither the Parent nor any Parent Subsidiary is a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining the Parent or any Parent Subsidiary with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

          5.10. NO BROKERS. Other than with respect to the services of NatWest Securities, Limited, the Parent's financial advisor, (the arrangements with which have been disclosed in writing to the Company), neither the Parent nor any Subsidiary has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Parent, the Surviving Corporation or the Company to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiation, execution or performance of this Agreement and the Parent is not aware of any claim for any such payment.

          5.11. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPEC-TUS. None of the information supplied by the Parent for inclusion or incorporation by reference in (a) the Form S-4, or (b) the Proxy Statement/Prospectus will, in the case of the Form S-4, at the time it becomes effective and at the time of the respective meetings of the Company's and the Parent's stockholders to vote on this Agreement and the transactions contemplated hereby, and in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof to the stockholders of the Company and Parent and at the time of such stockholders meetings, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.12. INFORMATION. All written information provided to Company or its agents by or on behalf of the Parent or any of its representatives (including, without limitation, each representation and warranty of the Parent set forth in this Agreement) is, and the Parent covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit any material fact required to be included therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.13.  TAX FREE MERGER.

                 (a) At the Effective Time, by reason of the Merger, the Surviving Corporation will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets, held by the Company immediately prior to the Merger. For purposes of this representation, amounts used by the Company to pay reorganization expenses and all redemptions, distributions, and payments, in cash or property, made by the Company to its stockholders in connection with the Merger shall be included as assets of the Company prior to the Merger.

                 (b) Prior to the Merger, Parent will be in control of Sub within the meaning of Section 368(c) of the Code.

                 (c) Parent has no plan or intention as part of the plan of the Merger to cause the Surviving Corporation to issue after the Effective Time additional shares of stock that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code or any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Surviving Corporation that, if exercised or converted, would affect Parent's acquisition or retention of control of the Surviving Corporation, as defined in Section 368(c) of the Code.

                 (d) Parent has no plan or intention to reacquire any of its Parent Common Stock issued in the Merger.

                 (e) Parent has no plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation or to sell or otherwise dispose of the Surviving Corporation stock except for transfers of stock to a corporation controlled by Parent.

                 (f) Following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of its historic business assets in a business.

                 (g) Following the Effective Time, Parent shall use its best efforts, and shall cause the Surviving Corporation to use its best efforts, to conduct its business and the Surviving Corporation's business in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

     6.   PRE-MERGER COVENANTS OF PARENT AND THE COMPANY.  Each of Parent and
          ----------------------------------------------
the Company covenants and agrees with the other that:

          6.1. CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement until the earlier to occur of the termination of this Agreement or the Effective Time, except as contemplated by this Agreement, unless the Parent has consented in writing thereto, the Company (i) shall, and shall cause each of its Subsidiaries to, conduct its operations only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (ii) shall use its reasonable commercial efforts, and shall cause each of its Subsidiaries to use its reasonable commercial efforts, to preserve intact its respective business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it, and (iii) shall confer on a regular basis with one or more representatives of the Parent to report operational matters of materiality and any proposals to engage in any material transactions. By way of amplification and not limitation, and except as noted above, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

                 (a) amend or otherwise change its Certificate of Incorporation or Bylaws;

                 (b) split, combine, reclassify or amend the terms of any of its capital stock;

                 (c) declare, set aside or pay any dividend or distribution payable in cash, stock or property or any combination thereof with respect to shares of its capital stock;

                 (d) except pursuant to Company Purchase Rights outstanding on the date hereof, authorize, issue, sell, pledge, encumber or agree to authorize, issue, sell, pledge or encumber any additional shares of its capital stock of any class or any other securities in respect of, in lieu of or in substitution of Company Common Stock outstanding as of the date hereof or any options, warrants, conversion rights or other rights to acquire capital stock of the Company or any of its Subsidiaries;

                 (e) redeem or otherwise acquire any of its outstanding equity securities or any outstanding options or rights to purchase any such equity securities or make any commitment to take such action;

                 (f) accelerate, amend or change (or permit any acceleration, amendment or change of) the period of exercisability of any Company Purchase Right or authorize cash payments in exchange for any Company Purchase Right (other than pursuant to the express terms of such Company Purchase Right);

                 (g) sell, pledge, dispose of or encumber any material assets of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

                 (h) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or any other business organization or division thereof;

                 (i) incur any indebtedness for borrowed money, or assume, guarantee or otherwise as an accommodation become responsible for, the obligations of any other person or entity (in the case of any such indebtedness, Parent's consent shall not be unreasonably withheld or delayed);

                 (j) authorize any capital expenditures or purchase of fixed assets for the Company and its Subsidiaries which are in the aggregate more than $500,000;

                 (k) increase the compensation or benefits payable or to become payable to its officers or employees, except in amounts consistent with past practices; or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries; or establish any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or consulting or other plan, agreement, trust, fund, plan, policy or arrangement for the benefit of any current or former directors, officers or employees;

                 (l) take any action to change accounting policies or procedures;

                 (m) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability;

                 (n) pay, discharge or satisfy any material claims, liabilities or obligations other than in the ordinary course of business and consistent with past practices;

                 (o) take or agree to take, any action which would cause a material breach of any of the representations or warranties of the Company contained in this Agreement or prevent the Company from performing or cause the Company not to perform its covenants hereunder in any material respect; or

                 (p) submit any matters to the shareholders of the Company for a vote prior to the Closing other than the Merger.

          6.2. CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement until the earlier to occur of the termination of this Agreement or the Effective Time, except as contemplated by this Agreement, unless the Company has consented in writing thereto, which consent shall not be unreasonably withheld, Parent (i) shall, and shall cause each of its Subsidiaries to, conduct its operations only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, (ii) shall use its reasonable commercial efforts, and shall cause each of its Subsidiaries to use its reasonable commercial efforts, to preserve intact its respective business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it, and (iii) shall not amend any of the material terms or provisions of Parent's securities, except for any such amendments which affect equally all shares of Parent

Common Stock.  Notwithstanding the foregoing, nothing contained in this Section
6.2 shall serve to preclude Parent from effecting (i) any and all acquisitions which have been or are approved by its Board of Directors or (ii) any debt or equity financing which has been or is approved by its Board of Directors.

          6.3. INSPECTION OF RECORDS. From the date hereof to the earlier to occur of the termination of this Agreement and the Effective Time, each of the Company and Parent shall allow the duly authorized and appropriate officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to, the business and affairs of the Company and Parent and their respective Subsidiaries. Parent and the Company acknowledge that they are parties to that certain Confidentiality Agreement, dated February 5, 1996 (the "Confidentiality Agreement") the terms and conditions of which shall survive the execution of this Agreement and shall continue to be binding on the parties with respect to the inspections referred to in this Section 6.3 of this Agreement.

          6.4. STOCKHOLDER APPROVAL. Each of the Company and Parent will take all necessary or appropriate action under the Exchange Act, Delaware Law and their respective Certificates of Incorporation and Bylaws to call a meeting of its stockholders, to be held at the earliest practicable date, to consider and vote on a proposal to approve this Agreement, the Merger and the transactions contemplated hereby and thereby, will submit the same to its stockholders with a recommendation for approval by the Board of Directors of the Company or Parent, as the case may be, and will solicit the approval thereof by such stockholders by mailing or delivering to each of the stockholders a Proxy Statement/Prospectus as provided for below.

          6.5. REGISTRATION STATEMENT; PROXY STATEMENT. Parent and the Company shall cooperate and promptly prepare, and Parent shall file with the SEC as soon as practicable, a Registration Statement on Form S-4 ("Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, a portion of which shall serve as the proxy statement with respect to the meetings of stockholders of the Company and Parent (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the stockholders' meetings referred to in Section 6.4 of this Agreement, any event should occur relating to Parent or the Company which should be set forth in an amendment of, or a supplement to, the Form S-4, the affected party will inform the other and the Company and Parent shall promptly prepare, file and mail such amendment or supplement; provided, no such amendment or supplement shall be filed or mailed until approved by Parent and the Company and their respective counsel. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4 all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

          6.6. AGREEMENTS BY AFFILIATED STOCKHOLDERS OF THE COMPANY. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, at least 20 days prior to the Closing Date, from each of the Rule 145 Affiliates of the Company, an Affiliate Letter in a form reasonably acceptable to the Company to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of the Parent Common Stock issued in the Merger except pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to Parent, is exempt from the registration requirements of the Securities Act. Parent shall be entitled to place legends as specified in such Rule 145 Affiliate Letters on the certificate evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

          6.7. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the Hart Scott Act filing (if applicable), (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by the Company and Parent.

          6.8. REORGANIZATION. From and after the date hereof and until the Effective Time, neither Parent nor the Company nor any of their respective Subsidiaries or other Affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization with the meaning of Section 368(a) of the Code; or
(ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

          6.9. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Parent shall (a) promptly make their respective filing and thereafter make any other required submissions under the Hart Scott Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

          6.10. PUBLICITY. The initial press release relating to this Agreement shall be a joint press release in a form mutually agreeable to Parent and the Company and the Parent and the Company shall, subject to their respective legal obligations of public companies, use reasonable efforts to agree upon the text of any other press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          6.11. ACQUISITION PROPOSALS. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its Stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.11; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing
                                              --------  -------
contained in this Section 6.11 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that (A) the Board of Directors determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law,
(B) the Board of Directors has received a legal opinion from Haythe & Curley that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (D) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law), the Company keeps Parent informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 6.11 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 6.11 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of any party under this Agreement. If, following any Acquisition Proposal, the Company subsequently effects any merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries, or this Agreement is thereafter terminated, the Company shall pay Parent an amount equal to $3.5 million.

          6.12. INDEMNIFICATION. From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, include as part of its Certificate of Incorporation and Bylaws provisions relating to the indemnification of all current and former directors, officers, employees and agents of the Company which are substantially similar to the provisions contained in the Company's Certificate of Incorporation and Bylaws. Such provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect to actions or omissions occurring at or prior to the Effective Time (including, without limitation, actions or omissions which occur in connection with the transactions contemplated by this Agreement), unless such modification is required by law.

     7.   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.  The
          ----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          7.1. STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote or written consent of the stockholders of Parent and the Company.

          7.2. HART SCOTT ACT. The waiting period (and any extension thereof), if any, applicable to the consummation of the Merger under the Hart Scott Act shall have expired or have been terminated.

          7.3. NO LEGAL ACTION. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction, or by any governmental, administrative or regulatory agency or commission, in the United States preventing the consummation of the Merger shall be in effect.

          7.4. REGISTRATION STATEMENT EFFECTIVE. The Registration Statement on Form S-4 shall have become effective and shall not be subject to a "stop order," and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or shall have been threatened and be unresolved.

          7.5. LISTING OF ADDITIONAL SHARES ON NMS. The shares of Parent Common Stock issued in connection with the Merger shall have been approved for listing on NMS.

          7.6. TAX OPINION. The Company and Parent shall have each received an opinion from their respective counsel, dated the Effective Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

          7.7. TRADING ACTIVITY. There shall not have occurred and be continuing at any time within 30 days prior to the proposed Effective Date (i) any suspension in trading on Nasdaq, any fixing of minimum or maximum prices for trading, or maximum ranges for prices for securities on Nasdaq by the NASD or by the SEC or any other governmental authority having jurisdiction, (ii) the declaration of a banking moratorium by federal or California authorities, (iii) any suspension of payments in respect of banks in the United States, (iv) an outbreak or major escalation of hostilities between the United States and any foreign power or of any other insurrection or armed conflict involving the United States, (v) any limitation, whether or not mandatory, by any governmental authority on, or any event which might affect the extension of, credit by banks or other financial institutions, or (vi) in the case of any of the foregoing existing on the date hereof a material acceleration or worsening thereof.

     8.   ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE PARENT.  All obligations
          --------------------------------------------------
of Parent under this Agreement are subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing in whole or in part by Parent:

          8.1. REPRESENTATIONS, COVENANTS, CERTIFICATE. The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of the Company herein contained shall be true in all material respects as of the date of this Agreement and the Effective Time.

          8.2. PERMITS AND APPROVALS. All material filings, registrations, covenants, permits, authorizations and regulatory approvals of governmental authorities necessary for the consummation of the Merger shall have been duly obtained or made and shall be in full force and effect.

          8.3. NO ADVERSE CHANGE. There shall not have occurred any change in the financial condition, business or operations of the Company and its subsidiaries that would have or would be reasonably likely to have a Material Adverse Effect on the Company.

          8.4. CERTAIN LEGAL MATTERS. There shall not have been any statute, rule, regulation or order promulgated, enacted, entered, enforced or deemed applicable to the Merger by any United States federal or state government or governmental authority, nor shall there be in effect an order or judgment entered by any United States federal or state court, which (i) would make the consummation of the Merger illegal or would materially delay the Effective Time,
(ii) would require the divestiture by Parent, the Company or any of their respective Subsidiaries of any of the shares of Company Common Stock or of a material portion of the business, assets, or property of either Parent or any of its Subsidiaries, or of the Company or any of its Subsidiaries, or impose any material limitation on the ability of any of them to conduct their respective businesses and own their respective assets or property, or (iii) impose any limitations on the ability of

Parent, directly or indirectly, to control in any material respect the business or operations of the Company, or any of its Subsidiaries.

          8.5. CERTIFICATE. Parent shall have received a certificate of the Company dated the Effective Time, signed by a senior officer of the Company, certifying that (i) all representations and warranties of the Company were true and correct in all material respects when made and are true and correct in all material respects on the Effective Time as if made on the Effective Time, and
(ii) the Company has performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Effective Time.

          8.6. OPINION OF COUNSEL FOR THE COMPANY. Parent shall have received from Messrs. Haythe & Curley, counsel for the Company herein, an opinion, dated the Effective Time, in form and substance customary in transactions of the type contemplated by this Agreement.

          8.7. COMFORT LETTER. Parent shall have received a "comfort" letter from Price Waterhouse LLP, independent public accountants for the Company, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated the Effective Time, in form and substance reasonably satisfactory to Parent in connection with the procedures undertaken by it with respect to the financial statements and other financial information of the Company and its Subsidiaries contained in the Proxy Statement/Prospectus and Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

          8.8. RULE 145 AFFILIATES. Parent shall have received from each "affiliate" of the Company, as such term is defined and used in SEC Rule 145 ("Rule 145 Affiliates"), a written undertaking signed by such Rule 145 Affiliate contemplated by Section 6.6 hereof.

          8.9. AGREEMENTS WITH CERTAIN STOCKHOLDERS. Prior to the Closing Date, Parent shall have received an agreement in a form reasonably satisfactory to it executed by the Principal Stockholders to the effect that each such Person shall not sell, transfer or otherwise dispose of the shares of Parent Common Stock received in the Merger with respect to the Restricted Shares for a period ending on April 30, 1997; provided, that, 33% of such shares of Parent Common Stock issued to each Principal Stockholder shall be free of such restriction on November 1, 1996 and the remaining shares shall be free of such restriction on May 1, 1997, and (ii) each such Person shall grant a proxy to Parent to vote such shares of Parent Common Stock for those Persons from time to time nominated for election by the Board of Directors (which proxy shall terminate upon transfer of such shares to the public).

     9.   ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.  All
          -------------------------------------------------------
obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing, in whole or in part, by the Company:

          9.1. REPRESENTATIONS, COVENANTS, CERTIFICATE. Parent and Sub shall have performed in all material respects their respective agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of Parent and Sub herein contained shall be true and correct in all material respects as of the date of this Agreement and the Effective Time with the same effect as though made at the Effective Time.

          9.2. CERTAIN LEGAL MATTERS. There shall not have been any statute, rule, regulation or order promulgated, enacted, entered, enforced or deemed applicable to the Merger by any United States federal or state government or governmental authority, nor shall there be in effect an order or judgment entered by any United States federal or state court, which would make the consummation of the Merger illegal or would delay the Effective Time beyond the period set forth in Section 10.1.(d).

          9.3. CERTIFICATE. The Company shall have received a certificate of Parent dated the Effective Time, signed by a senior officer of Parent, certifying that (i) all representations and warranties of Parent were true and correct in all material respects when made and are true and correct in all material respects on the Effective Time as if made on the Effective Time, and
(ii) Parent has performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Effective Time.

          9.4. OPINION OF COUNSEL FOR PARENT AND SUB. The Company shall have received from Messrs. Troop Meisinger Steuber & Pasich, LLP, counsel for Parent and Sub, an opinion dated the Effective Time, in form and substance as is customary in transactions of the type contemplated by this Agreement.

     10.  TERMINATION.
          -----------

          10.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding the approval thereof by the stockholders of Company or Parent:

                 (a) By the Parent, if any material condition to the obligations of Parent set forth in Section 7 or 8 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by Parent or, by the Company, if any material condition to the obligations of the Company set forth in Section 7 or 9 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by the Company. Each party's right to terminate under this Section 10.1.(a) shall relate only to conditions to that party's obligations;

                 (b) By the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement such that the conditions to the obligations of the Company set forth herein would not be satisfied; provided, however, if such breach is curable prior to September 1, 1996 by Parent or Sub through the exercise of reasonable efforts, then so long as Parent or Sub, as the case may be, is exercising such reasonable efforts, the Company may not terminate this Agreement pursuant to this Section;

                 (c) By the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the obligations of Parent set forth herein would not be satisfied; provided, however, if such breach is curable prior to September 1, 1996 by the Company through the exercise of reasonable efforts, then so long as the Company is exercising such reasonable efforts, Parent may not terminate this Agreement pursuant to this Section;

                 (d) By either Parent or the Company if the Merger shall not have been consummated on or before September 1, 1996;

                 (e) By either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administra-tive agency or commission shall have issued a non-appealable final order, degree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                 (f) By either Parent or the Company if, at either of their respective stockholders' meetings, the requisite vote of the stockholders of the Company or Parent, respectively, is not obtained;

                 (g) By either Parent or the Company if the Average Price is equal to or less than $18.50; or

                 (h) By mutual written consent of the Company and Parent authorized by their respective Boards of Directors.

          10.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in Section 6.7 and the last sentence of Section 6.3 shall survive the termination hereof and (b) if termination of this Agreement shall be judicially determined to have been caused by willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have willfully breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and their stockholders' meetings and consents.

     11.  MISCELLANEOUS PROVISIONS.
          ------------------------

          11.1. NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered in person, on the date actually given, (ii) by United States mail, certified or registered, with return receipt requested, on the date which is two business days after the date of mailing, or (iii) if sent by telex or facsimile transmission, with a copy mailed on the same day in the manner provided in (ii) above, on the date transmitted provided receipt is confirmed by telephone:

                 (a)  if to the Parent to:
                      Veterinary Centers of America, Inc.
                      3420 Ocean Park Boulevard
                      Santa Monica, California 90405
                      Attention:  Robert L. Antin
                      Telecopy No.:  (310) 392-7464

                      With copies to:
                      Troop Meisinger Steuber & Pasich, LLP
                      10940 Wilshire Boulevard
                      Suite 800
                      Los Angeles, California 90024
                      Attention: C.N. Franklin Reddick III, Esq.
                      Telecopy No.: (310) 443-8512

                 (b)  if to the Company to:
                      The Pet Practice, Inc.
                      1018 West Ninth Avenue
                      King of Prussia, Pennsylvania 19406
                      Attention:  Peter J. Cohen
                      Telecopy No.:  (610) 992-0492

                      With copies to:
                      Haythe & Curley
                      237 Park Avenue
                      New York, New York 10017
                      Attention:  Andrew J. Beck, Esq.
                      Telecopy No.: (212) 682-0200

or at such other address as may have been furnished by such Person in writing to the other parties.

          11.2. SEVERABILITY. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

          11.3. EXHIBITS AND SCHEDULES. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement and each document, instrument and certificate delivered by the parties in connection with the transactions contemplated hereby constitutes an integral part of this Agreement.

          11.4. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

          11.5. NO ADVERSE CONSTRUCTION. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or any provisions hereof.

          11.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          11.7. COSTS AND ATTORNEYS' FEES. In the event that any action, suit, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

          11.8. SUCCESSORS AND ASSIGNS. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

          11.9. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors at any time before or after approval hereof by the Stockholders, but after any such approval, no amendment shall be made which changes the Exchange Factor, or which is otherwise not permitted by the Delaware Law, without the further approval of the Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          11.10. WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, at any time before or after approval hereof by the Stockholders of the Company, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

          11.11. ENTIRE AGREEMENT. This Agreement, the attached Exhibits and Schedules, the other schedules referred to in this Agreement and the Confidentiality Agreement contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

          11.12. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

          11.13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except Sections 2 and 6.12

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                VETERINARY CENTERS OF AMERICA, INC.
                                A DELAWARE CORPORATION



                                By:______________________________
                                   Name:
                                   Title:


                                THE PET PRACTICE, INC.
                                A DELAWARE CORPORATION


                                By:______________________________
                                   Name:
                                   Title:


                                GOLDEN MERGER CORPORATION
                                A DELAWARE CORPORATION


                                By:______________________________
                                   Name:
                                   Title:

                                PROJECT MILKBONE


Golden Stock Price               $ 18.50    $ 19.00    $ 20.00    $ 21.00    $ 22.00    $ 23.00    $ 24.00
Lab Stock Price                  $ 7.816    $ 7.980    $ 8.300    $ 8.610    $ 8.910    $ 9.200    $ 9.480
Exchange Ratio                    0.4225     0.4200     0.4150     0.4100     0.4050     0.4000     0.3950
Lab Shares                           8.6        8.6        8.6        8.6        8.6        8.6        8.6
Golden Shares Issued                3.63       3.61       3.57       3.53       3.48       3.44       3.40
Transaction Value                $  67.2    $  68.6    $  71.4    $  74.0    $  76.6    $  79.1    $  81.5

Golden Stock Price               $ 25.00    $ 26.00    $ 27.00    $ 28.00    $ 29.00    $ 30.00
Lab Stock Price                  $10.000    $10.000    $10.000    $10.000    $10.000    $10.000
Exchange Ratio                    0.4000     0.3846     0.3704     0.3571     0.3448     0.3333
Lab Shares                           8.6        8.6        8.6        8.6        8.6        8.6
Golden Shares Issued                3.44       3.31       3.19       3.07       2.97       2.87
Transaction Value                $  86.0    $  86.0    $  86.0    $  86.0    $  86.0    $  86.0

Golden Stock Price               $ 31.00    $ 32.00    $ 33.00    $ 34.00    $ 35.00
Lab Stock Price                  $10.385    $10.560    $10.725    $10.880    $11.025
Exchange Ratio                    0.3350     0.3300     0.3250     0.3200     0.3150
Lab Shares                           8.6        8.6        8.6        8.6        8.6
Golden Shares Issued                2.86       2.84       2.80       2.75       2.71
Transaction Value                $  89.3    $  90.8    $  92.2    $  93.6    $  94.8

- ----------------------------

(i)   Mutual out at a Golden price per share of $18.50
(ii) Below Golden price per share of $18.50, the exchange ratio is fixed at 0.4225.
(iii) Between price points the exchange ratio will be interpolated proportionately.
(iv) Over Golden price per share of $49.00, the exchange ratio is equal to $12.005 and the Average Price.

                                                                      APPENDIX B

                       [LETTERHEAD OF NATWEST MARKETS]




March 21, 1996



Board of Directors
Veterinary Centers of America, Inc.
3420 Ocean Park Boulevard, Suite 1000
Santa Monica,  CA  90405

Gentlemen:

     You have requested our opinion as to the fairness, to Veterinary Centers of America, Inc. (the "Company"), from a financial point of view, of the consideration to be paid by the Company pursuant to the Agreement and Plan of Merger among the Company, Golden Merger Corporation, a wholly-owned subsidiary of the Company (the "Subsidiary"), and The Pet Practice, Inc. ("Pet Practice"), dated as of March 21, 1996 (the "Merger Agreement"), pursuant to which Pet Practice is to be merged into the Subsidiary. The terms and conditions of the foregoing transaction (the "Merger") are more fully set forth in the Merger Agreement.

     In arriving at our opinion, we have: (1) reviewed the Merger Agreement; (2) reviewed historical financial and operating data of the Company and Pet Practice; (3) reviewed financial and operating forecasts with respect to Pet Practice provided to us by management representatives of the Company; (4) considered public information of selected comparable companies, and compared Pet Practice, from a financial point of view, with such companies; (5) considered the terms, to the extent publicly available, of selected transactions comparable to the Merger and compared the consideration to be paid by the Company with the consideration involved in such transactions; (6) reviewed market price data and trading activities for Pet Practice common stock; and (7) conducted such other financial studies, analyses and investigations as we deemed appropriate. We also held discussions with management representatives and representatives of the independent accountants of the Company and Pet Practice concerning the business and prospects of Pet Practice and the strategic and operating benefits anticipated by the Company to be derived from the Merger.

     We were not engaged to independently verify the accuracy or completeness of any information which, we reviewed in arriving at our opinion. We relied upon the accuracy and completeness of all such information, without independent verification.

     With respect to the financial and operating forecasts provided to us, we assumed, with your approval, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial and operating performance of Pet Practice, consistent with historical data. We also assumed, with your approval, that a reasonable likelihood exists that the strategic and operating benefits anticipated by the Company to be derived from the Merger will be realized.

    We were not engaged to conduct a physical inspection of any properties or make an independent valuation or appraisal of any assets or liabilities of Pet Practice and we were not furnished with any such valuations or appraisals. We were not engaged to review any legal, accounting or tax aspects of the Merger.

    Our opinion herein is based on our assessment of economic, market, regulatory and other conditions as they exist and can be evaluated on the date of this letter. Our opinion herein is provided solely for your use in your evaluation of the Merger and is not intended to confer rights or remedies upon any stockholders of the Company or any other persons.

    National Westminster Bank Plc, New York Branch ("NatWest Markets"), and its affiliates, as part of their investment banking services, are regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. NatWest Markets will receive a fee for rendering this opinion. In the ordinary course of business, our affiliates actively trade the securities of the Company and Pet Practice for their own account and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. We may provide investment banking and financial advisory services to the Company in the future.

    It is understood that except as required by law, this letter may not be quoted or referred to in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company without our prior written consent, which will not be unreasonably withheld.

    On the basis of and subject to the matters set forth herein, we are of the opinion that, as of the date hereof, the consideration to be paid by the Company pursuant to the Merger Agreement is fair to the Company, from a financial point of view.

                                        Very truly yours,


                                        /s/ National Westminster Bank Plc

                                        National Westminster Bank Plc
                                        New York Branch

                                                                      APPENDIX C


                         [LETTERHEAD OF SMITH BARNEY]


March 21, 1996

The Board of Directors
The Pet Practice, Inc.
1018 West Ninth Avenue
King of Prussia, Pennsylvania 19406

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of The Pet Practice, Inc. ("PPI") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization, dated as of March 21, 1996 (the "Agreement"), by and among PPI, Veterinary Centers of America, Inc. ("VCAI") and Golden Merger Sub, a wholly owned subsidiary of VCAI ("Sub"). As more fully described in the Agreement, (i) PPI will be merged with and into Sub (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of PPI (the "PPI Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.001 per share, of VCAI (the "VCAI Common Stock") equal to the Exchange Ratio, as described below.

As described in the Agreement, the Exchange Ratio will be determined as follows:
(i) if the average of the closing prices of VCAI Common Stock on the NASDAQ National Market over the 20 trading day period ending on (and including) the third trading day immediately preceding the date of PPI's stockholders' meeting in respect of the Merger (the "Average Price") is between $25.00 and $30.00 (inclusive), the Exchange Ratio will be determined by dividing $10.00 by the Average Price, (ii) if the Average Price is between $24.00 and $19.00 (inclusive), the Exchange Ratio will be 0.3950 at $24.00 and increased 0.005 for each whole dollar by which the Average Price is less than $24.00, (iii) if the Average Price is $18.50 or less, the Exchange Ratio will be 0.4225, (iv) if the Average Price is equal to or greater than $31.00 and less than $49.00, the Exchange Ratio will be 0.3350 at $31.00 and reduced 0.005 for each whole dollar by which the Average Price is greater than $31.00, (v) if the Average Price is within the ranges described in clause (ii) and (iv) above, but the Average Price is not a whole dollar, then the Exchange Ratio will be determined as that which would have been computed at the nearest whole dollar increased or decreased (as applicable) by an amount equal to 0.005 multiplied by a fraction, the numerator of which will be the difference between the Average Price and such nearest whole dollar, and the denominator of which will be $1.00, (vi) if the Average Price is between $19.00 and $18.50 (exclusive), the Exchange Ratio will be 0.4200 increased by an amount equal to 0.0025 multiplied by a fraction, the numerator of which is the difference between $19.00 and the Average Price and the denominator of which is $0.50, (vii) if the Average Price is between $24.00 and $25.00 (exclusive), the Exchange Ratio will be 0.3950 increased by an amount equal to 0.005 multiplied by a fraction, the numerator of which is the difference between the Average Price and $24.00 and the denominator of which is $1.00, (viii) if the Average Price is between $30.00 and $31.00 (exclusive), the Exchange Ratio will be 0.3333 increased by an amount equal to 0.0017 multiplied by a fraction, the numerator of which is the difference between the Average Price and $30.00 and the denominator of which is $1.00, and (ix) if the Average Price is greater than $49.00, the Exchange Ratio will be determined by dividing $12.005 by the Average Price.

The Board of Directors
The Pet Practice, Inc.
March 21, 1996
Page 2


In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of PPI and certain senior officers and other representatives and advisors of VCAI concerning the businesses, operations and prospects of PPI and VCAI. We examined certain publicly available business and financial information relating to PPI and VCAI as well as certain financial forecasts and other data for PPI and VCAI which were provided to us or otherwise discussed with the respective managements of PPI and VCAI, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of PPI Common Stock and VCAI Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of PPI and VCAI. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of PPI and VCAI. We also evaluated the potential pro forma financial impact of the Merger on VCAI. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with us, we have been advised by the managements of PPI and VCAI that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of PPI and VCAI as to the future financial performance of PPI and VCAI and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of PPI and VCAI. We are not expressing any opinion as to what the value of the VCAI Common Stock actually will be when issued to PPI stockholders pursuant to the Merger or the price at which the VCAI Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PPI or VCAI nor have we made any physical inspection of the properties or assets of PPI or VCAI. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for PPI or the effect of any other transaction in which PPI might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to PPI in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of PPI and VCAI for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided certain investment banking services to PPI unrelated to the proposed Merger, for which services we have received

The Board of Directors
The Pet Practice, Inc.
March 21, 1996
Page 3


compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with PPI, VCAI and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of PPI in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of PPI Common Stock.

Very truly yours,


/s/SMITH BARNEY INC.
- --------------------
   SMITH BARNEY INC.

                                                                      APPENDIX D

                      VETERINARY CENTERS OF AMERICA, INC.

                           1996 STOCK INCENTIVE PLAN

                                   ARTICLE 1

                            GENERAL PURPOSE OF PLAN

     The name of this plan is the Veterinary Centers of America, Inc. 1996 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to enable Veterinary Centers of America, Inc., a Delaware corporation (the "Company"), and any Parent or any Subsidiary to obtain and retain the services of the types of employees, consultants, officers and Directors who will contribute to the Company's long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of all shareholders of the Company.

                                   ARTICLE 2

                                  DEFINITIONS

     For purposes of the Plan, the following terms shall be defined as set forth below:

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

     "Committee" means a committee of the Board designated by the Board to administer the Plan and composed of not less than the minimum number of persons from time to time required both by the Rule and Section 162(m) of the Code, each of whom is a Disinterested Person and an Outside Director.

     "Company" means Veterinary Centers of America, Inc., a corporation organized under the laws of the State of Delaware (or any successor corporation).

     "Date of Grant" means the date on which the Committee adopts a resolution expressly granting Stock Options to a Participant, or if a different date is set forth in such resolution as the Date of Grant, then such date as is set forth in such resolution.

     "Director" means a member of the Board.

     "Disability" means permanent and total disability as defined by the Committee.

     "Disinterested Person" shall have the meaning set forth in Rule 16b-3(c)(2)(i) under the Exchange Act, or any successor definition adopted by the SEC.

     "Election" shall have the meaning set forth in Section 10.3(d)(i) of the Plan.

     "Eligible Person" means an employee, officer, consultant or, subject to the limitations set forth in Article 5 of the Plan, Director of the Company, any Parent or any Subsidiary.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exercise Price" shall have the meaning set forth in Section 6.2(c) of the Plan.

     "Fair Market Value" per share at any date shall mean (i) if the Stock is listed on an exchange or exchanges, or admitted for trading in a market system which provides last sale data under Rule 11Aa3-1 of the General Rules and Regulations of the SEC under the Exchange Act (a "Market System"), the last reported sales price per share on the last business day prior to such date on the principal exchange on which it is traded, or in a Market System, as applicable, or if no sale was made on such day on such principal exchange or in such a Market System, as applicable, the last reported sales price per share on the most recent day prior to such date on which a sale was reported on such exchange or such Market System, as applicable; or (ii) if the Stock is not then traded on an exchange or in a Market System, the average of the closing bid and asked prices per share for the Stock in the over-the-counter market as quoted on NASDAQ on the day prior to such date; or (iii) if the Stock is not listed on an exchange or quoted on NASDAQ, an amount determined in good faith by the Committee.

     "Liquidating Event" shall have the meaning set forth in Section 8.1(b) of the Plan.

     "Liquidity Event" means any Reorganization Event which the Committee determines, in its sole and absolute discretion, to treat as such an event.

     "Incentive Stock Option" means a Stock Option intended to qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

     "Non-Statutory Stock Option" means a Stock Option intended to not qualify as an Incentive Stock Option.

     "Optionee" means a Participant who is granted a Stock Option pursuant to the Plan.

     "Outside Director" means a Director who is not (a) a current employee of the Company (or any related entity), (b) a former employee of the Company (or any related entity) who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan), (c) a former officer of the Company (or any related entity), or (d) a consultant or person otherwise receiving compensation or other remuneration, either directly or indirectly, in any capacity other than as a Director.

     "Parent" means any present or future corporation which would be a "parent corporation" as that term is defined in Section 424 of the Code.

     "Participant" means any Eligible Person selected by the Committee, pursuant to the Committee's authority set forth in Article 3 of the Plan, to receive grants of Stock Options.

     "Plan" means this Veterinary Centers of America, Inc. 1996 Stock Incentive Plan, as the same may be amended or supplemented from time to time.

     "Reorganization Event" shall have the meaning set forth in Section 8.1(c) of the Plan.

     "Retirement" means retirement from active employment with the Company or any Parent or Subsidiary as defined by the Committee.

     "Rule" means Rule 16b-3 and any future rules promulgated in substitution therefor under the Exchange Act.

     "SEC" means the Securities and Exchange Commission.

     "Section 16(b) Person" means a person subject to Section 16(b) of the Exchange Act.

     "Stock" means the Common Stock, par value $.001 per share, of the Company.

     "Stock Option" means an option to purchase shares of Stock granted pursuant to Article 6 of the Plan.

     "Stock Option Agreement" shall have the meaning set forth in Section 6.2 of the Plan.

     "Subsidiary" means any present or future corporation which would be a "subsidiary corporation" as that term is defined in Section 424 of the Code.

     "Tax Date" shall have the meaning set forth in Section 10.3(d)(iii) of the Plan.

     "Ten Percent Shareholder" means a person who on the Date of Grant owns, either directly or through attribution as provided in Section 424(d) of the Code, Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary.

     "Withholding Right" shall have the meaning set forth in Section 10.3(c) of the Plan.

                                   ARTICLE 3

                                ADMINISTRATION

     SECTION 3.1  Committee.  The Plan shall be administered by the Committee.

     SECTION 3.2 Powers in General. The Committee shall have the power and authority to grant Stock Options to Eligible Persons, pursuant to the terms of the Plan.

     SECTION 3.3 Specific Powers. In particular, the Committee shall have the authority: (i) to construe and interpret the Plan and apply its provisions; (ii) to promulgate, amend and rescind rules and regulations relating to the administration of the Plan; (iii) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(iv) to determine when Stock Options are to be granted under the Plan; (v) from time to time to select, subject to the limitations set forth in this Plan, those Eligible Persons to whom Stock Options shall be granted; (vi) to determine the number of shares of Stock to be made subject to each Stock Option; (vii) to prescribe the terms and conditions of each Stock Option, including, without limitation, the Exercise Price and medium of payment and vesting provisions, to determine whether the Stock Option is to be an Incentive Stock Option or a Non-Statutory Stock Option and to specify the provisions of the Stock Option Agreement relating to such Stock Option; (viii) to amend any outstanding Stock Options for the purpose of modifying the time or manner of vesting, the Exercise Price, thereunder or otherwise, subject to applicable legal restrictions and to the consent of the other party to such agreement; (ix) to determine when a consultant's relationship with the Company is sufficient to constitute the equivalent of employment with the Company for purposes of the Plan; (x) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of his or her employment for purposes of the Plan; and (xi) to make any and all other determinations which it determines to be necessary or advisable for administration of the Plan.

     SECTION 3.4 Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants.

     SECTION 3.5 The Committee. The Board may, in its sole and absolute discretion, from time to time delegate any or all of its duties and authority with respect to the Plan to the Committee whose members are to be appointed by and to serve at the pleasure of the Board. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase or decrease (to not less than the minimum number of persons from time to time required by both the Rule and Section 162(m) of the Code) the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members or, in the case of a committee comprised of only two members, the unanimous written consent of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

                                   ARTICLE 4

                             STOCK SUBJECT TO PLAN

     SECTION 4.1 Stock Subject to the Plan. Subject to adjustment as provided in Article 8, the total number of shares of Stock reserved and available for issuance under the Plan shall be 1,500,000 shares.

     SECTION 4.2 Unexercised Stock Options; Reacquired Shares. To the extent that any Stock Options expire or are otherwise terminated without being exercised, the shares of Stock underlying such Stock Options (and shares related thereto) shall again be available for issuances in connection with future Stock Options under the Plan. If and to the extent that the Company receives shares of Stock in payment of all or a portion of the purchase price for any Stock, or in payment of any tax liabilities, the receipt of such shares will not increase the number of shares available for issuance under the Plan.

                                   ARTICLE 5

                                  ELIGIBILITY

     Outside Directors who are designated as Eligible Persons by the Board of Directors, Outside Directors who are not so designated as Eligible Persons (but only to the extent provided by Article 7 hereof), officers, employees and consultants of the Company, any Parent or any Subsidiary, shall be eligible to be granted Stock Options hereunder, subject to limitations set forth in this Plan; provided, however, that only officers and employees shall be eligible to be granted Incentive Stock Options hereunder.

                                   ARTICLE 6

                                 STOCK OPTIONS

     SECTION 6.1 General. Each Stock Option granted under the Plan shall be in such form and under such terms and conditions as the Committee may from time to time approve; provided, that such terms and conditions are not inconsistent with the Plan. The provisions of Stock Option Agreements entered into under the Plan need not be identical with respect to each Optionee. Stock Options granted under the Plan may be either Incentive Stock Options or Non-Statutory Stock Options.

     SECTION 6.2 Terms and Conditions of Stock Options. Each Stock Option granted pursuant to the Plan shall be evidenced by a written option agreement between the Company and the Optionee (the "Stock Option Agreement"), which shall comply with and be subject to the following terms and conditions.

     (a) Number of Shares. Each Stock Option Agreement shall state the number of shares of Stock to which the Stock Option relates.

     (b) Type of Option. Each Stock Option Agreement shall identify the portion (if any) of the Stock Option which constitutes an Incentive Stock Option.

     (c) Exercise Price. Each Stock Option Agreement shall state the price at which shares subject to the Stock Option may be purchased (the "Exercise Price"), which, with respect to Incentive Stock Options, shall not be less than 100% of the Fair Market Value of the shares of Stock on the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Exercise Price shall not be less than 110% of such Fair Market Value.

     (d) Value of Shares. The Fair Market Value of the shares of Stock (determined as of the Date of Grant) with respect to which Incentive Stock Options are first exercisable by an Optionee under this Plan and all other incentive option plans of the Company and any Parent or Subsidiary in any calendar year shall not, for such year, in the aggregate, exceed $________; provided, however, that if the aggregate Fair Market Value of such shares exceeds $________, then the incremental portion in excess of $________ shall be treated as Non-Statutory Stock Options (and not as Incentive Stock Options); provided, further, that this Section 6.2(d) shall not affect the right of the Committee to accelerate or otherwise alter the time of vesting of any Stock Options granted as Incentive Stock Options, even if, as a result thereof, some of such Stock Options cease being Incentive Stock Options.

     (e) Medium and Time of Payment. The Exercise Price shall be paid in full, at the time of exercise, (i) in cash or cash equivalents, (ii) with the approval of the Committee, in shares of Stock which have been held by the Optionee for a period of at least six calendar months preceding the date of surrender and which have a Fair Market Value equal to the Exercise Price, (iii) in a combination of cash, cash equivalents and Stock, or (iv) in any other form of legal consideration acceptable to the Committee, and may be effected in whole or in part (x) with monies received from the Company at the time of exercise as a compensatory, cash payment or (y) with monies borrowed from the Company in accordance with Section 10.5.

     (f) Term and Exercise of Stock Options. Stock Options shall vest or become exercisable over the exercise period at the times the Committee may determine, as reflected in the related Stock Option Agreements; provided, however, that the Optionees shall have the right to exercise the Stock Options at the rate of at least 20% per year over five years from the Date of Grant of such Stock Options. The exercise period of any Stock Option shall be determined by the Committee, but shall not exceed ten years from the Date of Grant of the Stock Option. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise period shall be determined by the Committee. but shall not exceed five years from the Date of Grant of the Stock Option. A Stock Option may be exercised, as to any or all full shares of Stock as to which the Stock Option has become exercisable, by giving written notice of such exercise to the Company.

                                   ARTICLE 7

                     MANDATORY GRANTS TO OUTSIDE DIRECTORS

     SECTION 7.1 Mandatory Grants to Outside Directors. Notwithstanding any other provision of this Plan, the grant of Stock Options to Outside Directors shall be subject to the following limitations of this Article 7.

     (a) Upon the initial election or appointment of an Outside Director, the Committee shall grant to such member, at the first meeting of the Committee following the date of such election or appointment, a ten year Non-Statutory Stock Option to purchase 10,000 shares of Stock.

     (b) The Committee shall grant to each Outside Director, effective as of each annual meeting of the Company's stockholders at the conclusion of which the Outside Director still serves as a Director of the Company, a ten year Non-Statutory Stock Option to purchase 5,000 shares of Stock.

     (c) All Stock Options granted to Outside Directors under this Article 7 shall be exercisable at an Exercise Price equal to 100% of the Fair Market Value of a share of Stock on the Date of Grant.

     (d) All Stock Options granted to Outside Directors under this Article 7 will vest or become exercisable as follows: 33% of the Stock Options (rounded up to the nearest whole share) shall vest on the first anniversary of the Date of Grant of the Stock Options, and 33% of the Stock Options (rounded up to the nearest whole share) shall vest on the second anniversary of the Date of Grant of the Stock Options, and the remaining Stock Options shall vest on the third anniversary of the Date of Grant of the Stock Options.

     (e) Unless otherwise provided in the Plan, all provisions regarding the terms of Non-Statutory Stock Options, other than those pertaining to the Date of Grant, the number of shares covered by such grant, term and Exercise Price shall be applicable to the Stock Options granted to Outside Directors under this
Article 7.

     SECTION 7.2 Prohibition of Other Grants to Outside Directors. Notwithstanding any other provisions in this Plan, the mandatory grants described in this Article 7 shall constitute the only grants under the Plan permitted to be made to Outside Directors unless such persons are designated Eligible Persons by the Board of Directors.

     SECTION 7.3 Prohibition Against Certain Amendments. Notwithstanding any other provisions of this Plan, the provisions of this Article 7 shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

                                   ARTICLE 8

                                  ADJUSTMENTS

     SECTION 8.1  Effect of Certain Changes.

     (a) Stock Dividends, Splits, etc. If there is any change in the number of outstanding shares of Stock through the declaration of Stock dividends or through a recapitalization resulting in Stock splits, or combinations or exchanges of the outstanding shares, (i) the number of shares of Stock available for Stock Options, (ii) the number of shares covered by outstanding Stock Options, (iii) the number of shares set forth under Section 10.1(a) and (iv) the Exercise Price of any Stock Option, in effect prior to such change, shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Stock; provided, however, that any fractional shares resulting from the adjustment shall be eliminated.

     (b) Liquidating Event. In the event of the proposed dissolution or liquidation of the Company, or in the event of any corporate separation or division, including, but not limited to, a split-up, split-off or spin-off (each, a "Liquidating Event"), the Committee may provide that the holder of any Stock Options then exercisable shall have the right to exercise such Stock Options (at the price provided in the agreement evidencing the Stock Options) subsequent to the Liquidating Event, and for the balance of its term, solely for the kind and amount of shares of Stock and other securities, property, cash or any combination thereof receivable upon such Liquidating Event by a holder of the number of shares of Stock for or with respect to which such Stock Options might have been exercised immediately prior to such Liquidating Event; or the Committee may provide, in the alternative, that each Stock Option granted under the Plan shall terminate as of a date to be fixed by the Board; provided, however, that not less than 30 days written notice of the date so fixed shall be given to each Stock Option holder and if such notice is given, each Stock Option holder shall have the right, during the period of 30 days preceding such termination, to exercise his or her Stock Options as to all or any part of the shares of Stock covered thereby, without regard to any installment or vesting provisions in his or her Stock Options agreement, on the condition, however, that the Liquidating Event actually occurs; and if the Liquidating Event actually occurs, such exercise shall be deemed effective (and, if applicable, the Stock Option holder shall be deemed a shareholder with respect to the Stock Options exercised) immediately preceding the occurrence of the Liquidating Event (or the date of record for shareholders entitled to share in such Liquidating Event, if a record date is set).

     (c) Merger or Consolidation. In the case of any capital reorganization, any reclassification of the Stock (other than a change in par value or recapitalization described in Section 8.1(a) of the Plan), or the consolidation of the Company with, or a sale of substantially all of the assets of the Company to (which sale is followed by a liquidation or dissolution of the Company), or merger of the Company with another person (a "Reorganization Event"), the Committee may provide in the Stock Option Agreement, or if not provided in the Stock Option Agreement, may determine, in its sole and absolute discretion, to accelerate the vesting of outstanding Stock Options (a "Liquidity Event") in which case the Company shall deliver to the Stock Option holders at least 15 days prior to such Reorganization Event (or at least 15 days prior to the date of record for shareholders entitled to share in the securities or property distributed in the Reorganization Event, if a record date is set) a notice which shall (i) indicate whether the Reorganization Event shall be considered a Liquidity Event and (ii) advise the Stock Option holder of his or her rights pursuant to the agreement evidencing such Stock Options. If the Reorganization Event is determined to be a Liquidity Event, (i) the Surviving Corporation may, but shall not be obligated to, tender stock options or stock appreciation rights to the Stock Option holder with respect to the Surviving Corporation, and such new options and rights shall contain terms and provisions that substantially preserve the rights and benefits of the applicable Stock Options then outstanding under the Plan, or (ii) in the event that no stock options or stock appreciation rights have been tendered by the Surviving Corporation pursuant to the terms of item (i) immediately above, the Stock Option holder shall have the right, exercisable during a 10 day period ending on the fifth day prior to the Reorganization Event (or ending on the fifth day prior to the date of record for shareholders entitled to share in the securities or properly distributed in the Reorganization Event, if a record date is set), to exercise his or her rights as to all or any part of the shares of Stock covered thereby, without regard to any installment or vesting provisions in his or her Stock Options agreement, on the condition, however, that the Reorganization Event is actually effected; and if the Reorganization Event is actually effected, such exercise shall be deemed effective (and, if applicable, the Stock Option holder shall be deemed a shareholder with respect to the Stock Options exercised) immediately preceding the effective time of the Reorganization Event (or on the date of record for shareholders entitled to share in the securities or property distributed in the Reorganization Event, if a record date is set). If the Reorganization Event is not determined to be a Liquidity Event, the Stock Option holder shall thereafter be entitled upon exercise of the Stock Options to purchase the kind and number of shares of stock or other securities or property of the Surviving Corporation receivable upon such event by a holder of the number of shares of the Stock which the Stock Options would have entitled the Stock Option holder to purchase from the Company if the Reorganization Event had not occurred, and in any such case, appropriate adjustment shall be made in the application of the provisions set forth in this Plan with respect to the Stock Option holder's rights and interests thereafter, to the end that the provisions set forth in the agreement applicable to such Stock Options (including the specified changes and other adjustments to the Exercise Price) shall thereafter be applicable in relation to any shares or other property thereafter purchasable upon exercise of the Stock Options.

     (d) Par Value Changes. In the event of a change in the Stock of the Company as presently constituted which is limited to a change of all of its authorized shares with par value, into the same number of shares without par value, or any subsequent change in the par value. the shares resulting from any such change shall be "Stock" within the meaning of the Plan.

     SECTION 8.2 Decision of Committee Final. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive; provided, however, that each Incentive Stock Option granted pursuant to the Plan shall not be adjusted without the prior consent of the holder thereof in a manner that causes such Stock Option to fail to continue to qualify as an Incentive Stock Option.

     SECTION 8.3 No Other Rights. Except as expressly provided in this Article 8, no Stock Option holder shall have any rights by reason of any subdivision or consolidation of shares of Stock or the payment of any dividend or any other increase or decrease in the number of shares of Stock of any class or by reason of any Liquidating Event, merger, or consolidation of assets or stock of another corporation, or any other issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class; and except as provided in this Article 8, none of the foregoing events shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to Stock Options. The grant of Stock Options pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassification, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

     SECTION 8.4 No Rights as Shareholder. Except as specifically provided in this Article 8, a Stock Option holder or a transferee of Stock Options shall have no rights as a shareholder with respect to any shares covered by the Stock Options until the date of the issuance of a Stock certificate to him or her for such shares, and no adjustment shall be made for dividends (ordinary, or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Stock certificate is issued, except as provided in Section 8.1.

                                   ARTICLE 9

                           AMENDMENT AND TERMINATION

     The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under any Stock Options therefore granted without such Participant's consent, or which without the approval of the shareholders would:

     (a) except as provided in Article 8, materially increase the total number of shares of Stock reserved for the purposes of the Plan;

     (b) materially increase the benefits accruing to Participants or Eligible Persons under the Plan; or

     (c)  materially modify the requirements for eligibility under the Plan.

     The Committee may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to Article 3, no such amendment shall impair the rights of any holder without his or her consent.

                                  ARTICLE 10

                              GENERAL PROVISIONS

     SECTION 10.1  General Restrictions.

     (a) Limitation on Granting of Stock Options. Subject to adjustment as provided in Article 8, no Participant shall be granted Stock Options with respect to _______ shares of Stock.

     (b) No View to Distribute. The Committee may require each person acquiring shares of Stock pursuant to the Plan to represent to and agree with the Company in writing that such person is acquiring the shares without a view towards distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     (c) Legends. All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     SECTION 10.2 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     SECTION 10.3  Disqualifying Dispositions, Withholding Taxes.

     (a) Disqualifying Disposition. The Stock Option Agreements shall require Optionees who make a "disposition" (as defined in the Code) of all or any of the Stock acquired through the exercise of Stock Options within two years from the date of grant of the Stock Option, or within one year after the issuance of Stock relating thereto, to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Stock; and each Optionee shall agree that he or she shall maintain all such Stock in his or her name so long as he or she maintains beneficial ownership of such Stock.

     (b) Withholding Required. Each Participant shall, no later than the date as of which the value derived from Stock Options first becomes includable in the gross income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Stock Options or their exercise. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Participant shall, to the extent permitted by law, have the right to request that the Company deduct any such taxes from any payment of any kind otherwise due to the Participant.

     (c) Withholding Right. The Committee may, in its discretion, grant to a Stock Option holder the right (a "Withholding Right") to elect to make such payment by irrevocably requiring the Company to withhold from shares issuable upon exercise of the Stock Options that number of full shares of Stock having a Fair Market Value on the Tax Date (as defined below) equal to the amount (or portion of the amount) required to be withheld. The Withholding Right may be granted with respect to all or any portion of the Stock Options.

     (d) Exercise of Withholding Right. To exercise a Withholding Right, the Stock Option holder must follow the election procedures set forth below, together with such additional procedures and conditions as may be set forth in the related Stock Option Agreement or otherwise adopted by the Committee.

          (i) The Stock Option holder must deliver to the Company his or her written notice of election (the "Election") to have the Withholding Right apply to all (or a designated portion) of his or her Stock Options prior to the date of exercise of the Right to which it relates.

          (ii)  Unless disapproved by the Committee as provided in Subsection
(iii) below, the Election once made will be irrevocable.

          (iii) No Election is valid unless the Committee consents to the Election; the Committee has the right and power, in its sole discretion, with or without cause or reason therefor, to consent to the Election, to refuse to consent to the Election, or to disapprove the Election; and if the Committee has not consented to the Election on or prior to the date that the amount of tax to be withheld is, under applicable federal income tax laws, fixed and determined by the Company (the "Tax Date"), the Election will be deemed approved.

          (iv) If the Stock Option holder on the date of delivery of the Election to the Company is a Section 16(b) Person, the following additional provisions will apply:

                (A) the Election cannot be made during the six calendar month period commencing with the date of the grant of the Withholding Right (even if the Stock Options to which such Withholding Right relates have been granted prior to such date); provided, that this Subsection (A) is not applicable to any Stock Option holder at any time subsequent to the death, Disability or Retirement of the Stock Option holder;

                (B) the Election (and the exercise of the related Stock Option) can only be made during the Window Period; and

                (C) notwithstanding any other provision of this Section 10.3, no
Section 16(b) Person shall have the right to make any Election unless the Company has been subject to the reporting requirements of Section 13(a) of the Exchange Act for at least a year prior to the transaction and has filed all reports and statements required to be filed pursuant to that Section for that year.

     (e)  Effect. If the Committee consents to an Election of a Withholding
Right:

          (i) upon the exercise of the Stock Options (or any portion thereof) to which the Withholding Right relates, the Company will withhold from the shares otherwise issuable that number of full shares of Stock having an actual Fair Market Value equal to the amount (or portion of the amount, as applicable) required to be withheld under applicable federal, state and/or local income tax laws as a result of the exercise; and

          (ii) if the Stock Option holder is then a Section 16(b) Person who has made an Election, the related Stock Options may not be exercised, nor may any shares of Stock issued pursuant thereto be sold, exchanged or otherwise transferred, unless such exercise, or such transaction, complies with an exemption from Section 16(b) provided under Rule 16b-3.

     (f) Cash Reimbursements. The Company may make cash bonus payments to Non-Statutory Stock Option holders to reimburse such Non-Statutory Stock Option holders for all or part of federal and state taxes payable with respect to the exercise of Non-Statutory Stock Options.

     SECTION 10.4 Indemnification. In addition to such other rights of indemnification as they may have as Directors or Outside Directors, and to the extent allowed by applicable law, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which they or any one of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Stock Option granted under the Plan, and against all amounts paid by them in settlement thereof (provided that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

     SECTION 10.5 Loans. The Company may make loans to Optionees (other than Directors who are not also employees or officers of the Company or any Parent or any Subsidiary) as the Committee, in its discretion, may determine in connection with the exercise of outstanding Stock Options granted under the Plan. Such loans shall (i) be evidenced by promissory notes entered into by the holders in favor of the Company; (ii) be subject to the terms and conditions set forth in this Section 10.5 and such other terms and conditions, not inconsistent with the Plan, as the Committee shall determine; and (iii) bear interest, if any, at such rate as the Committee shall determine. In no event may the principal amount of any such loan exceed the Exercise Price less the par value, if any, of the shares of Stock covered by the Stock Option, or portion thereof, exercised by the Optionee. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the holder with respect to principal and applicable interest and the conditions upon which the loan will become payable in the event of the holder's termination of employment shall be determined by the Committee; provided, however, that the term of the loan, including extensions, shall not exceed 10 years. Unless the Committee determines otherwise, when a loan shall have been made, shares of Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan and such pledge shall be evidenced by a security agreement, the terms of which shall be determined by the Committee, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

     SECTION 10.6 Non-Transferability of Stock Options. Each Stock Option Agreement shall provide that the Stock Options granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and the Stock Options may be exercised, during the lifetime of the Stock Option holder, only by the Stock Option holder or by his or her guardian or legal representative.

     SECTION 10.7 Regulatory Matters. Each Stock Option Agreement shall provide that no shares shall be purchased or sold thereunder unless and until (i) any then applicable requirements of state or federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Company and its counsel; and (ii) if required to do so by the Company, the Optionee shall have executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require.

     SECTION 10.8 Recapitalizations. Each Stock Option Agreement and Stock Purchase Agreement shall contain provisions required to reflect the provisions of Article 8.

     SECTION 10.9 Delivery. Upon exercise of Stock Options granted under this Plan, the Company shall issue Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

     SECTION 10.10 Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

     SECTION 10.11 Other Provisions. The Stock Option Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Stock Options, as the Committee may deem advisable.

                                  ARTICLE 11

                            EFFECTIVE DATE OF PLAN

     The Plan shall become effective on ___________, 1996, subject to approval by the Company's stockholders, which approval must be obtained within one year from the date the Plan is adopted by the Board.

                                  ARTICLE 12

                                 TERM OF PLAN

     No Stock Options shall be granted pursuant to the Plan on or after _____________ but Stock Options therefore granted may extend beyond that date.

                                  ARTICLE 13

                      INFORMATION TO STOCK OPTION HOLDERS

     The Company will cause a report to be sent to each Stock Option holder not later than 120 days after the end of each fiscal year. Such report shall consist of the financial statements of the Company for such fiscal year and shall include such other information as is provided by the Company to its shareholders.

                                                                      APPENDIX E

                      VETERINARY CENTERS OF AMERICA, INC.

                       1996 EMPLOYEE STOCK PURCHASE PLAN

     1. PURPOSE OF PLAN. The purpose of this 1996 Employee Stock Purchase Plan (the "Plan") is to encourage a sense of proprietorship on the part of employees of Veterinary Centers of America, Inc., a Delaware corporation (the "Company"), and its Subsidiary Corporations (as defined below) by assisting them in making regular purchases of shares of stock of the Company, and thus to benefit the Company by increasing such employees' interest in the growth of the Company and subsidiary corporations and in such entities' financial success. Participation in the Plan is entirely voluntary, and the Company makes no recommendation to its employees as to whether they should participate.

     2.   DEFINITIONS.

          2.1 "Base Earnings" shall mean the Employee's regular salary rate before deductions required by law and deductions authorized by the Employee. In the case of Employees primarily compensated on a commission basis, Base Earnings may include an amount of commission earnings not to exceed $__________ per month. Base Earnings do not include: pay for overtime, extended workweek schedules or any other form of extra compensation; payments by the Company or Subsidiary Corporations, as applicable, for social security, worker's compensation, unemployment compensation, any disability payments or other payments required by statute; or contributions by the Company or Subsidiary Corporations, as applicable, for insurance, annuity or other employee benefit plans.

          2.2  "Board" shall mean the Board of Directors of the Company.

          2.3 "Broker" shall mean the financial institution designated to act as the Broker under the Plan pursuant to Paragraph 17 hereof.

          2.4 "Brokerage Account" shall mean an account established on behalf of each Participant pursuant to Paragraph 9.1 hereof.

          2.5 "Committee" shall mean a Stock Purchase Committee appointed by the Board.

          2.6 "Common Stock" shall mean the Common Stock, par value $0.001 per share, of the Company.

          2.7 "Company" shall mean Veterinary Centers of America, Inc., a Delaware corporation, or any successor.

          2.8 "Company Account" shall mean the account established in the name of the Company pursuant to Paragraph 7.2 hereof.

          2.9 "Employee" shall mean any person who is currently employed by the Company or one of its Subsidiary Corporations for at least 20 hours per week and has been so employed continuously during the preceding 90 days (provided that the Board or the Committee may in its discretion waive such 90-day requirement), excluding non-Employees and persons on leave of absence. An Employee may also be referred to herein as a "Participant".

          2.10 "Enrollment Form" shall mean the Employee Stock Purchase Plan Enrollment Form.

          2.11 "Interested Party" shall mean the persons described in Paragraph 16 hereof.

          2.12 "Plan" shall mean this Employee Stock Purchase Plan.

          2.13 "Subsidiary Corporation" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary Corporation, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary Corporation.

     3. ADMINISTRATION. The Plan shall be administered by the Board or, in the discretion of the Board, by the Committee which shall consist of not less than two persons to be appointed by, and to serve at the pleasure of, the Board. No member of the Board shall be eligible to participate in the Plan. An aggregate of 250,000 shares of Common Stock shall be subject to the Plan, provided that such number shall be automatically adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, combination, reclassification or similar corporate change. The Board or the Committee shall have full authority to construe, interpret, apply and administer the Plan and to establish and amend such rules and procedures as it deems necessary or appropriate from time to time for the proper administration of the Plan. In addition, the Board or the Committee may engage or hire such persons to provide administrative, recordkeeping and other similar services in connection with its administration of the Plan, as it may deem necessary or appropriate from time to time. The members of the Board and the Committee and the officers of the Company shall be entitled to rely upon all certificates and reports made by such persons, and upon all opinions given by any legal counsel or investment adviser selected or approved by the Board or the Committee. The members of the Board and the Committee and the officers of the Company shall be fully protected in respect of any action taken or to be taken by them in good faith in reliance upon any such certificates, reports, opinions or other advice of any such person, and all actions so taken shall be conclusive upon each of them and upon all Participants. The Company shall indemnify each member of the Board and the Committee and any other officer or employee of the Company who is designated to carry out any responsibilities under the Plan for any liability arising out of or connected with his or her duties hereunder, except such liability as may arise from such person's gross negligence or willful misconduct.

     4. ELIGIBILITY. Any Employee as defined in Paragraph 2.9 shall be eligible to participate in the Plan. Any Employee participating in the Plan who, after the commencement of a particular Offering Period, as defined in Paragraph 5, shall for any reason fail to meet the standards of eligibility, shall be considered to have withdrawn from the Plan, effective as of the date upon which the Participant shall have become ineligible. Any reference in the Plan to withdrawal by a Participant from the Plan shall include ineligibility as described in this Paragraph 4.

     5. OFFERING PERIODS. Shares shall be offered pursuant to this Plan in consecutive periods ("Offering Periods") of three months duration each, commencing on the effective date of the Plan pursuant to Paragraph 22 and continuing thereafter until terminated in accordance with Paragraph 15. The Board shall have the power to change the duration of Offering Periods if such change is announced at least 10 days prior to the scheduled beginning of the first Offering Period to be affected.

     6. PARTICIPATION. All Employees of the Company, other than directors and Executive Officers (as defined below) are eligible to participate in the Plan. Participation in the Plan is optional. An eligible Employee may apply to participate in the Plan by submitting to the Company's payroll office an Enrollment Form authorizing a payroll deduction and purchase of shares. The Enrollment Form shall be on a form provided by the Company and may be submitted to the Company at any time. Participation shall not be effective until the Enrollment Form is reviewed and accepted by the Company by written notice to the Employee. Once the Enrollment Form has been reviewed and accepted by the Company, participation in the Plan shall commence immediately. Executive Officers include the chief executive officer, chief operating officer, president, chief financial officer, executive vice president, or senior vice president of the Company or a Subsidiary Corporation.

     7.   PAYROLL DEDUCTIONS.

          7.1 Election. At the time a Participant submits an Enrollment Form, the Participant shall elect to have payroll deductions made on each payday during the Offering Period at a whole percentage from 5% to 15% of the Base Earning which the Participant is to receive on such payday. In the case of Participants primarily compensated on a commission basis, a Participant can elect to have payroll deductions made on each payday during the Offering Period at a whole percentage from 5% to 15% on the commission portion of said Participant's Base Earnings, not to exceed $__________ per quarter.

          7.2 Holding of Funds. All payroll deductions authorized by each Participant shall be held in an interest-bearing account with a broker or financial institution designated by the Board of Directors in the name of the Veterinary Centers of America, Inc. Employee Stock Purchase Plan (the "Company Account") until used to purchase Common Stock and shall not be used for any other purpose. The Company shall maintain records reflecting the amount in the Company Account for each Participant. Interest accruing on the payroll deductions credited to the Company Account shall be used to defray costs associated with administering the Plan and will not be available to purchase shares of Common Stock under Paragraph 9. All withholding taxes in connection with a Participant's payroll deduction shall be deducted from the remainder of the Base Earnings paid to the Participant and not from the amount to be placed in the Company Account. A Participant may not make any additional payments into the Company Account except as provided in Paragraph 18. All amounts in the Company Account derived from payroll deductions shall be referred to as the "Participant Contribution."

          7.3 Changes in Election. Participation in the Plan will continue until the Participant withdraws from the Plan, is no longer eligible to participate, or the Plan is terminated. Such participation shall be on the basis of the payroll deduction election submitted by such Employee to the Company and then currently in effect. Each such election shall remain in effect until the effective date of any change in the amount of payroll deduction as requested by the Participant and accepted by the Company. To be effective in any Offering Period, a change in the amount of payroll deduction must be requested in writing and submitted to the Company. A Participant may change his withholding percentage at any time during an Offering Period but only one time during any one Offering Period. If a Participant's Base Earnings change during an Offering Period, the amount of the payroll deduction will be changed to the figure reflecting the Participant's previously elected deduction percentage applied to his or her new Base Earnings (but will not in any event be in excess of 15% of the Participant's Base Earnings).

     8. CONTRIBUTION BY THE COMPANY OR A SUBSIDIARY. The Company or a subsidiary shall make matching contributions (the "Matching Contribution") as follows:

          8.1 Officers and Directors Not Participants. An "Executive Officer" shall mean a chief executive officer, chief operating officer, president, chief financial officer, executive vice president, or senior vice president of the Company or a Subsidiary Corporation and shall be determined as of the end of an Offering Period.

          8.2 All Participants. For each Participant in the Plan who remains an Employee of the Company or a Subsidiary Corporation for at least one year after the termination of a particular Offering Period, the Company or Subsidiary Corporation shall make upon the first anniversary of the date of termination of such Offering Period a Matching Contribution up to one-fifth of the amount contributed on behalf of such Participant during such one year earlier Offering Period, as determined in the discretion of the Committee and subject to Paragraph 8.3. Withholding taxes as and when required in connection with such Matching Contribution shall be withheld based upon the person's existing withholding percentages or as otherwise required by law from the Participants's Base Earnings.

          8.3 Fractional Share Calculations. Fractional shares shall not be issued regarding the Matching Contribution. If the above calculation results in an incremental share calculation which is .5, or greater, an additional whole share shall be issued. If the above calculation results in an incremental share calculation which is less than .5, no share shall be issued regarding such fraction.

          8.4 Timing of Withholding. The Company shall withhold taxes in two subsequent pay periods or as otherwise required by law.

     9.   PURCHASE OF SHARES REGARDING PARTICIPANT'S CONTRIBUTION.

          9.1 Brokerage Account. Following the acceptance by the Company of a Participant's Enrollment Form, the Company shall direct the Broker to open and maintain an account (the "Brokerage Account") in the name of such Participant and to purchase shares of Common Stock on behalf of such Participant as permitted under this Plan.

          9.2 Delivery of Funds to Broker from Company. The Company, from time to time during an Offering Period, shall deliver to the Broker an amount equal to the total of all Participant Contributions together with a list of the amount of such Contributions from each Participant.

          9.3 Broker's Purchase of Shares. From time to time, the Broker, as agent for the Participants, shall purchase as many full shares or fractional shares of Common Stock as such Contributions will permit. The shares to be purchased shall be purchased at the then current fair market value and may, at the election of the Company, be either treasury shares, shares authorized but unissued, or shares purchased on the open market. The amount of Common Stock purchased by the Broker pursuant to this Paragraph 9.3 shall be allocated to the respective Brokerage Account of each Participant on the basis of the average cost of the Common Stock so purchased, in proportion to the amount allocable to each Participant. At the end of each Offering Period under the Plan, each Participant shall acquire full ownership of all full shares and fractional shares of Common Stock purchased for his Brokerage Account. Unless otherwise requested by the Participant, all such full shares and fractional shares so purchased shall be registered in the name of the Broker and will remain so registered until delivery is requested in accordance with Paragraph 9.5.

          9.4 Fees and Commissions. The Company shall pay the Broker's administrative charges for opening and maintaining the Brokerage Accounts for active Participants and the brokerage commissions on purchases made for such Brokerage Accounts which are attributable to Participant Contributions and Matching Contributions under the Plan. Such Brokerage Accounts may be utilized for other transactions as described in Paragraph 9.5 below, but any fees, commissions or other charges by the Broker in connection with such other transactions shall, in certain circumstances described in Paragraph 9.5 be payable directly to the Broker by the Participant.

          9.5 Participant Accounts with Broker. Each Participant's Brokerage Account shall be credited with all cash dividends paid with respect to full shares and fractional shares of Common Stock purchased pursuant to Paragraphs
9.3 and 10 unless such shares are registered in the Participant's name. Unless otherwise instructed by the Participant, dividends on such Common Stock shall automatically be reinvested in Common Stock as soon as practicable following receipt of such dividends by the Broker. Applicable fees and brokerage commissions on the reinvestment of such dividends will be payable by the Participant. Any stock dividends or stock splits which are made with respect to shares of Common Stock purchased pursuant to Paragraphs 9.3 and 10 shall be credited to the Participant's Brokerage Account without charge. Any Participant may request that a certificate for any or all of the full shares of Common Stock credited to his Brokerage Account be delivered to him at any time, provided, however, the Participant shall be charged by the Broker for any fees applicable to such requests. A Participant may request the Broker at any time to sell any or all of the full shares or fractional shares of Common Stock credited to his Brokerage Account. Unless otherwise instructed by the Participant, upon such sale, the Broker will mail to the Participant a check for the proceeds, less any applicable fees and brokerage commissions and any transfer taxes, registration fees or other normal charges which shall be payable by the Participant. Except as provided in Paragraph 13, a request by the Participant to the Broker to sell shares of Common Stock or for delivery of certificates shall not affect an Employee's status as a Participant. A Participant who has a Brokerage Account with the Broker may purchase additional shares of Common Stock of the Company for his Brokerage Account at any time by separate purchases arranged through the Broker. When any such purchases are made the Participant will be charged by the Broker for any and all fees and brokerage commissions applicable to such transactions. In addition, any subsequent transactions with respect to such shares acquired including, but not limited to, purchases, sales, reinvestment or dividends, requests for certificates and crediting of stock dividends or stock splits, shall be at the expense of the Participant and the Broker shall charge the Participant directly for any and all fees and brokerage commissions applicable to such transactions.

     10. ISSUANCE OF SHARES REGARDING MATCHING CONTRIBUTION. Subject to Paragraph 15, on the first anniversary of the date of termination of an Offering Period, each Participant's direct employer shall make the Matching Contribution for each qualified Participant in an amount described in Paragraph 8 by delivering to the Broker an amount equal to the total funds necessary to make the Matching Contributions described in Paragraph 8 together with a list of the number of shares allocable to the Brokerage Account of each Participant. As soon as practicable thereafter, the Broker shall purchase the number of shares of Common Stock required in order to make the Matching Contributions. The shares to be purchased shall be purchased at the then current fair market value and may, at the election of the Company, be either treasury shares, shares authorized but unissued, or shares purchased on the open market. At the time of such purchases, each Participant shall immediately acquire full ownership of all full shares of Common Stock purchased. Unless otherwise requested by the Participant, all such shares so purchased shall be registered in the name of the Broker and will remain so registered until delivery is requested in accordance with Paragraph 9.5.

     11. VOTING AND SHARES. All voting rights with respect to the full shares of Common Stock held in the Brokerage Account of each Participant may be exercised by each Participant, and the Broker shall exercise such voting rights in accordance with the Participant's signed proxy instruction duly delivered to the Broker. Fractional shares cannot be voted.

     12. STATEMENT OF ACCOUNT. As soon as practicable after the end of each Offering Period, the Broker shall deliver to each Participant a statement regarding all activity in his or her Brokerage Account, including his or her participation in the Plan for such Offering Period. Such statement will show the number of shares acquired or sold, the price per share, the transaction date, stock splits, dividends paid, dividends reinvested and the total number of shares held in the Brokerage Account. The Broker shall also deliver to each Participant as promptly as practicable, by mail or otherwise, all notices or meetings, proxy statements and other material distributed by the Company to its stockholders, including the Company's annual report to its stockholders containing audited financial statements.

     13. WITHDRAWAL FROM THE PLAN. A Participant may withdraw from the Plan, effective as of the end of any Offering Period, by giving written notice to the Company not later than the 15th day prior to the end of such Offering Period. Upon any such withdrawal, the Participant shall be entitled to receive as promptly as possible from the Company all the Participant's payroll deductions credited to the Company Account in his or her name during the applicable Offering Period, but shall not be entitled to the benefit of any Matching Contributions. In the event a Participant withdraws from the Plan pursuant to this Paragraph 13, the Company shall notify the Broker as soon as practicable and the Broker shall maintain or close the Participant's Brokerage Account in accordance with the procedures set forth in Paragraph 16. A Participant who withdraws from the Plan may not reenter the Plan except by execution and delivery of a new Enrollment Form and payroll deduction election, and his or her participation shall be effective upon acceptance of the Enrollment Form by the Company by written notice to the Employee not sooner than 30 days after receipt of the Enrollment Form, provided that the Company may in its discretion accept an Enrollment Form prior to the expiration of such 30 days.

     14. TERMINATION OF EMPLOYEE. In the event of the termination of a Participant's employment with the Company or a Subsidiary Corporation for any reason during an Offering Period, including but not limited to the death of a Participant, participation in the Plan shall terminate as well as any rights to Matching Contributions. The Participant or the personal representative of the Participant shall be entitled to receive an amount of cash determined in the same manner and payable at the same time as if the Participant had withdrawn from the Plan by giving notice of withdrawal effective as of the date such termination occurs. Notwithstanding the foregoing, termination of employment by one employer for the purpose of being re-employed immediately by the Company or one of its Subsidiary Corporations shall not be considered termination under this Paragraph 14. Any reference in this Plan to withdrawal by a Participant from the Plan shall include termination as described in this Paragraph 14. In the event of the termination of a Participant's employment pursuant to this Paragraph 14, the Company shall notify the Broker as soon as practicable and the Broker shall maintain or close the Participant's Brokerage Account in accordance with the procedures set forth in Paragraph 16.

     15. AMENDMENT AND TERMINATION OF PLAN. This Plan may be amended or terminated by the Board at any time and such amendment or termination shall be communicated in writing to all Participants as soon as practicable after the date of such Board action. If the Plan is terminated, each Participant shall be entitled to receive as promptly as possible from the Company all payroll deductions attributable to him or her which have not been used to purchase Common Stock pursuant to Paragraph 9, together with the accrued interest on the Participant's funds held in the Company Account (collectively, the "Account Balance"), but he or she shall not be entitled to the benefit of any Matching Contributions with respect to such deductions or interest or otherwise for any past or present Offering Periods. In any event, the Plan shall terminate 20 years from the date the Plan is adopted or the date the Plan is approved by the stockholders, whichever is earlier. In the event that the Company terminates the Plan pursuant to this Paragraph 15, the Broker shall maintain or close the Participant's Brokerage Accounts in accordance with the procedures set forth in Paragraph 16. Notwithstanding any other provision to the contrary, any provision of this Plan may be amended by the Board or the Committee as required to obtain necessary approvals of governmental agencies if such change does not materially alter the rights and interests of stockholders of the Company. If there are any changes in the capitalization of the Company, such as through mergers, consolidations, reorganizations, recapitalizations, stock splits or stock dividends, appropriate adjustments will be made by the Company in the number of shares of its Common Stock subject to purchase under the Plan.

     16. DISPOSITION OF BROKERAGE ACCOUNT FOLLOWING WITHDRAWAL, DEATH, TERMINATION OF EMPLOYMENT OR TERMINATION OF PLAN. As soon as practicable following the notification of the withdrawal of a Participant from the Plan, the notification of the termination of a Participant's employment with the Company or a Subsidiary Corporation (which includes the death of the Participant) or of the notification that the Plan is terminated pursuant to Paragraph 15 hereof, the Broker shall notify the former Participant, or in the event of his death, his designated beneficiary, if any, or if no designated beneficiary the estate of the deceased Participant (collectively, an "Interested Party"), regarding the disposition of the former Participant's or deceased Participant's Brokerage Account. As soon as practicable following receipt of the notification set forth in the preceding sentence, the Interested Party may request the Broker to dispose of the former Participant's or deceased Participant's Brokerage Account, at the Interested Party's expense, by any one of the following means:

          (a) The Interested Party may request the Broker to maintain the former Participant's or deceased Participant's Brokerage Account for the benefit of the Interested Party or any other person. The Interested Party shall be charged by the Broker for all maintenance fees and any and all other fees in connection with the Brokerage Account;

          (b) The Interested Party may request the Broker to sell all of the full shares and fractional shares of Common Stock, if any, held in the former Participant's or deceased Participant's Brokerage Account. Upon such sale, the Broker will mail to the Interested Party a check for the proceeds, less any applicable fees and brokerage commissions and any transfer taxes, registration fees or other charges which shall be payable by the Interested Party; or

          (c) The Interested Party may request the Broker to provide a certificate for all of the full shares of Common Stock, if any, together with a check in an amount equal to the proceeds of the sale of any fractional shares of Common Stock held in the former Participant's or deceased Participant's Brokerage Account, less any applicable fees and brokerage commissions and any transfer taxes, registration fees or other charges which are payable by the Interested Party.

Maintenance of the former Participant's or deceased Participant's Brokerage Account pursuant to this Paragraph 16 shall confer no rights under the Plan.

     17. BROKER. The Company may administer the Plan without the use of a Broker or may appoint a Broker. Any Broker appointed by the Company shall be vested with all the powers, rights, duties and immunities described herein. The relationship between the Broker and the Participant will be the normal relationship of a broker and its client, and the Company assumes no responsibility in this respect.

     18. INITIAL CONTRIBUTION. Any Participant who files an Enrollment Form prior to the first Offering Period may elect to make an initial contribution ("Initial Contribution") to be allocated to him or her in the Company Account, by check payable to the Company, in any amount up to 5% of his or her Base Earnings for the period between ________________ and the commencement of the first Offering Period. The amount of the Initial Contribution shall be matched as provided in Paragraph 8, and withholding taxes in connection with such Matching Contribution shall be deducted in the same manner as provided in Paragraph 8.

          18.1 Lump Sum Contribution. The Board and/or the Committee may from time to time in its discretion allow any Participant in the Plan to make a lump sum contribution ("Lump Sum Contribution") to be credited to him or her in the Company account, by check payable to the Company, in any amount up to 15% of his or her Base Earnings, including commissions as set forth in Paragraph 7.1, for a period prescribed by the Board and/or the Committee. The amount of the Lump Sum Contribution shall be matched as provided in Paragraph 8, and withholding taxes in connection with such Matching Contribution shall be deducted in the same manner as provided in Paragraph 8.

     19. CONDITIONS TO ISSUANCE OF SHARES. Shares shall not be issued under the Plan unless issuance and delivery of such shares pursuant to the Plan shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, the securities laws of the state in which any Employee resides, NASD requirements and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. By execution of the Enrollment form, the Participant covenants and agrees that all shares are being purchased only for investment and without any present intention to sell or distribute such shares.

     20.  NOTICE.

          20.1 To Company or Subsidiaries. Any notice hereunder to the Company or to its Subsidiary Corporations shall be in writing and such notice shall be deemed made only when delivered or three days after being mailed by certified mail return receipt requested to the Company's principal office at 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405 or to such other address as the Company may designate by notice to the Participants.

          20.2 To Participant. Any notice to a Participant hereunder shall be in writing and any such communication and any delivery to a Participant shall be deemed made if mailed or delivered to the Participant at such address as the Participant may have on file with the Company.

     21.  MISCELLANEOUS.

          21.1 No Limitation on Termination of Employment. Nothing in the Plan shall in any manner be construed to limit in any way the right of the Company or any of its Subsidiary Corporations to terminate an Employee's employment at any time, without regard to the effect of such termination on any right such Employee would otherwise have under the Plan, or give any right to an Employee to remain employed by the Company in any particular position or at any particular rate of remuneration.

          21.2 Liability. The Company, its Subsidiary Corporations, any member of the Board or Committee and any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have no liability to any party for any action taken or not taken in good faith under the Plan, or based on or arising out of a determination of any questions under the Plan or an interpretation, administration or application of the Plan made in good faith.

          21.3 Captions. The captions of the paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

          21.4 Assignment. Any rights of Employees hereunder shall be nonforfeitable, and no Account Balance or contribution made by any employer may revert or inure to the benefit of the Company or any Subsidiary Corporation, provided that no Participant shall be entitled to sell, assign, pledge or hypothecate any right or interest in his or her Account Balance.

          21.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE IN AND TO BE PERFORMED WITHIN THAT STATE.

          21.6 Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

          21.7 Successors. The provisions of this Plan shall bind and inure to the Benefit of the Company and its successors and assigns. The term "successors" as used herein shall include any corporate or other business entity which shall by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

     22. EFFECTIVE DATE OF PLAN. The Plan shall become effective upon the first day of the month after which the Board approves the Plan, subject to ratification by the stockholders of the Company, and all necessary approvals of governmental agencies have been received.

                                                                  APPENDIX F

                                EXCHANGE RATES


             VCAI               PETS            EXCHANGE RATIO
            ------          -----------         --------------

            12.000              5.070               0.4225
            12.250              5.176               0.4225
            12.500              5.281               0.4225
            12.750              5.387               0.4225
            13.000              5.493               0.4225
            13.250              5.598               0.4225
            13.500              5.704               0.4225
            13.750              5.809               0.4225
            14.000              5.915               0.4225
            14.250              6.021               0.4225
            14.500              6.126               0.4225
            14.750              6.232               0.4225
            15.000              6.338               0.4225
            15.250              6.443               0.4225
            15.500              6.549               0.4225
            15.750              6.654               0.4225
            16.000              6.760               0.4225
            16.250              6.866               0.4225
            16.500              6.971               0.4225
            16.750              7.077               0.4225
            17.000              7.183               0.4225
            17.250              7.288               0.4225
            17.500              7.394               0.4225
            17.750              7.499               0.4225
            18.000              7.605               0.4225
            18.250              7.711               0.4225
            18.500              7.816               0.4225
            18.750              7.898               0.4213
            19.000              7.980               0.4200
            19.250              8.061               0.4188
            19.500              8.141               0.4175
            19.750              8.221               0.4163
            20.000              8.300               0.4150
            20.250              8.378               0.4138
            20.500              8.456               0.4125
            20.750              8.533               0.4113
            21.000              8.610               0.4100
            21.250              8.686               0.4088
            21.500              8.761               0.4075
            21.750              8.836               0.4063
            22.000              8.910               0.4050
            22.250              8.983               0.4038
            22.500              9.056               0.4025
            22.750              9.128               0.4013
            23.000              9.200               0.4000
            23.250              9.271               0.3988
            23.500              9.341               0.3975
            23.750              9.411               0.3963

             VCAI               PETS            EXCHANGE RATIO
            ------          -----------         --------------

            24.000              9.480               0.3950
            24.250              9.609               0.3963
            24.500              9.739               0.3975
            24.750              9.869               0.3988
            25.000             10.000               0.4000
            25.250             10.000               0.3960
            25.750             10.000               0.3883
            26.000             10.000               0.3846
            26.250             10.000               0.3810
            26.500             10.000               0.3774
            26.750             10.000               0.3738
            27.000             10.000               0.3704
            27.250             10.000               0.3670
            27.500             10.000               0.3636
            27.750             10.000               0.3604
            28.000             10.000               0.3571
            28.250             10.000               0.3540
            28.500             10.000               0.3509
            28.750             10.000               0.3478
            29.000             10.000               0.3448
            29.250             10.000               0.3419
            29.500             10.000               0.3390
            29.750             10.000               0.3361
            30.000             10.000               0.3333
            30.250             10.096               0.3338
            30.500             10.192               0.3342
            30.750             10.288               0.3346
            31.000             10.385               0.3350
            31.250             10.430               0.3338
            31.500             10.474               0.3325
            31.750             10.517               0.3313
            32.000             10.560               0.3300
            32.250             10.602               0.3288
            32.500             10.644               0.3275
            32.750             10.685               0.3263
            33.000             10.725               0.3250
            33.250             10.765               0.3238
            33.500             10.804               0.3225
            33.750             10.842               0.3213
            34.000             10.880               0.3200
            34.250             10.917               0.3188
            34.500             10.954               0.3175
            34.750             10.990               0.3163
            35.000             11.025               0.3150
            35.250             11.060               0.3138
            35.500             11.094               0.3125
            35.750             11.127               0.3113
            36.000             11.160               0.3100
            36.250             11.192               0.3088
            36.500             11.224               0.3075
            36.750             11.255               0.3063
            37.000             11.285               0.3050

             VCAI               PETS            EXCHANGE RATIO
            ------          -----------         --------------

            37.250             11.315               0.3038
            37.500             11.344               0.3025
            37.750             11.372               0.3013
            38.000             11.400               0.3000
            38.250             11.427               0.2988
            38.500             11.454               0.2975
            38.750             11.480               0.2936
            39.000             11.505               0.2950
            39.250             11.530               0.2938
            39.500             11.554               0.2925
            39.750             11.577               0.2913
            40.000             11.600               0.2900
            40.250             11.622               0.2888
            40.500             11.644               0.2875
            40.750             11.665               0.2863
            41.000             11.685               0.2850
            41.250             11.705               0.2838
            41.500             11.724               0.2825
            41.750             11.742               0.2813
            42.000             11.760               0.2880
            42.250             11.777               0.2788
            42.500             11.794               0.2775
            42.750             11.810               0.2763
            43.000             11.825               0.2750
            43.250             11.840               0.2738
            43.500             11.854               0.2725
            43.750             11.867               0.2713
            44.000             11.880               0.2700
            44.250             11.892               0.2688
            44.500             11.904               0.2675
            44.750             11.915               0.2663
            45.000             11.925               0.2650
            45.250             11.935               0.2638
            45.500             11.944               0.2625
            45.750             11.952               0.2613
            46.000             11.960               0.2600
            46.250             11.967               0.2588
            46.500             11.974               0.2575
            46.750             11.980               0.2563
            47.000             11.985               0.2550
            47.250             11.900               0.2538
            47.500             11.994               0.2525
            47.750             11.997               0.2513
            48.000             12.000               0.2500
            48.250             12.002               0.2488
            48.500             12.004               0.2475
            48.750             12.005               0.2463
            49.000             12.005               0.2450
            49.250             12.005               0.2438
            49.500             12.005               0.2425
            49.750             12.005               0.2413
            50.000             12.005               0.2401

             VCAI               PETS            EXCHANGE RATIO
            ------          -----------         --------------

            50.250             12.005               0.2389
            50.500             12.005               0.2377
            50.750             12.005               0.2366
            51.000             12.005               0.2354
            51.250             12.005               0.2342
            51.500             12.005               0.2331
            51.750             12.005               0.2320
            52.000             12.005               0.2309
            52.250             12.005               0.2298
            52.500             12.005               0.2287
            57.750             12.005               0.2276
            53.000             12.005               0.2265
            53.250             12.005               0.2254
            53.500             12.005               0.2244
            53.750             12.005               0.2233
            54.000             12.005               0.2223
            54.250             12.005               0.2213
            54.500             12.005               0.2203
            54.750             12.005               0.2193
            55.000             12.005               0.2183
            55.250             12.005               0.2173
            55.500             12.005               0.2163
            55.750             12.005               0.2153
            56.000             12.005               0.2144
            56.250             12.005               0.2134
            56.500             12.005               0.2125
            56.750             12.005               0.2115
            57.000             12.005               0.2106
            57.250             12.005               0.2097
            57.500             12.005               0.2088
            57.750             12.005               0.2079
            58.000             12.005               0.2070
            58.250             12.005               0.2061
            58.500             12.005               0.2052
            58.750             12.005               0.2043
            59.000             12.005               0.2035
            59.250             12.005               0.2026
            59.500             12.005               0.2018
            59.750             12.005               0.2009
            60.000             12.005               0.2001

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Nine of the Registrant's Certificate of Incorporation and Article Five of its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Article Nine of the Company's Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.
Section 102(b)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

     The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits:

     A list of exhibits filed with this Registration Statement on Form S-4 is set forth in the Exhibit Index, and is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, and State of California on the 24th day of June, 1996.

                                   VETERINARY CENTERS OF AMERICA, INC.


                                   By:  /s/ Robert L. Antin
                                        ----------------------------------------
                                        Robert L. Antin, Chief Executive Officer



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Antin and Tomas W. Fuller or any one of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                       Title                        Date
       ---------                       -----                        ----

/s/ Robert L. Antin     President, Chief Executive Officer
- ---------------------   and Chairman of the Board             June 24, 1996
Robert L. Antin         (Principal Executive Officer and           ---
                        Director)




/s/ Arthur J. Antin     Senior Vice President, Chief
- ---------------------   Operating Officer, Secretary and      June 24, 1996
Arthur J. Antin         Director                                   ---





/s/ Neil Tauber         Senior Vice President, Treasurer      June 24, 1996
- ---------------------   and Director                               ---
Neil Tauber

/s/ Tomas W. Fuller     Vice President, Chief Financial       June 24, 1996
- ---------------------   Officer and Assistant Secretary            ---
Tomas W. Fuller



/s/ Deborah W. Moore    Vice President, Controller            June 24, 1996
- ---------------------   (Principal Accounting Officer)             ---
Deborah W. Moore





                        Director                              June   , 1996
- ---------------------                                              ---
John Heil



/s/ John Chickering     Director                              June 24, 1996
- ---------------------                                              ---
John Chickering




/s/ Richard Gillespie   Director                              June 24, 1996
- ---------------------                                              ---
Richard Gillespie

                                 EXHIBIT INDEX

Item    Exhibit                                                                          Page
- -----   -------                                                                          ----

  2.1 Agreement and Plan of Reorganization dated March 21, 1996 by and among Veterinary Centers of America, Inc., Golden Merger Corporation and the Pet Practice, Inc. (attached as Appendix A to the Joint Proxy
        Statement/Prospectus included in this Registration Statement)

  2.2 Agreement and Plan of Reorganization dated February 27, 1996, as amended on April 11, 1996, May 23, 1996 and June 7, 1996 by and among
        Veterinary Centers of America, Inc., PRI Merger Company, Pets' Rx, Inc.
        and the Principal Stockholder.

  2.3   Irrevocable Proxy dated March 21, 1996 by and between Abbingdon
        Ventures Partners Limited Partnership-II and Veterinary Centers of
        America, Inc.

  3.1   Certificate of Incorporation of Registrant, as amended to date (1)

  3.2   Bylaws of Registrant, as currently in effect (2)

  4.1   Specimen certificate evidencing Common Stock of Registrant (3)

  4.2   Form of Warrant Agreement (3)

  4.3   Indenture dated as of April 17, 1996 between Veterinary Centers of
        America, Inc. and the Chase Manhattan Bank, N.A.

  5.1   Opinion of Troop Meisinger Steuber & Pasich, LLP

 10.1   1987 Stock Option Plan of the Company and form of Stock Option
        Agreement used therewith, as amended (1)

 10.2 Form of Indemnification Agreement between the Company and its Directors (2)

 10.3   Employment Agreement, dated January 1, 1994, by and between Robert L.
        Antin and the Company, as amended (5)

 10.4   Employment Agreement, dated January 1, 1994, by and between Arthur J.
        Antin and the Company, as amended (5)

 10.5   Employment Agreement, dated January 1, 1994, by and between Neil
        Tauber and the Company, as amended (5)

 10.6   Lease and Sublease Agreement, dated September 1, 1992, by and among
        GSK Associates, Gebhart/Sevedge Properties and West Los Angeles
        Veterinary Medical Group, Inc. (1)

Item    Exhibit                                                                          Page
- -----   -------                                                                          ----
10.7    Stock Purchase Agreement, dated as of December 9, 1992, between Heinz
        Pet Products Company, a division of Star-Kist Foods, Inc. and Veterinary
        Centers of America, Inc. (1)

10.8    Partnership Agreement, dated January 1, 1993, of Specialty Pet Products
        Partners (1)

10.9    Stock Option Agreement, dated March 2, 1989, by and between the
        Company and Robert L. Antin (2)

10.10   Stock Option Agreement, dated March 2, 1989, by and between the
        Company and Arthur J. Antin (2)

10.11   Stock Option Agreement, dated March 2, 1989, by and between the
        Company and Neil Tauber (2)

10.12   Revolving Line of Credit Agreement, dated December 19, 1995 for
        $3,100,000, by and between First Professional Bank and Veterinary Centers of America, Inc. (11)

10.13   1993 Incentive Stock Plan of the Company and form of Stock Option
        Agreement used therewith (5)

10.14   Asset Purchase Agreement, dated March 4, 1994 by and among VCA
        Professional Animal Laboratory, Inc. and Dennis Moore, D.V.M., Paul
        Greenlee, D.V.M., Andrew Loar, D.V.M. and Lon Rich, D.V.M. (4)

10.15   Agreement of Purchase and Sale, dated March 9, 1994 by and among
        Veterinary Centers of America and NAWOC Partnership (5)

10.16   Partnership agreement dated as of March 4, 1994 by and between Dr. Lon
        Rich, D.V.M., and VCA Professional Animal Laboratory, Inc. (4)

10.17   Asset Purchase Agreement dated as of November 1, between VCA
        Cenvet, Inc., and Cenvet Inc., a New York corporation and its stockholders, Robert Wilkins, B.V. Se and Steven R. Gilbertson, D.V.M. (6)

10.18   Management Consulting Agreement by and between VCA Cenvet, Inc.
        and R&B Management, Inc., a New York corporation, and Robert Wilkins, its President. (6)

10.19   Pathology Consulting Agreement by and between VCA Cenvet, Inc. and
        R&B Management, Inc., a New York corporation, and Robert Wilkins, its
        President. (6)

10.20   Management Consulting Agreement by and between VCA Cenvet,. Inc.
        and SRG Consulting, Inc., a New York corporation, and Steven Gilbertson, its President (6)

Item    Exhibit                                                                          Page
- -----   -------                                                                          ----
10.21   Pathology Consulting Agreement by and between VCA Cenvet, Inc. and
        SRG Consulting Inc., a New York corporation, and Steven Gilbertson, its
        President (6)

10.22 Lease of premises located at 32-50 57th Street, Woodside, New York by and between VCA Cenvet, Inc., and RJW Associates, a New york general partnership (6)

10.23   Security Agreement by and among VCA Cenvet, Inc., R&B Management,
        Inc., and SRG Consulting, Inc. (6)

10.24   Noncompetition Agreement by and between VCA Cenvet, Inc., and Robert
        Wilkins (6)

10.25   Noncompetition Agreement by and between VCA Cenvet, Inc., and
        Steven Gilbertson (6)

10.26 Letter Agreement entered into by and between VCA Cenvet, Inc., and Robert Wilkins (6)

10.27 Letter Agreement entered into by and between VCA Cenvet, Inc., and Steven Gilbertson (6)

10.28   Stock Purchase Agreement, dated as of January 11, 1995, by and between
        Star-Kist Foods, Inc. and Veterinary Centers of America, Inc. (7)

10.29 Registration Rights Agreement, dated as of January 11, 1995, by and between Star-Kist Foods, Inc. and Veterinary Centers of America, Inc. (7)

10.30 Shareholders Agreement, dated as of January 11, 1995, by and between Star-Kist Food, Inc., Robert L. Antin and Arthur J. Antin (7)

10.31 First Amendment to Partnership Agreement, dated as of January 11, 1995 by and between HPP Specialty Pet Products Inc. and VCA Specialty Pet
        Products, Inc. (7)

10.32   Operating Agreement for Vet Research Laboratories, L.L.C. dated as of
        March 20, 1995 between Veterinary Centers of America, Inc., VCA Cenvet,
        Inc., and Vet Research, Inc. a Delaware corporation and its stockholders, Robert H. Schneider and Bruce Schneider (8)

10.33 VRI Option Agreement entered into as of March 20, 1995 by and between VCA Cenvet, Inc. and Vet Research Inc. (8)

10.34 VCA Option Agreement entered into as of March 20, 1995 by and between Veterinary Center of America, Inc., VCA Cenvet, Inc. and Vet Research
        Inc. (8)

10.35 Warrant Agreement entered into as of March 20, 1995 by and between Veterinary Centers of America, Inc. and Robert H. Schneider (8)

Item    Exhibit                                                                          Page
- -----   -------                                                                          ----
10.36   Warrant Agreement entered into as of March 20, 1995 by and between
        Veterinary Centers of America, and Bruce T. Schneider (8)

10.37   Asset Purchase Agreement, dated February 8, 1996, by and among VCA
        Professional Animal Laboratory, Inc., Veterinary Centers of America, Inc.,
        Southwest Veterinary Diagnostics, Inc., and its stockholders, Robert
        Bartsch and Merge Westhoff (9)

10.38   Lease Agreement dated June 7, 1996 between Barclay-Curci Investment
        Company and Veterinary Centers of America, Inc.

 11.1   Computation of Per Share Earnings (12)

 21.1   Subsidiaries of Registrant

 23.1   Consent of Arthur Andersen LLP

 23.2   Consent of Price Waterhouse LLP

 23.3 Consent of Troop Meisinger Steuber & Pasich (included in its opinion filed as Exhibit 5.1 hereto)

 24.1 Power of Attorney (included as part of the signature page to the Registration Statement)

 99.1   Consent of National Westminster Bank PLC, New York Branch

 99.2   Consent of Smith Barney Inc.
- -------------------------

(1) Incorporated by reference from Registrant's Report on Form 10-K, filed on March 31, 1993.

(2) Incorporated by reference from Registrant's Registration Statement on Form S-1, File No. 33-40095.

(3) Incorporated by reference from Registrant's Registration Statement on Form S-1, File No. 33-42504.

(4) Incorporated by reference from Registrant's Report on Form 8-K filed on March 22, 1994.

(5) Incorporated by reference from Registrant's Report on Form 10-KSB, for the year ended December 31, 1993.

(6) Incorporated by reference from Registrant's Report on Form 8-K, filed on January 14, 1995.

(7) Incorporated by reference from Registrant's Report on Form 10-KSB, filed on March 14, 1995.

(8) Incorporated by reference from Registrant's Report on Form 8-K, filed on March 26, 1995.

(9) Incorporated by reference from Registrant's Report on Form 8-K, filed on March 15, 1996.

(10) Incorporated by reference from Registrant's Report on Form 8-K, filed on March 25, 1996.

(11) Incorporated by reference from Registrant's Report on Form 10-K, filed March 25, 1996.

(12) Incorporated by reference from Registrant's Report on Form 10-Q, filed May 15, 1996.